                                                                    Exhibit 4.16
================================================================================

                                CREDIT AGREEMENT


                                      among


                           QUALITY DISTRIBUTION, INC.,

                           QUALITY DISTRIBUTION, LLC,


                          VARIOUS LENDING INSTITUTIONS,


                              JPMORGAN CHASE BANK,
                             AS DOCUMENTATION AGENT,


                          DEUTSCHE BANK SECURITIES INC.
                                       AND
                      BEAR STEARNS CORPORATE LENDING INC.,
                            AS CO-SYNDICATION AGENTS,


                                       and


                           CREDIT SUISSE FIRST BOSTON,
                    ACTING THROUGH ITS CAYMAN ISLANDS BRANCH
                             AS ADMINISTRATIVE AGENT

--------------------------------------------------------------------------------

                          Dated as of November __, 2003

--------------------------------------------------------------------------------

                           CREDIT SUISSE FIRST BOSTON
                                       AND
                         DEUTSCHE BANK SECURITIES INC.,
                AS JOINT LEAD ARRANGERS AND BOOK RUNNING MANAGERS

                                TABLE OF CONTENTS
                                -----------------

                                                                            Page
                                                                            ----

SECTION 1.  Amount and Terms of Credit.........................................1
   1.01   Commitments..........................................................1
   1.02   Minimum Borrowing Amounts, etc.......................................4
   1.03   Notice of Borrowing..................................................4
   1.04   Disbursement of Funds................................................5
   1.05   Notes................................................................6
   1.06   Conversions..........................................................7
   1.07   Pro Rata Borrowings..................................................8
   1.08   Interest.............................................................8
   1.09   Interest Periods for Eurodollar Loans................................9
   1.10   Increased Costs; Illegality; etc....................................10
   1.11   Compensation........................................................12
   1.12   Change of Lending Office............................................13
   1.13   Replacement of Lenders..............................................14

SECTION 2.  Letters of Credit.................................................15
   2.01   Letters of Credit...................................................15
   2.02   Letter of Credit Requests...........................................18
   2.03   Letter of Credit Participations.....................................18
   2.04   Agreement to Repay Letter of Credit Drawings........................21
   2.05   Increased Costs.....................................................23
   2.06   Credit-Linked Deposit Account.......................................24

SECTION 3.  Fees; Commitments.................................................25
   3.01   Fees................................................................25
   3.02   Voluntary Termination or Reduction of Total Unutilized
           Revolving Loan Commitment and Total Unutilized PF Letter of
           Credit Commitment..................................................27
   3.03   Mandatory Reduction of Commitments..................................28

SECTION 4.  Payments..........................................................29
   4.01   Voluntary Prepayments...............................................29
   4.02   Mandatory Repayments and Commitment Reductions......................30
   4.03   Method and Place of Payment.........................................37
   4.04   Net Payments........................................................38

SECTION 5.  Conditions Precedent to Initial Credit Events.....................41
   5.01   Execution of Agreement; Notes.......................................41
   5.02   Officer's Certificate...............................................41
   5.03   Opinions of Counsel.................................................41
   5.04   Company Documents; Proceedings......................................41
   5.05   Adverse Change, etc.................................................42
   5.06   Litigation..........................................................42

                                      (i)

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                                TABLE OF CONTENTS
                                -----------------
                                   (continued)

                                                                            Page
                                                                            ----
   5.07   Approvals...........................................................42
   5.08   Financing Transactions etc..........................................42
   5.09   Refinancing.........................................................43
   5.10   Security Documents; etc.............................................45
   5.11   Subsidiaries Guaranty; Intercompany Subordination Agreement.........47
   5.12   Employee Benefit Plans; Shareholders' Agreements;
           Management Agreements; Employment Agreements; Collective
           Bargaining Agreements; Existing Indebtedness Agreements;
           Material Contracts; Tax Allocation Agreements......................48
   5.13   Solvency Certificate; Insurance Certificates........................49
   5.14   Financial Statements; Pro Forma Balance Sheet; Projections..........49
   5.15   Payment of Fees.....................................................50
   5.16   Compliance With Existing Senior Subordinated Secured
           Notes Indenture....................................................50

SECTION 6A. Conditions Precedent to All Credit Events (other than Loans Made on the Redemption Date to Finance
             the Existing Senior Notes Refinancing)...........................50
   6A.01  No Default; Representations and Warranties..........................50
   6A.02  Notice of Borrowing; Letter of Credit Request.......................50
   6A.03  Regulation U........................................................50

SECTION 6B. Special Condition Precedent to Incurrence of Revolving
             Loans and Swingline Loans........................................51
   6B.01  Limitation on Cash on Hand..........................................51

SECTION 6C. Special Condition Precedent to Incurrence of Loans
             on the Redemption Date...........................................51
   6C.01  No Payment or Bankruptcy Default or Event of Default................51

SECTION 7.  Representations and Warranties....................................51
   7.01   Company Status......................................................52
   7.02   Company Power and Authority.........................................52
   7.03   No Violation........................................................52
   7.04   Litigation..........................................................53
   7.05   Use of Proceeds; Margin Regulations.................................53
   7.06   Governmental Approvals..............................................53
   7.07   Investment Company Act..............................................54
   7.08   Public Utility Holding Company Act..................................54
   7.09   True and Complete Disclosure........................................54
   7.10   Financial Condition; Financial Statements...........................54
   7.11   Security Interests..................................................56
   7.12   Compliance with ERISA...............................................56
   7.13   Capitalization......................................................58
   7.14   Subsidiaries........................................................59
   7.15   Intellectual Property, etc..........................................59
   7.16   Compliance with Statutes, etc.......................................59
   7.17   Environmental Matters...............................................59

                                      (ii)

                                TABLE OF CONTENTS
                                -----------------
                                   (continued)

                                                                            Page
                                                                            ----
   7.18   Properties..........................................................60
   7.19   Labor Relations.....................................................60
   7.20   Tax Returns and Payments............................................61
   7.21   Scheduled Existing Indebtedness.....................................61
   7.22   Insurance...........................................................61
   7.23   Representations and Warranties in Other Documents...................61
   7.24   Special Purpose Corporation.........................................61
   7.25   Subordination.......................................................62

SECTION 8.  Affirmative Covenants.............................................62
   8.01   Information Covenants...............................................62
   8.02   Books, Records and Inspections......................................66
   8.03   Insurance...........................................................66
   8.04   Payment of Taxes....................................................67
   8.05   Existence; Franchises...............................................67
   8.06   Compliance with Statutes; etc.......................................67
   8.07   Compliance with Environmental Laws..................................67
   8.08   ERISA...............................................................69
   8.09   Good Repair.........................................................70
   8.10   End of Fiscal Years; Fiscal Quarters................................70
   8.11   Additional Security; Further Assurances.............................71
   8.12   Foreign Subsidiaries Security.......................................72
   8.13   Performance of Obligations..........................................73
   8.14   Use of Proceeds.....................................................73
   8.15   Permitted Acquisitions..............................................73
   8.16   Maintenance of Company Separateness.................................75
   8.17   Existing Senior Notes Refinancing...................................75
   8.18   Margin Regulations..................................................76

SECTION 9.  Negative Covenants................................................76
   9.01   Changes in Business.................................................76
   9.02   Consolidation; Merger; Sale or Purchase of Assets; etc..............77
   9.03   Liens...............................................................82
   9.04   Indebtedness........................................................84
   9.05   Advances; Investments; Loans........................................87
   9.06   Dividends; etc......................................................91
   9.07   Transactions with Affiliates and Unrestricted Subsidiaries..........94
   9.08   Designated Senior Debt..............................................95
   9.09   Consolidated Interest Coverage Ratio................................95
   9.10   Adjusted Total Leverage Ratio.......................................96
   9.11   Capital Expenditures................................................97
   9.12   Limitation on Voluntary Payments and Modifications of
           Indebtedness; Modifications of Certificate of
           Incorporation, By-Laws and Certain Other Agreements;
           Issuances of Capital Stock; etc....................................98
   9.13   Limitation on Issuance of Equity Interests.........................100

                                     (iii)

                                TABLE OF CONTENTS
                                -----------------
                                  (continued)

                                                                            Page
                                                                            ----
   9.14   Limitation on Certain Restrictions on Subsidiaries.................101
   9.15   Limitation on the Creation of Subsidiaries, Joint Ventures
           and Unrestricted Subsidiaries.....................................102

SECTION 10. Events of Default................................................104
   10.01  Payments...........................................................104
   10.02  Representations, etc...............................................104
   10.03  Covenants..........................................................104
   10.04  Default Under Other Agreements.....................................104
   10.05  Bankruptcy, etc....................................................104
   10.06  ERISA..............................................................105
   10.07  Security Documents.................................................106
   10.08  Guaranties.........................................................106
   10.09  Judgments..........................................................106
   10.10  Ownership..........................................................106

SECTION 11.  Definitions.....................................................107

SECTION 12.  The Agents......................................................150
   12.01  Appointment........................................................150
   12.02  Delegation of Duties...............................................150
   12.03  Exculpatory Provisions.............................................150
   12.04  Reliance by Agents.................................................151
   12.05  Notice of Default..................................................151
   12.06  Nonreliance on Agents and Other Lenders............................151
   12.07  Indemnification....................................................152
   12.08  Agents in their Individual Capacities..............................152
   12.09  Holders............................................................153
   12.10  Resignation of the Agents..........................................153
   12.11  Appointment of Collateral Agent as Administrator (Mexico)..........154

SECTION 13.  Miscellaneous...................................................154
   13.01  Payment of Expenses, etc...........................................154
   13.02  Right of Setoff....................................................155
   13.03  Notices............................................................156
   13.04  Benefit of Agreement...............................................156
   13.05  No Waiver; Remedies Cumulative.....................................159
   13.06  Payments Pro Rata..................................................159
   13.07  Calculations; Computations.........................................159
   13.08  Governing Law; Submission to Jurisdiction; Venue...................160
   13.09  Counterparts.......................................................160
   13.10  Effectiveness......................................................160
   13.11  Headings Descriptive...............................................161
   13.12  Amendment or Waiver; etc...........................................161
   13.13  Survival...........................................................162
   13.14  Domicile of Loans and Commitments..................................163

                                      (iv)

                                TABLE OF CONTENTS
                                -----------------
                                   (continued)

                                                                            Page
                                                                            ----
   13.15  Confidentiality....................................................163
   13.16  Waiver of Jury Trial...............................................164
   13.17  Register...........................................................164
   13.18  Limitation on Additional Amounts, etc..............................165
   13.19  Post-Closing Actions...............................................165

SECTION 14.  Holdings Guaranty...............................................166
   14.01  Holdings Guaranty..................................................166
   14.02  Bankruptcy.........................................................167
   14.03  Nature of Liability................................................167
   14.04  Independent Obligation.............................................167
   14.05  Authorization......................................................167
   14.06  Reliance...........................................................168
   14.07  Subordination......................................................168
   14.08  Waiver.............................................................169
   14.09  Payment............................................................170

Schedules
---------

SCHEDULE I     -  List of Lenders and Commitments
SCHEDULE II    -  Lender Addresses
SCHEDULE III   -  Real Properties
SCHEDULE IV    -  Scheduled Existing Indebtedness
SCHEDULE V     -  Plans
SCHEDULE VI    -  Existing Investments
SCHEDULE VII   -  Subsidiaries
SCHEDULE VIII  -  Insurance
SCHEDULE IX    -  Existing Liens
SCHEDULE X     -  Capitalization
SCHEDULE XI    -  Program Affiliates
SCHEDULE XII   -  Environmental Matters
SCHEDULE XIII  -  Existing Letters of Credit
SCHEDULE XIV   -  Tractor Trailers
SCHEDULE XV    -  Post-Closing Obligations

Exhibits
--------

EXHIBIT A-1    -  Form of Notice of Borrowing
EXHIBIT A-2    -  Form of Notice of Conversion/Continuation
EXHIBIT B-1    -  Form of Term Note
EXHIBIT B-2    -  Form of Revolving Note
EXHIBIT B-3    -  Form of Swingline Note
EXHIBIT C      -  Form of Letter of Credit Request
EXHIBIT D      -  Form of Section 4.04(b)(ii) Certificate

                                      (v)

EXHIBIT E-1    -  Form of Opinion of O'Melveny & Meyers LLP, special New York counsel to the Credit Parties
EXHIBIT E-2    -  Form of Opinion of Robert R. Kasak, special Florida and
                  Illinois counsel to the Credit Parties
EXHIBIT F      -  Form of Officers' Certificate
EXHIBIT G-1    -  U.S. Pledge Agreement
EXHIBIT G-2    -  Quebec Pledge Agreement
EXHIBIT G-3    -  Mexican Pledge Agreement
EXHIBIT H      -  Security Agreement
EXHIBIT I      -  Subsidiaries Guaranty
EXHIBIT J      -  Solvency Certificate
EXHIBIT K      -  Form of Assignment and Assumption Agreement
EXHIBIT L      -  Form of Intercompany Note
EXHIBIT M      -  Form of Shareholder Subordinated Note
EXHIBIT N      -  Intercompany Subordination Agreement

                                      (vi)

          CREDIT AGREEMENT, dated as of November __, 2003, among QUALITY DISTRIBUTION, INC., a Florida corporation ("Holdings"), QUALITY DISTRIBUTION, LLC, a Delaware limited liability company (the "Borrower"), the lenders from time to time party hereto (each, a "Lender" and, collectively, the "Lenders"), JPMORGAN CHASE BANK, as Documentation Agent (in such capacity, the "Documentation Agent"), DEUTSCHE BANK SECURITIES INC. and BEAR STEARNS CORPORATE LENDING INC., as Co-Syndication Agents (in such capacity, the "Co-Syndication Agents"), and CREDIT SUISSE FIRST BOSTON, ACTING THROUGH ITS CAYMAN ISLANDS BRANCH, as Administrative Agent (in such capacity, the "Administrative Agent" and, together with the Documentation Agent and the Co-Syndication Agents, each, an "Agent" and, collectively, the "Agents"). Unless otherwise defined herein, all capitalized terms used herein and defined in Section 11 are used herein as so defined.

                              W I T N E S S E T H :
                              - - - - - - - - - -

          WHEREAS, subject to and upon the terms and conditions herein set forth, the Lenders are willing to make available to the Borrower the credit facilities provided for herein;

          NOW, THEREFORE, IT IS AGREED:

          SECTION 1. Amount and Terms of Credit.

          1.01 Commitments. (a) Subject to and upon the terms and conditions set forth herein, each Lender with a Term Loan Commitment severally agrees to make a term loan (each, a "Term Loan" and, collectively, the "Term Loans") to the Borrower, which Term Loans:

          (i)   shall be incurred by the Borrower pursuant to two drawings, with
     (x) the first such drawing to be made on the Initial Borrowing Date for the purposes described in Section 7.05(a)(i) and (y) the second such drawing to be made on the Redemption Date for the purposes described in Section 7.05(a)(ii);

          (ii)  shall be denominated in U.S. Dollars;

          (iii) except as hereafter provided, shall, at the option of the Borrower, be incurred and maintained as, and/or converted into, Base Rate Loans or Eurodollar Loans, provided, that (x) except as otherwise specifically provided in Section 1.10(b), all Term Loans made as part of the same Borrowing shall at all times consist of Term Loans of the same Type and (y) unless the Syndication Date has occurred (at which time this clause (y) shall no longer be applicable), each Borrowing of Term Loans to be maintained as Eurodollar Loans, may only have an Interest Period of one month with the first such Borrowing to occur no earlier than the third Business Day after the Initial Borrowing Date;

          (iv) shall not exceed for any Lender, in initial principal amount for the Term Loans being made by such Lender on the Initial Borrowing Date, that amount which equals the lesser of (x) such Lender's TL Percentage of $[70,000,000]/1/ or
     (y) the Term Loan Commitment of such Lender as in effect on the Initial Borrowing Date (before giving effect to any reduction thereto on such date pursuant to Section 3.03(b)(i)); and

          (v) shall not exceed for any Lender, in initial principal amount for the Term Loans being made by such Lender on the Redemption Date, that amount which equals the Term Loan Commitment of such Lender as in effect on the Redemption Date (before giving effect to any reduction thereto on such date pursuant to Section 3.03(b)(i) or (ii) but after giving effect to any reductions thereto on or prior to such date pursuant to Section 3.03(b)(iii)).

Once repaid, Term Loans incurred hereunder may not be reborrowed.

          (b) Subject to and upon the terms and conditions herein set forth, each RL Lender severally agrees, at any time and from time to time on and after the Initial Borrowing Date and prior to the Revolving Loan Maturity Date, to make a revolving loan or revolving loans (each, a "Revolving Loan" and, collectively, the "Revolving Loans") to the Borrower, which Revolving Loans:

          (i)   shall be denominated in U.S. Dollars;

          (ii) shall, at the option of the Borrower, be incurred and maintained as, and/or converted into, Base Rate Loans or Eurodollar Loans, provided that (x) except as otherwise specifically provided in Section 1.10(b), all Revolving Loans made as part of the same Borrowing shall at all times be of the same Type and (y) unless the Syndication Date has occurred (at which time this clause (y) shall no longer be applicable), each Borrowing of Revolving Loans to be maintained as Eurodollar Loans, may only have an Interest Period of one month, with the first such Borrowing to occur no earlier than the third Business Day after the Initial Borrowing Date;

          (iii) may be repaid and reborrowed in accordance with the provisions hereof;

          (iv) shall not exceed for any Lender at any time outstanding that aggregate principal amount which, when added to the product of (x) such Lender's Adjusted RL Percentage and (y) the sum of (I) the aggregate amount of all WC Letter of Credit Outstandings (exclusive of WC Unpaid Drawings which are repaid with the proceeds of, and simultaneously with the incurrence of, the respective incurrence of Revolving Loans) at such time and (II) the aggregate principal amount of all Swingline Loans (exclusive of Swingline Loans which are repaid with the proceeds of, and simultaneously with the incurrence of, the respective incurrence of Revolving Loans) then outstanding, equals the Revolving Loan Commitment of such Lender at such time; and

          (v) shall not exceed for all Lenders at any time outstanding that aggregate principal amount which, when added to (x) the aggregate amount of all WC Letter of

----------

/1/  To be finalized on the Initial Borrowing Date.

     Credit Outstandings (exclusive of WC Unpaid Drawings which are repaid with the proceeds of, and simultaneously with the incurrence of, the respective incurrence of Revolving Loans) at such time and (y) the aggregate principal amount of all Swingline Loans (exclusive of Swingline Loans which are repaid with the proceeds of, and simultaneously with the incurrence of, the respective incurrence of Revolving Loans) then outstanding, exceeds an amount equal to the Total Revolving Loan Commitment then in effect.

          (c) Subject to and upon the terms and conditions set forth herein, CSFB in its individual capacity agrees to make at any time and from time to time on and after the Initial Borrowing Date and prior to the Swingline Expiry Date, a revolving loan or revolving loans to the Borrower (each, a "Swingline Loan" and, collectively, the "Swingline Loans"), which Swingline Loans:

          (i)   shall be denominated in U.S. Dollars;

          (ii)  shall be made and maintained as Base Rate Loans;

          (iii) may be repaid and reborrowed in accordance with the provisions hereof;

          (iv) shall not exceed in aggregate principal amount at any time outstanding, when combined with (x) the aggregate principal amount of all Revolving Loans made by Non-Defaulting Lenders then outstanding and (y) the aggregate amount of all WC Letter of Credit Outstandings at such time, an amount equal to the Adjusted Total Revolving Loan Commitment at such time (after giving effect to any changes thereto on such date); and

          (v) shall not exceed in aggregate principal amount at any time outstanding the Maximum Swingline Amount.

Notwithstanding anything contained in this Section 1.01(c), (i) CSFB shall not be obligated to make any Swingline Loans at a time when a Lender Default exists unless CSFB has entered into arrangements satisfactory to it and the Borrower to eliminate CSFB's risk with respect to the Defaulting Lender's or Defaulting Lenders' participation in such Swingline Loans, including by cash collateralizing such Defaulting Lender's or Defaulting Lenders' RL Percentage of the outstanding Swingline Loans and (ii) CSFB will not make a Swingline Loan after it has received written notice from the Borrower or the Required Lenders stating that a Default or an Event of Default exists until such time as CSFB shall have received a written notice of (x) rescission of such notice from the party or parties originally delivering the same or (y) a waiver of such Default or Event of Default from the Required Lenders.

          (d) On any Business Day, CSFB may, in its sole discretion, give notice to the RL Lenders that its outstanding Swingline Loans shall be funded with a Borrowing of Revolving Loans (provided that each such notice shall be deemed to have been automatically given upon the occurrence of a Default or an Event of Default under Section 10.05 or upon the exercise of any of the remedies provided in the last paragraph of Section 10), in which case a Borrowing of Revolving Loans constituting Base Rate Loans (each such Borrowing, a "Mandatory Borrowing") shall be made on the immediately succeeding Business Day by all RL Lenders pro rata based on each RL Lender's Adjusted RL Percentage (determined before giving effect to any termination of the Revolving Loan Commitments pursuant to the last paragraph of
Section 10), and the proceeds thereof shall be applied directly to repay CSFB for such outstanding Swingline Loans. Each RL Lender hereby irrevocably agrees to make Revolving Loans upon one Business Day's notice pursuant to each Mandatory Borrowing in the amount and in the manner specified in the preceding sentence and on the date specified in writing by CSFB notwithstanding (i) that the amount of the Mandatory Borrowing may not comply with the Minimum Borrowing Amount otherwise required hereunder, (ii) whether any conditions specified in
Section 5 or 6 are then satisfied, (iii) whether a Default or an Event of Default has occurred and is continuing, (iv) the date of such Mandatory Borrowing and (v) the amount of the Total Revolving Loan Commitment, the Adjusted Total Revolving Loan Commitment or the Revolving Loan Commitment of such RL Lender at such time. In the event that any Mandatory Borrowing cannot for any reason be made on the date otherwise required above (including, without limitation, as a result of the commencement of a proceeding under the Bankruptcy Code with respect to the Borrower), then each RL Lender (other than CSFB) hereby agrees that it shall forthwith purchase from CSFB (without recourse or warranty) such assignment of the outstanding Swingline Loans as shall be necessary to cause the RL Lenders to share in such Swingline Loans ratably based upon their respective Adjusted RL Percentages (determined before giving effect to any termination of the Revolving Loan Commitments pursuant to the last paragraph of
Section 10), provided that (x) all interest payable on the Swingline Loans shall be for the account of CSFB until the date the respective assignment is purchased and, to the extent attributable to the purchased assignment, shall be payable to the RL Lender purchasing same from and after such date of purchase (or, if earlier, from the date on which the Mandatory Borrowing would otherwise have occurred, so long as the payments required by the following clause (y) have in fact been made) and (y) at the time any purchase of assignments pursuant to this sentence is actually made, the purchasing RL Lender shall be required to pay CSFB interest on the principal amount of assignment purchased for each day from and including the day upon which the Mandatory Borrowing would otherwise have occurred to but excluding the date of payment for such assignment, at the rate otherwise applicable to Revolving Loans maintained as Base Rate Loans hereunder for each day thereafter.

          1.02 Minimum Borrowing Amounts, etc. The aggregate principal amount of each Borrowing of Loans shall not be less than the Minimum Borrowing Amount applicable to such Loans, provided that Mandatory Borrowings shall be made in the amounts required by Section 1.01(d). More than one Borrowing may be incurred on any day, provided, that at no time shall there be outstanding more than nine Borrowings of Eurodollar Loans.

          1.03 Notice of Borrowing. (a) Whenever the Borrower desires to make a Borrowing of Loans hereunder (excluding Borrowings of Swingline Loans and Mandatory Borrowings), an Authorized Officer of the Borrower shall give the Administrative Agent at its Notice Office, prior to 12:00 Noon (New York time), at least three Business Days' prior written notice (or telephonic notice promptly confirmed in writing) of each Borrowing of Eurodollar Loans, and at least one Business Day's prior written notice (or telephonic notice promptly confirmed in writing) of each Borrowing of Base Rate Loans to be made hereunder. Each such notice (each, a "Notice of Borrowing") shall, except as otherwise expressly provided in Section 1.10, be irrevocable, and, in the case of each written notice and each confirmation of telephonic notice, shall be in the form of Exhibit A-1, appropriately completed to specify: (i) the aggregate principal amount of the Loans to be made pursuant to such Borrowing, (ii) the date of such

Borrowing (which shall be a Business Day), (iii) whether the respective Borrowing shall consist of Term Loans or Revolving Loans, (iv) whether the respective Borrowing shall consist of Base Rate Loans or, to the extent permitted hereunder, Eurodollar Loans and, if Eurodollar Loans, the Interest Period to be initially applicable thereto and (v) in the case of a Borrowing of Revolving Loans the proceeds of which are to be utilized to finance, in whole or in part, the purchase price of a Permitted Acquisition, (x) a reference to the officer's certificate, if any, delivered in accordance with Section 8.15, (y) the aggregate principal amount of such Revolving Loans to be utilized in connection with such Permitted Acquisition and (z) the Total Unutilized Revolving Loan Commitment then in effect after giving effect to the respective Permitted Acquisition (and all payments to be made in connection therewith). The Administrative Agent shall promptly give each Lender which is required to make Loans of the Tranche specified in the respective Notice of Borrowing, written notice (or telephonic notice promptly confirmed in writing) of each proposed Borrowing, of such Lender's proportionate share thereof and of the other matters required by the immediately preceding sentence to be specified in the Notice of Borrowing.

          (b) (i) Whenever the Borrower desires to incur Swingline Loans hereunder, an Authorized Officer of the Borrower shall give CSFB not later than 2:00 P.M. (New York time) on the day such Swingline Loan is to be made, written notice (or telephonic notice promptly confirmed in writing) of each Swingline Loan to be made hereunder. Each such notice shall be irrevocable and shall specify in each case (x) the date of such Borrowing (which shall be a Business
Day) and (y) the aggregate principal amount of the Swingline Loan to be made pursuant to such Borrowing.

          (ii) Mandatory Borrowings shall be made upon the notice (or deemed notice) specified in Section 1.01(d), with the Borrower irrevocably agreeing, by its incurrence of any Swingline Loan, to the making of Mandatory Borrowings as set forth in such Section 1.01(d).

          (c) Without in any way limiting the obligation of the Borrower to confirm in writing any telephonic notice permitted to be given hereunder, the Administrative Agent or CSFB (in the case of a Borrowing of Swingline Loans) or the respective Letter of Credit Issuer (in the case of the issuance of Letters of Credit), as the case may be, may prior to receipt of written confirmation act without liability upon the basis of such telephonic notice, believed by the Administrative Agent, CSFB or such Letter of Credit Issuer, as the case may be, in good faith to be from an Authorized Officer of the Borrower. In each such case, the Administrative Agent's, CSFB's or the respective Letter of Credit Issuer's, as the case may be, record of the terms of such telephonic notice shall be conclusive evidence of the contents of such notice, absent manifest error.

          1.04 Disbursement of Funds. Not later than 1:00 P.M. (New York time) on the date specified in each Notice of Borrowing (or (x) in the case of Swingline Loans, not later than 3:00 P.M. (New York time) on the date specified in Section 1.03(b)(i) or (y) in the case of Mandatory Borrowings, not later than 12:00 Noon (New York time) on the date specified in Section 1.01(d)), each Lender with a Commitment under the respective Tranche will make available its pro rata share (determined in accordance with Section 1.07), if any, of each Borrowing requested to be made on such date (or in the case of Swingline Loans, CSFB shall make available the full amount thereof) in the manner provided below. All amounts shall be made available to the Administrative Agent in U.S. Dollars and in immediately available funds at the Payment Office, and the Administrative Agent promptly will make available to the Borrower at its account at the Payment Office (or to CSFB, in the case of a Mandatory Borrowing) the aggregate of the amounts so made available in the type of funds received. Unless the Administrative Agent shall have been notified by any Lender prior to the date of Borrowing that such Lender does not intend to make available to the Administrative Agent its portion of the Borrowing or Borrowings to be made on such date, the Administrative Agent may assume that such Lender has made such amount available to the Administrative Agent on such date of Borrowing, and the Administrative Agent, in reliance upon such assumption, may (in its sole discretion and without any obligation to do so) make available to the Borrower a corresponding amount. If such corresponding amount is not in fact made available to the Administrative Agent by such Lender and the Administrative Agent has made available same to the Borrower, the Administrative Agent shall be entitled to recover such corresponding amount on demand from such Lender. If such Lender does not pay such corresponding amount forthwith upon the Administrative Agent's demand therefor, the Administrative Agent shall promptly notify the Borrower, and the Borrower shall immediately pay such corresponding amount to the Administrative Agent. The Administrative Agent shall also be entitled to recover on demand from such Lender or the Borrower, as the case may be, interest on such corresponding amount in respect of each day from the date such corresponding amount was made available by the Administrative Agent to the Borrower to the date such corresponding amount is recovered by the Administrative Agent, at a rate per annum equal to (x) if paid by such Lender, the overnight Federal Funds Rate or (y) if paid by the Borrower, the then applicable rate of interest, calculated in accordance with Section 1.08.

          1.05 Notes. (a) The Borrower's obligation to pay the principal of, and interest on, all the Loans made to it by each Lender shall be set forth on the Register maintained by the Administrative Agent pursuant to Section 13.17 and, subject to the provisions of Section 1.05(f), shall be evidenced (i) if Term Loans, by a promissory note substantially in the form of Exhibit B-1, with blanks appropriately completed in conformity herewith (each, a "Term Note" and, collectively, the "Term Notes"), (ii) if Revolving Loans, by a promissory note substantially in the form of Exhibit B-2, with blanks appropriately completed in conformity herewith (each, a "Revolving Note" and, collectively, the "Revolving Notes") and (iii) if Swingline Loans, by a promissory note substantially in the form of Exhibit B-3, with blanks appropriately completed in conformity herewith (the "Swingline Note").

          (b) The Term Note issued to each Lender with a Term Loan Commitment and/or outstanding Term Loans shall (i) be executed by the Borrower, (ii) be payable to such Lender or its registered assigns and be dated the Initial Borrowing Date (or, in the case of any Term Note issued after the Initial Borrowing Date, the date of issuance thereof), (iii) be in a stated principal amount equal to the Term Loan Commitment of such Lender on the Initial Borrowing Date (or, in the case of any Term Note issued after the Initial Borrowing Date, in a stated principal amount equal to the sum of the Term Loan Commitment and the outstanding principal amount of the Term Loan of such Lender on the date of the issuance thereof) and be payable in the principal amount of Term Loans evidenced thereby from time to time, (iv) mature on the Term Loan Maturity Date,
(v) bear interest as provided in the appropriate clause of Section 1.08 in respect of the Base Rate Loans and Eurodollar Loans, as the case may be, evidenced thereby, (vi) be subject to voluntary repayment as provided in Section
4.01 and manda-
tory repayment as provided in Section 4.02 and (vii) be entitled to the benefits of this Agreement and the other Credit Documents.

          (c) The Revolving Note issued to each RL Lender shall (i) be executed by the Borrower, (ii) be payable to such RL Lender or its registered assigns and be dated the Initial Borrowing Date (or, in the case of any Revolving Note issued after the Initial Borrowing Date, the date of issuance thereof), (iii) be in a stated principal amount equal to the Revolving Loan Commitment of such RL Lender and be payable in the principal amount of the outstanding Revolving Loans evidenced thereby, (iv) mature on the Revolving Loan Maturity Date, (v) bear interest as provided in the appropriate clause of
Section 1.08 in respect of the Base Rate Loans and Eurodollar Loans, as the case may be, evidenced thereby, (vi) be subject to voluntary prepayment as provided in Section 4.01 and mandatory repayment as provided in Section 4.02 and (vii) be entitled to the benefits of this Agreement and the other Credit Documents.

          (d) The Swingline Note issued to CSFB shall (i) be executed by the Borrower, (ii) be payable to CSFB or its registered assigns and be dated the Initial Borrowing Date (or, in the event the Swingline Note is issued after the Initial Borrowing Date, the date of issuance thereof), (iii) be in a stated principal amount equal to the Maximum Swingline Amount and be payable in the principal amount of the outstanding Swingline Loans evidenced thereby, (iv) mature on the Swingline Expiry Date, (v) bear interest as provided in Section
1.08 in respect of the Base Rate Loans evidenced thereby, (vi) be subject to voluntary prepayment as provided in Section 4.01 and mandatory repayment as provided in Section 4.02 and (vii) be entitled to the benefits of this Agreement and the other Credit Documents.

          (e) Each Lender will note on its internal records the amount of each Loan made by it and each payment in respect thereof and will prior to any transfer of any of its Notes endorse on the reverse side thereof the outstanding principal amount of Loans evidenced thereby. Failure to make any such notation or any error in such notation shall not affect the Borrower's obligations in respect of such Loans.

          (f) Notwithstanding anything to the contrary contained above or elsewhere in this Agreement, Notes shall only be delivered to Lenders which at any time specifically request the delivery of such Notes. No failure of any Lender to request or obtain a Note evidencing its Loans to the Borrower shall affect or in any manner impair the obligations of the Borrower to pay the Loans (and all related Obligations) which would otherwise be evidenced thereby in accordance with the requirements of this Agreement, and shall not in any way affect the security or guaranties therefor provided pursuant to the various Credit Documents. Any Lender which does not have a Note evidencing its outstanding Loans shall in no event be required to make the notations otherwise described in preceding clause (e). At any time when any Lender requests the delivery of a Note to evidence any of its Loans, the Borrower shall promptly execute and deliver to the respective Lender the requested Note in the appropriate amount or amounts to evidence such Loans.

          1.06 Conversions. The Borrower shall have the option to convert on any Business Day occurring on or after the Initial Borrowing Date, all or a portion at least equal to the applicable Minimum Borrowing Amount of the outstanding principal amount of Loans (other than Swingline Loans, which shall at all times be maintained as Base Rate Loans) made pursuant to one or more Borrowings of one or more Types of Loans under a single Tranche into a Borrowing or Borrowings of another Type of Loan under such Tranche; provided, that (i) except as otherwise provided in Section 1.10(b) or unless the Borrower pays all breakage costs and other amounts owing to each Lender pursuant to Section 1.11 concurrently with any such conversion, Eurodollar Loans may be converted into Base Rate Loans only on the last day of an Interest Period applicable to the Loans being converted, and no partial conversion of a Borrowing of Eurodollar Loans shall reduce the outstanding principal amount of the Eurodollar Loans made pursuant to such Borrowing to less than the Minimum Borrowing Amount applicable thereto, (ii) Base Rate Loans may only be converted into Eurodollar Loans if no Default or Event of Default is in existence on the date of the conversion, (iii) unless the Administrative Agent has determined that the Syndication Date has occurred (at which time this clause (iii) shall no longer be applicable), no conversions of Base Rate Loans into Eurodollar Loans may be made prior to the third Business Day following the Initial Borrowing Date and (iv) Borrowings of Eurodollar Loans resulting from this Section 1.06 shall be limited in number as provided in Section 1.02. Each such conversion shall be effected by the Borrower by giving the Administrative Agent at its Notice Office, prior to 12:00 Noon (New York time), at least three Business Days' (or one Business Day's in the case of a conversion into Base Rate Loans) prior written notice (or telephonic notice promptly confirmed in writing) (each, a "Notice of Conversion/Continuation") in the form of Exhibit A-2, appropriately completed specifying the Loans to be so converted, the Borrowing(s) pursuant to which the Loans were made and, if to be converted into a Borrowing of Eurodollar Loans, the Interest Period to be initially applicable thereto. The Administrative Agent shall give each Lender prompt notice of any such proposed conversion affecting any of its Loans.

          1.07 Pro Rata Borrowings. All Borrowings of Term Loans and Revolving Loans under this Agreement shall be incurred by the Borrower from the Lenders pro rata on the basis of such Lenders' Term Loan Commitments or Revolving Loan Commitments, as the case may be; provided that all Borrowings of Revolving Loans made pursuant to a Mandatory Borrowing shall be incurred from the RL Lenders pro rata on the basis of their respective Adjusted RL Percentages. It is understood that no Lender shall be responsible for any default by any other Lender of its obligation to make Loans hereunder and that each Lender shall be obligated to make the Loans to be made by it hereunder, regardless of the failure of any other Lender to fulfill its commitments hereunder.

          1.08 Interest. (a) The Borrower agrees to pay interest in respect of the unpaid principal amount of each Base Rate Loan made to it from the date of the Borrowing thereof until the earlier of (i) the maturity (whether by acceleration or otherwise) of such Base Rate Loan and (ii) the conversion of such Base Rate Loan to a Eurodollar Loan pursuant to Section 1.06, at a rate per annum which shall at all times be equal to the sum of the relevant Applicable Margin as in effect from time to time plus the Base Rate in effect from time to time during the period such Base Rate Loan is outstanding.

          (b) The Borrower agrees to pay interest in respect of the unpaid principal amount of each Eurodollar Loan made to it from the date of the Borrowing thereof until the earlier of (i) the maturity (whether by acceleration or otherwise) of such Eurodollar Loan and (ii) the conversion of such Eurodollar Loan to a Base Rate Loan pursuant to Section 1.06, 1.09 or 1.10(b), as applicable, at a rate per annum which shall, during each Interest Period applicable thereto, at all times be equal to the sum of the relevant Applicable Margin as in effect from time to time plus the Eurodollar Rate for such Interest Period.

          (c) To the extent permitted by law, overdue principal and overdue interest in respect of each Loan shall, in each case, bear interest at a rate per annum equal to the greater of (x) the rate which is 2% in excess of the rate borne by such Loan immediately prior to the respective payment default and (y) the rate which is 2% in excess of the rate otherwise applicable to Base Rate Loans from time to time. Interest which accrues under this Section 1.08(c) shall be payable on demand.

          (d) Interest shall accrue from and including the date of any Borrowing to but excluding the date of any repayment thereof and shall be payable (i) in respect of each Base Rate Loan, quarterly in arrears on each Quarterly Payment Date, (ii) in respect of each Eurodollar Loan, on (x) the date of any conversion into a Base Rate Loan pursuant to Section 1.06, 1.09 or 1.10(b), as applicable (on the amount converted) and (y) the last day of each Interest Period applicable thereto and, in the case of an Interest Period in excess of three months, on each date occurring at three month intervals after the first day of such Interest Period and (iii) in respect of each Loan, on (x) the date of any prepayment or repayment thereof (on the amount prepaid or repaid), (y) at maturity (whether by acceleration or otherwise) and (z) after such maturity, on demand.

          (e) All computations of interest hereunder shall be made in accordance with Section 13.07(b).

          (f) Upon each Interest Determination Date, the Administrative Agent shall determine the Eurodollar Rate for the respective Interest Period or Interest Periods and shall promptly notify the Borrower and the Lenders thereof. Each such determination shall, absent manifest error, be final and conclusive and binding on all parties hereto.

          1.09 Interest Periods for Eurodollar Loans. At the time the Borrower gives a Notice of Borrowing or Notice of Conversion/Continuation in respect of the making of, or conversion into, a Borrowing of Eurodollar Loans (in the case of the initial Interest Period applicable thereto) or prior to 12:00 Noon (New York time) on the third Business Day prior to the expiration of an Interest Period applicable to a Borrowing of Eurodollar Loans (in the case of any subsequent Interest Period), the Borrower shall have the right to elect by giving the Administrative Agent written notice (or telephonic notice promptly confirmed in writing) of the Interest Period applicable to such Borrowing, which Interest Period shall, at the option of the Borrower (but otherwise subject to clause (y) of the proviso to Sections 1.01(a)(iii) and 1.01(b)(ii) and to clause
(iii) of the proviso to Section 1.06), be a one, two, three, six or, to the extent available to each Lender with outstanding Loans and/or Commitments under the respective Tranche, nine or twelve month period. Notwithstanding anything to the contrary contained above:

          (i) all Eurodollar Loans comprising a Borrowing shall at all times have the same Interest Period;

          (ii) the initial Interest Period for any Borrowing of Eurodollar Loans shall commence on the date of such Borrowing (including the date of any conversion from a Borrowing of Base Rate Loans) and each Interest Period occurring thereafter in respect of such Borrowing shall commence on the day on which the next preceding Interest Period applicable thereto expires;

          (iii) if any Interest Period for any Borrowing of Eurodollar Loans begins on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period, such Interest Period shall end on the last Business Day of such calendar month;

          (iv) if any Interest Period would otherwise expire on a day which is not a Business Day, such Interest Period shall expire on the next succeeding Business Day, provided, that if any Interest Period for any Borrowing of Eurodollar Loans would otherwise expire on a day which is not a Business Day but is a day of the month after which no further Business Day occurs in such month, such Interest Period shall expire on the next preceding Business Day;

          (v) no Interest Period for a Borrowing under a Tranche shall be selected which would extend beyond the respective Maturity Date for such Tranche;

          (vi) no Interest Period may be elected at any time when a Default or an Event of Default is then in existence; and

          (vii) no Interest Period in respect of any Borrowing of Term Loans shall be elected which extends beyond any date upon which a Scheduled Repayment will be required to be made under Section 4.02(b) if, after giving effect to the election of such Interest Period, the aggregate principal amount of such Term Loans which have Interest Periods which will expire after such date will be in excess of the aggregate principal amount of such Term Loans then outstanding less the aggregate amount of such required Scheduled Repayment.

          If upon the expiration of any Interest Period applicable to a Borrowing of Eurodollar Loans, the Borrower has failed to elect, or is not permitted to elect, a new Interest Period to be applicable to the respective Borrowing of Eurodollar Loans as provided above, the Borrower shall be deemed to have elected to convert such Borrowing into a Borrowing of Base Rate Loans effective as of the expiration date of such current Interest Period.

          1.10 Increased Costs; Illegality; etc. (a) In the event that (x) in the case of clause (i) below, the Administrative Agent or (y) in the case of clauses (ii) and (iii) below, any Lender, shall have determined in good faith (which determination shall, absent manifest error, be final and conclusive and binding upon all parties hereto):

          (i) on any Interest Determination Date, that, by reason of any changes arising after the Effective Date affecting the interbank Eurodollar market, adequate and fair means do not exist for ascertaining the applicable interest rate on the basis provided for in the definition of Eurodollar Rate; or

          (ii) at any time, that such Lender shall incur increased costs or reductions in the amounts received or receivable hereunder with respect to any Eurodollar Loans because of (x) any change since the Effective Date in any applicable law, governmental rule, regulation, guideline, order or request (whether or not having the force of law), or in the interpretation or administration thereof and including the introduction of any new law or governmental rule, regulation, guideline, order or request (other than, in each case, any such change with respect to taxes or any similar charges), such as, for example, but not limited to, a change in official reserve requirements, but, in all events, excluding reserves required under Regulation D to the extent included in the computation of the Eurodollar Rate and/or (y) other circumstances affecting such Lender, the interbank Eurodollar market or the position of such Lender in such market (other than circumstances relating to taxes or any similar charges); or

          (iii) at any time since the Effective Date, that the making or continuance of any Eurodollar Loan has become unlawful by compliance by such Lender with any law, governmental rule, regulation, guideline or order (or would conflict with any governmental rule, regulation, guideline, request or order not having the force of law but with which such Lender customarily complies even though the failure to comply therewith would not be unlawful), or has become impracticable as a result of a contingency occurring after the Effective Date which materially and adversely affects the interbank Eurodollar market;

then, and in any such event, such Lender (or the Administrative Agent in the case of clause (i) above) shall promptly give notice (by telephone confirmed in writing) to the Borrower and (except in the case of clause (i)) to the Administrative Agent of such determination (which notice the Administrative Agent shall promptly transmit to each of the other Lenders). Thereafter, (x) in the case of clause (i) above, Eurodollar Loans shall no longer be available until such time as the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice by the Administrative Agent no longer exist, and any Notice of Borrowing or Notice of Conversion/Continuation given by the Borrower with respect to Eurodollar Loans which have not yet been incurred (including by way of conversion) shall be deemed rescinded by the Borrower, (y) in the case of clause (ii) above, the Borrower agrees, subject to the provisions of Section 13.18 (to the extent applicable), to pay to such Lender, upon written demand therefor, such additional amounts (in the form of an increased rate of, or a different method of calculating, interest or otherwise as such Lender in its sole discretion shall determine) as shall be required to compensate such Lender for such increased costs or reductions in amounts received or receivable hereunder (a written notice as to the additional amounts owed to such Lender, showing in reasonable detail the basis for the calculation thereof, prepared in good faith and submitted to the Borrower by such Lender shall, absent manifest error, be final and conclusive and binding upon all parties hereto, although the failure to give any such notice shall not release or diminish any of the Borrower's obligations to pay additional amounts pursuant to this Section 1.10(a) upon the subsequent receipt of such notice) and (z) in the case of clause (iii) above, the Borrower shall take one of the actions specified in Section 1.10(b) as promptly as practicable and, in any event, within the time period required by law.

          (b) At any time that any Eurodollar Loan is affected by the circumstances described in Section 1.10(a)(ii) or (iii), the Borrower may (and in the case of a Eurodollar Loan affected pursuant to Section 1.10(a)(iii), the Borrower shall) either (i) if the affected Eurodollar

Loan is then being made pursuant to a Borrowing, cancel said Borrowing by giving the Administrative Agent telephonic notice (confirmed promptly in writing) thereof on the same date that the Borrower was notified by a Lender pursuant to
Section 1.10(a)(ii) or (iii)), or (ii) if the affected Eurodollar Loan is then outstanding, upon at least three Business Days' notice to the Administrative Agent, require the affected Lender to convert each such Eurodollar Loan into a Base Rate Loan (which conversion, in the case of the circumstance described in Section 1.10(a)(iii), shall occur no later than the last day of the Interest Period then applicable to such Eurodollar Loan or such earlier day as shall be required by applicable law); provided, that if more than one Lender is affected at any time, then all affected Lenders must be treated the same pursuant to this
Section 1.10(b).

          (c) If any Lender shall have determined that after the Effective Date,the adoption or effectiveness of any applicable law, rule or regulation regarding capital adequacy, or any change therein, or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by such Lender or any corporation controlling such Lender with any request or directive regarding capital adequacy (whether or not having the force of law) of any such authority, central bank or comparable agency, has or would have the effect of reducing the rate of return on such Lender's or such other corporation's capital or assets as a consequence of such Lender's Commitment or Commitments or its obligations hereunder to the Borrower to a level below that which such Lender or such other corporation could have achieved but for such adoption, effectiveness, change or compliance (taking into consideration such Lender's or such other corporation's policies with respect to capital adequacy), then from time to time, upon written demand by such Lender (with a copy to the Administrative Agent), accompanied by the notice referred to in the last sentence of this clause (c), the Borrower agrees, subject to the provisions of Section 13.18 (to the extent applicable), to pay to such Lender such additional amount or amounts as will compensate such Lender or such other corporation for such reduction in the rate of return to such Lender or such other corporation. Each Lender, upon determining in good faith that any additional amounts will be payable pursuant to this Section 1.10(c), will give prompt written notice thereof to the Borrower (a copy of which shall be sent by such Lender to the Administrative Agent), which notice shall set forth in reasonable detail the basis of the calculation of such additional amounts, although the failure to give any such notice shall not release or diminish the Borrower's obligation to pay additional amounts pursuant to this Section 1.10(c) upon the subsequent receipt of such notice. In determining any additional amounts owing under this Section 1.10(c), each Lender will act reasonably and in good faith and will use averaging and attribution methods which are reasonable; provided that such Lender's reasonable good faith determination of compensation owing under this Section 1.10(c) shall, absent manifest error, be final and conclusive and binding on all the parties hereto.

          1.11 Compensation. (a) The Borrower agrees, subject to the provisions of Section 13.18 (to the extent applicable), to compensate each Lender, promptly upon its written request (which request shall set forth in reasonable detail the basis for requesting such compensation), for all reasonable losses, expenses and liabilities (including, without limitation, any loss, expense or liability incurred by reason of the liquidation or reemployment of deposits or other funds required by such Lender to fund its Eurodollar Loans but excluding any loss of anticipated profits) which such Lender may sustain: (i) if for any reason (other than a default by such Lender or any Agent) a Borrowing of, or conversion from or into, Eurodollar Loans does not occur on a date specified therefor in a Notice of Borrowing or Notice of Conversion/Continuation given by the Borrower (whether or not withdrawn by the Borrower or deemed withdrawn pursuant to Section 1.10(a)); (ii) if any repayment (including any repayment made pursuant to Section 4.01 or 4.02 or as a result of an acceleration of the Loans pursuant to Section 10 or as a result of the replacement of a Lender pursuant to Section 1.13 or 13.12(b)) or conversion of any Eurodollar Loans of the Borrower occurs on a date which is not the last day of an Interest Period applicable thereto; (iii) if any prepayment of any Eurodollar Loans is not made on any date specified in a notice of prepayment given by the Borrower; or (iv) as a consequence of (x) any other default by the Borrower to repay its Eurodollar Loans when required by the terms of this Agreement or (y) an election made by the Borrower pursuant to Section 1.10(b). Each Lender's calculation of the amount of compensation owing pursuant to this
Section 1.11 shall be made in good faith. A Lender's basis for requesting compensation pursuant to this Section 1.11 and a Lender's calculation of the amount thereof made in accordance with the requirements of this Section 1.11, shall, absent manifest error, be final and conclusive and binding on all parties hereto.

          The Borrower agrees to compensate the Administrative Agent, upon its written request (which request shall set forth in reasonable detail the basis for requesting such compensation), for all losses, expenses and liabilities (exclusive of amounts payable pursuant to Section 2.04(b)(ii)) incurred by it in connection with (i) any withdrawals from the Credit-Linked Deposit Account pursuant to the terms of this Agreement prior to the end of the applicable Interest Period or scheduled investment termination date for the Credit-Linked Deposits and (ii) the termination of the Total PF Letter of Credit Commitment (and the related termination of the investment of the funds held in the Credit-Linked Deposit Account) prior to the end of any applicable Interest Period or scheduled investment termination date for the Credit-Linked Deposits.

          1.12 Change of Lending Office. (a) Each Lender may at any time or from time to time designate, by written notice to the Administrative Agent to the extent not already reflected on Schedule II, one or more lending offices (which, for this purpose, may include Affiliates of the respective Lender) for the various Loans made, and Letters of Credit participated in, by such Lender; provided that, for designations made after the Effective Date, to the extent such designation shall result in increased costs under Section 1.10, 2.05 or
4.04 in excess of those which would be charged in the absence of the designation of a different lending office (including a different Affiliate of the respective Lender), then the Borrower shall not be obligated to pay such excess increased costs (although the Borrower, in accordance with and pursuant to the other provisions of this Agreement, shall be obligated to pay the costs which would apply in the absence of such designation and any subsequent increased costs of the type described above resulting from changes after the date of the respective designation). Each lending office and Affiliate of any Lender designated as provided above shall, for all purposes of this Agreement, be treated in the same manner as the respective Lender (and shall be entitled to all indemnities and similar provisions in respect of its acting as such hereunder).

          (b) Each Lender agrees that, upon the occurrence of any event giving rise to the operation of Section 1.10(a)(ii) or (iii), 1.10(c), 2.05 or 4.04 with respect to such Lender, it will, if requested by the Borrower, use reasonable efforts (subject to overall policy considerations of such Lender) to designate another lending office for any Loans or Letters of

Credit affected by such event, with the object of avoiding the consequences of the event giving rise to the operation of any such Section; provided, that such designation is made on such terms that such Lender and its lending office suffer no economic, legal or regulatory disadvantage. Nothing in this Section 1.12 shall affect or postpone any of the obligations of the Borrower or the right of any Lender provided in Section 1.10, 2.05 or 4.04 (although each such Lender shall nevertheless have an obligation to change its applicable lending office subject to the terms set forth in the immediately preceding sentence).

          1.13 Replacement of Lenders. On and after the Term Loan Commitment Termination Date, (x) if any Lender becomes a Defaulting Lender, (y) upon the occurrence of any event giving rise to the operation of Section 1.10(a)(ii) or
(iii), Section 1.10(c), Section 2.05 or Section 4.04 with respect to any Lender which results in such Lender charging to the Borrower increased costs in a material amount in excess of those being generally charged by the other Lenders or (z) in the case of a refusal by a Lender to consent to a proposed change, waiver, discharge or termination with respect to this Agreement which has been approved by the Required Lenders as provided in Section 13.12(b), the Borrower shall have the right, in accordance with Section 13.04(b), if no Default or Event of Default then exists or would exist after giving effect to such replacement, to replace such Lender (the "Replaced Lender") with one or more other Eligible Transferee or Eligible Transferees, none of whom shall constitute a Defaulting Lender at the time of such replacement (collectively, the "Replacement Lender") and each of which shall be reasonably acceptable to the Administrative Agent or, at the option of the Borrower, to replace only (a) the Revolving Loan Commitment (and outstandings pursuant thereto) of the Replaced Lender and/or the PF Letter of Credit Commitment of the Replaced Lender with an identical Revolving Loan Commitment and/or PF Letter of Credit Commitment provided by the Replacement Lender or (b) in the case of a replacement as provided in Section 13.12(b) where the consent of the respective Lender is required with respect to less than all Tranches of its Loans or Commitments, the Commitments and/or outstanding Loans of such Lender in respect of each Tranche where the consent of such Lender would otherwise be individually required, with identical Commitments and/or Loans of the respective Tranche provided by the Replacement Lender; provided that:

          (i) at the time of any replacement pursuant to this Section 1.13, the Replacement Lender shall enter into one or more Assignment and Assumption Agreements pursuant to Section 13.04(b) (and with all fees payable pursuant to said Section 13.04(b) to be paid by the Replacement Lender) pursuant to which the Replacement Lender shall acquire all of the Commitments and outstanding Loans (or, in the case of the replacement of only (a) the Revolving Loan Commitment, the Revolving Loan Commitment and outstanding Revolving Loans and participations in WC Letter of Credit Outstandings, (b) the PF Letter of Credit Commitment, participations in PF Letter of Credit Outstandings and/or (c) the outstanding Term Loans, the outstanding Term Loans) of, and in each case (except for the replacement of only the outstanding Term Loans of the respective Lender) participations in Letters of Credit by, the Replaced Lender and, in connection therewith, shall pay to (x) the Replaced Lender in respect thereof an amount equal to the sum of (A) an amount equal to the principal of, and all accrued interest on, all outstanding Loans (or of the Loans of the respective Tranche being replaced) of the Replaced Lender, (B) an amount equal to all WC Unpaid Drawings and/or PF Unpaid Drawings, as the case may be (unless there are no such WC Unpaid

     Drawings or PF Unpaid Drawings with respect to the Tranche being replaced), that have been funded by (and not reimbursed to) such Replaced Lender, together with all then unpaid interest with respect thereto at such time and (C) an amount equal to all accrued, but theretofore unpaid, Fees owing to the Replaced Lender (but only with respect to the relevant Tranche, in the case of the replacement of less than all Tranches of Loans then held by the respective Replaced Lender) pursuant to Section 3.01, (y) except in the case of the replacement of only the outstanding Term Loans of a Replaced Lender, each Letter of Credit Issuer an amount equal to such Replaced Lender's RL Percentage and/or PF Percentage, as the case may be, of any Unpaid Drawing relating to Letters of Credit issued by such Letter of Credit Issuer (which at such time remains an Unpaid Drawing) to the extent such amount was not theretofore funded by such Replaced Lender and (z) in the case of any replacement of Revolving Loan Commitments, CSFB an amount equal to such Replaced Lender's Adjusted RL Percentage of any Mandatory Borrowing to the extent such amount was not theretofore funded by such Replaced Lender; and

          (ii) all obligations of the Borrower then owing to the Replaced Lender (other than those (a) specifically described in clause (i) above in respect of which the assignment purchase price has been, or is concurrently being, paid, but including all amounts, if any, owing under Section 1.11 or
     (b) relating to any Tranche of Loans and/or Commitments of the respective Replaced Lender which will remain outstanding after giving effect to the respective replacement) shall be paid in full to such Replaced Lender concurrently with such replacement.

Upon the execution of the respective Assignment and Assumption Agreement by the respective Replacement Lender (but not the Replaced Lender, whose signature thereto shall not be required to render the same effective for purposes of this Agreement), the payment of amounts referred to in clauses (i) and (ii) above, the recordation of the assignment on the Register by the Administrative Agent pursuant to Section 13.17 and, if so requested by the Replacement Lender, delivery to the Replacement Lender of the appropriate Note or Notes executed by the Borrower, (x) the Replacement Lender shall become a Lender hereunder and, unless the respective Replaced Lender continues to have outstanding Term Loans and/or a Revolving Loan Commitment hereunder, the Replaced Lender shall cease to constitute a Lender hereunder, except with respect to indemnification provisions under this Agreement (including, without limitation, Sections 1.10, 1.11, 2.05, 4.04, 13.01 and 13.06), which shall survive as to such Replaced Lender and (y) except in the case of the replacement of only outstanding Term Loans, the Adjusted RL Percentages of the Lenders shall be automatically adjusted at such time to give effect to such replacement.

          SECTION 2.  Letters of Credit.

          2.01 Letters of Credit. (a) Subject to and upon the terms and conditions herein set forth, the Borrower may request a Letter of Credit Issuer at any time and from time to time after the Initial Borrowing Date and prior to the tenth Business Day (or the 30th day in the case of Trade Letters of Credit) preceding the Revolving Loan Maturity Date (in the case of a request for a WC Letter of Credit) or the Term Loan Maturity Date (in the case of a request for a PF Letter of Credit) to issue on a sight basis, (x) for the account of the Borrower and for the benefit of any holder (or any trustee, agent or other similar representative for any such holders) of L/C

Supportable Indebtedness, irrevocable sight standby letters of credit in a form customarily used by such Letter of Credit Issuer or in such other form as has been approved by such Letter of Credit Issuer (each such standby letter of credit, a "Standby Letter of Credit") in support of such L/C Supportable Indebtedness and (y) for the account of the Borrower and for the benefit of sellers of goods and materials to the Borrower or any of its Subsidiaries in the ordinary course of business, irrevocable sight trade letters of credit in a form customarily used by such Letter of Credit Issuer or in such other form as has been approved by such Letter of Credit Issuer (each such trade letter of credit, a "Trade Letter of Credit," and each such Standby Letter of Credit and Trade Letter of Credit, a "Letter of Credit" and, collectively, the "Letters of Credit"). For purposes hereof, Letters of Credit shall at all times and from time to time be deemed to be PF Letters of Credit in the amount specified in the definition of PF Letters of Credit and be deemed to be WC Letters of Credit only to the extent, and in an amount by which, the aggregate Letter of Credit Outstandings exceed such amount specified in the definition of PF Letters of Credit.

          (b) Subject to and upon the terms and conditions set forth herein, each Letter of Credit Issuer hereby agrees that it will, at any time and from time to time after the Initial Borrowing Date and prior to the tenth Business Day (or the 30th day in the case of Trade Letters of Credit) preceding the Revolving Loan Maturity Date (in the case of a request for a WC Letter of Credit) or the Term Loan Maturity Date (in the case of a request for a PF Letter of Credit), following its receipt of the respective Letter of Credit Request, issue for the account of the Borrower one or more Letters of Credit, (x) in the case of Trade Letters of Credit, in support of trade obligations of the Borrower or any of its Subsidiaries that arise in the ordinary course of business or (y) in the case of Standby Letters of Credit, in support of such L/C Supportable Indebtedness as is permitted to remain outstanding hereunder. Notwithstanding the foregoing, no Letter of Credit Issuer shall be under any obligation to issue any Letter of Credit if at the time of such issuance:

          (i) any order, judgment or decree of any governmental authority or arbitrator shall purport by its terms to enjoin or restrain such Letter of Credit Issuer from issuing such Letter of Credit or any requirement of law applicable to such Letter of Credit Issuer or any request or directive (whether or not having the force of law) from any governmental authority with jurisdiction over such Letter of Credit Issuer shall prohibit, or request that such Letter of Credit Issuer refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon such Letter of Credit Issuer with respect to such Letter of Credit any restriction or reserve or capital requirement (for which such Letter of Credit Issuer is not otherwise compensated) not in effect on the Effective Date, or any unreimbursed loss, cost or expense which was not applicable, in effect or known to such Letter of Credit Issuer as of the Effective Date and which such Letter of Credit Issuer in good faith deems material to it; or

          (ii) such Letter of Credit Issuer shall have received written notice from the Borrower or the Required Lenders prior to the issuance of such Letter of Credit of the type described in clause (vii) of Section 2.01(c) or the last sentence of Section 2.02(b).

          (c) Notwithstanding the foregoing, (i) no WC Letter of Credit shall be issued the Stated Amount of which, when added to the WC Letter of Credit Outstandings (exclusive of WC Unpaid Drawings which are repaid on the date of, and prior to the issuance of, the respective

WC Letter of Credit) at such time, would exceed either (x) $50,000,000 or (y) when added to the aggregate principal amount of all Revolving Loans made by the Non-Defaulting Lenders and then outstanding and all Swingline Loans then outstanding, the Adjusted Total Revolving Loan Commitment at such time; (ii) no PF Letter of Credit shall be issued the Stated Amount of which, when added to the PF Letter of Credit Outstandings (exclusive of PF Unpaid Drawings which are repaid on the date of, and prior to the issuance of, the respective PF Letter of Credit) would exceed either (x) the Total PF Letter of Credit Commitment at such time or (y) the aggregate amount of the Credit-Linked Deposits in the Credit-Linked Deposit Account at such time; (iii) (x) each Standby Letter of Credit shall have an expiry date occurring not later than one year after such Standby Letter of Credit's date of issuance, provided that any such Standby Letter of Credit may be extendable for successive periods of up to one year, but not beyond the tenth Business Day preceding the Revolving Loan Maturity Date (in the case of a WC Letter of Credit) or the Term Loan Maturity Date (in the case of a PF Letter of Credit), on terms acceptable to the Letter of Credit Issuer and (y) each Trade Letter of Credit shall have an expiry date occurring not later than 180 days after such Trade Letter of Credit's date of issuance; (iv)
(x) no Standby Letter of Credit shall have an expiry date occurring later than the tenth Business Day preceding the Revolving Loan Maturity Date (in the case of a WC Letter of Credit) or the Term Loan Maturity Date (in the case of a PF Letter of Credit) and (y) no Trade Letter of Credit shall have an expiry date occurring later than 30 days prior to the Revolving Loan Maturity Date (in the case of a WC Letter of Credit) or the Term Loan Maturity Date (in the case of a PF Letter of Credit); (v) each Letter of Credit shall be denominated in U.S. Dollars; (vi) the Stated Amount of each Letter of Credit shall not be less than $100,000 or such lesser amount as is acceptable to the respective Letter of Credit Issuer; (vii) no WC Letter of Credit may be issued unless the PF Letter of Credit Outstandings equal the Total PF Letter of Credit Commitment as then in effect; and (viii) no Letter of Credit Issuer will issue any Letter of Credit after it has received written notice from the Borrower or the Required Lenders stating that a Default or an Event of Default exists until such time as such Letter of Credit Issuer shall have received a written notice of (x) rescission of such notice from the party or parties originally delivering the same or (y) a waiver of such Default or Event of Default by the Required Lenders.

          (d) Notwithstanding the foregoing, in the event a Lender Default exists with respect to an RL Lender or a PF Lender, no Letter of Credit Issuer shall be required to issue any WC Letter of Credit or PF Letter of Credit, as the case may be, unless the respective Letter of Credit Issuer has entered into arrangements satisfactory to it and the Borrower to eliminate such Letter of Credit Issuer's risk with respect to the participation in WC Letters of Credit or PF Letters of Credit, as the case may be, of the Defaulting Lender or Defaulting Lenders, including by cash collateralizing such Defaulting Lender's or Lenders' Adjusted RL Percentage or PF Percentage, as the case may be, of the respective Letter of Credit Outstandings; provided, however, that a Defaulting Lender's PF Percentage of the PF Letter of Credit Outstandings shall not be required to so cash collateralized, so long as the aggregate amount of Credit-Linked Deposits at such time exceeds the aggregate PF Letter of Credit Outstandings at such time.

          (e) Schedule XIII hereto contains a description of all letters of credit issued pursuant to the Existing Credit Agreement for the account of the Borrower and outstanding on the Initial Borrowing Date (and setting forth, with respect to each such letter of credit, (i) the name of the issuing lender, (ii) the letter of credit number, (iii) the name(s) of the account party or account parties, (iv) the stated amount, (v) the name of the beneficiary, (vi) the expiry date and (vii) whether such letter of credit constitutes a standby letter of credit or a trade letter of credit). Each such letter of credit, including any extension or renewal thereof (each, as amended from time to time in accordance with the terms hereof and thereof, an "Existing Letter of Credit") shall constitute a "Letter of Credit" for all purposes of this Agreement, issued, for purposes of Section 2.03(a), on the Initial Borrowing Date. In addition, each Existing Letter of Credit designated as a "Standby Letter of Credit" or "Trade Letter of Credit" on Schedule XIII shall constitute a "Standby Letter of Credit" or "Trade Letter of Credit", as the case may be, for all purposes of this Agreement. Any Lender hereunder which has issued an Existing Letter of Credit shall constitute a "Letter of Credit Issuer" for all purposes of this Agreement and the other Credit Documents.

          2.02 Letter of Credit Requests. (a) Whenever the Borrower desires that a Letter of Credit be issued, the Borrower shall give the Administrative Agent and the respective Letter of Credit Issuer written notice thereof prior to 12:00 Noon (New York time) at least three Business Days (or such shorter period as may be acceptable to the respective Letter of Credit Issuer) prior to the proposed date of issuance (which shall be a Business Day) which written notice shall be in the form of Exhibit C (each, a "Letter of Credit Request"). Each Letter of Credit Request shall include any other documents as such Letter of Credit Issuer customarily requires in connection therewith.

          (b) The making of each Letter of Credit Request shall be deemed to be a representation and warranty by the Borrower that such Letter of Credit may be issued in accordance with, and it will not violate the requirements of,
Section 2.01(c). Unless the respective Letter of Credit Issuer has received notice from the Borrower, any Agent or the Required Lenders before it issues a Letter of Credit that one or more of the applicable conditions specified in
Section 5 or 6, as the case may be, are not then satisfied, or that the issuance of such Letter of Credit would violate Section 2.01(c), then such Letter of Credit Issuer may issue the requested Letter of Credit for the account of the Borrower in accordance with such Letter of Credit Issuer's usual and customary practice.

          2.03 Letter of Credit Participations. (a) Immediately upon the issuance by a Letter of Credit Issuer of any Letter of Credit, such Letter of Credit Issuer shall be deemed to have sold and transferred to each other RL Lender or PF Lender, as the case may be, and each such RL Lender or PF Lender (in its capacity under this Section 2.03, a "Participant") shall be deemed irrevocably and unconditionally to have purchased and received from such Letter of Credit Issuer, without recourse or warranty, an undivided interest and participation, to the extent of such Participant's Adjusted RL Percentage or PF Percentage, as the case may be, in such Letter of Credit, each substitute Letter of Credit, each drawing made thereunder (each, a "Drawing") and the obligations of the Borrower under this Agreement with respect thereto (although WC Letter of Credit Fees shall be payable directly to the Administrative Agent for the account of the RL Lenders as provided in Section 3.01(c), the PF Facility Fee and the interest referred to in Section 2.04(b)(ii) shall be payable directly to the Administrative Agent for the account of the PF Lenders as provided in Sections 3.01(d) and 2.04(b)(ii), respectively, and the Participants shall have no right to receive any portion of any Facing Fees or any administrative fees referred to in Section 3.01(f)) with respect to such Letters of Credit and any security therefor or guaranty pertaining thereto. Upon any change in the Revolving Loan Commitments or the Adjusted RL Percentages of the RL Lenders or the PF Letter of Credit Commitments or the PF

Percentages of the PF Lenders, in each case pursuant to Section 1.13 or 13.04(b) or as a result of a Lender Default, it is hereby agreed that, with respect to all outstanding Letters of Credit and Unpaid Drawings with respect thereto, there shall be an automatic adjustment to the participations pursuant to this
Section 2.03 to reflect the new Adjusted RL Percentages or PF Percentages of the assignor and assignee RL Lender or PF Lender, as the case may be.

          (b) In determining whether to pay under any Letter of Credit, no Letter of Credit Issuer shall have any obligation relative to the Participants other than to determine that any documents required to be delivered under such Letter of Credit have been delivered and that they appear to substantially comply on their face with the requirements of such Letter of Credit. Any action taken or omitted to be taken by any Letter of Credit Issuer under or in connection with any Letter of Credit issued by it if taken or omitted in the absence of gross negligence or willful misconduct (as determined by a court of competent jurisdiction in a final and non-appealable decision), shall not create for such Letter of Credit Issuer any resulting liability.

          (c) (i) Any payment made by a Letter of Credit Issuer under any Letter of Credit issued by it shall be deemed to have been drawn first under PF Letters of Credit for so long as there are any undrawn PF Letters of Credit and thereafter shall be deemed to be drawn under WC Letters of Credit.

          (ii) In the event that any Letter of Credit Issuer makes any payment under any WC Letter of Credit issued by it and the Borrower shall not have reimbursed such amount in full to the Letter of Credit Issuer pursuant to
Section 2.04(a), such Letter of Credit Issuer shall promptly notify the Administrative Agent, and the Administrative Agent shall promptly notify each Participant of such failure, and each such Participant shall promptly and unconditionally pay to the Administrative Agent for the account of such Letter of Credit Issuer, the amount of such Participant's Adjusted RL Percentage of such payment in U.S. Dollars and in same day funds. If the Administrative Agent so notifies any Participant required to fund a payment under a WC Letter of Credit prior to 11:00 A.M. (New York time) on any Business Day, such Participant shall make available to the Administrative Agent at the Payment Office for the account of the respective Letter of Credit Issuer such Participant's Adjusted RL Percentage of the amount of such payment on such Business Day in same day funds (and, to the extent such notice is given after 11:00 A.M. (New York time) on any Business Day, such Participant shall make such payment on the immediately following Business Day). If and to the extent such Participant shall not have so made its Adjusted RL Percentage of the amount of such payment available to the Administrative Agent for the account of the respective Letter of Credit Issuer, such Participant agrees to pay to the Administrative Agent for the account of such Letter of Credit Issuer, forthwith on demand such amount, together with interest thereon, for each day from such date until the date such amount is paid to the Administrative Agent for the account of the Letter of Credit Issuer at the overnight Federal Funds Rate; provided that if any Participant does not make available to the Administrative Agent any amounts required to be made available by it as described above within 2 Business Days after the respective Participant has been notified by the Administrative Agent or the respective Letter of Credit Issuer to make such amounts available, then the respective Participant shall pay interest on the amounts demanded of it at the same rates payable from time to time by the Borrower on the respective Unpaid Drawings pursuant to Section 2.04(a). The failure of any Participant to make available to the Administrative Agent for the account of the respective Letter of Credit Issuer its Adjusted RL

Percentage of any payment under any WC Letter of Credit issued by it shall not relieve any other Participant of its obligation hereunder to make available to the Administrative Agent for the account of such Letter of Credit Issuer its applicable Adjusted RL Percentage of any payment under any such WC Letter of Credit on the date required, as specified above, but no Participant shall be responsible for the failure of any other Participant to make available to the Administrative Agent for the account of such Letter of Credit Issuer such other Participant's Adjusted RL Percentage of any such payment.

          (iii) In the event that a Letter of Credit Issuer makes any payment under any PF Letter of Credit issued by it and the Borrower shall not have reimbursed such amount in full to such Letter of Credit Issuer pursuant to
Section 2.04(a), each PF Lender hereby irrevocably authorizes the Administrative Agent to reimburse such Letter of Credit Issuer for such amount solely from such PF Lender's PF Percentage of the Credit-Linked Deposits on deposit with the Administrative Agent in the Credit-Linked Deposit Account.

          (d) Whenever any Letter of Credit Issuer receives a payment of a reimbursement obligation as to which the Administrative Agent has received for the account of such Letter of Credit Issuer any payments from the Participants pursuant to clause (c) above, such Letter of Credit Issuer shall pay to the Administrative Agent and the Administrative Agent shall promptly pay to each Participant which has paid its Adjusted RL Percentage thereof or PF Percentage thereof, as the case may be, in U.S. Dollars and in same day funds, an amount equal to such Participant's Adjusted RL Percentage or PF Percentage, as the case may be, of the principal amount thereof and interest thereon accruing after the purchase of the respective participations (it being understood and agreed that any such payment to be made pursuant to this Section 2.03(d) to a Participant which is a PF Lender shall be made by such Letter of Credit Issuer to the Administrative Agent for the account of such PF Lender and for deposit in the Credit-Linked Deposit Account).

          (e) Each Letter of Credit Issuer shall, promptly after each issuance of, or amendment or modification to, a Standby Letter of Credit issued by it, give the Administrative Agent and the Borrower written notice of the issuance of, or amendment or modification to, such Standby Letter of Credit, which notice shall be accompanied by a copy of the Standby Letter of Credit or Standby Letters of Credit issued by it and each such amendment or modification thereto. Promptly upon receipt of such notice, the Administrative Agent shall notify each Participant, in writing, of such issuance, amendment or modification and, if any Participant shall so request, the Administrative Agent shall furnish said Participant with a copy of such Standby Letter of Credit, such amendment or such modification, as the case may be.

          (f) Each Letter of Credit Issuer (other than CSFB) shall deliver to the Administrative Agent, promptly on the first Business Day of each week, by facsimile transmission, the aggregate daily Stated Amount available to be drawn under the outstanding Trade Letters of Credit issued by such Letter of Credit Issuer for the previous week. The Administrative Agent shall, within 10 days after the last Business Day of each calendar month, deliver to each Participant a report setting forth for such preceding calendar month the aggregate daily Stated Amount available to be drawn under all outstanding Trade Letters of Credit during such calendar month.

          (g) The obligations of the Participants to make payments to the Administrative Agent for the account of the respective Letter of Credit Issuer with respect to Letters of Credit issued by it shall be irrevocable and not subject to counterclaim, set-off or other defense or any other qualification or exception whatsoever and shall be made in accordance with the terms and conditions of this Agreement under all circumstances, including, without limitation, any of the following circumstances:

          (i) any lack of validity or enforceability of this Agreement or any of the other Credit Documents;

          (ii) the existence of any claim, set-off, defense or other right which the Borrower or any of its Subsidiaries may have at any time against a beneficiary named in a Letter of Credit, any transferee of any Letter of Credit (or any Person for whom any such transferee may be acting), any Agent, any Letter of Credit Issuer, any Lender, or any other Person, whether in connection with this Agreement, any Letter of Credit, the transactions contemplated herein or any unrelated transactions (including any underlying transaction between the Borrower or any of its Subsidiaries and the beneficiary named in any such Letter of Credit);

          (iii) any draft, certificate or other document presented under the Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect;

          (iv) the surrender or impairment of any security for the performance or observance of any of the terms of any of the Credit Documents; or

          (v)    the occurrence of any Default or Event of Default.

          2.04 Agreement to Repay Letter of Credit Drawings. (a) (i) Except as contemplated by Section 2.03(c)(iii), and subject to Sections 2.04(b) and 3.01(g), the Borrower hereby agrees to reimburse each Letter of Credit Issuer, by making payment to the Administrative Agent in U.S. Dollars and in immediately available funds at the Payment Office, for any payment or disbursement made by such Letter of Credit Issuer under any Letter of Credit issued by it (each such amount so paid or disbursed until reimbursed by the Borrower, an "Unpaid Drawing") immediately after, and in any event on the date of (or, if not notified by the respective Letter of Credit Issuer prior to 1:00 P.M. (New York time) on the date of such payment or disbursement, on the Business Day following), such payment or disbursement, with interest on the amount so paid or disbursed by such Letter of Credit Issuer, to the extent not reimbursed prior to 2:00 P.M. (New York time) on the date of such payment or disbursement, from and including the date paid or disbursed to but not including the date such Letter of Credit Issuer is reimbursed therefor at a rate per annum which shall be the then Applicable Margin for Revolving Loans maintained as Base Rate Loans plus the Base Rate, each as in effect from time to time (plus an additional 2% per annum if not reimbursed by the third Business Day after the date of such payment or disbursement), such interest also to be payable on demand; provided, that it is understood and agreed, however, that the notices referred to above in this clause (a) shall not be required to be given if a Default or an Event of Default under such Section 10.05 shall have occurred and be continuing, in which case the Unpaid Drawings shall be due and payable immediately without presentment, demand, protest or notice of any kind (all of which are hereby waived by each Credit Party) and shall bear interest at a rate per annum which shall be (x) until the third Business Day following the respective Drawing, the Applicable Margin for Revolving Loans maintained as Base Rate Loans plus the Base Rate, each as in effect from time to time, and (y) at all times on and after the third Business Day following the respective Drawing, the rate per annum specified in preceding clause (x) plus 2%. Each Letter of Credit Issuer shall provide the Borrower prompt notice of any payment or disbursement made by it under any Letter of Credit issued by it, although the failure of, or delay in, giving any such notice shall not release, impair or diminish the obligations of the Borrower under this Section 2.04(a)(i) or under any other Section of this Agreement.

          (ii) If any Drawing under a PF Letter of Credit that has been funded by the PF Lenders from the Credit-Linked Deposits as provided in Section 2.03(c)(iii) shall be reimbursed by the Borrower on a day other than on the last day of an Interest Period or scheduled investment termination date applicable to the Credit-Linked Deposits, the Administrative Agent shall invest the amount so reimbursed in overnight or short-term cash equivalent investments until the end of the Interest Period or scheduled investment termination date at the time in effect and the Borrower shall pay to the Administrative Agent on the last day of such Interest Period or the scheduled investment termination date, the amount, if any, by which the interest accrued on a like amount of the Credit-Linked Deposits at the LIBOR Rate for the Interest Period in effect therefor shall exceed the interest earned through the investment of the amount so reimbursed for the period from the date of such reimbursement through the end of the applicable Interest Period, as determined by the Administrative Agent in good faith (such determination shall, absent manifest error, be final and conclusive and binding on all parties hereto) and set forth in the request for payment delivered to the Borrower. In the event that the Borrower shall fail to pay any amount due under this Section 2.04(a)(ii), the interest payable by the Administrative Agent to the PF Lenders on their Credit-Linked Deposits under
Section 2.06 shall be correspondingly reduced and the PF Lenders shall without further act succeed, ratably in accordance with their PF Percentages, to the rights of the Administrative Agent with respect to such amount due from the Borrower. In the event that the interest earned through the investment of the amount so reimbursed for the period from the date of such reimbursement through the end of the applicable Interest Period (as determined by the Administrative Agent in good faith) exceeds the interest which would accrue on a like amount of the Credit-Link Deposits at the LIBOR Rate for the Interest Period in effect for such period then, so long as no Default or Event of Default then exists, the Administrative Agent shall return such excess to the Borrower promptly following the last day of such Interest Period.

          (b) (i) In the event that the Credit-Linked Deposit Account is charged by the Administrative Agent pursuant to Section 2.03(c)(iii) to reimburse the applicable Letter of Credit Issuer for any payment made by it under a PF Letter of Credit that has not been reimbursed by the Borrower in cash pursuant to Section 2.04(a), the Borrower shall have the right, but not the obligation (other than as provided in Section 4.02(a)(iii)), prior to the Term Loan Maturity Date, to pay to the Administrative Agent in reimbursement thereof an amount equal to the amount so charged for deposit in the Credit-Linked Deposit Account, and such payment by the Borrower shall correspondingly reduce or satisfy, as applicable, the Borrower's reimbursement obligations pursuant to such Section 2.04(a) and Section 4.02(j), if any. To the extent that the Borrower elects not to repay any PF Unpaid Drawing pursuant to Section 2.04(a) at the time the respective

Drawing under the PF Letter of Credit occurs, the Borrower shall notify the Administrative Agent thereof in writing at such time.

          (ii) The Borrower agrees to pay to the Administrative Agent for the ratable account of each PF Lender, interest with respect to any PF Letter of Credit which is reimbursed from funds in the Credit-Linked Deposit Account and which have not been reimbursed by the Borrower, equal to the amount that such PF Lender would have received under Section 2.06(b) calculated for the relevant period for which payment is required to be made less amounts already received pursuant to Section 2.06(b) by such PF Lender for such relevant period. Interest accrued under this Section 2.04(b)(ii) shall be due and payable quarterly in arrears on each Quarterly Payment Date and on the date on which all PF Unpaid Drawings have been paid in full by the Borrower.

          (c) The Borrower's obligation under this Section 2.04 to reimburse the respective Letter of Credit Issuer with respect to drawings on Letters of Credit (including, in each case, interest thereon) shall be absolute and unconditional under any and all circumstances and irrespective of any setoff, counterclaim or defense to payment which Holdings, the Borrower or any of their respective Subsidiaries may have or have had against such Letter of Credit Issuer, any Agent or any Lender or other Person, including, without limitation, any defense based upon the failure of any drawing under a Letter of Credit issued by it to conform to the terms of the Letter of Credit or any non-application or misapplication by the beneficiary of the proceeds of such drawing; provided, however, that the Borrower shall not be obligated to reimburse such Letter of Credit Issuer for any wrongful payment made by such Letter of Credit Issuer under a Letter of Credit issued by it as a result of acts or omissions constituting willful misconduct or gross negligence on the part of such Letter of Credit Issuer as determined by a court of competent jurisdiction in a final and non-appealable decision; provided, further, that any reimbursement made by the Borrower shall be without prejudice to any claim it may have against such Letter of Credit Issuer as a result of acts or omissions constituting willful misconduct or gross negligence on the part of such Letter of Credit Issuer (as determined by a court of competent jurisdiction in a final and non-appealable decision).

          2.05 Increased Costs. If after the Effective Date, any Letter of Credit Issuer or any Participant determines that the adoption or effectiveness of any applicable law, rule or regulation, order, guideline or request or any change therein, or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Letter of Credit Issuer or any Participant with any request or directive (whether or not having the force of law) by any such authority, central bank or comparable agency shall either (i) impose, modify or make applicable any reserve, deposit, capital adequacy or similar requirement against Letters of Credit issued by such Letter of Credit Issuer or such Participant's participation therein, or (ii) impose on any Letter of Credit Issuer or any Participant any other conditions directly or indirectly affecting this Agreement, the Credit-Linked Deposits, any Letter of Credit or such Participant's participation therein; and the result of any of the foregoing is to increase the cost to such Letter of Credit Issuer or such Participant of issuing, maintaining or participating in the Credit-linked Deposits or any Letter of Credit, or to reduce the amount of any sum received or receivable by such Letter of Credit Issuer or such Participant hereunder or reduce the rate of return on its capital (other than any increased costs or reduction in the amount received or receivable resulting from the imposition of or a change in the rate of taxes or any similar charges) with respect to the Credit0linked Deposits or Letters of Credit, then, upon written demand to the Borrower by such Letter of Credit Issuer or such Participant (a copy of which notice shall be sent by such Letter of Credit Issuer or such Participant to the Administrative Agent), accompanied by the certificate described in the last sentence of this Section 2.05, the Borrower agrees, subject to the provisions of Section 13.18 (to the extent applicable), to pay to such Letter of Credit Issuer or such Participant such additional amount or amounts as will compensate such Letter of Credit Issuer or such Participant for such increased cost or reduction. Any Letter of Credit Issuer or any Participant, upon determining that any additional amounts will be payable pursuant to this Section 2.05, will give prompt written notice thereof to the Borrower, which notice shall include a certificate submitted to the Borrower by such Letter of Credit Issuer or such Participant, as the case may be (a copy of which certificate shall be sent by such Letter of Credit Issuer or such Participant to the Administrative Agent), setting forth in reasonable detail the basis for the determination of such additional amount or amounts necessary to compensate such Letter of Credit Issuer or such Participant as aforesaid and such certificate, if delivered in good faith, shall be final and conclusive and binding on the Borrower absent manifest error, although the failure to deliver any such certificate shall not release or diminish the Borrower's obligations to pay additional amounts pursuant to this Section 2.05 upon subsequent receipt of such certificate.

          2.06 Credit-Linked Deposit Account. (a) On the Initial Borrowing Date and subject to the satisfaction of the conditions precedent set forth in Sections 5 and 6, each PF Lender on such date shall pay to the Administrative Agent such PF Lender's Credit-Linked Deposit. The Credit-Linked Deposits shall be held by the Administrative Agent in (or credited to) the Credit-Linked Deposit Account, and no Person other than the Administrative Agent shall have a right of withdrawal from the Credit-Linked Deposit Account or any other right or power with respect to the Credit-Linked Deposits. Notwithstanding anything herein to the contrary, the funding obligation of each PF Lender in respect of its Participation in PF Letters of Credit shall be satisfied in full upon the funding of its Credit-Linked Deposit.

          (b) Each of the Administrative Agent, each Letter of Credit Issuer and each PF Lender hereby acknowledges and agrees that (i) each PF Lender is funding its Credit-Linked Deposit to the Administrative Agent for application in the manner contemplated by Section 2.03, (ii) the Administrative Agent may invest the Credit-Linked Deposits in such investments as may be determined from time to time by the Administrative Agent (in consultation with the Borrower) and
(iii) the Administrative Agent has agreed to pay to each PF Lender a return on its Credit-Linked Deposits (except (x) during periods when such Credit-Linked Deposits are used to reimburse a Letter of Credit Issuer with respect to Drawings on PF Letters of Credit or (y) as otherwise provided in Sections 2.04(a)(ii) and 2.06(d)) equal at any time to the LIBOR Rate for the Interest Period in effect for the Credit-Linked Deposits at such time less the Credit-Linked Deposit Cost Amount at such time. Such interest will be paid to the PF Lenders by the Administrative Agent at the LIBOR Rate for an Interest Period of three months (or at an amount determined in accordance with Section 2.04(a)(ii) or 2.06(d), as applicable) in arrears on the last day of each Interest Period applicable to the Credit-Linked Deposits.

          (c) The Borrower shall have no right, title or interest in or to the Credit-Linked Deposit Account or the Credit-Linked Deposits and no obligations with respect thereto (except to refund portions thereof used to reimburse a Letter of Credit Issuer with respect to

Drawings on PF Letters of Credit as provided in Section 2.03), it being acknowledged and agreed by the parties hereto that the funding of the Credit-Linked Deposits by the PF Lenders and the application of the Credit-Linked Deposits in the manner contemplated by Section 2.03(c)(iii) constitute agreements among the Administrative Agent, each Letter of Credit Issuer and each PF Lender with respect to the Participation in the PF Letters of Credit and do not constitute any loan or extension of credit to the Borrower directly by the PF Lenders.

          (d) If the Administrative Agent is not offering Dollar deposits (in the applicable amounts) in the London interbank market, or the Administrative Agent determines that adequate and fair means do not otherwise exist for ascertaining the LIBOR Rate for the Credit-Linked Deposits (or any part thereof), then the Credit-Linked Deposits (or such parts, as applicable) shall be invested so as to earn a return equal to the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

          SECTION 3.  Fees; Commitments.

          3.01 Fees. (a) The Borrower shall pay to the Administrative Agent for distribution to each Non-Defaulting Lender with a Revolving Loan Commitment, a commitment fee (the "RL Commitment Fee") for the period from the Effective Date to but not including the Revolving Loan Maturity Date (or such earlier date as the Total Revolving Loan Commitment shall have been terminated), computed at a rate for each day equal to 1/2 of 1% on the daily average Unutilized Revolving Loan Commitment of such Non-Defaulting Lender. Accrued RL Commitment Fees shall be due and payable quarterly in arrears on each Quarterly Payment Date and on the Revolving Loan Maturity Date (or such earlier date upon which the Total Revolving Loan Commitment is terminated).

          (b) The Borrower shall pay to the Administrative Agent for distribution to each Non-Defaulting Lender with a Term Loan Commitment, a commitment fee (the "TL Commitment Fee") for the period from the Effective Date to but not including the Term Loan Commitment Termination Date (or such earlier date as the Total Term Loan Commitment shall have been terminated), computed at a rate for each day equal to 1/2 of 1% on the daily average Term Loan Commitment of such Non-Defaulting Lender. Accrued TL Commitment Fees shall be due and payable quarterly in arrears on each Quarterly Payment Date and on the Term Loan Commitment Termination Date (or such earlier date upon which the Total Term Loan Commitment is terminated).

          (c) The Borrower shall pay to the Administrative Agent for pro rata distribution to each Non-Defaulting Lender with a Revolving Loan Commitment (based on its respective Adjusted RL Percentage), a fee in respect of each WC Letter of Credit (the "WC Letter of Credit Fee") computed at a rate per annum equal to the Applicable Margin for Revolving Loans maintained as Eurodollar Loans then in effect on the daily Stated Amount of such WC Letter of Credit. Accrued WC Letter of Credit Fees shall be due and payable quarterly in arrears on each Quarterly Payment Date and upon the first day on or after the termination of the Total Revolving Loan Commitment upon which no WC Letters of Credit remain outstanding.

          (d) The Borrower agrees to pay to the Administrative Agent for distribution to each PF Lender (based on each such PF Lender's PF Percentage) a fee (the "PF Facility Fee") equal to the sum of (I) a rate per annum equal to the Applicable PF Margin on the Total PF Letter of Credit Commitment as in effect from time to time (or, if terminated, on the aggregate amount of the Credit-Linked Deposits from time to time) and (II) a rate per annum equal to the Credit-Linked Deposit Cost Amount as in effect from time to time on the amount of the Total PF Letter of Credit Commitment as in effect from time to time (or, if terminated, on the aggregate amount of the Credit-Linked Deposits from time to time), in each case for the period from and including the Effective Date to and including the date on which the Total PF Letter of Credit Commitment has been terminated, the Credit-Linked Deposits have been returned to the PF Lenders and all PF Letters of Credit have been terminated. Accrued PF Facility Fees shall be due and payable quarterly in arrears on each date on which interest is paid by the Administrative Agent to the PF Lenders pursuant to Section 2.07(b) or on each date on which interest is paid by the Borrower to the Administrative Agent pursuant to Section 2.04(b)(ii), as the case may be, and (in either case) on the date on which the Total PF Letter of Credit Commitment has been terminated, the Credit-Linked Deposits have been returned to the PF Lenders and all PF Letters of Credit have been terminated.

          (e) The Borrower shall pay to each Letter of Credit Issuer a fee in respect of each Letter of Credit issued by such Letter of Credit Issuer (the "Facing Fee") computed at the rate of the Applicable Facing Fee Percentage on the daily Stated Amount of such Letter of Credit. Accrued Facing Fees shall be due and payable quarterly in arrears on each Quarterly Payment Date and (x) in the case of WC Letters of Credit, upon the first day on or after the termination of the Total Revolving Loan Commitment upon which no WC Letters of Credit remain outstanding and (y) in the case of PF Letters of Credit, upon the first day on or after the termination of the Total PF Letter of Credit Commitment upon which no PF Letters of Credit remain outstanding. Notwithstanding anything to the contrary contained in this Agreement, to the extent that the Borrower has paid advance facing fees to any Letter of Credit Issuer with respect to any Existing Letter of Credit under the letter of credit agreement governing the same, there shall be credited against the Facing Fees due to such Letter of Credit Issuer under this Agreement the amount of such advance facing fees which related to periods after the Initial Borrowing Date.

          (f) The Borrower shall pay directly to each Letter of Credit Issuer upon each issuance of, payment under, and/or amendment of, a Letter of Credit issued by such Letter of Credit Issuer such amount as shall at the time of such issuance, payment or amendment be the administrative charge which such Letter of Credit Issuer is generally charging for issuances of, payments under or amendments of, letters of credit issued by it.

          (g) The Borrower shall pay to each Agent, for its own account, such other fees as may be agreed to in writing from time to time between the Borrower and such Agent, when and as due.

          (h)   All computations of Fees shall be made in accordance with
Section 13.07(b).

          3.02 Voluntary Termination or Reduction of Total Unutilized Revolving Loan Commitment and Total Unutilized PF Letter of Credit Commitment. (a) Upon at least three Business Days' prior notice to the Administrative Agent at its Notice Office (which notice the Administrative Agent shall promptly transmit to each of the Lenders), the Borrower shall have the right, without premium or penalty, to terminate or partially reduce the Total Unutilized Revolving Loan Commitment; provided that (i) any such termination or partial reduction shall apply to proportionately and permanently reduce the Revolving Loan Commitment of each Lender with such a Commitment, (ii) any partial reduction pursuant to this
Section 3.02(a) shall be in an amount equal to at least $5,000,000 and in integral multiples of $1,000,000 thereafter and (iii) no reduction to the Total Unutilized Revolving Loan Commitment shall be in an amount which would cause the Revolving Loan Commitment of any RL Lender to be reduced (as required by the preceding clause (i)) by an amount which exceeds the remainder of (A) the Unutilized Revolving Loan Commitment of such RL Lender as in effect immediately before giving effect to such reduction minus (B) such RL Lender's Adjusted RL Percentage of the aggregate principal amount of Swingline Loans then outstanding.

          (b) Upon at least three Business Days' prior written notice to the Administrative Agent of the Notice Office (which notice the Administrative Agent shall promptly transmit to each of the PF Lenders), the Borrower shall have the right, at any time or from time to time, without premium or penalty, to terminate the Total Unutilized PF Letter of Credit Commitment in whole, or reduce it in part in an amount equal to at least $5,000,000 and in integral multiples of $5,000,000 thereafter, provided (x) that each such reduction shall apply proportionately to permanently reduce the PF Letter of Credit Commitment of each PF Lender and (y) the Borrower shall be obligated to pay any amounts owing pursuant to Section 1.11(b) in connection with any such partial reduction to the Total PF Letter of Credit Commitment. At the time of any termination or reduction of the Total PF Letter of Credit Commitment pursuant to this Section 3.02(b), the Administrative Agent shall return to the PF Lenders (ratably in accordance with their respective PF Percentages) their Credit-Linked Deposits in an amount by which the aggregate amount of the Credit-Linked Deposits at such time exceeds the Total PF Letter of Credit Commitment as in effect immediately after giving effect to such termination.

          (c) In the event of certain refusals by a Lender to consent to certain proposed changes, waivers, discharges or terminations with respect to this Agreement which have been approved by the Required Lenders as provided in
Section 13.12(b), the Borrower shall have the right, on or after the Term Loan Commitment Termination Date, subject to obtaining the consents required by
Section 13.12(b), upon five Business Days' prior written notice to the Administrative Agent at its Notice Office (which notice the Administrative Agent shall promptly transmit to each of the Lenders), to terminate all of the Commitments of such Lender (other than any such Commitment which is being maintained by such Lender (and not being terminated by the Borrower) as provided in Section 13.12(b)), so long as all Loans (other than any such Loans that are being maintained by such Lender (and not being repaid by the Borrower) as provided in Section 13.12(b)) and PF Unpaid Drawings (to the extent that such Lender's PF Letter of Credit Commitment is being terminated), together with accrued and unpaid interest, Fees and all other amounts, owing to such Lender (including all amounts, if any, owing pursuant to Section 1.11) are repaid concurrently with the effectiveness of such termination pursuant to Section 4.01(vi) (at which time Schedule I shall be deemed modified to reflect such changed amounts) and such Lender's RL Percentage or PF Percentage, as the case may be, of all outstanding WC Letters of

Credit and/or PF Letters of Credit are cash collateralized by the Borrower in a manner satisfactory to the Administrative Agent and the respective Letter of Credit Issuer, and at such time, unless the respective Lender continues to have outstanding Term Loans hereunder, such Lender shall no longer constitute a "Lender" for purposes of this Agreement, except with respect to indemnifications under this Agreement (including, without limitation, Sections 1.10, 1.11, 2.05, 4.04, 12.06, 13.01 and 13.06), which shall survive as to such repaid Lender. At the time of any termination of a PF Lender's PF Letter of Credit Commitment pursuant to this Section 3.02(c), the Administrative Agent shall return to such PF Lender its Credit-Linked Deposit.

          (d) The Borrower shall not have the right to voluntarily terminate or partially reduce the Total Term Loan Commitment (or the Term Loan Commitment of any Lender).

          3.03 Mandatory Reduction of Commitments. (a) The Total Commitment (and the Term Loan Commitment and Revolving Loan Commitment of each Lender) shall terminate in its entirety on December 23, 2003, unless the Initial Borrowing Date has occurred on or before such date.

          (b) In addition to any other mandatory commitment reductions pursuant to this Section 3.03, the Total Term Loan Commitment (and the Term Loan Commitment of each Lender) shall (i) be reduced on each date on which Term Loans are incurred (after giving effect to the making of Term Loans on such date) in an amount equal to the aggregate principal amount of Term Loans incurred on such date, (ii) terminate in its entirety (to the extent not theretofore terminated) on the Term Loan Commitment Termination Date (after giving effect to any incurrence of Term Loans on such date) and (iii) prior to the termination of the Total Term Loan Commitment as provided in clauses (i) and (ii) above, be reduced from time to time to the extent required by Section 4.02.

          (c) In addition to any other mandatory commitment reductions pursuant to this Section 3.03, the Total Revolving Loan Commitment (and the Revolving Loan Commitment of each RL Lender) shall terminate in its entirety on the earlier to occur of (i) the Revolving Loan Maturity Date and (ii) unless the Required Lenders shall otherwise consent in writing in their sole discretion, a Change of Control Event.

          (d) In addition to any other mandatory commitment reductions pursuant to this Section 3.03, the Total PF Letter of Credit Commitment (and the PF Letter of Credit Commitment of each PF Lender) shall terminate in its entirety upon the earlier to occur of (i) the Term Loan Maturity Date and (ii) unless the Required Lenders otherwise agree in writing, the date on which a Change of Control Event occurs. At the time of any termination of the Total PF Letter of Credit Commitment pursuant to this Section 3.03(d), the Administrative Agent shall return to the PF Lenders (ratably in accordance with their respective PF Percentages) their Credit-Linked Deposits (to the extent not theretofore applied pursuant to Section 2.03(c)(iii)) in an amount by which the aggregate amount of the Credit-Linked Deposits at such time exceeds the aggregate PF Letter of Credit Outstandings at such time.

          (e) In addition to any other mandatory commitment reductions pursuant to this Section 3.03, the Total Revolving Loan Commitment shall be permanently reduced from time to time to the extent required by Section 4.02.

          (f) Each reduction to the Total Term Loan Commitment, Total Revolving Loan Commitment or Total PF Letter of Credit Commitment pursuant to this Section 3.03 (or pursuant to Section 4.02) shall be applied proportionately to reduce the Term Loan Commitment, the Revolving Loan Commitment or the PF Letter of Credit Commitment, as the case may be, of each Lender with such a Commitment.

          SECTION 4. Payments.

          4.01 Voluntary Prepayments. The Borrower shall have the right to prepay the Loans, and the right to allocate such prepayments to Term Loans, Revolving Loans and/or Swingline Loans as the Borrower elects, in whole or in part, without premium or penalty except as otherwise provided in this Agreement, from time to time on the following terms and conditions:

          (i) the Borrower shall give the Administrative Agent at its Notice Office written notice (or telephonic notice promptly confirmed in writing) of its intent to prepay the Loans, whether such Loans are Term Loans, Revolving Loans or Swingline Loans, the amount of such prepayment, the Types of Loans to be repaid and (in the case of Eurodollar Loans) the specific Borrowing(s) pursuant to which made, which notice (I) shall be given by the Borrower prior to 12:00 Noon (New York time) (x) at least one Business Day prior to the date of such prepayment in the case of Term Loans and Revolving Loans maintained as Base Rate Loans, (y) at least three Business Days prior to the date of such prepayment in the case of Eurodollar Loans and (z) on the date of such prepayment in the case of Swingline Loans, (II) shall, in the case of prepayments of Term Loans, specify the manner in which such prepayment shall be applied to reduce the then remaining Scheduled Repayments and (III) shall, except in the case of Swingline Loans, promptly be transmitted by the Administrative Agent to each of the Lenders;

          (ii) each prepayment (other than prepayments in full of (I) all outstanding Base Rate Loans or (II) any outstanding Borrowing of Eurodollar Loans) shall be in an aggregate principal amount of at least (x) $1,000,000, in the case of Eurodollar Loans, (y) $500,000, in the case of Revolving Loans and Term Loans maintained as Base Rate Loans and (z) $100,000, in the case of Swingline Loans and, in each case, if greater, in integral multiples of $100,000, provided, that no partial prepayment of Eurodollar Loans made pursuant to a Borrowing shall reduce the aggregate principal amount of the Eurodollar Loans outstanding pursuant to such Borrowing to an amount less than the Minimum Borrowing Amount applicable thereto;

          (iii) at the time of any prepayment of Eurodollar Loans pursuant to this Section 4.01 on any date other than the last day of the Interest Period applicable thereto, the Borrower shall pay the amounts required pursuant to Section 1.11;

          (iv) except as provided in clause (vi) below, each prepayment in respect of any Loans made pursuant to a Borrowing shall be applied pro rata among such Loans, provided, that at the Borrower's election in connection with any prepayment of Revolving Loans pursuant to this Section 4.01, such prepayment shall not be applied to any Revolving Loans of a Defaulting Lender;

          (v)    each prepayment of principal of Term Loans pursuant to this
     Section 4.01 shall be applied to reduce the then remaining Scheduled Repayments in such manner as the Borrower shall designate in the notice delivered to the Administrative Agent pursuant to clause (i) of this
     Section 4.01, provided that if the Borrower fails to make such a designation, each such prepayment of Term Loans shall be applied to reduce the then remaining Scheduled Repayments on a pro rata basis (based upon the then remaining Scheduled Repayments after giving effect to all prior reductions thereto); and

          (vi) in the event of certain refusals by a Lender to consent to certain proposed changes, waivers, discharges or terminations with respect to this Agreement which have been approved by the Required Lenders as provided in Section 13.12(b), the Borrower may, on or after the Term Loan Commitment Termination Date, upon five Business Days' prior written notice to the Administrative Agent at its Notice Office (which notice the Administrative Agent shall promptly transmit to each of the Lenders), repay all Loans of such Lender (including all amounts, if any, owing pursuant to Section 1.11), together with accrued and unpaid interest, Fees and all other amounts then owing to such Lender (or owing to such Lender with respect to each Tranche which gave rise to the need to obtain such Lender's individual consent) in accordance with said Section 13.12(b), so long as
     (A) in the case of the repayment of Revolving Loans of any Lender pursuant to this clause (vi), (x) the Revolving Loan Commitment of such Lender is terminated concurrently with such repayment (at which time Schedule I shall be deemed modified to reflect the changed Revolving Loan Commitments) and
     (y) such Lender's Adjusted RL Percentage of all outstanding WC Letters of Credit is cash collateralized by the Borrower in a manner satisfactory to the Administrative Agent and the Letter of Credit Issuers, (B) in the case of the repayment of PF Unpaid Drawings for the account of any Lender pursuant to this clause (vi), (x) the PF Letter of Credit Commitment of such Lender is terminated concurrently with such repayment pursuant to
     Section 3.02(c) (at which time Schedule I shall be deemed modified to reflect the changed PF Letter of Credit Commitments) and (y) such Lender's PF Percentage of all outstanding PF Letters of Credit is cash collateralized by the Borrower in a manner satisfactory to the Administrative Agent and the Letter of Credit Issuers and (C) the consents required by Section 13.12(b) in connection with the repayment pursuant to this clause (vi) shall have been obtained.

          4.02 Mandatory Repayments and Commitment Reductions. (a) (i) If on any date the sum of (x) the aggregate outstanding principal amount of Revolving Loans made by Non-Defaulting Lenders and Swingline Loans (after giving effect to all other repayments thereof on such date) and (y) the WC Letter of Credit Outstandings on such date, exceeds the Adjusted Total Revolving Loan Commitment as then in effect, the Borrower shall repay on such date the principal of Swingline Loans, and if no Swingline Loans are or remain outstanding, the principal of Revolving Loans of Non-Defaulting Lenders in an aggregate amount equal to such excess. If, after giving effect to the prepayment of all outstanding Swingline Loans and all outstanding Revolving Loans of Non-Defaulting Lenders, the aggregate amount of WC Letter of Credit Outstandings exceeds the Adjusted Total Revolving Loan Commitment as then in effect, the Borrower shall pay to the Administrative Agent at the Payment Office on such date an amount in cash and/or Cash Equivalents equal to such excess (up to the aggregate amount of WC Letter of Credit Outstandings at such time) and the Administrative Agent shall hold such payment as security for the obligations of the Borrower to Non-Defaulting Lenders hereunder pursuant to a cash collateral agreement to be entered into in form and substance reasonably satisfactory to the Administrative Agent.

          (ii) On any date on which the aggregate outstanding principal amount of the Revolving Loans made by any Defaulting Lender exceeds the Revolving Loan Commitment of such Defaulting Lender, the Borrower shall prepay on such date principal of Revolving Loans of such Defaulting Lender in an amount equal to such excess.

          (iii) On any day on which the aggregate amount of all PF Letter of Credit Outstandings exceeds the Total PF Letter of Credit Commitment at such time, the Borrower shall pay to the Administrative Agent at the Payment Office on such day an amount of cash and/or Cash Equivalents equal to the amount of such excess (up to a maximum amount equal to the PF Letter of Credit Outstandings at such time), such cash and/or Cash Equivalents to be held as security for all obligations of the Borrower to the Letter of Credit Issuers and the Lenders hereunder in a cash collateral account to be established by, and under the sole dominion and control of, the Administrative Agent.

          (b) In addition to any other mandatory repayments or commitment reductions pursuant to this Section 4.02, on each date set forth below, the Borrower shall be required to repay that principal amount of Term Loans, to the extent then outstanding, as is set forth opposite such date (each such repayment, as the same may be reduced as provided in Sections 4.01 and 4.02(h), a "Scheduled Repayment"):

Scheduled Repayment Date            Amount
------------------------       ---------------

December 31, 2003              [$      350,000
March 31, 2004                  $      350,000
June 30, 2004                   $      350,000
September 30, 2004              $      350,000
December 31, 2004               $      350,000
March 31, 2005                  $      350,000
June 30, 2005                   $      350,000
September 30, 2005              $      350,000
December 31, 2005               $      350,000
March 31, 2006                  $      350,000
June 30, 2006                   $      350,000
September 30, 2006              $      350,000
December 31, 2006               $      350,000
March 31, 2007                  $      350,000
June 30, 2007                   $      350,000
September 30, 2007              $      350,000
December 31, 2007               $      350,000

Scheduled Repayment Date            Amount
------------------------        --------------

March 31, 2008                  $      350,000
June 30, 2008                   $      350,000
September 30, 2008              $      350,000
December 31, 2008               $      350,000
March 31, 2009                  $      350,000
June 30, 2009                   $      350,000
September 30, 2009              $      350,000
Term Loan Maturity Date         $  131,600,000]

In the event that, on the Term Loan Commitment Termination Date, less than $[140,000,000]/2/ in aggregate principal amount of Term Loans have been incurred on or prior to such date, an amount equal to the remainder of $[140,000,000] less the aggregate principal amount of the Term Loans incurred on or prior to such date shall be applied to reduce the then remaining Scheduled Repayments on a pro rata basis (based upon the then remaining principal amount of such Scheduled Repayments after giving effect to all prior reductions thereto).

          (c) In addition to any other mandatory repayments or commitment reductions pursuant to this Section 4.02, on each date on or after the Effective Date upon which Holdings or any of its Subsidiaries receives Net Sale Proceeds from any Asset Sale, an amount equal to 100% of the Net Sale Proceeds from such Asset Sale shall be applied as a mandatory repayment and/or commitment reduction in accordance with the requirements of Sections 4.02(h) and (i); provided that
(I) (x) with respect to any such Net Sale Proceeds received by Holdings or any of its Subsidiaries after the Effective Date in connection with a Tractor Trailer Replacement, such Net Sale Proceeds shall not give rise to a mandatory repayment (and/or commitment reduction, as the case may be) on such date to the extent that no Default or Event of Default then exists and Holdings delivers an officer's certificate to the Administrative Agent on or prior to such date stating that (i) an amount equal to such Net Sale Proceeds has been used to purchase a replacement Tractor Trailer within 180 days prior to the date of receipt of such Net Sale Proceeds or (ii) such Net Sale Proceeds shall be used to purchase a replacement Tractor Trailer within 180 days following the date of receipt of such Net Sale Proceeds (which certificate shall set forth the amount of the proceeds so expended or the estimates of the proceeds to be so expended, as the case may be) and (y) in the case of any Tractor Trailer Replacement for which no replacement Tractor Trailer has been purchased prior to the disposition of the Tractor Trailer to be replaced pursuant to such Tractor Trailer Replacement, if all or any portion of such Net Sale Proceeds referred to in preceding clause (x)(ii) are not so used within such 180-day period, such remaining portion shall be applied on the last day of such period as a mandatory repayment and/or commitment reduction as provided above (without regard to this proviso) and (II) with respect to no more than $10,000,000 in the aggregate of such Net Sale Proceeds received by Holdings or its Subsidiaries in any fiscal year of Holdings, such Net Sale Proceeds shall not give rise to a mandatory repayment (and/or commitment reduction, as the case may be) on such date to the

----------

/2/ To be finalized on the Initial Borrowing Date.

extent that no Default or Event of Default then exists and Holdings delivers a certificate to the Administrative Agent on or prior to such date stating that such Net Sale Proceeds shall be used or contractually committed to be used to purchase assets used or to be used in the businesses permitted pursuant to
Section 9.01 (including, without limitation (but only to the extent permitted by Section 9.02), the purchase of the capital stock of a Person engaged in such businesses) within 365 days following the date of receipt of such Net Sale Proceeds from such Asset Sale (which certificate shall set forth the estimates of the proceeds to be so expended); provided further, that (i) if all or any portion of such Net Sale Proceeds referred to in clause (II) of the immediately preceding proviso are not so used (or contractually committed to be used) within such 365 day period, such remaining portion shall be applied on the last day of such period as a mandatory repayment and/or commitment reduction as provided above (without giving effect to the immediately preceding proviso) and (ii) if all or any portion of such Net Sale Proceeds are not so used within such 365-day period referred to in clause (i) of this proviso because such amount is contractually committed to be used and subsequent to such date such contract is terminated or expires without such portion being so used, such remaining portion shall be applied on the date of such termination or expiration as a mandatory repayment and/or commitment reduction as provided above (without giving effect to the immediately preceding proviso). Notwithstanding the foregoing provisions of this Section 4.02(c), so long as no Default or Event of Default shall have occurred and be continuing, no mandatory repayments or commitment reductions shall be required pursuant to the immediately preceding proviso appearing in this Section 4.02(c) until the date on which the aggregate Net Sale Proceeds from all Asset Sales not reinvested within the time periods specified by said proviso equals or exceeds $2,000,000.

          (d) In addition to any other mandatory repayments or commitment reductions pursuant to this Section 4.02, on each date on or after the Effective Date on which Holdings or any of its Subsidiaries receives any cash proceeds from (i) any incurrence of Indebtedness (other than Indebtedness permitted to be incurred pursuant to Section 9.04 as in effect on the Effective Date) by Holdings or any of its Subsidiaries, (ii) any issuance of Preferred Stock by Holdings or any of its Subsidiaries (other than (x) Disqualified Preferred Stock to the extent the proceeds therefrom are used to effect Permitted Acquisitions and (y) Qualified Preferred Stock) or (iii) any sale or issuance of capital stock or other Equity Interests by, or cash capital contributions to, any Subsidiary of Holdings (other than (x) issuances of common Equity Interests to Holdings or any other Subsidiary of Holdings and (y) cash capital contributions to any Subsidiary of Holdings by Holdings or any Subsidiary of Holdings), an amount equal to 100% of the Net Cash Proceeds of the respective incurrence of Indebtedness, issuance of Preferred Stock or Equity Interests or capital contribution shall be applied as a mandatory repayment and/or commitment reduction in accordance with the requirements of Sections 4.02(h) and (i). Notwithstanding the foregoing provisions of this Section 4.02(d), so long as no Default or Event of Default shall have occurred and be continuing, no mandatory repayment or commitment reduction shall be required pursuant to this Section 4.02(d) until the date on which the sum of (x) the Net Cash Proceeds required to be applied as mandatory repayments and/or commitment reductions in the absence of this sentence plus (y) the Net Cash Proceeds required to be applied as mandatory repayments and/or commitment reductions pursuant to Section 4.02(e) in the absence of the last sentence of said Section, equals or exceeds $2,000,000.

          (e) In addition to any other mandatory repayments or commitment reductions pursuant to this Section 4.02, on each date on or after the Effective Date on which Holdings or any of its Subsidiaries receives any cash proceeds from any sale or issuance of Qualified Preferred Stock or common Equity Interests of (or cash capital contributions to) Holdings (other than (u) the Holdings Equity Financing, (v) issuances of Holdings Common Stock to management of Holdings and its Subsidiaries (including as a result of the exercise of any options with respect thereto) generating cash proceeds in an aggregate amount not to exceed $5,000,000 in any fiscal year of Holdings, (w) issuances of Holdings Common Stock as a result of the exercise of any warrants with respect thereto generating cash proceeds in an aggregate amount not to exceed $2.0 million, (x) any issuance of Holdings Common Stock or Qualified Preferred Stock, to the extent the proceeds therefrom are used to effect Permitted Acquisitions, (y) so long as no Default or Event of Default is then in existence, any issuance of Holdings Common Stock or Qualified Preferred Stock, to the extent the proceeds therefrom are used (I) to repurchase and/or redeem Existing 2006 Floating Rate Senior Subordinated Notes in accordance with the requirements of subclause (t) of the proviso appearing in Section 9.12(ii) and/or (II) to repay principal and accrued but unpaid interest on Existing 2006 Floating Rate Senior Subordinated Notes upon the final stated maturity thereof and (z) additional issuances of Holdings Common Stock and Qualified Preferred Stock, to the extent that the aggregate proceeds excluded pursuant to this clause (z) after the Effective Date do not exceed $5,000,000 in the aggregate), an amount equal to the Applicable Prepayment Percentage of the Net Cash Proceeds of the respective equity issuance or capital contribution shall be applied as a mandatory repayment and/or commitment reduction in accordance with the requirements of Sections 4.02(h) and
(i); provided that Net Cash Proceeds received by Holdings from additional sales or issuances of Holdings Common Stock or Qualified Preferred Stock shall not be required to be applied as a mandatory repayment (and/or commitment reduction, as the case may be) on the date of receipt thereof, to the extent that (x) no Default or Event of Default then exists and (y) Holdings delivers a certificate to the Administrative Agent on or prior to such date stating that such Net Cash Proceeds shall be used or contractually committed to be used to make Capital Expenditures and/or effect Permitted Acquisitions within 270 days following the date of receipt of such Net Cash Proceeds (which certificate shall set forth the estimates of the proceeds to be so expended), and provided further, that (i) if all or any portion of such Net Cash Proceeds are not so used (or contractually committed to be used) within such 270-day period, such remaining portion shall be applied on the last day of such period as a mandatory repayment and/or commitment reduction as provided above and (ii) if all or any portion of such Net Cash Proceeds are not so used within such 270-day period referred to in clause (i) above because such amount is contractually committed to be used and subsequent to such date such contract is terminated or expires without such portion being so used, such remaining portion shall be applied on the date of such termination or expiration as a mandatory repayment and/or commitment reduction as provided above. Notwithstanding the foregoing provisions of this
Section 4.02(e), so long as no Default or Event of Default shall have occurred and be continuing, no mandatory repayment and/or commitment reduction shall be required pursuant to this Section 4.02(e) until the date on which the sum of (x) the Net Cash Proceeds required to be applied as mandatory repayments and/or commitment reductions in the absence of this sentence plus (y) the Net Cash Proceeds required to be applied as mandatory repayments and/or commitment reductions pursuant to Section 4.02(d) in the absence of the last sentence in said Section, equals or exceeds $2,000,000.

          (f) In addition to any other mandatory repayments or commitment reductions pursuant to this Section 4.02, within 10 days following each date on or after the Effective Date on which Holdings or any of its Subsidiaries receives any cash proceeds from any Recovery

Event (other than proceeds from any Excluded Recovery Event), an amount equal to 100% of the proceeds of such Recovery Event (net of reasonable costs (including, without limitation, legal costs and expenses) and taxes incurred in connection with such Recovery Event and the amount of such proceeds required to be used to repay any Indebtedness (other than Indebtedness of the Lenders pursuant to this Agreement) which is secured by the respective assets subject to such Recovery Event) shall be applied as a mandatory repayment and/or commitment reduction in accordance with the requirements of Sections 4.02(h) and (i), provided that (x) so long as no Default or Event of Default then exists and such proceeds do not exceed $5,000,000, such proceeds shall not be required to be so applied on such date to the extent that an Authorized Officer of Holdings has delivered a certificate to the Administrative Agent on or prior to such date stating that such proceeds shall be used or shall be committed to be used to replace or restore any properties or assets in respect of which such proceeds were paid within 360 days following the date of such Recovery Event (which certificate shall set forth the estimates of the proceeds to be so expended) and (y) so long as no Default or Event of Default then exists and to the extent that (a) the amount of such proceeds exceeds $5,000,000, (b) the amount of such proceeds, together with other cash available to Holdings and its Subsidiaries and permitted to be spent by them on Capital Expenditures during the relevant period, equals at least 100% of the cost of replacement or restoration of the properties or assets in respect of which such proceeds were paid as determined by Holdings and as supported by such estimates or bids from contractors or subcontractors or such other supporting information as the Administrative Agent may reasonably accept, (c) an Authorized Officer of Holdings has delivered to the Administrative Agent a certificate on or prior to the date the respective mandatory repayment and/or commitment reduction would otherwise be required pursuant to this Section 4.02(f) in the form described in clause (x) above and also certifying its determination as required by preceding clause (b) and certifying the sufficiency of business interruption insurance as required by succeeding clause (d), and (d) an Authorized Officer of Holdings has delivered to the Administrative Agent such evidence as the Administrative Agent may reasonably request in form and substance reasonably satisfactory to the Administrative Agent establishing that Holdings has sufficient business interruption insurance and that Holdings will receive payment thereunder in such amounts and at such times as are necessary to satisfy all obligations and expenses of Holdings and its Subsidiaries (including, without limitation, all debt service requirements, including pursuant to this Agreement), without any delay or extension thereof, for the period from the date of the respective casualty, condemnation or other event giving rise to the Recovery Event and continuing through the completion of the replacement or restoration of the respective properties or assets, then the entire amount of the proceeds of such Recovery Event and not just the portion in excess of $5,000,000 shall be deposited with the Administrative Agent pursuant to a cash collateral arrangement reasonably satisfactory to the Administrative Agent whereby such proceeds shall be disbursed to Holdings from time to time as needed to pay or reimburse Holdings or such Subsidiary actual costs incurred by it in connection with the replacement or restoration of the respective properties or assets (pursuant to such certification requirements as may be established by the Administrative Agent), provided further, that at any time while an Event of Default has occurred and is continuing, the Required Lenders may direct the Administrative Agent (in which case the Administrative Agent shall, and is hereby authorized by each Credit Agreement Party to, follow said directions) to apply any or all proceeds then on deposit in such collateral account to the repayment of Obligations hereunder in the same manner as proceeds would be applied pursuant to the Security Agreement, and provided further, that if all or any portion of such proceeds not required to be applied as a mandatory repayment and/or commitment reduction pursuant to the second preceding proviso (whether pursuant to clause (x) or (y) thereof) are either (A) not so used or committed to be so used within 360 days after the date of the respective Recovery Event or (B) if committed to be used within 360 days after the date of receipt of such net proceeds and not so used within 18 months after the date of respective Recovery Event then, in either such case, such remaining portion not used or committed to be used (in the case of preceding clause (A)) and not used (in the case of preceding clause (B)) shall be applied on the date occurring 360 days after the date of the respective Recovery Event (in the case of clause (A) above) or the date occurring 18 months after the date of the respective Recovery Event (in the case of clause (B) above) as a mandatory repayment and/or commitment reduction in accordance with the requirements of Sections 4.02(h) and
(i).

          (g) In addition to any other mandatory repayments or commitment reductions pursuant to this Section 4.02, on each Excess Cash Flow Payment Date, an amount equal to the Applicable Excess Cash Flow Percentage of the Adjusted Excess Cash Flow for the relevant Excess Cash Flow Payment Period shall be applied as a mandatory repayment and/or commitment reduction in accordance with the requirements of Sections 4.02(h) and (i).

          (h)   Each amount required to be applied pursuant to Sections 4.02(c),
(d), (e), (f) and (g) in accordance with this Section 4.02(h) shall be applied
(i) first, to repay the outstanding principal amount of Term Loans, (ii) second, to the extent in excess of the amounts required to be applied pursuant to preceding subclause (i), to reduce the Total Term Loan Commitment, and (iii) third, to the extent in excess of the amounts required to be applied pursuant to preceding subclauses (i) and (ii), to reduce the Total Revolving Loan Commitment and the Total PF Letter of Credit Commitment on a pro rata basis (based on the relative amounts of the Total Revolving Loan Commitment and the Total PF Letter of Credit Commitment, in each case as in effect before giving effect to the respective reduction). It is understood and agreed that (x) the amount of any reduction to the Total Term Loan Commitment, the Total Revolving Loan Commitment and/or Total PF Letter of Credit Commitment as provided in preceding subclauses
(ii) and (iii) shall be deemed to be an application of proceeds for purposes of this Section 4.02(h) even though cash is not actually applied, (y) any cash received by Holdings or such Subsidiary in connection with the event giving rise to such reduction will be retained by such Person except, in the case of any reduction to the Total Revolving Loan Commitment or the Total PF Letter of Credit Commitment, to the extent that such cash is otherwise required to be applied as provided in Section 4.02(a) as a result of such reduction to the Total Revolving Loan Commitment or the Total PF Letter of Credit Commitment, as the case may be, and (z) each such reduction to the Total Term Loan Commitment, the Total Revolving Loan Commitment and the Total PF Letter of Credit Commitment shall be made in accordance with Section 3.03(e)). All repayments or commitment reductions, as the case may be, of outstanding Term Loans or Term Loan Commitments, as the case may be, pursuant to Sections 4.02(c), (d), (e), (f) or
(g) shall be applied to reduce the then remaining Scheduled Repayments of Term Loans on a pro rata basis (based upon the then remaining Scheduled Repayments after giving effect to all prior reductions thereto). For purposes of greater clarity, the parties hereto acknowledge and agree that any amount applied pursuant to Section 4.02(c), (d), (e) or (f) as a mandatory repayment in accordance with this Section 4.02(h) need not represent the actual proceeds received by Holdings or any of its Subsidiaries in connection with the respective Asset Sale, debt incurrence, equity issuance or Recovery Event, as the case may be.

          (i) With respect to each repayment of Loans required by this Section 4.02, the Borrower may designate the Types of Loans of the respective Tranche which are to be repaid and, in the case of Eurodollar Loans, the specific Borrowing or Borrowings of the respective Tranche pursuant to which made, provided that: (i) repayments of Eurodollar Loans pursuant to this Section 4.02 may only be made on the last day of an Interest Period applicable thereto unless
(x) all Eurodollar Loans of the respective Tranche with Interest Periods ending on such date of required repayment and all Base Rate Loans of the respective Tranche have been paid in full and/or (y) concurrently with such repayment, the Borrower pays all breakage costs and other amounts owing to each Lender pursuant to Section 1.11; (ii) if any repayment of Eurodollar Loans made pursuant to a single Borrowing shall reduce the outstanding Eurodollar Loans made pursuant to such Borrowing to an amount less than the Minimum Borrowing Amount applicable thereto, such Borrowing shall be converted at the end of the then current Interest Period into a Borrowing of Base Rate Loans; and (iii) each repayment of any Tranche of Loans made pursuant to a Borrowing shall be applied pro rata among such Tranche of Loans. In the absence of a designation by the Borrower as described in the preceding sentence, the Administrative Agent shall, subject to the above, make such designation in its sole discretion with a view, but no obligation, to minimize breakage costs owing under Section 1.11. Notwithstanding the foregoing provisions of this Section 4.02, if at any time the mandatory repayment of Loans pursuant to this Section 4.02 would result, after giving effect to the procedures set forth in this clause (i) above, in the Borrower incurring breakage costs under Section 1.11 as a result of Eurodollar Loans being repaid other than on the last day of an Interest Period applicable thereto (any such Eurodollar Loans, "Affected Loans"), the Borrower may elect, by written notice to the Administrative Agent, to have the provisions of the following sentence be applicable. At the time any Affected Loans are otherwise required to be prepaid, the Borrower may elect to deposit 100% (or such lesser percentage elected by the Borrower as not being repaid) of the principal amounts that otherwise would have been paid in respect of the Affected Loans with the Administrative Agent to be held as security for the obligations of the Borrower hereunder pursuant to a cash collateral agreement to be entered into in form and substance satisfactory to the Administrative Agent, with such cash collateral to be released from such cash collateral account (and applied to repay the principal amount of such Eurodollar Loans) upon each occurrence thereafter of the last day of an Interest Period applicable to Eurodollar Loans (or such earlier date or dates as shall be requested by the Borrower), with the amount to be so released and applied on the last day of each Interest Period to be the amount of such Eurodollar Loans to which such Interest Period applies (or, if less, the amount remaining in such cash collateral account).

          (j) Notwithstanding anything to the contrary contained elsewhere in this Agreement, (i) all then outstanding Swingline Loans shall be repaid in full on the Swingline Expiry Date, (ii) all other then outstanding Loans shall be repaid in full on the respective Maturity Date for such Loans, (iii) all then outstanding PF Unpaid Drawings which the Borrower had theretofore elected to keep outstanding as provided in Section 2.04(b) shall be repaid in full on the Term Loan Maturity Date and (iv) unless the Required Lenders shall otherwise agree in writing in their sole discretion, all outstanding Loans shall be repaid in full upon the occurrence of a Change of Control Event.

          4.03 Method and Place of Payment. Except as otherwise specifically provided herein, all payments under this Agreement or any Note shall be made to the Administrative

Agent for the ratable account of the Lender or Lenders entitled thereto not later than 12:00 Noon (New York time) on the date when due and shall be made in U.S. Dollars in immediately available funds at the Payment Office. Any payments under this Agreement or under any Note which are made later than 12:00 Noon (New York time) on any Business Day shall be deemed to have been made on the next succeeding Business Day. Whenever any payment to be made hereunder or under any Note shall be stated to be due on a day which is not a Business Day, the due date thereof shall be extended to the next succeeding Business Day and, with respect to payments of principal, interest shall be payable during such extension at the applicable rate in effect immediately prior to such extension.

          4.04 Net Payments. (a) All payments made by any Credit Agreement Party hereunder (including, in the case of Holdings, in its capacity as Guarantor pursuant to Section 14) or under any Note will be made without setoff, counterclaim or other defense. Except as provided in Section 4.04(b), all such payments will be made free and clear of, and without deduction or withholding for, any present or future taxes, levies, imposts, duties, fees, assessments or other charges of whatever nature now or hereafter imposed with respect to such payments by any jurisdiction or by any political subdivision or taxing authority thereof or therein with respect to such payments (but excluding, in the case of each Lender, except as provided in the second succeeding sentence, any tax, including any income, branch profits, franchise or similar tax, which in each case is imposed on or measured by the net income, net profits or capital of such Lender pursuant to the laws of the jurisdiction in which such Lender is organized or the jurisdiction in which the principal office or applicable lending office of such Lender is located or any political subdivision or taxing authority thereof or therein) and all interest, penalties or similar liabilities with respect to such nonexcluded taxes, levies, imposts, duties, fees, assessments or other charges (all such nonexcluded taxes, levies, imposts, duties, fees, assessments or other charges being referred to collectively as "Taxes"). If any Taxes are so levied or imposed, the relevant Credit Agreement Party agrees to pay the full amount of such Taxes, and such additional amounts as may be necessary so that every payment of all amounts due by such Credit Agreement Party under this Agreement or under any Note, after withholding or deduction for or on account of any Taxes, will not be less than the amount provided for herein or in such Note. If any amounts are payable in respect of Taxes pursuant to the preceding sentence (any such amounts, the "Gross-Up Amount"), the relevant Credit Agreement Party agrees to reimburse each Lender, upon the written request of such Lender, for the net amount, if any, of any taxes such Lender shall determine are incurred by such Lender (taking into account in calculating such net amount any allowable credit, deduction or other benefit available as a result of, or with respect to, the payment by the relevant Credit Agreement Party to such Lender of (i) the Gross-Up Amount or
(ii) any amount paid pursuant to this sentence) that would not have been incurred in the absence of the payment by such Credit Agreement Party of (i) the Gross-Up Amount or (ii) any amount paid pursuant to this sentence. The relevant Credit Agreement Party will furnish to the Administrative Agent promptly after the date the payment of any Taxes is due pursuant to applicable law certified copies of tax receipts evidencing such payment by such Credit Agreement Party. Each Credit Agreement Party agrees to indemnify and hold harmless each Lender, and reimburse such Lender upon its written request, for the amount of any Taxes so levied or imposed and paid by such Lender in respect of any payments by or on behalf of such Credit Agreement Party.

          (b) Each Lender party to this Agreement on the Effective Date hereby represents that, as of the Effective Date, all payments of principal, interest, and fees to be made to it by the Borrower pursuant to this Agreement will be totally exempt from withholding of United States federal tax. Each Lender that is not a United States person (as such term is defined in Section 7701(a)(30) of the Code) for U.S. Federal income tax purposes agrees to deliver to the Borrower and the Administrative Agent on or prior to the Effective Date, or in the case of a Lender that is an assignee or transferee of an interest under this Agreement pursuant to Section 1.13 or 13.04, on the date of such assignment or transfer to such Lender, (i) two accurate and complete original signed copies of Internal Revenue Service Form W-8ECI or Form W-8BEN (with respect to a complete exemption under an income tax treaty) (or successor forms) certifying to such Lender's entitlement to a complete exemption from United States withholding tax with respect to payments to be made under this Agreement and under any Note, or
(ii) if the Lender is not a "bank" within the meaning of Section 881(c)(3)(A) of the Code and cannot deliver either Internal Revenue Service Form W-8ECI or Form W-8BEN (with respect to a complete exemption under an income tax treaty) pursuant to clause (i) above, (x) a certificate substantially in the form of Exhibit D (any such certificate, a "Section 4.04(b)(ii) Certificate") and (y) two accurate and complete original signed copies of Internal Revenue Service Form W-8BEN (with respect to the portfolio interest exemption) (or successor form) certifying to such Lender's entitlement to a complete exemption from United States withholding tax with respect to payments of interest to be made under this Agreement and under any Note. In addition, each Lender agrees that
(a) from time to time after the Effective Date, when a lapse in time or change in circumstances or applicable law renders the previous certification obsolete or inaccurate in any material respect, and (b) upon the Borrower's reasonable request after the occurrence of any change in applicable law or any other event requiring the delivery of a Form W-8ECI, Form W-8BEN or any successor form in addition to or in replacement of the forms previously delivered, it will deliver to the Borrower and the Administrative Agent two new accurate and complete original signed copies of Internal Revenue Service Form W-8ECI, Form W-8BEN (with respect to the benefits of any income tax treaty), Form W-8BEN (with respect to the portfolio interest exemption) and a Section 4.04(b)(ii) Certificate, or any successor form, as the case may be, and such other forms as may be required in order to confirm or establish the entitlement of such Lender to a continued exemption from or reduction in United States withholding tax with respect to payments under this Agreement and any Note, or it shall immediately notify the Borrower and the Administrative Agent of its inability to deliver any such form or certificate in which case such Lender shall not be required to deliver any such form or certificate pursuant to this Section 4.04(b). Notwithstanding anything to the contrary contained in Section 4.04(a), but subject to the immediately succeeding sentence, (x) the Borrower shall be entitled, to the extent it is required to do so by law, to deduct or withhold income or similar taxes imposed by the United States (or any political subdivision or taxing authority thereof or therein) from interest, fees or other amounts payable hereunder for the account of any Lender which is not a United States person (as such term is defined in Section 7701(a)(30) of the Code) for federal income tax purposes to the extent that such Lender has not provided to the Borrower U.S. Internal Revenue Service forms that establish a complete exemption from, or reduction in the amount of, such deduction or withholding (unless the Lender shall no longer be eligible to deliver such form or statement) and (y) the Borrower shall not be obligated pursuant to Section 4.04(a) hereof to gross-up payments to be made to such Lender, or to indemnify and hold harmless or reimburse such Lender, in respect of income or similar taxes imposed by the United States if (I) such

Lender has not provided to the Borrower the Internal Revenue Service forms required to be provided to the Borrower pursuant to this Section 4.04(b) or (II) in the case of a payment, other than interest, to a Lender described in clause
(ii) above, to the extent that such forms do not establish a complete exemption from withholding of such taxes. Notwithstanding anything to the contrary contained in the preceding sentence or elsewhere in this Section 4.04 and except as set forth in Section 13.04(b), the Borrower agrees to pay additional amounts and to indemnify each Lender in the manner set forth in Section 4.04(a) (without regard to the identity of the jurisdiction requiring the deduction or withholding) in respect of any Taxes deducted or withheld by it as described in the immediately preceding sentence as a result of any changes after the Effective Date in any applicable law, treaty, governmental rule, regulation, guideline or order, or in the interpretation thereof, relating to the deducting or withholding of such Taxes; provided, however, the Borrower shall not be required to pay any additional amounts pursuant to this sentence to the extent such deduction or withholding is imposed as a result of the failure of the Lender to furnish the Borrower U.S. Internal Revenue Service Forms that establish a complete exemption from or reduction in the amount of such deduction or withholding (unless such Lender shall not be eligible to deliver such form or statement). The Borrower shall not be required to pay any additional amounts or indemnification under Section 4.04(a) to any Lender to the extent that the obligation to pay such additional amounts or indemnification would not have arisen but for the representation set forth in the first sentence of Section 4.04(b) above made by the Lender not being true.

          (c)   If the Borrower pays any additional amount under this Section
4.04 with respect to taxes imposed on any payments made to or on behalf of a Lender and such Lender determines in its sole discretion, but acting in good faith, that it has actually received or realized in connection therewith any refund of tax, or any reduction of, or credit against, its tax liabilities (a "Tax Benefit"), such Lender shall pay to the Borrower an amount that the Lender shall, in its sole discretion, but acting in good faith, determine is equal to the net benefit, after tax, which was obtained by the Lender as a consequence of such refund, reduction or credit; provided, however, that (i) any Lender may determine, in its sole discretion consistent with the policies of such Lender, whether to seek a Tax Benefit and (ii) nothing in this Section 4.04(c) shall require the Lender to disclose any confidential information to the Borrower (including, without limitation, its tax returns).

          (d) Each Lender shall use reasonable efforts (consistent with legal and regulatory restrictions and subject to overall policy considerations of such Lender) (i) to file any certificate or document or to furnish any information as reasonably requested by the Borrower pursuant to any applicable treaty, law or regulation or (ii) to designate a different applicable lending office of such Lender, if the making of such filing or the furnishing of such information or the designation of such other lending office would avoid the need for or reduce the amount of any additional amounts payable by the Borrower and would not, in the sole discretion of such Lender, be disadvantageous to such Lender.

          (e) The provisions of this Section 4.04 are subject to the provisions of Section 13.18 (to the extent applicable).

          SECTION 5. Conditions Precedent to Initial Credit Events/3/. The obligation of each Lender to make each Loan hereunder, the obligation of each PF Lender to fund its Credit-Linked Deposit and the obligation of the Letter of Credit Issuer to issue each Letter of Credit hereunder, in each case on the Initial Borrowing Date, is subject at the time of the making of such Loan, the funding of such Credit-Linked Deposit or the issuance of such Letter of Credit, as the case may be, to the satisfaction of the following conditions:

          5.01 Execution of Agreement; Notes. On or prior to the Initial Borrowing Date, (i) the Effective Date shall have occurred and (ii) there shall have been delivered to the Administrative Agent for the account of each Lender requesting same the appropriate Term Note and/or Revolving Note and to CSFB, if so requested, the Swingline Note, in each case executed by the Borrower and in the amount, maturity and as otherwise provided herein.

          5.02 Officer's Certificate. On the Initial Borrowing Date, the Administrative Agent shall have received a certificate dated such date signed by an appropriate officer of Holdings stating that all of the applicable conditions set forth in Sections 5.05 through 5.09, inclusive, and 6A.01 (other than such conditions that are expressly subject to the satisfaction of the Agents and/or the Required Lenders), have been satisfied on such date.

          5.03 Opinions of Counsel. On the Initial Borrowing Date, the Administrative Agent shall have received opinions, addressed to each Agent, the Collateral Agent and each of the Lenders and dated the Initial Borrowing Date, from (i) O'Melveny & Myers LLP, special New York counsel to the Credit Parties, which opinion shall cover the matters contained in Exhibit E-1 and such other matters incident to the transactions contemplated herein as the Agents and the Required Lenders may reasonably request and be in form and substance reasonably satisfactory to the Agents and the Required Lenders, (ii) Robert R. Kasak, special Florida and Illinois counsel to the Credit Parties, which opinion shall cover the matters contained in Exhibit E-2 and such other matters incident to the transactions contemplated herein as the Agents and the Required Lenders may reasonably request and be in form and substance reasonably satisfactory to the Agents and the Required Lenders and (iii) local counsel to the Credit Parties and/or the Agents reasonably satisfactory to the Agents, which opinions (x) shall be addressed to each Agent, the Collateral Agent and each of the Lenders,
(y) shall cover the perfection of the security interests granted pursuant to the Security Documents and such other matters incident to the transactions contemplated herein as the Agents may reasonably request and (z) shall be in form and substance reasonably satisfactory to the Agents.

          5.04 Company Documents; Proceedings. (a) On the Initial Borrowing Date, the Administrative Agent shall have received from Holdings and each other Credit Party a certificate, dated the Initial Borrowing Date, signed by the chairman, a vice-chairman, the president or any vice-president of such Credit Party, and attested to by the secretary or any assistant secretary of such Credit Party, in the form of Exhibit F with appropriate insertions, together with copies of the certificate of incorporation, by-laws or equivalent organizational

----------

/3/ CSFB to provide internally approved form language for condition in respect of "know your customer" and Anti-Money Laundering rules and regulations.

documents of such Credit Party and the resolutions of such Credit Party referred to in such certificate and all of the foregoing (including each such certificate of incorporation, by-laws or other organizational document) shall be reasonably satisfactory to the Agents.

          (b) On the Initial Borrowing Date, all Company and legal proceedings and all instruments and agreements in connection with the transactions contemplated by this Agreement and the other Documents shall be reasonably satisfactory in form and substance to the Agents, and the Administrative Agent shall have received all information and copies of all certificates, documents and papers, including good standing certificates, bring-down certificates and any other records of Company proceedings and governmental approvals, if any, which any Agent reasonably may have requested in connection therewith, such documents and papers, where appropriate, to be certified by proper Company or governmental authorities.

          5.05 Adverse Change, etc. On the Initial Borrowing Date, since December 31, 2002, nothing shall have occurred (and neither the Required Lenders nor any Agent shall have become aware of any facts or conditions not previously known) which the Required Lenders or any Agent shall reasonably determine has had, or could reasonably be expected to have, a Material Adverse Effect.

          5.06 Litigation. On the Initial Borrowing Date, there shall be no actions, suits, proceedings or investigations pending or threatened (a) with respect to this Agreement or any other Document or the Transaction, (b) with respect to any Existing Indebtedness, (c) which has had, or could reasonably be expected to have, a Material Adverse Effect or (d) which any Agent or the Required Lenders shall determine, has had, or could reasonably be expected to have, a Material Adverse Effect.

          5.07 Approvals. On the Initial Borrowing Date, (i) all necessary governmental (domestic and foreign), regulatory and material third party approvals in connection with any Existing Indebtedness, the Transaction, the other transactions contemplated by the Documents and otherwise referred to herein or therein shall have been obtained and remain in full force and effect and evidence thereof shall have been provided to the Administrative Agent, and
(ii) all applicable waiting periods shall have expired without any action being taken by any competent authority which restrains, prevents or imposes materially adverse conditions upon the consummation of the Transaction, the making of the Loans and the transactions contemplated by the Documents or otherwise referred to herein or therein. Additionally, there shall not exist any judgment, order, injunction or other restraint issued or filed or a hearing seeking injunctive relief or other restraint pending or notified prohibiting or imposing materially adverse conditions upon, or materially delaying, or making economically unfeasible, the consummation of the Transaction or the making of the Loans.

          5.08 Financing Transactions etc. (a) On or prior to the Initial Borrowing Date, (i) Holdings shall have received cash proceeds of at least $[105,000,000] (calculated before underwriting discounts and commissions) pursuant to an underwritten public sale of shares of Holdings Common Stock pursuant to a registration statement declared effective by the SEC (the "Holdings Equity Financing"), (ii) the Borrower shall have received cash proceeds of $[125,000,000] (calculated before underwriting discounts and commissions) from the issuance by it of a like principal amount of New Senior Subordinated Notes, (iii) Holdings shall have contributed the full amount of the net cash proceeds of the Holdings Equity Financing as a common equity contribution to the Borrower (the "Holdings Equity Contribution") and (iv) Holdings shall have utilized (and caused its Subsidiaries to utilize) the full amount of the cash proceeds received by them as provided in preceding clauses (i) through (iii) to make payments owing in connection with the Transaction prior to the utilization by the Borrower of any proceeds of Loans for such purpose.

          (b) On or prior to the Initial Borrowing Date, 510,000 shares of Holdings' 13.75% cumulative accreting preferred stock with an aggregate liquidation preference of $[69,400,000] shall have been converted (the "Preferred Stock Conversion") into 7,654,229 shares of Holdings Common Stock.

          (c) On the Initial Borrowing Date, each of the Holdings Equity Financing, the Holdings Equity Contribution, the issuance of the New Senior Subordinated Notes and the Preferred Stock Conversion shall have been consummated in accordance with the terms and conditions of the applicable Documents therefor and all applicable law. On the Initial Borrowing Date, (x) the Administrative Agent shall have received true and correct copies of all Holdings Equity Financing Documents, all New Senior Subordinated Notes Documents and all Preferred Stock Conversion Documents, certified as such by an appropriate officer of Holdings, (y) all such Documents and all terms and conditions thereof (including, without limitation, in the case of the New Senior Subordinated Notes Documents, amortization, maturities, interest rates, covenants, defaults, remedies, guaranties, guarantors and subordination provisions) shall be in form and substance reasonably satisfactory to each Agent and the Required Lenders and (z) all such Documents shall be in full force and effect. All conditions precedent to the consummation of the Holdings Equity Financing, the issuance of the New Senior Subordinated Notes and the Preferred Stock Conversion, each as set forth in the relevant Documents therefor shall have been satisfied, and not waived unless consented to by each Agent and the Required Lenders, to the reasonable satisfaction of each Agent and the Required Lenders.

          (d) The Administrative Agent shall have received evidence, in form, scope and substance reasonably satisfactory to it, that the matters set forth in this Section 5.08 have been satisfied as of the Initial Borrowing Date.

          5.09 Refinancing. (a) On the Initial Borrowing Date and concurrently with the incurrence of Loans and the use of such Loans to finance the Bank Refinancing on such date, all Indebtedness of Holdings and its Subsidiaries under the Existing Credit Agreement shall have been repaid in full, together with all fees and other amounts owing thereon, all commitments under the Existing Credit Agreement shall have been terminated and all letters of credit issued pursuant to the Existing Credit Agreement shall have been terminated, incorporated hereunder as Letters of Credit as contemplated by Section 2.01(e) or supported by a back-stop Letter of Credit issued hereunder.

          (b) On the Initial Borrowing Date and concurrently with the incurrence of Loans on such date, all security interests in respect of, and Liens securing, the Indebtedness under the Existing Credit Agreement and the Existing Senior Subordinated Secured Notes Documents shall have been terminated and released, and the Administrative Agent shall have received all such releases as may have been requested by the Administrative Agent, which releases shall be in form and substance satisfactory to the Administrative Agent. Without limiting the foregoing, there shall have been delivered to the Administrative Agent (x) proper termination statements, financing change statements and applications for registration (Form UCC-3, Form PPSA-2C or the appropriate equivalent) for filing under the UCC, PPSA or equivalent statute or regulation of each jurisdiction where a financing statement or application for registration (Form UCC-1, PPSA Form 1-C or the appropriate equivalent) was filed with respect to Holdings or any of its Subsidiaries in connection with the security interests created with respect to the Existing Credit Agreement, the Existing Senior Subordinated Secured Notes Documents and the documentation related thereto, (y) terminations or reassignments of any security interest in, or Lien on, any patents, trademarks, copyrights, or similar interests of Holdings or any of its Subsidiaries on which filings have been made and (z) terminations of all mortgages, leasehold mortgages, hypothecs and deeds of trust created with respect to property of Holdings or any of its Subsidiaries, in each case, to secure the obligations under the Existing Credit Agreement and the Existing Senior Subordinated Secured Notes Documents, all of which shall be in form and substance reasonably satisfactory to the Administrative Agent.

          (c) On the Initial Borrowing Date and after giving effect to the consummation of each component of the Transaction to be consummated on the Initial Borrowing Date, Holdings and its Subsidiaries shall have no Indebtedness or Preferred Stock outstanding other than (i) the Loans, (ii) the CLC Preferred Stock, (iii) the New Senior Subordinated Notes, (iv) the Existing Senior Notes To Be Refinanced, (v) Existing 2006 Floating Rate Senior Subordinated Notes in an aggregate principal amount not to exceed $7,500,000 and (vi) certain other indebtedness existing on the Initial Borrowing Date as listed on Schedule IV in an aggregate outstanding principal amount not to exceed $[______]/4/ (with the Indebtedness described in this sub-clause (vi) being herein called the "Scheduled Existing Indebtedness" and, together with the Existing Senior Notes To Be Refinanced and the Existing 2006 Floating Rate Senior Subordinated Notes, the "Existing Indebtedness"). On and as of the Initial Borrowing Date, all of the Existing Indebtedness and CLC Preferred Stock shall remain outstanding after giving effect to the Transaction and the other transactions contemplated hereby (other than the Existing Senior Notes Refinancing) without any default or event of default existing thereunder or arising as a result of the Transaction and the other transactions contemplated hereby (other than the Existing Senior Notes Refinancing) (except to the extent amended or waived by the parties thereto on terms and conditions satisfactory to the Agents and the Required Lenders), and there shall not be any amendments or modifications to the Existing Senior Notes Documents or any other Existing Indebtedness Agreements other than as requested or approved by the Agents and the Required Lenders.

          (d) On the Initial Borrowing Date, (i) the Borrower shall have delivered a notice to the trustee under the Existing Senior Subordinated Secured Notes Indenture, requesting that such trustee mail (or cause to be mailed) the Borrower Irrevocable Notice of Redemption pursuant to, and in accordance with the requirements of, the Existing Senior Subordinated Secured Notes Documents and specifying a redemption date for the Existing Senior Subordinated Secured Notes consistent with the requirements of the definition of "Redemption

----------

/4/  Borrower to advise.

Date" and (ii) Holdings shall have delivered a notice to the trustee under each of the Existing 2006 10% Senior Subordinated Notes Indenture and the Existing Junior PIK Notes Indenture requesting that the respective trustee mail (or cause to be mailed) the relevant Holdings Irrevocable Notice of Redemption pursuant to, and in accordance with the requirements of, the Existing 2006 10% Senior Subordinated Notes Documents or the Existing Junior PIK Notes Documents, as the case may be, and specifying a redemption date for the Existing 2006 10% Senior Subordinated Notes and the Existing Junior PIK Notes consistent with the requirements of the definition of "Redemption Date".

          (e) The Administrative Agent shall have received evidence in form, scope and substance reasonably satisfactory to the Agents and the Required Lenders that the matters set forth in this Section 5.09 have been satisfied on the Initial Borrowing Date.

          5.10 Security Documents; etc. (a) On the Initial Borrowing Date, each of the Credit Parties shall have duly authorized, executed and delivered a pledge agreement in the form of Exhibit G-1 (as amended, restated, modified and/or supplemented from time to time in accordance with the terms thereof and hereof, the "U.S. Pledge Agreement") and shall have delivered to the Collateral Agent, as pledgee thereunder, all of the certificated Pledge Agreement Collateral referred to therein then owned by such Credit Parties and required to be pledged pursuant to the terms thereof, endorsed in blank in the case of promissory notes or accompanied by executed and undated transfer powers in the case of certificated Equity Interests, along with evidence that all other actions necessary or, in the reasonable opinion of the Collateral Agent, desirable, to perfect the security interests purported to be created by the U.S. Pledge Agreement have been taken, and the U.S. Pledge Agreement shall be in full force and effect.

          (b) On the Initial Borrowing Date (but subject to Section 13.19), the Borrower shall have duly authorized, executed and delivered a pledge agreement in the form of Exhibit G-2 (as amended, amended and restated, modified or supplemented from time to time in accordance with the terms thereof and hereof, the "Quebec Pledge Agreement") and shall have delivered to the Collateral Agent, as pledgee thereunder, all of the certificated pledged securities referred to therein then owned by the Borrower and required to be pledged pursuant to the terms thereof, endorsed in blank in the case of promissory notes or accompanied by executed and undated transfer powers in the case of certificated Equity Interests, along with evidence that all other actions necessary or, in the reasonable opinion of the Collateral Agent, desirable, to render enforceable as against third parties the security interests purported to be created by the Quebec Pledge Agreement have been taken, and the Quebec Pledge Agreement shall be in full force and effect.

          (c) On the Initial Borrowing Date (but subject to Section 13.19), the Borrower shall have duly authorized, executed and delivered a pledge agreement in the form of Exhibit G-3 (as amended, amended and restated, modified or supplemented from time to time in accordance with the terms thereof and hereof, the "Mexican Pledge Agreement", and together with the U.S. Pledge Agreement and the Quebec Pledge Agreement, the "Pledge Agreements"), and shall have delivered to the Collateral Agent, as pledgee thereunder, all of the certificated pledged securities referred to therein then owned by the Borrower and required to be pledged pursuant to the terms thereof, endorsed in blank in the case of promissory notes or accompanied by executed and undated transfer powers in the case of certificated Equity Interests, along with evidence that all other actions necessary or, in the reasonable opinion of the Collateral Agent, desirable, to perfect and/or render enforceable as against third parties the security interests purported to be created by the Mexican Pledge Agreement have been taken, and the Mexican Pledge Agreement shall be in full force and effect.

          (d) On the Initial Borrowing Date, each of the Credit Parties shall have duly authorized, executed and delivered a Security Agreement in the form of Exhibit H (as amended, restated, modified and/or supplemented from time to time in accordance with the terms thereof and hereof, the "Security Agreement") covering all of the Security Agreement Collateral, together with:

          (i) executed copies of financing statements (Form UCC-1 and PPSA Form 1-C) or appropriate local equivalent in appropriate form for filing under the UCC, the PPSA or appropriate local equivalent of each jurisdiction as may be necessary or, in the reasonable opinion of the Collateral Agent, desirable to perfect the security interests purported to be created by the Security Agreement;

          (ii) certified copies of Requests for Information or Copies (Form UCC-11), or equivalent reports, each of a recent date listing all effective financing statements that name Holdings or any of its Subsidiaries as debtor and that are filed in (I) the jurisdictions referred to in clause
     (i) above and (II) the jurisdictions where financing statements would have been filed with respect to Holdings and its Subsidiaries as debtors pursuant to the UCC as in effect prior to July 1, 2001, in each case together with copies of such financing statements (none of which shall cover the Collateral except (x) those with respect to which appropriate termination statements executed by the secured lender thereunder have been delivered to the Administrative Agent and (y) to the extent evidencing Permitted Liens);

          (iii) evidence of the completion of all other recordings and filings of, or with respect to, the Security Agreement as may be necessary or, in the reasonable opinion of the Collateral Agent, desirable, to perfect the security interests purported to be created by the Security Agreement; and

          (iv) evidence that all other actions necessary or, in the reasonable opinion of the Collateral Agent, desirable, to perfect the security interests purported to be created by the Security Agreement have been taken;

and the Security Agreement shall be in full force and effect.

          (e) On the Initial Borrowing Date (but subject to Section 13.19), the Collateral Agent shall have received:/5/

----------

/5/ Matters relating to Mortgages will not be required to be completed until 45 days following the Initial Borrowing Date.

          (i) fully executed counterparts of Mortgages in form and substance satisfactory to the Collateral Agent, which Mortgages shall cover such of the Real Property owned by Holdings or any of its Domestic Subsidiaries as are designated on Schedule III as a Mortgaged Property, together with evidence that counterparts of the Mortgages have been delivered to the title insurance company insuring the lien of such Mortgage for recording in all places to the extent necessary effectively create a valid and enforceable first priority mortgage lien or immovable hypothec on each Mortgaged Property in favor of the Collateral Agent (or such other trustee as may be required or desired under local law) for the benefit of the Secured Creditors;

          (ii) Mortgage Policies on each Mortgaged Property issued by such title insurers reasonably satisfactory to the Collateral Agent in amounts reasonably satisfactory to the Administrative Agent and the Required Lenders assuring the Collateral Agent that the Mortgages on such Mortgaged Properties are valid and enforceable first priority mortgage liens on the respective Mortgaged Properties, free and clear of all defects and encumbrances except Permitted Encumbrances and such Mortgage Policies shall otherwise be in form and substance reasonably satisfactory to the Administrative Agent and the Required Lenders and shall include, as appropriate, an endorsement for future advances under this Agreement and the Notes and for any other matter that the Collateral Agent may reasonably request, shall not include an exception for mechanics' liens, and shall provide for affirmative insurance and such reinsurance (including direct access agreements) as the Collateral Agent may reasonably request;

          (iii) to the extent required to deliver the Mortgage Policies and endorsements in the form described above, surveys, in form and substance reasonably satisfactory to the Collateral Agent of each Mortgaged Property designated as a "Surveyed Property" on Schedule III hereto, dated a recent date acceptable to the Collateral Agent and certified in a manner satisfactory to the Collateral Agent by a licensed professional surveyor satisfactory to the Administrative Agent; and

          (iv) flood certificates covering such Mortgaged Properties in form and substance acceptable to the Collateral Agent, and certifying whether or not each such Mortgaged Property is located in a flood hazard area, as determined by reference to the applicable FEMA map.

          5.11 Subsidiaries Guaranty; Intercompany Subordination Agreement.(a) On the Initial Borrowing Date, each Subsidiary Guarantor shall have duly authorized, executed and delivered a subsidiaries guaranty in the form of
Exhibit I (as amended, restated, modified and/or supplemented from time to time in accordance with the terms thereof and hereof, the "Subsidiaries Guaranty"), and the Subsidiaries Guaranty shall be in full force and effect.

          (b) On the Initial Borrowing Date, each Credit Party and each other Subsidiary of Holdings which is an obligee or obligor with respect to any Intercompany Debt shall have duly authorized, executed and delivered the Intercompany Subordination Agreement in the form of Exhibit N hereto (as amended, modified, restated and/or supplemented from time to time, the "Intercompany Subordination Agreement"), and the Intercompany Subordination Agreement shall be in full force and effect.

          5.12 Employee Benefit Plans; Shareholders' Agreements; Management Agreements; Employment Agreements; Collective Bargaining Agreements; Existing Indebtedness Agreements; Material Contracts; Tax Allocation Agreements. On or prior to the Initial Borrowing Date, there shall have been delivered to the Administrative Agent true and correct copies, certified as true and complete by an appropriate officer of Holdings of the following documents (in each case, except to the extent already delivered or made available for review by the Administrative Agent on or prior to the Effective Date under, and as defined in, the Existing Credit Agreement), in each case as same will be in effect on the Initial Borrowing Date after the consummation of the Transaction:

          (i) all Plans (and for each Plan that is required to file an annual report on Internal Revenue Service Form 5500-series, a copy of the most recent such report (including, to the extent required, the related financial and actuarial statements and opinions and other supporting statements, certifications, schedules and information), and for each Plan that is a "single-employer plan," as defined in Section 4001(a)(15) of ERISA, the most recently prepared actuarial valuation therefor) and any other "employee benefit plans," as defined in Section 3(3) of ERISA, and any other material agreements, plans or arrangements, with or for the benefit of current or former employees of Holdings or any of its Subsidiaries (provided that the foregoing shall apply in the case of any Multiemployer Plan, only to the extent that any document described therein is in the possession of Holdings or any Subsidiary of Holdings or any ERISA Affiliate) (collectively, the "Employee Benefit Plans");

          (ii) all agreements (including, without limitation, shareholders' agreements, subscription agreements and registration rights agreements) entered into by Holdings or any of its Subsidiaries governing the terms and relative rights of its Equity Interests and any agreements entered into by shareholders relating to any such entity with respect to its Equity Interests (collectively, the "Shareholders' Agreements");

          (iii) all material agreements with members of, or with respect to, the management of Holdings or any of its Subsidiaries and listed as exhibits to the most recent annual report on Form 10-K filed by the Borrower with the SEC (collectively, the "Management Agreements");

          (iv) any material employment agreements entered into by Holdings or any of its Subsidiaries and listed as exhibits to the most recent annual report on Form 10-K filed by the Borrower with the SEC (collectively, the "Employment Agreements");

          (v) all collective bargaining agreements applying or relating to any employee of Holdings or any of its Subsidiaries (collectively, the "Collective Bargaining Agreements");

          (vi) all agreements evidencing or relating to Existing Indebtedness of Holdings or any of its Subsidiaries (collectively, the "Existing Indebtedness Agreements");

          (vii) all other material contracts and licenses (other than certificates of need) of Holdings and any of its Subsidiaries and listed as exhibits to the most recent annual report on Form 10-K filed by the Borrower with the SEC (collectively, the "Material Contracts"); and

          (viii) any tax sharing or tax allocation agreements entered into by Holdings or any of its Subsidiaries (collectively, the "Tax Allocation Agreements");

all of which Employee Benefit Plans, Shareholders' Agreements, Management Agreements, Employment Agreements, Collective Bargaining Agreements, Existing Indebtedness Agreements, Material Contracts and Tax Allocation Agreements shall be in form and substance reasonably satisfactory to the Agents and the Required Lenders in all material respects and shall be in full force and effect on the Initial Borrowing Date.

          5.13 Solvency Certificate; Insurance Certificates. On or before the Initial Borrowing Date, the Administrative Agent shall have received:

          (a) a solvency certificate in the form of Exhibit J hereto from the chief financial officer of Holdings, dated the Initial Borrowing Date, and supporting the conclusion that, after giving effect to the Transaction and the incurrence of all financings contemplated herein, each of the Borrower (on a stand-alone basis), Holdings and its Subsidiaries (on a consolidated basis), and the Borrower and its Subsidiaries (on a consolidated basis), in each case, is or are not insolvent and will not be rendered insolvent by the indebtedness incurred in connection herewith, will not be left with unreasonably small capital with which to engage in its or their respective businesses and will not have incurred debts beyond its or their ability to pay such debts as they mature and become due; and

          (b)   evidence of insurance complying with the requirements of Section
     8.03 for the business and properties of Holdings and its Subsidiaries, in scope, form and substance reasonably satisfactory to the Agents and the Required Lenders and naming the Collateral Agent as an additional insured and/or loss payee, and stating that such insurance shall not be canceled or revised without at least 30 days' prior written notice by the insurer to the Collateral Agent.

          5.14 Financial Statements; Pro Forma Balance Sheet; Projections. (a) On or prior to the Initial Borrowing Date, there shall have been delivered to the Administrative Agent (i) true and correct copies of the financial statements referred to in Section 7.10(b), (ii) a customary funds flow statement, and (iii) an unaudited pro forma consolidated balance sheet of Holdings and its Subsidiaries as of September 30, 2003 (after giving effect to the Transaction and the incurrence of all Indebtedness contemplated herein) prepared in accordance with GAAP, subject to year-end audit adjustments and absence of footnotes (the "Pro Forma Balance Sheet"), which financial statements, funds flow statement and Pro Forma Balance Sheet shall be reasonably satisfactory to the Agents and the Required Lenders.

          (b) On or prior to the Initial Borrowing Date, there shall have been delivered to the Administrative Agent detailed projected consolidated financial statements of Holdings and its Subsidiaries certified by the chief financial officer or the chief operating officer of Holdings for the five fiscal years ended after the Initial Borrowing Date (the "Projections"), which

Projections (x) shall reflect the forecasted consolidated financial conditions and income and expenses of Holdings and its Subsidiaries after giving effect to the Transaction and the related financing thereof and the other transactions contemplated hereby and (y) shall be reasonably satisfactory in form and substance to the Agents and the Required Lenders.

          5.15 Payment of Fees. On the Initial Borrowing Date, all costs, fees and expenses, and all other compensation due to the Agents or the Lenders or otherwise payable in respect of the Transaction (including, without limitation, legal fees and expenses), shall have been paid to the extent due.

          5.16 Compliance With Existing Senior Subordinated Secured Notes Indenture. On the Initial Borrowing Date, the Borrower shall have delivered to the Administrative Agent an officer's certificate signed by an appropriate officer of the Borrower, in form and substance satisfactory to the Agents, (x) establishing that each Credit Event occurring on such date complies with the terms of the Existing Senior Subordinated Secured Notes Indenture and (y) containing a representation and warranty that all Revolving Loans, Swingline Loans, Letters of Credit and Term Loans are, and when incurred will be, permitted pursuant to Section 4.4 of the Existing Senior Subordinated Secured Notes Indenture.

          SECTION 6A. Conditions Precedent to All Credit Events (other than Loans Made on the Redemption Date to Finance the Existing Senior Notes Refinancing). The obligation of each Lender to make Loans (including Loans made on the Initial Borrowing Date but excluding (x) Loans made on the Redemption Date to finance the Existing Senior Notes Refinancing and (y) Mandatory Borrowings made after the Initial Borrowing Date, which shall be made as provided in Section 1.01(d)), and the obligation of a Letter of Credit Issuer to issue any Letter of Credit, is subject, at the time of each such Credit Event (except as hereinafter indicated), to the satisfaction of the following conditions:

          6A.01 No Default; Representations and Warranties. At the time of each such Credit Event and also after giving effect thereto (i) there shall exist no Default or Event of Default and (ii) all representations and warranties contained herein or in any other Credit Document shall be true and correct in all material respects with the same effect as though such representations and warranties had been made on the date of such Credit Event (it being understood and agreed that any representation or warranty which by its terms is made as of a specified date shall be required to be true and correct in all material respects only as of such specified date).

          6A.02 Notice of Borrowing; Letter of Credit Request. (a) Prior to the making of each Loan (excluding Swingline Loans and Mandatory Borrowings), the Administrative Agent shall have received a Notice of Borrowing meeting the requirements of Section 1.03(a). Prior to the making of any Swingline Loan, CSFB shall have received the notice required by Section 1.03(b)(i).

          6A.03 Regulation U. If at any time any Margin Stock is pledged or required to be pledged pursuant to any Security Document, all actions required to be taken pursuant to Section 8.18 shall have been taken to the reasonable satisfaction of the Administrative Agent.

(b) Prior to the issuance of each Letter of Credit, the Administrative Agent and the respective Letter of Credit Issuer shall have received a Letter of Credit Request meeting the requirements of Section 2.02(a).

          SECTION 6B. Special Condition Precedent to Incurrence of Revolving Loans and Swingline Loans. The obligation of each RL Lender to make Revolving Loans (excluding (i) Revolving Loans (if any) made on the Redemption Date to finance the Existing Senior Notes Refinancing and (ii) Mandatory Borrowings made after the Initial Borrowing Date, which shall be made as provided in Sections 1.01(d)) and the Swingline Lender to make Swingline Loans (excluding Swingline Loans (if any) made on the Redemption Date to finance the Existing Senior Notes Refinancing) is subject, at the time of each such making of a Revolving Loan or Swingline Loan (except as hereinafter indicated), to the satisfaction of the following condition:

          6B.01 Limitation on Cash on Hand. The aggregate amount of cash and Cash Equivalents owned or held by Holdings and its Subsidiaries (determined after giving pro forma effect to the making of each such Revolving Loan and/or Swingline Loan and the application of proceeds therefrom and from any other cash and Cash Equivalents on hand (to the extent such proceeds and/or other cash and Cash Equivalents are actually utilized by Holdings and/or any other Subsidiary of Holdings on or within one day following the date of the incurrence of the respective such Revolving Loan and/or Swingline Loan for a permitted purpose under this Agreement other than an investment in Cash Equivalents)) shall not exceed $5,000,000 (for purposes of cash or Cash Equivalents denominated in a currency other than U.S. Dollars, taking the U.S. Dollar Equivalent of such cash and Cash Equivalents as determined on the date of the incurrence of the respective Revolving Loan and/or Swingline Loan).

SECTION 6C. Special Condition Precedent to Incurrence of Loans on the Redemption Date. The obligation of each Lender to make Loans on the Redemption Date to finance the Existing Senior Notes Refinancing, is subject to the satisfaction of the following condition:

          6C.01 No Payment or Bankruptcy Default or Event of Default. On the Redemption Date, there shall exist no Default under Section 10.01 or 10.05 and no Event of Default under Section 10.01 or 10.05.

          The occurrence of the Initial Borrowing Date and the acceptance of the benefits or proceeds of each Credit Event shall constitute a representation and warranty by each Credit Agreement Party to each Agent and each of the Lenders that all the conditions specified in Section 5 and in this Section 6 and applicable to such Credit Event (other than such conditions that are expressly subject to the satisfaction of the Agents and/or the Required Lenders) exist as of that time. All of the Notes, certificates, legal opinions and other documents and papers referred to in Section 5 and in this Section 6, unless otherwise specified, shall be delivered to the Administrative Agent at the Notice Office for the account of each of the Lenders and, except for the Notes, in sufficient counterparts or copies for each of the Lenders and shall be in form and substance satisfactory to the Lenders.

          SECTION 7. Representations and Warranties. In order to induce the Lenders to enter into this Agreement and to make the Loans and fund the Credit-Linked Deposits, and issue and/or participate in the Letters of Credit provided for herein, each Credit Agreement Party makes the following representations and warranties to the Lenders, in each case after giving effect to the Transaction, all of which shall survive the execution and delivery of this Agreement, the making of the Loans, the funding of the Credit-Linked Deposits and the issuance of the Letters of Credit (with the occurrence of the Initial Borrowing Date and each Credit Event on and after the Initial Borrowing Date (other than the incurrence of Loans on the Redemption Date to finance the Existing Senior Notes Refinancing) being deemed to constitute a representation and warranty by each Credit Agreement Party that the matters specified in this Section 7 are true and correct in all material respects on and as of the Initial Borrowing Date and the date of each such Credit Event, unless stated to relate to a specific earlier date in which case such representations and warranties shall be true and correct in all material respects as of such earlier date):

          7.01 Company Status. Each Credit Agreement Party and each of its Subsidiaries (i) is a duly organized and validly existing Company in good standing under the laws of the jurisdiction of its organization, (ii) has the Company power and authority to own its property and assets and to transact the business in which it is engaged and presently proposes to engage and (iii) is duly qualified and is authorized to do business and is in good standing in all jurisdictions where it is required to be so qualified and where the failure to be so qualified would have a Material Adverse Effect.

          7.02 Company Power and Authority. Each Credit Party has the Company power and authority to execute, deliver and carry out the terms and provisions of the Documents to which it is a party and has taken all necessary Company action to authorize the execution, delivery and performance of the Documents to which it is a party. Each Credit Party has duly executed and delivered each Document to which it is a party and each such Document constitutes the legal, valid and binding obligation of such Credit Party enforceable in accordance with its terms, except to the extent that the enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws generally affecting creditors' rights and by equitable principles (regardless of whether enforcement is sought in equity or at law).

          7.03 No Violation. Neither the execution, delivery or performance by any Credit Party of the Documents to which it is a party, nor compliance by any Credit Party with the terms and provisions thereof, nor the consummation of the transactions contemplated herein or therein, (i) will contravene any material provision of any applicable law, statute, rule or regulation, or any order, writ, injunction or decree of any court or governmental instrumentality, (ii) will conflict or be inconsistent with or result in any breach of, any of the terms, covenants, conditions or provisions of, or constitute a default under, or (other than pursuant to the Security Documents) result in the creation or imposition of (or the obligation to create or impose) any Lien upon any of the property or assets of such Credit Party or any of its Subsidiaries pursuant to the terms of any indenture, mortgage, deed of trust, loan agreement, credit agreement or any other material agreement or instrument to which such Credit Party or any of its Subsidiaries is a party or by which it or any of its property or assets are bound or to which such Credit Party and any of its Subsidiaries may be subject (including, without limitation, each of the Existing Senior Notes Documents, the other Existing Indebtedness Agreements and the New Senior Subordinated Notes Indenture) or (iii) will violate any provision of the certificate of incorporation, by-laws, certificate of partnership, partnership agreement, certificate of limited liability company, limited liability company agreement or equivalent organizational document, as the case may be, of such Credit Party or any of its Subsidiaries.

          7.04 Litigation. There are no actions, suits, proceedings or investigations pending or, to the best knowledge of each Credit Agreement Party, threatened (i) with respect to any Credit Document, (ii) with respect to the Transaction or any other Document, or (iii) with respect to such Credit Agreement Party or any of its Subsidiaries that has had (unless same has ceased to exist), or could reasonably be expected to have, a Material Adverse Effect (after giving effect to projected reserves for remediation expenses, the anticipated timing of remediation expenses, potential insurance and indemnification recoveries and tax savings). Additionally, there does not exist any judgment, order or injunction prohibiting or imposing material adverse conditions upon the occurrence of any Credit Event.

          7.05 Use of Proceeds; Margin Regulations. (a) The proceeds of the Term Loans shall be utilized by the Borrower (i) on the Initial Borrowing Date solely to (x) finance, in part, the Bank Refinancing and (y) pay fees and expenses (not to exceed $20,000,000) incurred in connection with the Transaction and (ii) on the Redemption Date solely to finance, in part, the Existing Senior Notes Refinancing.

          (b) The proceeds of all Revolving Loans and Swingline Loans shall be utilized by the Borrower for the general corporate and working capital purposes of the Borrower and its Subsidiaries (including, but not limited to, Permitted Acquisitions, repayments of Unpaid Drawings on PF Letters of Credit and WC Letters of Credit, and the repurchase, redemption or repayment of the Existing 2006 Senior Subordinated Notes and/or the New Senior Subordinated Notes in accordance with the requirements of Section 9.06(x), (xi) or (xii) and/or 9.12(ii), as applicable, but excluding payments in connection with the Transaction, except to the extent expressly permitted pursuant to the immediately succeeding proviso); provided, however, that up to $20.0 million of proceeds of Revolving Loans may be utilized on the Redemption Date to finance the Existing Senior Notes Refinancing.

          (c)   All Letters of Credit will be used for the purposes described in
Section 2.01(a).

          (d)   Except as otherwise permitted by Sections 9.06(ii), (xiii) and
(xiv), no part of any Credit Event (or the proceeds thereof) will be used to purchase or carry any Margin Stock or to extend credit for the purpose of purchasing or carrying any Margin Stock. Neither the making of any Loan, nor the use of the proceeds thereof, nor the occurrence of any other Credit Event, will violate or be inconsistent with the provisions of Regulation T, U or X of the Board of Governors of the Federal Reserve System.

          (e) At the time of each Credit Event, not more than 25% of the value of the assets of Holdings and its Subsidiaries taken as a whole (including all capital stock of Holdings held in treasury) will constitute Margin Stock.

          7.06 Governmental Approvals. Except as may have been obtained or made on or prior to the Initial Borrowing Date (and which remain in full force and effect on the Initial Borrowing Date), no order, consent, approval, license, authorization or validation of, or filing, recording or registration with, or exemption by, any foreign or domestic governmental or public body or authority, or any subdivision thereof, is required to authorize or is required in connection with (i) the execution, delivery and performance of any Document or (ii) the legality, validity, binding effect or enforceability of any Document.

          7.07 Investment Company Act. Neither Holdings nor any of its Subsidiaries is an "investment company" or a company "controlled" by an "investment company," within the meaning of the Investment Company Act of 1940, as amended.

          7.08 Public Utility Holding Company Act. Neither Holdings nor any of its Subsidiaries is a "holding company," or a "subsidiary company" of a "holding company," or an "affiliate" of a "holding company" or of a "subsidiary company" of a "holding company," within the meaning of the Public Utility Holding Company Act of 1935, as amended.

          7.09 True and Complete Disclosure. All factual information (taken as a whole) heretofore or contemporaneously furnished by or on behalf of Holdings or any of its Subsidiaries in writing to any Agent or any Lender (including, without limitation, all information contained in the Documents) for purposes of or in connection with this Agreement or any transaction contemplated herein or therein is, and all other such factual information (taken as a whole) hereafter furnished by or on behalf of any such Persons in writing to any Agent or any Lender will be, true and accurate in all material respects on the date as of which such information is dated or certified and not incomplete by omitting to state any material fact necessary to make such information (taken as a whole) not misleading at such time in light of the circumstances under which such information was provided, it being understood and agreed that for purposes of this Section 7.09, such factual information shall not include the Projections or any pro forma financial information.

          7.10 Financial Condition; Financial Statements. (a) On and as of the Initial Borrowing Date, on a pro forma basis after giving effect to the Transaction (including the Existing Senior Notes Refinancing as if same had been consummated on such date) and to all Indebtedness (including the Loans and the New Senior Subordinated Notes) incurred, and to be incurred, and Liens created, and to be created, by each Credit Party in connection therewith, with respect to each of Holdings (on a stand-alone basis), the Borrower (on a stand-alone basis), Holdings and its Subsidiaries (on a consolidated basis) and the Borrower and its Subsidiaries (on a consolidated basis), (x) the sum of the assets, at a fair valuation, of each of Holdings (on a stand-alone basis), the Borrower (on a stand-alone basis), Holdings and its Subsidiaries (on a consolidated basis) and the Borrower and its Subsidiaries (on a consolidated basis) will exceed its or their debts, (y) it has or they have not incurred nor intended to, nor believes or believe that it or they will, incur debts beyond its or their ability to pay such debts as such debts mature and (z) it or they will have sufficient capital with which to conduct its or their business. For purposes of this Section 7.10, "debt" means any liability on a claim, and "claim" means (i) right to payment, whether or not such a right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured or (ii) right to an equitable remedy for breach of performance if such breach gives rise to a payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured, unmatured, disputed, undisputed, secured or unsecured. The amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

          (b) (i) The audited consolidated balance sheets of Holdings and its Subsidiaries at December 31, 2000, December 31, 2001 and December 31, 2002 and the related consolidated statements of income and cash flows and changes in shareholders' equity of Holdings and its Subsidiaries for the fiscal years of Holdings ended on such dates, in each case furnished to the Lenders prior to the Initial Borrowing Date, present fairly in all material respects the consolidated financial position of Holdings and its Subsidiaries at the date of said financial statements and the results for the respective periods covered thereby and (ii)(x) the unaudited consolidated balance sheet of Holdings and its Subsidiaries at September 30, 2003 and the related consolidated statements of income and cash flows and changes in shareholders' equity of Holdings and its Subsidiaries for the fiscal quarter of Holdings ended on such date and (y) the Pro Forma Balance Sheet, in each case, furnished to the Lenders prior to the Initial Borrowing Date present fairly in all material respects the consolidated financial condition of Holdings and its Subsidiaries at the dates of said financial statements and the results for the period covered thereby (or, in the case of the Pro Forma Balance Sheet, presents a good faith estimate of the consolidated pro forma financial condition of Holdings and its Subsidiaries (after giving effect to the Transaction at the date thereof), subject, in the case of unaudited financial statements, to normal year-end adjustments. All such financial statements have been prepared in accordance with GAAP consistently applied except to the extent provided in the notes to said financial statements and subject, in the case of the unaudited financial statements for the fiscal quarter ended September 30, 2003, to normal year-end audit adjustments (all of which are of a recurring nature and none of which, individually or in the aggregate, would be material) and the absence of footnotes.

          (c) Since December 31, 2002 (but after giving effect to the Transaction as if same had occurred prior thereto), nothing has occurred that has had (unless same has ceased to exist), or could reasonably be expected to have, a Material Adverse Effect.

          (d) Except as fully reflected in the financial statements described in Section 7.10(b) and except for the Indebtedness incurred under this Agreement and the New Senior Subordinated Note Documents, (i) as of the Initial Borrowing Date (and after giving effect to any Loans made on such date), there were no liabilities or obligations (excluding current obligations incurred in the ordinary course of business and commitments to purchase Tractor Trailers) with respect to Holdings or any of its Subsidiaries of any nature whatsoever (whether absolute, accrued, contingent or otherwise and whether or not due) which, either individually or in the aggregate, could reasonably be expected to be material to Holdings and its Subsidiaries taken as a whole and (ii) no Credit Agreement Party knows of any basis for the assertion against it or any of its Subsidiaries of any such liability or obligation which, either individually or in the aggregate, has had (unless same has ceased to exist), or could reasonably be expected to have, a Material Adverse Effect.

          (e) The Projections have been prepared on a basis consistent with the financial statements referred to in Section 7.10(b), and have been prepared in good faith and are based on reasonable assumptions under the then known facts and circumstances. On the Initial Borrowing Date, the management of Holdings believes that the Projections are reasonable and attainable based upon the then known facts and circumstances (it being understood that nothing contained in this Section 7.10(e) shall constitute a representation that the results forecasted in such Projections will in fact be achieved). There is no fact known to Holdings or any of its Subsidiaries which could reasonably be expected to have a Material Adverse Effect, which has not been disclosed herein or in such other documents, certificates and statements furnished to the Lenders for use in connection with the transactions contemplated hereby.

          7.11 Security Interests. On and after the Initial Borrowing Date, each of the Security Documents creates (or after the execution and delivery thereof will create), as security for the Obligations, a valid and enforceable perfected security interest in and Lien on all of the Collateral subject thereto (and, in the case of a security interest created pursuant to the Security Documents other than the U.S Security Documents, enforceable as against third parties), superior to and prior to the rights of all third Persons, and subject to no other Liens (except that (i) the Security Agreement Collateral may be subject to Permitted Liens relating thereto, (ii) in the case of deposit accounts constituting Security Agreement Collateral, such Collateral may be subject to such exceptions to the perfection requirements as are specifically set forth in the Security Agreement, (iii) the Pledge Agreement Collateral may be subject to the Liens described in clauses (a) and (e) of Section 9.03, (iv) the security interest and mortgage lien created in the Mortgaged Properties may be subject to the Permitted Encumbrances related thereto, and (v) in the case of any Security Agreement Collateral acquired after the Initial Borrowing Date, the foregoing representation as to the perfection, superiority and priority of the security interest in such after-acquired Security Agreement Collateral, shall not be made hereunder until the time limit specified in Section 2.1 of the Security Agreement for the filing of UCC-1 financing statements covering such Security Agreement Collateral has lapsed), in favor of the Collateral Agent. No filings or recordings are required in order to perfect and/or render enforceable as against third parties the security interests created under any Security Document except for filings or recordings required in connection with any such Security Document which shall have been made on or prior to the Initial Borrowing Date as contemplated by Section 5.10 or on or prior to the execution and delivery thereof as contemplated by Sections 8.11, 8.12 and 9.15 (or, in the case of filings or recordings required pursuant to the Security Agreement in respect of Security Agreement Collateral acquired after the Initial Borrowing Date, on or prior to such later date as shall be specified for such filing pursuant to Section 2.1 of the Security Agreement).

          7.12 Compliance with ERISA./6/ (a) Part A of Schedule V sets forth each Plan and each Multiemployer Plan; except as set forth in item (i) of Part B of Schedule V, each Plan (and each related trust, insurance contract or fund) is in substantial compliance with its terms and with all applicable laws, including without limitation ERISA and the Code; each Plan (and each related trust, if any) which is intended to be qualified under Section 401(a) of the Code has received an opinion letter (only if such Plan is a standardized prototype plan [or a non-standardized 401(k) plan]) or a determination letter from the Internal Revenue Service to the effect that it meets the requirements of Sections 401(a) and 501(a) of the Code (or an application for a determination letter has been filed within the remedial amendment period and is pending with the Internal Revenue Service); no Reportable Event has occurred; to the best knowledge of

----------

/6/  W&C ERISA attorneys to review Schedule V.

each Credit Agreement Party after due inquiry, no Multiemployer Plan is insolvent or in reorganization; except as described in items (i) and (ii) set forth on Part B of Schedule V, no Plan has an Unfunded Current Liability; no Plan which is subject to Section 412 of the Code or Section 302 of ERISA has an accumulated funding deficiency, within the meaning of such sections of the Code or ERISA, or has applied for or received a waiver of an accumulated funding deficiency or an extension of any amortization period, within the meaning of
Section 412 of the Code or Section 303 or 304 of ERISA; except as described in item (iii) set forth on Part B of Schedule V, all contributions required to be made with respect to a Plan, a Multiemployer Plan and a Foreign Pension Plan have been timely made by each Credit Agreement Party and each Subsidiary of each Credit Agreement Party except for de minimus failures that have been promptly cured; neither Holdings nor any Subsidiary of Holdings has incurred any material liability (including any indirect, contingent or secondary liability) to or on account of a Plan pursuant to Section 409, 502(i) or 502(1) of ERISA or Section 4975 of the Code or expects to incur any such liability under any of the foregoing sections with respect to any Plan; neither Holdings nor any Subsidiary of Holdings nor any ERISA Affiliate has incurred any material liability (including any indirect, contingent or secondary liability) to or on account of a Plan pursuant to Section 4062, 4063, 4064 or 4069 of ERISA or Section 401(a)(29) or 4971 of the Code or expects to incur any such liability under any of the foregoing sections with respect to any Plan; to the knowledge of Holdings and its Subsidiaries, neither Holdings nor any Subsidiary of Holdings nor any ERISA Affiliate has incurred any material liability (including any indirect, contingent or secondary liability) to or on account of a Multiemployer Plan pursuant to Section 515, 4201, 4204, or 4212 of ERISA; no condition exists which presents a material risk to Holdings or any Subsidiary of Holdings or any ERISA Affiliate of incurring a liability to or on account of a Plan or, to the best knowledge of each Credit Agreement Party after due inquiry, a Multiemployer Plan pursuant to the foregoing provisions of ERISA and the Code; no proceedings have been instituted to terminate or appoint a trustee to administer any Plan which is subject to Title IV of ERISA; no action, suit, proceeding, hearing, audit or investigation with respect to the administration, operation or the investment of assets of any Plan (other than routine claims for benefits) is pending, expected or, to the best knowledge of each Credit Agreement Party after due inquiry, threatened; using actuarial assumptions and computation methods consistent with
Part 1 of subtitle E of Title IV of ERISA, the aggregate liabilities of Holdings and its Subsidiaries and its ERISA Affiliates to all Multiemployer Plans in the event of a complete withdrawal therefrom, as of the close of the most recent fiscal year of each such Multiemployer Plan ended prior to the date of the most recent Credit Event, would not exceed an amount that could reasonably be expected to have a Material Adverse Effect; each group health plan (as defined in Section 607(1) of ERISA or Section 4980B(g)(2) of the Code) maintained by Holdings or any Subsidiary which covers or has covered employees or former employees of Holdings, any Subsidiary of Holdings or any ERISA Affiliate has at all times been operated in substantial compliance with the provisions of Part 6 of subtitle B of Title I of ERISA and Section 4980B of the Code; each group health plan (as defined in 45 Code of Federal Regulations Section 160.103) which covers or has covered employees or former employees of Holdings, any Subsidiary of Holdings, or any ERISA Affiliate has at all times been operated in substantial compliance with the provisions of the Health Insurance Portability and Accountability Act of 1996 and the regulations promulgated thereunder; no lien imposed under the Code or ERISA on the assets of Holdings or any Subsidiary of Holdings or any ERISA Affiliate exists or is likely to arise on account of any Plan; and, except as described in item (iv) set forth on Part B of Schedule V, Holdings and its Subsidiaries may cease contributions to or terminate any employee benefit plan maintained by any of them without incurring any material liability.

          (b) Each Foreign Pension Plan has been maintained in substantial compliance with its terms and with the requirements of any and all applicable laws, statutes, rules, regulations and orders and has been maintained, where required, in good standing with applicable regulatory authorities. Neither Holdings nor any of its Subsidiaries has incurred any liability in connection with the termination of or withdrawal from any Foreign Pension Plan that has not been paid, accrued or otherwise properly reserved on Holdings' or such Subsidiary's balance sheet. With respect to each Foreign Pension Plan that is required by applicable local law or by its terms to be funded through a separate funding vehicle, the present value of the accrued benefit liabilities (whether or not vested) under each such Foreign Pension Plan, determined as of the latest valuation date for such Foreign Pension Plan on the basis of actuarial assumptions, each of which is reasonable, did not exceed the current value of the assets of such Foreign Pension Plan allocable to such benefit liabilities by an amount which, when added to the aggregate amount of the accrued benefit liabilities with respect to all other Foreign Pension Plans, could reasonably be expected to have a Material Adverse Effect.

          7.13 Capitalization./7/ (a) On the Initial Borrowing Date and after giving effect to the Transaction, the authorized capital stock of Holdings shall consist of (i) 29,000,000 shares of common stock, without par value (such authorized shares of common stock, together with any subsequently authorized shares of common stock of Holdings, the "Holdings Common Stock"), 18,012,300 of which shares shall be issued and outstanding and (ii) 1,000,000 shares of Preferred Stock, without par value, none of which shares shall be issued and outstanding. All such outstanding shares have been duly and validly issued, are fully paid and nonassessable and have been issued free of preemptive rights. As of the Initial Borrowing Date, except as set forth on Schedule X hereto, Holdings does not have outstanding any securities convertible into or exchangeable for its capital stock or outstanding any rights to subscribe for or to purchase, or any options for the purchase of, or any agreements providing for the issuance (contingent or otherwise) of, or any calls, commitments or claims of any character relating to, its capital stock or any stock appreciation or similar rights.

          (b) On the Initial Borrowing Date and after giving effect to the Transaction, the authorized capital stock of the Borrower shall consist of 1000 membership units, of which 100 such units were issued and outstanding, owned by Holdings and delivered for pledge pursuant to the U.S. Pledge Agreement. All such outstanding membership units have been duly and validly issued, are fully paid and nonassessable and free of preemptive rights. The Borrower does not have outstanding any securities convertible into or exchangeable for its capital stock or outstanding any rights to subscribe for or to purchase, or any options for the purchase of, or any agreement providing for the issuance (contingent or otherwise) of, or any calls, commitments or claims of any character relating to, its capital stock or any stock appreciation or similar rights.

--------

/7/  Holdings to advise.

          7.14 Subsidiaries. On and as of the Initial Borrowing Date, Holdings has no Subsidiaries other than those Subsidiaries listed on Schedule VII.
Schedule VII correctly sets forth, as of the Initial Borrowing Date, the percentage ownership (direct and indirect) of Holdings in each class of capital stock or other Equity Interests of each of its Subsidiaries and also identifies the direct owner thereof. All outstanding shares of capital stock of each Subsidiary of Holdings have been duly and validly issued, are fully paid and non-assessable and have been issued free of preemptive rights. No Subsidiary of Holdings has outstanding any securities convertible into or exchangeable for its capital stock or outstanding any right to subscribe for or to purchase, or any options or warrants for the purchase of, or any agreement providing for the issuance (contingent or otherwise) of or any calls, commitments or claims of any character relating to, its capital stock or any stock appreciation or similar rights.

          7.15 Intellectual Property, etc. Each of Holdings and each of its Subsidiaries owns or has a valid existing license to use all patents, trademarks, permits, service marks, domain names, trade names, copyrights, licenses, franchises trade secrets, proprietary information and know-how of any type, and other rights with respect to the foregoing, reasonably necessary for the conduct of its business, without any known conflict with the rights of others which, or the failure to obtain which, as the case may be, has had (unless same has ceased to exist), or could reasonably be excepted to have, a Material Adverse Effect.

          7.16 Compliance with Statutes, etc. Each of Holdings and each of its Subsidiaries is in compliance with all applicable statutes, regulations, rules and orders of, and all applicable restrictions imposed by, all governmental bodies, domestic or foreign, in respect of the conduct of its business and the ownership of its property, except such non-compliance as individually or in the aggregate, has not (unless same has ceased to exist), and could not reasonably be expected to have, a Material Adverse Effect.

          7.17 Environmental Matters. (a) Each of Holdings, its Subsidiaries and the Program Affiliates has complied with, and on the date of each Credit Event is in material compliance with, all applicable Environmental Laws and the requirements of any permits issued under such Environmental Laws and none of Holdings, any of its Subsidiaries or any Program Affiliate is liable for any material penalties, fines or forfeitures for failure to comply with any of the foregoing. There are no pending or past or, to the best knowledge of Holdings after due inquiry, threatened Environmental Claims against Holdings, any of its Subsidiaries or any Program Affiliate, or against any Real Property owned or operated by Holdings, any of its Subsidiaries or any Program Affiliate. There are no facts, circumstances, conditions or occurrences with respect to the business or operations of Holdings, any of its Subsidiaries or any Program Affiliate or any Real Property at any time owned or operated by Holdings, any of its Subsidiaries or any Program Affiliate or any property adjoining or in the vicinity of any such Real Property that would reasonably be expected (i) to form the basis of an Environmental Claim against Holdings or any of its Subsidiaries or any such Real Property or (ii) to cause any such Real Property to be subject to any restrictions on the ownership, occupancy, use or transferability of such Real Property by Holdings or any of its Subsidiaries under any applicable Environmental Law.

          (b) Hazardous Materials have not at any time been generated, used, treated or stored on, or transported by Holdings or any of its Subsidiaries or by any Person acting for or under contract to Holdings or any of its Subsidiaries or, to the knowledge of any Credit Agreement Party, by any other Person, to or from any Real Property owned or operated by Holdings, any of its Subsidiaries or any Program Affiliate except in material compliance with all applicable Environmental Laws and as reasonably required in connection with the operation, use and maintenance of such Real Property or by Holdings', such Subsidiary's or such Program Affiliate's business. Hazardous Materials have not at any time been Released by Holdings or any of its Subsidiaries or by any Person acting for or under contract to Holdings or any of its Subsidiaries or, to the knowledge of any Credit Agreement Party, by any other Person on or from any Real Property owned or operated by Holdings, any of its Subsidiaries or any Program Affiliate, except in compliance with all applicable Environmental Laws and as reasonably required in connection with the operation, use and maintenance of such Real Property or by Holdings', such Subsidiary's or such Program Affiliate's business. There are not now any underground storage tanks owned or operated by Holdings or any of its Subsidiaries, or to the knowledge of any Credit Agreement Party, by any other Person, located on any Real Property owned or operated by Holdings, any of its Subsidiaries or any Program Affiliate.

          (c) Notwithstanding anything to the contrary in this Section 7.17, the representations made in this Section 7.17 shall be untrue only if the aggregate effect of all liabilities, conditions, failures, noncompliances, Environmental Claims, Releases, restrictions and presence of underground storage tanks, in each case of the types described above, has had (unless same has ceased to exist), or could reasonably be expected to have, a Material Adverse Effect (after giving effect to projected reserves for remediation expenses, the anticipated timing of remediation expenses, potential insurance and indemnification recoveries and tax savings).

          7.18 Properties. All Real Property owned by Holdings or any of its Subsidiaries and all material Leaseholds leased by Holdings or any of its Subsidiaries, in each case as of the Initial Borrowing Date, and the nature of the interest therein, is correctly set forth in Schedule III. All Tractor Trailers owned or leased by Holdings or any of its Subsidiaries as of the Initial Borrowing Date are correctly set forth in Schedule XIV. Each of Holdings and each of its Subsidiaries has good and marketable title to, or a validly subsisting leasehold interest in, all material properties owned or leased by it, including all Real Property reflected in Schedule III and in the financial statements referred to in Section 7.10(b) (except such properties sold in the ordinary course of business since the dates of the respective financial statements referred to therein), free and clear of all Liens, other than Permitted Liens.

          7.19 Labor Relations. Neither Holdings nor any of its Subsidiaries is engaged in any unfair labor practice that could reasonably be expected to have a Material Adverse Effect. There is (i) no unfair labor practice complaint pending against Holdings or any of its Subsidiaries or, to the best knowledge of Holdings and its Subsidiaries, threatened against any of them, before the National Labor Relations Board, and no grievance or arbitration proceeding arising out of or under any collective bargaining agreement is so pending against Holdings or any of its Subsidiaries or, to the best knowledge of Holdings and its Subsidiaries, threatened against any of them, (ii) no strike, labor dispute, slowdown or stoppage pending against Holdings or any of its Subsidiaries or, to the best knowledge of Holdings and its Subsidiaries, threatened against Holdings or any of its Subsidiaries, and (iii) no union representation question existing with respect to the employees of Holdings or any of its Subsidiaries and, to the best knowledge of Holdings and its Subsidiaries, no union organizing activities are taking place, except (with respect to any matter specified in clause (i), (ii) or (iii) above, either individually or in the aggregate) such as has not had (unless same has ceased to exist), and could not reasonably be expected to have, a Material Adverse Effect.

          7.20 Tax Returns and Payments. Each of Holdings and each of its Subsidiaries has filed all federal income tax returns and all other material tax returns, domestic and foreign, required to be filed by it and has paid all material taxes and assessments payable by it which have become due, except for those contested in good faith and fully provided for on the financial statements of Holdings and its Subsidiaries in accordance with generally accepted accounting principles. Each of Holdings and each of its Subsidiaries has provided adequate reserves in accordance with generally accepted accounting principles (in the good faith judgment of the management of Holdings) for the payment of all federal, state and foreign income taxes which have not yet become due. There is no action, suit, proceeding, investigation, audit, or claim now pending or, to the knowledge of Holdings or any of its Subsidiaries, threatened by any authority regarding any taxes relating to Holdings or any of its Subsidiaries that has had (unless same has ceased to exist), or could reasonably be expected to have, a Material Adverse Effect. Neither Holdings nor any of its Subsidiaries has entered into an agreement or waiver or been requested to enter into an agreement or waiver extending any statute of limitations relating to the payment or collection of taxes of Holdings or any of its Subsidiaries, or is aware of any circumstances that would cause the taxable years or other taxable periods of Holdings or any of its Subsidiaries not to be subject to the normally applicable statute of limitations, in each case except to the extent the liability for taxes of Holdings or such Subsidiary giving rise to any extension of any such normally applicable statute of limitation is not material.

          7.21 Scheduled Existing Indebtedness. Schedule IV sets forth a true and complete list of all Scheduled Existing Indebtedness of Holdings and its Subsidiaries as of the Initial Borrowing Date after giving effect to the Transaction (other than the Existing Senior Notes Refinancing), in each case showing the aggregate principal amount thereof and the name of the respective borrower and any other entity which directly or indirectly guaranteed such debt.

          7.22 Insurance. Set forth on Schedule VIII hereto is a true, correct and complete summary of all insurance carried by each Credit Party on and as of the Initial Borrowing Date, with the amounts insured set forth therein.

          7.23 Representations and Warranties in Other Documents. All representations and warranties set forth in the other Documents were true and correct in all material respects at the time as of which such representations and warranties were made (or deemed made) and shall be true and correct in all material respects as of the Initial Borrowing Date as if such representations or warranties were made on and as of such date, unless stated to relate to a specific earlier date, in which case such representations or warranties shall be true and correct in all material respects as of such earlier date.

          7.24 Special Purpose Corporation. Holdings has no significant assets (other than the capital stock of the Borrower) or liabilities (other than under this Agreement and the other Documents to which it is a party and those liabilities permitted to be incurred by Holdings pursuant to Section 9.01(c)).

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

          7.25 Subordination. The subordination provisions contained in the Existing Senior Notes Documents and the New Senior Subordinated Notes Documents and, on and after the execution and delivery thereof, each of the agreements or instruments relating to the Shareholder Subordinated Notes, Permitted Subordinated Indebtedness and the Permitted Subordinated Refinancing Indebtedness are enforceable against Holdings, the Borrower and/or the Subsidiary Guarantors, as applicable, and the holders of such Indebtedness, except to the extent that the enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws generally affecting creditors' rights and by equitable principles (regardless of whether enforcement is sought in equity or at law), and all Obligations hereunder and all obligations of the Credit Parties under the other Credit Documents (including without limitation, the Holdings Guaranty and the Subsidiaries Guaranty) are within the definitions of "Senior Debt" or "Guarantor Senior Debt", as applicable, and "Designated Senior Debt" included in such subordination provisions.

          SECTION 8. Affirmative Covenants. Each Credit Agreement Party hereby covenants and agrees that as of the Effective Date and thereafter for so long as this Agreement is in effect and until the Total Commitment has terminated, no Letters of Credit or Notes are outstanding and the Loans and Unpaid Drawings, together with interest, Fees and all other Obligations (other than any indemnities described in Section 13.13 which are not then due and payable) incurred hereunder, are paid in full:

          8.01 Information Covenants. Holdings and/or the Borrower will furnish to each Lender:

          (a) Quarterly Financial Statements. Within 45 days after the close of the first three quarterly accounting periods in each fiscal year of Holdings,
(i) the consolidated balance sheet of Holdings and its Subsidiaries as at the end of such quarterly accounting period and the related consolidated statements of income and retained earnings and of cash flows for such quarterly accounting period and for the elapsed portion of the fiscal year ended with the last day of such quarterly accounting period and the budgeted figures for such quarterly period as set forth in the respective budget delivered pursuant to Section 8.01(c) (or, if prior to the required delivery of the first budget pursuant to this Agreement, the Projections) and (ii) management's discussion and analysis of significant operational and financial developments during such quarterly period, all of which shall be in reasonable detail and certified by the chief financial officer or other Authorized Officer of Holdings that they fairly present in all material respects the financial condition of Holdings and its Subsidiaries as of the dates indicated and the results of their operations and changes in their cash flows for the periods indicated, subject to normal year-end audit adjustments and the absence of footnotes. If Holdings has designated any Unrestricted Subsidiaries hereunder, then the quarterly financial information required by this Section 8.01(a) shall include a reasonably detailed presentation, either on the face of the financial statements or in the footnotes thereto, and in management's discussion and analysis of operational and financial developments, of the financial condition and results of operations of Holdings and its Subsidiaries separate from the financial condition and results of operations of the Unrestricted Subsidiaries of Holdings.

          (b) Annual Financial Statements. Within 90 days after the close of each fiscal year of Holdings, the consolidated balance sheet of Holdings and its Subsidiaries as at the end of such fiscal year and the related consolidated statements of income and retained earnings and of cash flows for such fiscal year and setting forth comparative consolidated figures for the preceding fiscal year and comparable budgeted figures for such fiscal year as set forth in the respective budget delivered pursuant to Section 8.01(c) and (except for such comparable budgeted figures) certified by PriceWaterhouseCoopers LLC or such other independent certified public accountants of recognized national standing as shall be reasonably acceptable to the Administrative Agent, in each case to the effect that such statements fairly present in all material respects the financial condition of Holdings and its Subsidiaries as of the dates indicated and the results of their operations and changes in financial position for the periods indicated in conformity with GAAP applied on a basis consistent with prior years, together with a certificate of such accounting firm stating that in the course of its regular audit of the business of Holdings and its Subsidiaries, which audit was conducted in accordance with generally accepted auditing standards, no Default or Event of Default which has occurred and is continuing has come to their attention or, if such a Default or an Event of Default has come to their attention, a statement as to the nature thereof. If Holdings has designated any Unrestricted Subsidiaries hereunder, then the annual financial information required by this Section 8.01(b) shall include a reasonably detailed presentation, either on the face of the financial statements or in the footnotes thereto, and in management's discussion and analysis of operational and financial developments, of the financial condition and results of operations of Holdings and its Subsidiaries separate from the financial condition and results of operations of the Unrestricted Subsidiaries of Holdings.

          (c) Budgets; etc. Not more than 60 days after the commencement of each fiscal year of Holdings, consolidated budgets of Holdings and its Subsidiaries (x) in reasonable detail for each of the four fiscal quarters of such fiscal year and (y) in summary form for each of the five fiscal years immediately following such fiscal year, in each case as customarily prepared by management for its internal use setting forth, with appropriate discussion, the principal assumptions upon which such budgets are based. Together with each delivery of financial statements pursuant to Sections 8.01(a) and (b), a comparison of the current year to date financial results against the budgets required to be submitted pursuant to this clause (c) shall be presented.

          (d) Officer's Certificates. At the time of the delivery of the financial statements provided for in Sections 8.01(a) and (b), a certificate of the chief financial officer or other Authorized Officer of Holdings to the effect that, to the best of such officer's knowledge, no Default or Event of Default exists or, if any Default or Event of Default does exist, specifying the nature and extent thereof, which certificate shall, (I) if delivered in connection with the financial statements in respect of a period ending on the last day of a fiscal quarter or fiscal year of Holdings, set forth (x) the calculations required to establish whether Holdings and its Subsidiaries were in compliance with the provisions of Sections 4.02, 9.02, [9.04(d), (g), (j), (k),
(m) and (n), 9.05(a), (f), (g), (k), (o), (q) and (r)] 9.09, 9.10 and 9.11 as at
the end of such fiscal quarter or year, as the case may be, and (y) the calculation of the Total Leverage Ratio and the Adjusted Total Leverage Ratio as at the last day of the respective fiscal quarter or fiscal year of Holdings, as the case may be and (II) if delivered with the financial statements required by
Section 8.01(b), set forth (in reasonable detail) the amount of (and the calculation required to establish the amount of) Adjusted Excess Cash Flow for the Excess Cash Flow Payment Period ending on the last day of the respective fiscal year.

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

          (e) Notice of Default or Litigation. Promptly, and in any event within three Business Days after an executive officer of any Credit Agreement Party or any of its Subsidiaries obtains actual knowledge thereof, notice of (i) the occurrence of any event which constitutes a Default or an Event of Default, which notice shall specify the nature and period of existence thereof and what action the respective Credit Agreement Party proposes to take with respect thereto, (ii) any litigation or proceeding pending or threatened (x) against Holdings or any of its Subsidiaries which has had, or could reasonably be expected to have, a Material Adverse Effect, (y) with respect to any material Indebtedness of Holdings or any of its Subsidiaries or (z) with respect to any Document (other than such Documents referred to in clause (vi) of the definition thereof), (iii) any governmental investigation pending or threatened against Holdings or any of its Subsidiaries and (iv) any other event which has had, or could reasonably be expected to have, a Material Adverse Effect.

          (f) Auditors' Reports. Promptly upon receipt thereof (unless restricted by applicable professional standards), a copy of each report or "management letter" submitted to Holdings or any of its Subsidiaries by its independent accountants in connection with any annual, interim or special audit made by them of the books of Holdings or any of its Subsidiaries and the management's non-privileged responses thereto.

          (g) Environmental Matters. Promptly after an executive officer of Holdings or any of its Subsidiaries obtains actual knowledge of any of the following (but only to the extent that any of the following, either individually or in the aggregate, could reasonably be expected to (x) have a Material Adverse Effect or (y) result in a remedial cost to Holdings or any of its Subsidiaries in excess of $1,000,000, written notice of:

          (i) any pending or threatened Environmental Claim against Holdings or any of its Subsidiaries or any Program Affiliate or any Real Property owned or operated by Holdings or any of its Subsidiaries or any Program Affiliate;

          (ii) any condition or occurrence on any Real Property at any time owned or operated by Holdings or any of its Subsidiaries or any Program Affiliate that (x) results in noncompliance by Holdings or any of its Subsidiaries or any Program Affiliate with any applicable Environmental Law or (y) could reasonably be anticipated to form the basis of an Environmental Claim against Holdings or any of its Subsidiaries or any Program Affiliate or any such Real Property;

          (iii) any condition or occurrence on any Real Property owned or operated by Holdings or any of its Subsidiaries that could reasonably be anticipated to cause such Real Property to be subject to any restrictions on the ownership, occupancy, use or transferability by Holdings or such Subsidiary, as the case may be, of its interest in such Real Property under any Environmental Law; and

          (iv) the taking of any removal or remedial action in response to the actual or alleged presence of any Hazardous Material on any Real Property owned or operated by Holdings or any of its Subsidiaries or any Program Affiliate.

All such notices shall describe in reasonable detail the nature of the claim, investigation, condition, occurrence or removal or remedial action and the Borrower's response or proposed response thereto. In addition, Holdings agrees to provide the Lenders with copies of all material communications by Holdings or any of its Subsidiaries with any Person, government or governmental agency relating to Environmental Laws or to any of the matters set forth in clauses
(i)-(iv) above, and such reasonably detailed reports relating to any of the matters set forth in clauses (i)-(iv) above as may reasonably be requested by the Administrative Agent or the Required Lenders.

          (h) Annual Meetings with Lenders. At the written request of the Administrative Agent, Holdings shall within 120 days after the close of each of its fiscal years, hold a meeting (at a mutually agreeable location and time) open to all of the Lenders at which meeting shall be reviewed the financial results of the previous fiscal year and the financial condition of Holdings and its Subsidiaries and the budgets presented for the current fiscal year of Holdings and its Subsidiaries.

          (i) Notice of Commitment Reductions and Mandatory Repayments. On or prior to the date of any reduction to the Total Revolving Loan Commitment or Total Term Loan Commitment or any mandatory repayment of outstanding Term Loans pursuant to any of Sections 4.02(c) through (f), inclusive, Holdings shall provide written notice of the amount of the respective reduction or repayment, as the case may be, to the Total Revolving Loan Commitment, the Total Term Loan Commitment or the outstanding Term Loans, as applicable, and the calculation thereof (in reasonable detail).

          (j) Special Reports Relating to Tractor Trailers. At the time of the delivery of the financial statements provided for in Section 8.01(a) and (b), a schedule of all of the Tractor Trailers owned or leased by the Borrower or any of its Subsidiaries as of the fiscal quarter most recently ended, which schedule shall specify (i) whether the respective Tractor Trailer is leased or owned by the Borrower or such Subsidiary, (ii) the state or province in which the respective Tractor Trailer is registered or titled, (iii) whether a security interest has been recorded on the certificate of title for the respective Tractor Trailer in favor of the Collateral Agent for the benefit of the Secured Creditors, (iv) whether the certificate of title for the respective Tractor Trailer (as modified to reflect the security interest in favor of the Collateral Agent) has been reregistered with the appropriate state or provincial governmental agency (and, if not, the date by which such reregistration must be accomplished in accordance with the terms of the relevant Security Agreement),
(v) in the case of Tractor Trailers registered or operated in Canada, whether a financing statement or hypothec registration has been filed, (vi) the date of the acquisition of each new Tractor Trailer acquired on or after the Effective Date, and (vii) each Tractor Trailer listed thereon acquired since the date of the delivery of the previous schedule pursuant to this Section 8.01(j).

          (k) Other Information. Promptly upon transmission thereof, copies of any filings and registrations with, and reports to, the SEC by Holdings or any of its Subsidiaries and copies of all financial statements, proxy statements, notices and reports as Holdings or any of its Subsidiaries shall send generally to analysts and the holders of their capital stock (including, in the case of Holdings, Qualified Preferred Stock) or of the New Senior Subordinated Notes or, on and after the issuance or incurrence thereof, any Permitted Debt in their capacity as such holders

(to the extent not theretofore delivered to the Lenders pursuant to this Agreement) and, with reasonable promptness, such other information or documents (financial or otherwise) as any Agent on its own behalf or on behalf of the Required Lenders may reasonably request from time to time.

          8.02 Books, Records and Inspections. Each Credit Agreement Party will, and will cause each of its Subsidiaries to, keep proper books of record and account in which full, true and correct entries in conformity with GAAP and all requirements of law shall be made of all dealings and transactions in relation to its business and activities. Each Credit Agreement Party will, and will cause each of its Subsidiaries to, permit, upon reasonable notice to the chief financial officer or other Authorized Officer of such Credit Agreement Party, officers and designated representatives of any Agent or the Required Lenders to visit and inspect under the guidance of officers of such Credit Agreement Party any of the properties or assets of such Credit Agreement Party and any of its Subsidiaries in whomsoever's possession, and to examine the books of account of such Credit Agreement Party and any of its Subsidiaries and discuss the affairs, finances and accounts of such Credit Agreement Party and of any of its Subsidiaries with, and be advised as to the same by, their officers and independent accountants, all at such reasonable times and intervals and to such reasonable extent as such Agent or the Required Lenders may desire, provided that so long as no Default or Event of Default is then in existence, the Credit Agreement Parties shall have the right to participate in any discussions of the Agents or the Lenders with any independent accountants of the Credit Agreement Parties.

          8.03 Insurance. (a) Each Credit Agreement Party will, and will cause each of its Subsidiaries to (i) maintain, with financially sound and reputable insurance companies, insurance on all its property in at least such amounts and against at least such risks as is consistent with that of other Companies of substantially similar size and scope of operations in the same or substantially similar businesses as Holdings and its Subsidiaries and (ii) furnish to the Administrative Agent and each of the Lenders, upon request, full information as to the insurance carried. Such insurance shall include physical damage insurance on all real and personal property (whether now owned or hereafter acquired) on an all risk basis and business interruption insurance. The provisions of this
Section 8.03 shall be deemed supplemental to, but not duplicative of, the provisions of any Security Documents that require the maintenance of insurance.

          (b) Each Credit Agreement Party will, and will cause each of its Subsidiaries to, at all times keep the respective property of such Credit Agreement Party and its Subsidiaries (except real or personal property leased or financed through third parties in accordance with this Agreement) insured in favor of the Collateral Agent, and all policies or certificates with respect to such insurance (and any other insurance maintained by, or on behalf of, such Credit Agreement Party or any Subsidiary of such Credit Agreement Party) (i) shall be endorsed to the Collateral Agent's satisfaction for the benefit of the Collateral Agent (including, without limitation, by naming the Collateral Agent as certificate holder, mortgagee and loss payee with respect to real property, certificate holder and loss payee with respect to personal property, additional insured with respect to general liability and umbrella liability coverage and certificate holder with respect to workers' compensation insurance), (ii) shall state that such insurance policies shall not be cancelled or materially changed without at least 30 days' prior written notice thereof by the respective insurer to the Collateral Agent and (iii) shall, upon the request of the Collateral Agent, be deposited with the Collateral Agent.

          (c) If any Credit Agreement Party or any of its Subsidiaries shall fail to maintain all insurance in accordance with this Section 8.03, or if any Credit Agreement Party or any of its Subsidiaries shall fail to so name the Collateral Agent as an additional insured, mortgagee or loss payee, as the case may be, or so deposit all certificates with respect thereto, the Administrative Agent and/or the Collateral Agent shall have the right (but shall be under no obligation) to procure such insurance, and the Credit Parties agree to jointly and severally reimburse the Administrative Agent or the Collateral Agent, as the case may be, for all costs and expenses of procuring such insurance.

          8.04 Payment of Taxes. Each Credit Agreement Party will pay and discharge, and will cause each of its Subsidiaries to pay and discharge, all material taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits, or upon any material properties belonging to it, prior to the date on which penalties attach thereto, and all material lawful claims for sums that have become due and payable which, if unpaid, might become a Lien not otherwise permitted under Section 9.03(a); provided, that neither any Credit Agreement Party nor any of its Subsidiaries shall be required to pay any such tax, assessment, charge, levy or claim which is being contested in good faith and by proper proceedings if it has maintained adequate reserves with respect thereto in accordance with GAAP.

          8.05 Existence; Franchises. Each Credit Agreement Party will do, and will cause each of its Subsidiaries to do, or cause to be done, all things necessary to preserve and keep in full force and effect its existence and its material rights, franchises, authority to do business, licenses and patents, except for rights, franchises, authority to do business, licenses and patents the loss of which (individually or in the aggregate) has not had (unless same has ceased to exist), and could not reasonably be expected to have, a Material Adverse Effect; provided, however, that any transaction permitted by Section
9.02 will not constitute a breach of this Section 8.05.

          8.06 Compliance with Statutes; etc. Each Credit Agreement Party will, and will cause each of its Subsidiaries to, comply with all applicable statutes, regulations and orders of, and all applicable restrictions imposed by, all governmental bodies, domestic or foreign, in respect of the conduct of its business and the ownership of its property, except for such noncompliances as, either individually or in the aggregate, have not had (unless same has ceased to exist), and could not reasonably be expected to have, a Material Adverse Effect.

          8.07 Compliance with Environmental Laws. (a) (i) Each Credit Agreement Party will comply, and will cause each of its Subsidiaries to comply, and will use commercially reasonable efforts to cause each Program Affiliate to comply, in all material respects with all Environmental Laws applicable to their businesses or the ownership or use of its Real Property now or hereafter owned or operated by such Credit Agreement Party, any of its Subsidiaries or any Program Affiliate, will promptly pay or, with respect to any of its Subsidiaries, cause to be paid all costs and expenses incurred in connection with such compliance, and will keep or cause to be kept all such Real Property free and clear of any Liens imposed pursuant to such Environmental Laws and (ii) neither any Credit Agreement Party nor any of its Subsidiaries will generate, use, treat, store, Release or dispose of, or permit the generation, use, treatment, storage,

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release or disposal of, Hazardous Materials on any Real Property owned or operated by such Credit Agreement Party, any of its Subsidiaries or any Program Affiliate other than in compliance with Environmental Laws and as required in connection with the normal business operations of such Credit Agreement Party, its Subsidiaries and the Program Affiliates, or transport or permit the transportation of Hazardous Materials other than in compliance with Environmental Laws and as required in connection with the normal business operations of such Credit Agreement Party, its Subsidiaries and the Program Affiliates, unless the failure to comply with the requirements specified in clause (i) or (ii) above, either individually or in the aggregate, has not had, and could not reasonably be expected to have, a Material Adverse Effect. If any Credit Agreement Party or any of its Subsidiaries or any tenant or occupant of any Real Property owned or operated by such Credit Agreement Party or any of its Subsidiaries causes or permits any intentional or unintentional act or omission resulting in the presence or Release of any Hazardous Material in a quantity or concentration sufficient to require reporting or to trigger an obligation to undertake clean-up, removal or remedial action under applicable Environmental Laws, such Credit Agreement Party agrees to undertake, and/or to cause any of its Subsidiaries, tenants or occupants to undertake, at their sole expense, any clean up, removal, remedial or other action required pursuant to Environmental Laws to remove and clean up any Hazardous Materials from any Real Property except where the failure to do so has not had (unless same has ceased to exist), and could not reasonably be expected to have, a Material Adverse Effect; provided that neither any Credit Agreement Party nor any of its Subsidiaries shall be required to undertake any clean up, removal, remedial or other action while the requirement to undertake such clean up, removal, remedial or other action is being contested in good faith and by proper proceedings so long as it has maintained adequate reserves with respect to such clean up, removal, redial or other action to the extent required in accordance with GAAP. Notwithstanding any provision of this Section 8.07(a), no Credit Agreement Party shall be required by this Section to exercise any degree of control over the operations of any of its Subsidiaries or any Program Affiliate that could reasonably be construed under applicable Environmental Law to make such Credit Agreement Party liable for Environmental Claims arising from or causally related to the Real Property or operations of such Subsidiary or Program Affiliate as an owner or an operator or upon any other basis.

          (b) At the written request of the Administrative Agent or the Required Lenders, which request shall specify in reasonable detail the basis therefor, at any time and from time to time, each Credit Agreement Party will provide, at its sole cost and expense, an environmental site assessment report concerning any Real Property now or hereafter owned or operated by such Credit Agreement Party, any of its Subsidiaries or any Program Affiliate, prepared by an environmental consulting firm approved by the Administrative Agent, addressing the matters in clause (i), (ii) or (iii) below which gives rise to such request (or, in the case of a request pursuant to following clause (i), addressing such matter as may be requested by the Administrative Agent or the Required Lenders) and estimating the reasonable range of the potential costs of any removal, remedial or other corrective action in connection with any such matter, provided that in no event shall such request be made unless (i) an Event of Default has occurred and is continuing, (ii) the Lenders receive notice under
Section 8.01(g) for any event for which notice is required to be delivered for any such Real Property or (iii) the Administrative Agent or the Required Lenders reasonably believe that there was a breach of any representation, warranty or covenant contained in Section 7.17 or 8.07(a), and provided further that, with respect to any Real Property owned or operated by any Program Affiliate, a Credit Agreement Party

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shall be required only to use commercially reasonable efforts to gain access to such property for the purpose of providing the report. If any Credit Agreement Party fails to provide the same within 60 days after such request was made, the Administrative Agent may order the same, and each Credit Agreement Party shall grant and hereby grants, to the Administrative Agent and the Lenders and their agents access to such Real Property owned or operated by any Credit Agreement Party or any of its Subsidiaries, and specifically grants the Administrative Agent and the Lenders and their agents an irrevocable non-exclusive license, subject to the rights of tenants, to undertake such an assessment, all at such Credit Agreement Party's expense. Notwithstanding any provision of this Section 8.07(b), no Credit Agreement Party shall be required by this Section to undertake any site assessment of any Real Property of any Subsidiary or Program Affiliate if such activity could reasonably be construed to be a sufficient exercise of control over such entity or Real Property to make any such Credit Agreement Party liable for any Environmental Claims resulting from the presence of Hazardous Materials on such Real Property.

          8.08  ERISA. As soon as possible and, in any event, within ten
Business Days after Holdings or any Subsidiary of Holdings or any ERISA
Affiliate knows or has reason to know of the occurrence of any of the following, Holdings will deliver to each of the Lenders, a certificate of the chief financial officer of Holdings setting forth the full details as to such occurrence and the action, if any, that Holdings, such Subsidiary or any ERISA Affiliate is required or proposes to take, together with any notices required or proposed to be given to or filed with or by Holdings, the Subsidiary, the ERISA Affiliate, the PBGC or any other governmental agency, a Plan, a Plan administrator, a Plan participant or, to the extent received by the Borrower, Multiemployer Plan participant or the Multiemployer Plan or Multiemployer Plan administrator with respect thereto: that a Reportable Event has occurred (except to the extent that Holdings has previously delivered to the Lenders a certificate and notices (if any) concerning such event pursuant to the next clause hereof); that a contributing sponsor (as defined in Section 4001(a)(13) of ERISA) of a Plan subject to Title IV of ERISA is subject to the advance reporting requirement of PBGC Regulation Section 4043.61 (without regard to subparagraph (b)(1) thereof), and an event described in subsection .62, .63, ..64, .65, .66, .67 or .68 of PBGC Regulation Section 4043 is reasonably expected to occur within the following 30 days; that an accumulated funding deficiency, within the meaning of Section 412 of the Code or Section 302 of ERISA, has been incurred or an application has been made or is reasonably expected to be made for a waiver or modification of the minimum funding standard (including any required installment payments) or an extension of any amortization period under
Section 412 of the Code or Section 303 or 304 of ERISA with respect to a Plan; that any contribution required to be made by Holdings, any Subsidiary of Holdings or any ERISA Affiliate with respect to a Plan, a Multiemployer Plan or Foreign Pension Plan has not been timely made unless the failure was de minimus and was cured before notice is required under this Section; that a Plan or a Multiemployer Plan has been or is reasonably expected to be terminated, reorganized, partitioned or declared insolvent under Title IV of ERISA; that a Plan has an Unfunded Current Liability; that proceedings have been or are reasonably expected to be instituted to terminate or appoint a trustee to administer a Plan or a Multiemployer Plan which is subject to Title IV of ERISA; that a proceeding has been instituted against Holdings, any Subsidiary of Holdings or any ERISA Affiliate pursuant to Section 515 of ERISA to collect a delinquent contribution to a Multiemployer Plan; that Holdings, any Subsidiary of Holdings or any ERISA Affiliate will or is reasonably expected to incur any liability (including any indirect, contingent, or secondary liability) to or on account of the termination of or withdrawal from a Plan or a Multiemployer Plan under Section 4062, 4063, 4064, 4069, 4201, 4204 or 4212 of ERISA or with respect to a Plan under Section 401(a)(29), 4971 or 4980 of the Code or with respect to a group health plan (as defined in Section 607(1) of ERISA or Section 4980B(g)(2) of the Code) under Section 4980B of the Code; that Holdings or any Subsidiary of Holdings will or is reasonably expected to incur any liability (including any indirect, contingent, or secondary liability) with respect to a Plan under Section 4975 of the Code or Section 409, 502 (i) or 502(1) of ERISA; or that Holdings or any Subsidiary of Holdings will or is reasonably expected to incur any material liability pursuant to any employee welfare benefit plan (as defined in Section 3(1) of ERISA) that provides benefits to retired employees or other former employees (other than as required by Section 601 of ERISA) or any Plan or any Foreign Pension Plan. Holdings will deliver to each of the Lenders (i) at the request of any Lender on ten Business Days' notice a complete copy of the annual report (on Internal Revenue Service Form 5500-series) of each Plan (including, to the extent required, the related financial and actuarial statements and opinions and other supporting statements, certifications, schedules and information) required to be filed with the Internal Revenue Service and (ii) copies of any records, documents or other information that must be furnished to the PBGC with respect to any Plan pursuant to Section 4010 of ERISA. In addition to any certificates or notices delivered to the Lenders pursuant to the first sentence hereof, copies of any material documents or other information required to be furnished to the PBGC, and any material notices received by Holdings, any Subsidiary of Holdings or any ERISA Affiliate with respect to any Plan, Multiemployer Plan or Foreign Pension Plan shall be delivered to the Lenders no later than ten Business Days after the date such documents and/or information has been furnished to the PBGC or such notice has been received by Holdings, such Subsidiary or such ERISA Affiliate, as applicable. If, at any time after the Initial Borrowing Date, Holdings, any Subsidiary of Holdings or any ERISA Affiliate maintains, or contributes to (or incurs an obligation to contribute to), a pension plan as defined in Section
3(2) of ERISA which is not set forth in Part A of Schedule V, as may be updated from time to time, then Holdings shall deliver to the Lenders an updated Part A of Schedule V as soon as possible and, in any event, within ten Business Days after Holdings, such Subsidiary or such ERISA Affiliate maintains, or contributes to (or incurs an obligation to contribute to), such pension plan. Such updated Part A of Schedule V shall supersede and replace the existing Part
A of Schedule V. Holdings and each of its applicable Subsidiaries shall ensure that all Foreign Pension Plans administered by it or into which it makes payments obtains or retains (as applicable) registered status under and as required by applicable law and is administered in a timely manner in all respects in compliance with all applicable laws except where the failure to do any of the foregoing has not had (unless same has ceased to exist), and could not reasonably be expected to have a Material Adverse Effect.

          8.09 Good Repair. Each Credit Agreement Party will, and will cause each of its Subsidiaries to, ensure that its material properties and equipment used in its business are kept in good repair, working order and condition, ordinary wear and tear excepted, and that from time to time there are made in such properties and equipment all needful and proper repairs, renewals, replacements, extensions, additions, betterments and improvements thereto, to the extent and in the manner useful or customary for companies in similar businesses.

          8.10 End of Fiscal Years; Fiscal Quarters. Each Credit Agreement Party will, for financial reporting purposes, cause (i) each of its, and each of its Subsidiaries', fiscal years to end on December 31 of each calendar year and
(ii) each of its, and each of its Subsidiaries',

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fiscal quarters to end on March 31, June 30, September 30 and December 31 of
each calendar year.

          8.11 Additional Security; Further Assurances. (a) Each Credit Agreement Party will, and will cause each of its Wholly-Owned Domestic Subsidiaries (and to the extent Section 8.12 is operative, each of its Wholly-Owned Foreign Subsidiaries) to, grant to the Collateral Agent security interests and mortgages in such assets and real property of such Credit Agreement Party and its Wholly-Owned Domestic Subsidiaries as are not covered by the original Security Documents (or if so covered, are not subject to valid and enforceable perfected security interests, hypothecations or mortgages on the terms specified in the immediately succeeding sentence), in each case to the extent requested from time to time by the Administrative Agent or the Required Lenders (collectively, the "Additional Security Documents"). All such security interests and mortgages shall be granted pursuant to documentation reasonably satisfactory in form and substance to the Collateral Agent and shall constitute valid and enforceable perfected security interests, hypothecations and mortgages superior to and prior to the rights of all third Persons and enforceable as against third parties and subject to no other Liens except for Permitted Liens. The Additional Security Documents or instruments related thereto shall have been duly recorded or filed in such manner and in such places as are required by law to establish, perfect, preserve and protect the Liens in favor of the Collateral Agent required to be granted pursuant to the Additional Security Documents and all taxes, fees and other charges payable in connection therewith shall have been paid in full. Notwithstanding the foregoing, this Section 8.11(a) shall not apply to (and Holdings and its Subsidiaries shall not be required to grant a mortgage in) any Leasehold or any owned Real Property, the fair market value of which (as determined in good faith by senior management of Holdings) is equal to or less than $500,000.

          (b) Each Credit Agreement Party will, and will cause each of its Subsidiaries to, at the expense of such Credit Agreement Party, make, execute, endorse, acknowledge, file and/or deliver to the Collateral Agent from time to time such vouchers, invoices, schedules, confirmatory assignments, conveyances, financing statements, transfer endorsements, powers of attorney, certificates, real property surveys, reports and other assurances or instruments and take such further steps relating to the Collateral covered by any of the Security Documents as the Collateral Agent may reasonably require (including, without limitation, reregistering the certificate of title of any Tractor Trailer in any state in which such Tractor Trailer primarily operates, to the extent the Collateral Agent determines, in its reasonable discretion, that such action is required to ensure the perfection or the enforceability as against third parties of its security interest in such Collateral). Furthermore, each Credit Agreement Party shall cause to be delivered to the Collateral Agent such opinions of counsel, title insurance and other related documents as may be reasonably requested by the Collateral Agent to assure itself that this Section 8.11 has been complied with.

          (c) Each Credit Agreement Party agrees that each action required above by this Section 8.11 shall be completed as soon as possible, but in no event later than 90 days after such action is either requested to be taken by the Administrative Agent, the Collateral Agent or the Required Lenders or required to be taken by the Credit Agreement Parties and their respective Subsidiaries pursuant to the terms of this Section 8.11; provided that in no event will any Credit Agreement Party or any of its Subsidiaries be required to take any action, other than

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using its commercially reasonable efforts, to obtain consents from third parties with respect to its compliance with this Section 8.11.

          (d) In the event that the Administrative Agent or the Required Lenders at any time after the Initial Borrowing Date determine in their sole discretion (whether as a result of a position taken by an applicable bank regulatory agency or official, or otherwise) that real estate appraisals satisfying the requirements set forth in 12 C.F.R., Part 34-Subpart C, or any successor or similar statute, rule, regulation, guideline or order (any such appraisal a "Required Appraisal") are or were required to be obtained, or should be obtained, in connection with any Mortgaged Property or Mortgaged Properties, then, within 90 days after receiving written notice thereof from the Administrative Agent or the Required Lenders, as the case may be, the Credit Agreement Parties shall cause such Required Appraisal to be delivered, at the expense of the Credit Agreement Parties, to the Administrative Agent, which Required Appraisal, and the respective appraiser, shall be satisfactory to the Administrative Agent.

          8.12 Foreign Subsidiaries Security. If following a change in the relevant sections of the Code or the regulations, rules, rulings, notices or other official pronouncements issued or promulgated thereunder, counsel for the Borrower reasonably acceptable to the Administrative Agent does not within 30 days after a request from the Administrative Agent or the Required Lenders deliver evidence, in form and substance mutually satisfactory to the Administrative Agent and the Borrower, with respect to any Foreign Subsidiary (and in the case of clause (i) below, any Foreign Unrestricted Subsidiary) of the Borrower which has not already had all of its Equity Interests pledged pursuant to the U.S. Pledge Agreement, the Quebec Pledge Agreement or the Mexican Pledge Agreement, as applicable, to secure all of the Obligations (as defined in the respective Pledge Agreement) that (i) a pledge of more than 66-2/3% of the total combined voting power of all classes of Equity Interests of such Foreign Subsidiary (or Foreign Unrestricted Subsidiary) entitled to vote,
(ii) the entering into by such Foreign Subsidiary of a security agreement in substantially the form of the Security Agreement, (iii) the entering into by such Foreign Subsidiary of a pledge agreement in substantially the form of the U.S. Pledge Agreement and (iv) the entering into by such Foreign Subsidiary of a guaranty in substantially the form of the Subsidiaries Guaranty, in any such case could reasonably be expected to cause (I) the undistributed earnings of such Foreign Subsidiary (or Foreign Unrestricted Subsidiary) as determined for Federal income tax purposes to be treated as a deemed dividend to such Foreign Subsidiary's (or Foreign Unrestricted Subsidiary's) United States parent for Federal income tax purposes or (II) other material adverse Federal income tax consequences to the Credit Parties, then in the case of a failure to deliver the evidence described in clause (i) above, that portion of such Foreign Subsidiary's (or Foreign Unrestricted Subsidiary's, as the case may be) outstanding Equity Interests so issued by such Foreign Subsidiary (or Foreign Unrestricted Subsidiary, as the case may be), in each case not theretofore pledged pursuant to a U.S. Pledge Agreement, the Quebec Pledge Agreement or the Mexican Pledge Agreement, as applicable, to secure all of the Obligations (as defined in the respective Pledge Agreement), shall be pledged to the Collateral Agent for the benefit of the Secured Creditors pursuant to the U.S. Pledge Agreement, the Quebec Pledge Agreement or the Mexican Pledge Agreement, as applicable (or another pledge agreement in substantially similar form, if needed), and in the case of a failure to deliver the evidence described in clause (ii) or (iii) above, such Foreign Subsidiary (to the extent same is a Wholly-Owned Foreign Subsidiary) shall execute and deliver the Security Agreement (or another security agreement in substantially similar form, if needed) or the U.S. Pledge

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Agreement (or another pledge agreement in substantially similar form, if needed), as the case may be, granting to the Collateral Agent for the benefit of the Secured Creditors a security interest in all of such Foreign Subsidiary's assets or Equity Interests and promissory notes owned by such Foreign Subsidiary, as the case may be, and securing the obligations of the Borrower under the Credit Documents and under any Interest Rate Protection Agreement or Other Hedging Agreement and, in the event the Subsidiaries Guaranty shall have been executed by such Foreign Subsidiary, the obligations of such Foreign Subsidiary thereunder, and in the case of a failure to deliver the evidence described in clause (iv) above, such Foreign Subsidiary (to the extent same is a Wholly-Owned Foreign Subsidiary) shall execute and deliver the Subsidiaries Guaranty (or another guaranty in substantially similar form, if needed), guaranteeing the obligations of the Borrower under the Credit Documents and under any Interest Rate Protection Agreement or Other Hedging Agreement, in each case to the extent that the entering into of such Security Agreement, the U.S. Pledge Agreement or the Subsidiaries Guaranty (or substantially similar document) is permitted by the laws of the respective foreign jurisdiction and with all documents delivered pursuant to this Section 8.12 to be in form and substance reasonably satisfactory to the Administrative Agent and/or the Collateral Agent.

          8.13 Performance of Obligations. Each Credit Agreement Party will, and will cause each of its Subsidiaries to, perform all of its obligations under the terms of each mortgage, deed of trust, indenture, loan agreement or credit agreement and each other material agreement, contract or instrument by which it is bound, except such non-performances as, individually or in the aggregate, have not had (unless same has ceased to exist), and could not reasonably be expected to have, a Material Adverse Effect.

          8.14 Use of Proceeds. Holdings will, and will cause each of its Subsidiaries to, use the proceeds of the Loans for the purposes specified in
Section 7.05.

          8.15  Permitted Acquisitions. (a) Subject to the provisions of this
Section 8.15 and the requirements contained in the definition of Permitted Acquisition, the Borrower and any of its Wholly-Owned Domestic Subsidiaries may from time to time effect Permitted Acquisitions, so long as (in each case except to the extent the Required Lenders otherwise specifically agree in writing in the case of a specific Permitted Acquisition): (i) no Default or Event of Default shall be in existence at the time of the consummation of the proposed Permitted Acquisition or immediately after giving effect thereto; (ii) the Borrower shall have given the Administrative Agent and the Lenders at least 5 Business Days' prior written notice of any Permitted Acquisition; (iii) calculations are made by the Borrower of compliance with the covenants contained in Sections 9.09 and 9.10 (in each case, giving effect to the last sentence appearing therein) for the Calculation Period most recently ended prior to the date of such Permitted Acquisition, on a Pro Forma Basis as if the respective Permitted Acquisition (as well as all other Permitted Acquisitions theretofore consummated after the first day of such Calculation Period) had occurred on the first day of such Calculation Period, and such recalculations shall show that such financial covenants would have been complied with if the Permitted Acquisition had occurred on the first day of such Calculation Period (for this purpose, if the first day of the respective Calculation Period occurs prior to the Initial Borrowing Date, calculated as if the covenants contained in said Sections 9.09 and 9.10 (in each case, giving effect to the last sentence appearing therein) had been applicable from the first day of the Calculation Period); (iv) based on good faith projections prepared by the Borrower for the period

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from the date of the consummation of the Permitted Acquisition to the date which is one year thereafter, the level of financial performance measured by the covenants set forth in Sections 9.09 and 9.10 (in each case, giving effect to the last sentence appearing therein) shall be better than or equal to such level as would be required to provide that no Default or Event of Default would exist under the financial covenants contained in Sections 9.09 and 9.10 (in each case, giving effect to the last sentence appearing therein) through the date which is one year from the date of the consummation of the respective Permitted Acquisition; (v) the Maximum Permitted Consideration payable in connection with the proposed Permitted Acquisition (exclusive of the aggregate liquidation preference or fair market value, as applicable, of any Equity Interest issued by Holdings as consideration in connection with such Permitted Acquisition) does not exceed $20,000,000; (vi) all representations and warranties contained herein and in the other Credit Documents shall be true and correct in all material respects with the same effect as though such representations and warranties had been made on and as of the date of such Permitted Acquisition (both before and after giving effect thereto), unless stated to relate to a specific earlier date, in which case such representations and warranties shall be true and correct in all material respects as of such earlier date; (vii) the Borrower provides to the Administrative Agent and the Lenders as soon as available but not later than 5 Business Days after the execution thereof, a copy of any executed purchase agreement or similar agreement with respect to such Permitted Acquisition; (viii) after giving effect to such Permitted Acquisition and the payment of all post-closing purchase price adjustments required (in the good faith determination of the Borrower) in connection with such Permitted Acquisition (and all other Permitted Acquisitions for which such purchase price adjustments may be required to be made) and all capital expenditures (and the financing thereof) reasonably anticipated by the Borrower to be made in the business acquired pursuant to such Permitted Acquisition within the 90-day period (such period for any Permitted Acquisition, a "Post-Closing Period") following such Permitted Acquisition (and in the businesses acquired pursuant to all other Permitted Acquisitions with Post-Closing Periods ended during the Post-Closing Period of such Permitted Acquisition), the Total Unutilized Revolving Loan Commitment shall equal or exceed $15,000,000; and (ix) the Borrower shall have delivered to the Administrative Agent an officer's certificate executed by an Authorized Officer of the Borrower, certifying to the best of his knowledge, compliance with the requirements of preceding clauses (i) through (viii), inclusive, and containing the calculations required by the preceding clauses (iii), (iv), (v) and (viii), provided, however, that so long as (x) the Maximum Permitted Consideration payable in connection with the proposed Permitted Acquisition does not exceed $5,000,000 and (y) the Maximum Permitted Consideration paid in connection with the proposed Permitted Acquisition, when combined with the Maximum Permitted Consideration paid in connection with all other Permitted Acquisitions consummated in the same fiscal quarter as the proposed Permitted Acquisition, does not exceed $10,000,000, the Borrower shall not be required to comply with clauses (ii) and (vii) above in connection with such Permitted Acquisition and the officer's certificate otherwise required to be delivered pursuant to clause (ix) above shall instead be delivered to the Administrative Agent within 45 days following the end of the fiscal quarter in which such Permitted Acquisition is consummated.

          (b) At the time of each Permitted Acquisition involving the creation or acquisition of a Subsidiary, or the acquisition of capital stock or other Equity Interests of any Person, the capital stock or other Equity Interests thereof created or acquired in connection with such Permitted Acquisition shall be pledged for the benefit of the Secured Creditors pursuant to

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the relevant Pledge Agreement or other Security Document in accordance with the requirements of Section 9.15.

          (c) The Borrower shall cause each Subsidiary which is formed to effect, or is acquired pursuant to, a Permitted Acquisition to comply with, and to execute and deliver, all of the documentation required by, Sections 8.11 and 9.15, to the reasonable satisfaction of the Administrative Agent.

          (d) The consummation of each Permitted Acquisition shall be deemed to be a representation and warranty by the Borrower that the certifications by the Borrower (or by one or more of its Authorized Officers) pursuant to Section 8.15(a) are true and correct and that all conditions thereto have been satisfied and that same is permitted in accordance with the terms of this Agreement, which representation and warranty shall be deemed to be a representation and warranty for all purposes hereunder, including, without limitation, Sections 6 and 10.

          8.16 Maintenance of Company Separateness. (a) Each Credit Agreement Party will, and will cause each of its Subsidiaries and Unrestricted Subsidiaries to, satisfy customary Company formalities, including, as applicable, the holding of regular board of directors' and shareholders' meetings or action by directors or shareholders without a meeting and the maintenance of Company offices and records. Neither any Credit Agreement Party nor any of its Subsidiaries shall make any payment to a creditor of any Unrestricted Subsidiary in respect of any liability of any Unrestricted Subsidiary, and no bank account of any Unrestricted Subsidiary shall be commingled with any bank account of any Credit Agreement Party or any of its Subsidiaries. Any financial statements distributed to any creditors of any Unrestricted Subsidiary shall clearly establish or indicate the Company separateness of such Unrestricted Subsidiary from each Credit Agreement Party and its Subsidiaries. Finally, neither any Credit Agreement Party nor any of its Subsidiaries shall take any action, or conduct its affairs in a manner, which is likely to result in the Company existence of such Credit Agreement Party or any of its Subsidiaries or Unrestricted Subsidiaries being ignored, or in the assets and liabilities of the such Credit Agreement Party or any of its Subsidiaries being substantively consolidated with those of any other such Person or any Unrestricted Subsidiary in a bankruptcy, reorganization or other insolvency proceeding.

          (b) Neither Holdings nor any of its Subsidiaries shall take any action, or conduct its affairs in a manner, which is likely to result in the assets and liabilities of any Credit Party being substantively consolidated with those of any Non-Guarantor Subsidiary in a bankruptcy, reorganization or other insolvency proceeding. Holdings shall not permit any cash of any Non-Guarantor Subsidiary and any Credit Party to be commingled in any bank account.

          8.17 Existing Senior Notes Refinancing. (a) Within 10 days following the Initial Borrowing Date, (i) the Borrower shall have mailed (or cause to be mailed) an irrevocable notice of redemption (the "Borrower Irrevocable Notice of Redemption") with respect to the Existing Senior Subordinated Secured Notes pursuant to, and in accordance with the requirements of, the Existing Senior Subordinated Secured Notes Documents, and (ii) Holdings shall have mailed (or caused to be mailed) irrevocable notices of redemption (the "Holdings Irrevocable Notices of Redemption" and, together with the Borrower Irrevocable Notice of Redemption, the "Irrevocable Notices of Redemption") with respect to each of (I) the Existing 2006 10% Senior

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Subordinated Notes pursuant to, and in accordance with the requirements of, the
Existing 2006 10% Senior Subordinated Notes Documents and (II) the Existing Junior PIK Notes pursuant to, and in accordance with the requirements of, the Existing Junior PIK Notes Documents; provided, however, that all Irrevocable Notices of Redemption as referenced in clauses (i) and (ii) above shall, in each case, be mailed on the same Business Day.

          (b) On the later to occur of (x) December 15, 2003 and (y) the 30th day following the date of the mailing of the Irrevocable Notices of Redemption (such later date, the "Redemption Date"), Holdings and/or the Borrower, as applicable, shall (x) redeem all of the Existing Senior Notes To Be Refinanced pursuant to, and in accordance with the terms of, the call provisions of the respective Existing Senior Notes Documents and (y) pay all accrued and unpaid interest and related call premiums (such related call premiums not to exceed $4.0 million) in respect of the Existing Senior Notes To Be Refinanced (collectively, the "Existing Senior Notes Refinancing").

          (c) With three Business Days following the Redemption Date, the Administrative Agent shall have received evidence of the discharge of the Existing Senior Notes To Be Refinanced (and all obligations under the indentures governing the same) from the trustees for the Existing Senior Notes To Be Refinanced, which evidence shall be in form and substance satisfactory to the Administrative Agent.

          8.18 Margin Regulations. Holdings will use its best efforts so that at all times the fair market value of all Margin Stock owned by Holdings and its Subsidiaries (other than capital stock of Holdings held in treasury) shall not exceed $7,500,000. So long as fair market value of all Margin Stock at any time owned by Holdings and its Subsidiaries (other than capital stock of Holdings held in treasury) does not exceed $7,500,000, such Margin Stock will not constitute Collateral and no security interest shall be granted therein pursuant to any Credit Document, provided that if at any time the fair market value of all Margin Stock owned by Holdings and its Subsidiaries (other than capital stock of Holdings held in treasury) exceeds $7,500,000, then (x) all Margin Stock owned by the Credit Parties (other than capital stock of Holdings held in treasury) shall be pledged, and delivered for pledge, pursuant to the U.S. Pledge Agreement and (y) Holdings will execute and deliver to the Lenders appropriate completed forms (including, without limitation, Forms G-3 and U-1, as appropriate) establishing compliance with Regulations T, U and X. If at any time any Margin Stock is required to be pledged as a result of the provisions of the immediately preceding sentence, repayments of outstanding Obligations shall be required, and subsequent Credit Events shall be permitted, only in compliance with the applicable provisions of Regulations T, U and X.

          SECTION 9. Negative Covenants. Each Credit Agreement Party hereby covenants and agrees that as of the Initial Borrowing Date and thereafter for so long as this Agreement is in effect and until the Total Commitment has terminated, no Letters of Credit or Notes are outstanding and the Loans, together with interest, Fees and all other Obligations (other than any indemnities described in Section 13.13 which are not then due and payable) incurred hereunder, are paid in full:

          9.01 Changes in Business. (a) Holdings will not, and will not permit any of its Subsidiaries to, engage directly or indirectly in any business other than a Permitted Business.

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

          (b) No Unrestricted Subsidiary shall engage (directly or indirectly) in any business other than a Permitted Business.

          (c) Notwithstanding the foregoing, Holdings will not own any significant assets (other than its ownership of the capital stock of the Borrower and certain contracts (and the related rights thereunder) which Holdings is not otherwise permitted to transfer to the Borrower on the Initial Borrowing Date without the consent of third parties) or have any material liabilities (other than those liabilities for which it is responsible under this Agreement, the other Documents to which it is a party, Shareholder Subordinated Notes, Existing 2006 Floating Rate Senior Subordinated Notes and such other liabilities which Holdings is expressly permitted to incur pursuant to the terms of this Agreement (other than pursuant to preceding Section 9.01(a)) and the other Credit Documents).

          (d) Notwithstanding the foregoing or anything to the contrary contained in this Agreement, Holdings will not permit MTL Investments to engage in any significant business or to own any assets other than (x) cash contributed to MTL Investments by the Borrower in accordance with provisions of Section 9.05 to the extent (and only to the extent) such cash is promptly loaned and/or contributed as a common equity contribution by MTL Investments to Levy Transport Lte., a Wholly-Owned Subsidiary of the Borrower, in accordance with the requirements of Section 9.05 and (y) any intercompany note evidencing an intercompany loan made as contemplated by preceding clause (x).

          9.02 Consolidation; Merger; Sale or Purchase of Assets; etc. No Credit Agreement Party will, nor will any Credit Agreement Party permit any of its Subsidiaries to, wind up, liquidate or dissolve its affairs or enter into any transaction of merger, amalgamation or consolidation, or convey, sell, lease or otherwise dispose of all or any part of its property or assets (other than inventory in the ordinary course of business), or enter into any sale-leaseback transactions, or purchase or otherwise acquire (in one or a series of related transactions) any part of the property or assets (other than purchases or other acquisitions of inventory, materials, general intangibles, equipment, goods and services in the ordinary course of business) of any Person or agree to do any of the foregoing at any future time, except that the following shall be permitted:

          (a) Holdings and its Subsidiaries may, as lessee, enter into operating leases in the ordinary course of business with respect to real, personal, movable or immovable property;

          (b) Capital Expenditures by the Borrower and its Subsidiaries to the extent not in violation of Section 9.11;

          (c) Investments permitted pursuant to Section 9.05 and the disposition or liquidation of Cash Equivalents in the ordinary course of business;

          (d) the Borrower and any of its Subsidiaries may sell or otherwise dispose of assets (excluding capital stock of, or other equity interests in, Subsidiaries, Joint Ventures, Unrestricted Subsidiaries and Tractor Trailers) which, in the reasonable opinion of such Person, are obsolete, uneconomic or no longer useful in the conduct of such Person's business, provided that except with respect to asset dispositions or transfers arising out of, or in connection with, the events described in clauses (i) and (ii) of the definition of Recovery Event, (w) each such sale or disposition shall be for an amount at least equal to the fair market value thereof (as determined in good faith by senior management of Holdings), (x) to the extent that any such sale or disposition generates Net Sale Proceeds equal to or greater than $1,500,000, each such sale or disposition (I) results in consideration at least 75% of which (taking into account the amount of cash, the principal amount of any promissory notes and the fair market value, as determined by Holdings in good faith, of any other consideration) shall be in the form of cash or (II) in the case of an asset or assets subject to Capitalized Lease Obligations or other purchase money obligations, results in the assumption of all of the Capitalized Lease Obligations or other purchase money obligations of the Borrower or such Subsidiary in respect of such asset by the purchaser thereof, (y) the aggregate Net Sale Proceeds from all assets sold or otherwise disposed of pursuant to this clause (d), when added to the aggregate amount of all Capitalized Lease Obligations and all other purchase money obligations assigned in connection with all assets sold or otherwise disposed of pursuant to this clause (d), shall not exceed $8,000,000 in the aggregate in any fiscal year of Holdings and (z) in the case of any sale or disposition of an asset constituting an Asset Sale, the Net Sale Proceeds therefrom are either applied to repay Term Loans (and/or reduce the Total Term Loan Commitment, the Total Revolving Loan Commitment and/or the Total PF Letter of Credit Commitment) as provided in Section 4.02(c) or reinvested in replacement assets or retained to the extent permitted by
     Section 4.02(c) and/or the other relevant provisions of this Agreement;

          (e) Holdings or any Subsidiary of Holdings may convey, lease, license, sell or otherwise transfer all or any part of its business, properties and assets to the Borrower or to any Subsidiary Guarantor, so long as any security interests granted to the Collateral Agent for the benefit of the Secured Creditors pursuant to the Security Documents in the assets so transferred shall remain in full force and effect and perfected (to at least the same extent as in effect immediately prior to such transfer) and all actions required to maintain said perfected status have been taken;

          (f) any Subsidiary of the Borrower may merge with and into, or be dissolved or liquidated into, the Borrower or any Subsidiary Guarantor, so long as (i) the Borrower or such Subsidiary Guarantor is the surviving corporation of any such merger, dissolution or liquidation and (ii) any security interests granted to the Collateral Agent for the benefit of the Secured Creditors pursuant to the Security Documents in the assets of such Subsidiary shall remain in full force and effect and perfected (to at least the same extent as in effect immediately prior to such merger, dissolution or liquidation) and all actions required to maintain said perfected status have been taken;

          (g) any Foreign Subsidiary of Holdings may be merged or amalgamated with and into, or be dissolved or liquidated into, or transfer any of its assets to, any Wholly-Owned Foreign Subsidiary of Holdings, so long as (i) such Wholly-Owned Foreign Subsidiary of Holdings is the surviving corporation of any such merger, amalgamation, dissolution or liquidation and (ii) any security interests granted to the Collateral Agent for the benefit of the Secured Creditors pursuant to the Security Documents in the Equity

     Interests of such Wholly-Owned Foreign Subsidiary and such Foreign Subsidiary shall remain in full force and effect and perfected and enforceable (to at least the same extent as in effect immediately prior to such merger, amalgamation, dissolution, liquidation or transfer) and all actions required to maintain said perfected status have been taken;

          (h) the Borrower and its Wholly-Owned Domestic Subsidiaries shall be permitted to make Permitted Acquisitions, so long as such Permitted Acquisitions are effected in accordance with the requirements of Section 8.15;

          (i) the Borrower and its Subsidiaries may, in the ordinary course of business, license, as licensor or licensee, patents, trademarks, copyrights and know-how to or from third Persons or one another, so long as any such license by the Borrower or any of its Subsidiaries in its capacity as licensor is permitted to be assigned pursuant to the Security Agreement (to the extent that a security interest in such patents, trademarks, copyrights and know-how is granted thereunder) and does not otherwise prohibit the granting of a Lien by the Borrower or any of its Subsidiaries pursuant to the Security Agreement in the intellectual property covered by such license;

          (j) the Borrower and its Domestic Subsidiaries may transfer assets to Wholly-Owned Foreign Subsidiaries, so long as (x) no Default or Event of Default exists as the time of the respective transfer and (y) the aggregate fair market value of all such assets so transferred (determined in good faith by the Board of Directors or senior management of the Borrower) to all such Foreign Subsidiaries on and after the Effective Date does not exceed the sum of (i) $12,000,000 plus (ii) the aggregate fair market value of all assets of Foreign Subsidiaries of the Borrower (as determined in good faith by senior management of the Borrower) transferred by such Foreign Subsidiaries to the Borrower and any Subsidiary Guarantor pursuant to Section 9.02(e) after the Effective Date;

          (k) the Borrower and any of its Subsidiaries may sell Tractor Trailers (but not pursuant to Permitted Program Affiliate Transactions) which, in the reasonable opinion of such Person, are, subject to the second succeeding proviso, obsolete, uneconomic or no longer useful in the conduct of such Person's business or otherwise require upgrading, provided that (i) any such sale shall be for an amount at least equal to the fair market value thereof (as determined in good faith by senior management of the Borrower), (ii) such sale (x) results in consideration at least 80% of which (taking into account the amount of cash, the principal amount of any promissory notes and the fair market value, as determined by the Borrower in good faith, of any other consideration) shall be in the form of cash or
     (y) results in the assumption of all of the Capitalized Lease Obligations of the Borrower or such Subsidiary in respect of such Tractor Trailer by the purchaser thereof, (iii) the Net Sale Proceeds from, or the amount of Capitalized Lease Obligations assigned in connection with, any such sale, when added to the aggregate Net Sale Proceeds received from, and the aggregate amount of all Capitalized Lease Obligations assigned in connection with, all other Tractor Trailers sold pursuant to this clause
     (k) after the Effective Date, shall not exceed $30,000,000 and (iv) any Net Sale Proceeds from any such sale are applied to repay Term Loans (and/or reduce the Total Term Loan Commitment, the Total Revolving Loan Commitment and/or the Total PF Letter of Credit Commitment) as provided in Section 4.02(c) or reinvested in replacement assets or

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

     retained to the extent permitted by Section 4.02(c) and/or the other relevant provisions of this Agreement; provided, however, that with respect to sales of Tractor Trailers generating Net Sale Proceeds, which when aggregated with the aggregate amount of Capitalized Lease Obligations assigned in connection with such sales, do not exceed $10.0 million for all such sales after the Effective Date, such Tractor Trailers shall not be required to be obsolete, uneconomic or no longer useful in the conduct of Holdings or such Subsidiary's business and shall not be subject to subclause (ii)(x) above, so long as respective sale of Tractor Trailers is to a Program Affiliate and the consideration for such sales consists solely of cash and/or a promissory note pledged in the Collateral Agent pursuant to the U.S. Pledge Agreement;

          (l) the Borrower and any of its Subsidiaries may effect Tractor Trailer Replacements, provided that (i) any disposition of a Tractor Trailer pursuant to a Tractor Trailer Replacement shall be for an amount (including any credits towards the purchase of a replacement Tractor Trailer) at least equal to the fair market value thereof (as determined in good faith by senior management of the Borrower) and (ii) the Net Sale Proceeds from any such disposition are applied to repay Term Loans (and/or reduce the Total Term Loan Commitment, the Total Revolving Loan Commitment and/or the Total PF Letter of Credit Commitment) as provided in Section 4.02(c) or reinvested in replacement Tractor Trailers or retained to the extent permitted by Section 4.02(c);

          (m) the Borrower and its Subsidiaries may lease, as lessor, or sublease, as sublessor, equipment, machinery or Real Property in the ordinary course of business, so long as (x) such lease is for fair consideration (determined in good faith by the board of directors or senior management of Holdings) and (y) the security interests granted to the Collateral Agent for the benefit of the Secured Creditors pursuant to the Security Documents in the assets so leased shall remain in full force and effect and perfected (to at least the same extent as in effect immediately prior to such transfer) and all actions required to maintain said perfected status have been taken;

          (n) the Borrower and any of its Subsidiaries may sell or otherwise dispose of the capital stock of, or other Equity Interests in, or all or substantially all of the assets of, any of their respective Subsidiaries, Unrestricted Subsidiaries and Joint Ventures which, in the reasonable opinion of such Person, are uneconomic or no longer useful in the conduct of such Person's business, provided that (v) in the case of a sale or other disposition of the capital stock or other Equity Interests of any Wholly-Owned Subsidiary of the Borrower, 100% of the capital stock or other Equity Interests of such Subsidiary shall be so sold or disposed of, (w) each such sale or disposition shall be for an amount at least equal to the fair market value thereof (as determined in good faith by senior management of the Borrower), (x) each such sale results in consideration at least 75% of which (taking into account the amount of cash, the principal amount of any promissory notes and the fair market value, as determined by the Borrower in good faith, of any other consideration) shall be in the form of cash, (y) the aggregate Net Sale Proceeds of all assets sold or otherwise disposed of pursuant to this clause (n) after the Effective Date shall not exceed $20,000,000 in the aggregate and (z) the Net Sale Proceeds therefrom are either applied to repay Term Loans (and/or reduce the Total Term Loan Commitment, the Total Revolving Loan Commitment and/or the Total PF Letter of Credit

     Commitment) as provided in Section 4.02(c) or reinvested in replacement assets or retained to the extent permitted by Section 4.02(c) and/or the other relevant provisions of this Agreement;

          (o) Holdings and its Subsidiaries may enter into agreements to effect acquisitions and dispositions of stock or assets, so long as the respective transaction is permitted pursuant to the provisions of this
     Section 9.02; provided that Holdings and its Subsidiaries may enter into agreements to effect acquisitions and dispositions of capital stock or assets in transactions not permitted by the provisions of this Section 9.02 at the time the respective agreement is entered into, so long as in the case of each such agreement, such agreement shall be expressly conditioned upon obtaining the requisite consent of the Required Lenders under this Agreement or the repayment of all Obligations hereunder as a condition precedent to the consummation of the respective transaction and, if for any reason the transaction is not consummated because of a failure to obtain such consent, the aggregate liability of Holdings and its Subsidiaries under any such agreement shall not exceed $5,000,000;

          (p) the Borrower and any of its Subsidiaries may effect Permitted Program Affiliate Transactions, so long as the Capitalized Lease Obligations and recourse obligations of the Borrower and its Subsidiaries arising under such Permitted Program Affiliate Transactions are permitted by Section 9.04(l);

          (q) the Borrower and any of its Subsidiaries may (x) purchase fuel, insurance, tires and various other types of equipment and services related to the trucking business on behalf of Program Affiliates and/or (y) purchase fuel, insurance, tires and various other types of equipment and services related to the trucking business and sell or otherwise transfer the same to Program Affiliates, in each case in accordance with the past practices of the Borrower or such Subsidiary, as in effect on the Effective Date, so long as in any such case the Borrower or such Subsidiary deducts the amount of such purchases from the weekly settlement or settlements paid to such Program Affiliate pursuant to its Affiliate Billing Program; and

          (r) the Borrower or any of its Subsidiaries may effect Permitted Sale-Leaseback Transactions in accordance with the definition thereof; provided that (x) the aggregate amount of all proceeds received by the Borrower and its Subsidiaries from all Permitted Sale-Leaseback Transactions consummated on and after the Effective Date shall not exceed $25,000,000 and (y) the Net Sale Proceeds therefrom are applied to repay Term Loans and/or reduce the Total Term Loan Commitment, Total Revolving Loan Commitment and/or the Total PF Letter of Credit Commitment as provided in Section 4.02(c) or reinvested in replacement assets or retained to the extent permitted by Section 4.02(c).

To the extent the Required Lenders waive the provisions of this Section 9.02 with respect to the sale or other disposition of any Collateral, or any Collateral is sold or otherwise disposed of as permitted by this Section 9.02, such Collateral (unless transferred to the Borrower or a Subsidiary thereof) shall (except as otherwise provided above) be sold or otherwise disposed of free and clear of the Liens created by the Security Documents and the Administrative Agent shall take such actions (including, without limitation, directing the Collateral Agent to take such actions) as are appropriate in connection therewith.

          9.03 Liens. No Credit Agreement Party will, nor will any Credit Agreement Party permit any of its Subsidiaries to, create, incur, assume or suffer to exist any Lien upon or with respect to any property or assets of any kind (real or personal, tangible or intangible, movable or immovable) of such Credit Agreement Party or any of its Subsidiaries, whether now owned or hereafter acquired, or sell any such property or assets subject to an understanding or agreement, contingent or otherwise, to repurchase such property or assets (including sales of accounts receivable or notes with recourse to such Credit Agreement Party or any of its Subsidiaries) or assign any right to receive income, except for the following (collectively, the "Permitted Liens"):

          (a) inchoate Liens for taxes, assessments or governmental charges or levies not yet due and payable or Liens for taxes, assessments or governmental charges or levies being contested in good faith and by appropriate proceedings for which adequate reserves have been established in accordance with GAAP;

          (b) Liens in respect of property or assets of Holdings or any of its Subsidiaries imposed by law which were incurred in the ordinary course of business and which have not arisen to secure Indebtedness for borrowed money, such as carriers', materialmen's, warehousemen's and mechanics' Liens, statutory and common law landlord's Liens, and other similar Liens arising in the ordinary course of business, and which either (x) do not in the aggregate materially detract from the value of such property or assets or materially impair the use thereof in the operation of the business of Holdings or any of its Subsidiaries or (y) are being contested in good faith by appropriate proceedings, which proceedings have the effect of preventing the forfeiture or sale of the property or asset subject to such Lien;

          (c) Liens created by or pursuant to this Agreement and the Security Documents (it being understood and agreed that from and after the Initial Borrowing Date to and including the third Business Day following the Redemption Date, the obligations relating to the Existing Senior Subordinated Secured Notes Documents may be secured by Collateral (other than Excluded Collateral) pursuant to the Security Documents, on a "second-priority" basis to the Non-Existing Senior Subordinated Secured Notes Obligations (as such type of obligations is defined in the Security Documents));

          (d) Liens in existence on the Initial Borrowing Date which are listed, and the property subject thereto described, in Schedule IX, without giving effect to any extensions or renewals thereof;

          (e) Liens arising from judgments, decrees, awards or attachments in circumstances not constituting an Event of Default under Section 10.09, provided that the amount of cash and property (determined on a fair market value basis) deposited or delivered to secure the respective judgment or decree or subject to attachment shall not exceed $7,500,000 at any time;

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          (f)   Liens (other than any Lien imposed by ERISA) (w) incurred or deposits made in the ordinary course of business in connection with general insurance maintained by Holdings and its Subsidiaries, (x) incurred or deposits made in the ordinary course of business of Holdings and its Subsidiaries in connection with workers' compensation, unemployment insurance and other types of social security, (y) to secure the performance by Holdings and its Subsidiaries of tenders, statutory obligations (other than excise taxes), surety, stay, customs and appeal bonds, statutory bonds, bids, leases, government contracts, trade contracts, performance and return of money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money) or (z) to secure the performance by Holdings and its Subsidiaries of leases of Real Property, to the extent incurred or made in the ordinary course of business consistent with past practices, provided that the aggregate amount of deposits at any time pursuant to sub-clauses (w), (y) and (z) above shall not exceed $10,000,000 in the aggregate;

          (g) licenses, sublicenses, leases or subleases granted to third Persons in the ordinary course of business not interfering in any material respect with the business of Holdings or any of its Subsidiaries;

          (h) easements, rights-of-way, restrictions, minor defects or irregularities in title, encroachments and other similar charges or encumbrances, in each case not securing Indebtedness and not interfering in any material respect with the ordinary conduct of the business of Holdings or any of its Subsidiaries;

          (i) Liens arising from precautionary UCC financing statements regarding operating leases;

          (j)   Liens created pursuant to Capital Leases permitted pursuant to
     Section 9.04(d), provided that (x) such Liens only serve to secure the payment of Indebtedness arising under such Capitalized Lease Obligation (and other Indebtedness permitted by Section 9.04(d) and incurred from the same Person as such Indebtedness) and (y) the Lien encumbering the asset giving rise to the Capitalized Lease Obligation does not encumber any other asset of Holdings or any of its Subsidiaries (other than other assets subject to Capitalized Lease Obligations and/or Indebtedness incurred pursuant to Section 9.04(d), in each case owing to the same Person as such Capitalized Lease Obligation);

          (k)  Permitted Encumbrances;

          (l) Liens arising pursuant to purchase money mortgages or security interests securing Indebtedness representing the purchase price (or financing of the purchase price within 90 days after the respective purchase) of assets acquired after the Effective Date, provided that (i) any such Liens attach only to the assets so purchased, upgrades thereon and, if the asset so purchased is an upgrade, the original asset itself (and such other assets financed by the same financing source), (ii) the Indebtedness (other than Indebtedness incurred from the same financing source to purchase other assets and excluding Indebtedness representing obligations to pay installation and delivery charges for the property so purchased) secured by any such Lien does not exceed 100%, nor is less than 80%, of the lesser of the fair market value or the purchase price of the property being purchased at the time of the incurrence of such Indebtedness and (iii) the Indebtedness secured thereby is permitted to be incurred pursuant to
     Section 9.04(d);

          (m) Liens on property or assets acquired pursuant to a Permitted Acquisition, or on property or assets of a Subsidiary of the Borrower in existence at the time such Subsidiary is acquired pursuant to a Permitted Acquisition, provided that (i) any Indebtedness that is secured by such Liens is permitted to exist under Section 9.04(d), and (ii) such Liens are not incurred in connection with, or in contemplation or anticipation of, such Permitted Acquisition and do not attach to any other asset of Holdings or any of its Subsidiaries;

          (n) Liens arising out of consignment or similar arrangements for the sale of goods entered into by the Borrower or any of its Subsidiaries in the ordinary course of business;

          (o) Liens on any interest of the Borrower or any of its Subsidiaries in the equipment subject to a Permitted Program Affiliate Transaction securing Capitalized Lease Obligations and recourse obligations of the Borrower or such Subsidiary arising pursuant to a Permitted Program Affiliate Transaction, to the extent such obligations are permitted under
     Section 9.04(l); and

          (p) additional Liens incurred by the Borrower and its Subsidiaries, so long as the value of the property subject to such Liens, and the Indebtedness and other obligations secured thereby, do not exceed $4,500,000.

In connection with the granting of Liens of the type described in clauses (i),
(j), (l), (m), (o) and (p) of this Section 9.03 by the Borrower or any of its Subsidiaries, the Administrative Agent and the Collateral Agent shall be authorized, at the request of any Credit Party, to take any actions deemed appropriate by it in connection therewith (including, without limitation, by executing appropriate lien releases or lien subordination agreements in favor of the holder or holders of such Liens, in either case solely with respect to the assets subject to such Liens).

          9.04 Indebtedness. No Credit Agreement Party will, nor will any Credit Agreement Party permit any of its Subsidiaries to, contract, create, incur, assume or suffer to exist any Indebtedness, except:

          (a) Indebtedness incurred pursuant to this Agreement and the other Credit Documents;

          (b) Scheduled Existing Indebtedness outstanding on the Initial Borrowing Date and listed on Schedule IV (as reduced by any repayments thereof before, on or after the Initial Borrowing Date), without giving effect to any subsequent extension, renewal or refinancing thereof;

          (c) Indebtedness of the Borrower under (i) Interest Rate Protection Agreements entered into to protect the Borrower against fluctuations in interest rates in respect of Indebtedness otherwise permitted under this Agreement or (ii) Other Hedging Agreements providing protection against fluctuations in currency values in connection with the Borrower's or any of its Subsidiaries' operations, so long as management of the Borrower or such Subsidiary, as the case may be, has determined that the entering into of any such Other Hedging Agreement is a bona fide hedging activity (and is not for speculative purposes) and is in the ordinary course of business and consistent with its past practices;

          (d) (x) Indebtedness of a Subsidiary acquired pursuant to a Permitted Acquisition (or Indebtedness assumed by the Borrower or any Wholly-Owned Domestic Subsidiary pursuant to a Permitted Acquisition as a result of a merger or consolidation or the acquisition of an asset securing such Indebtedness) (the "Permitted Acquired Debt"), so long as (i) such Indebtedness was not incurred in connection with, or in anticipation or contemplation of, such Permitted Acquisition and (ii) such Indebtedness does not constitute debt for borrowed money (except to the extent such Indebtedness cannot be repaid in accordance with its terms at the time of its assumption pursuant to such Permitted Acquisition (without the payment of a penalty or premium)), it being understood and agreed that Capitalized Lease Obligations and purchase money Indebtedness shall not constitute debt for borrowed money for purposes of this clause (ii) and (y) Capitalized Lease Obligations and Indebtedness of the Borrower and its Subsidiaries representing purchase money Indebtedness secured by Liens permitted pursuant to Section 9.03(l), provided, that the sum of (I) the aggregate principal amount of all Permitted Acquired Debt at any time outstanding plus (II) the aggregate amount of Capitalized Lease Obligations incurred on and after the Initial Borrowing Date and outstanding at any time (including Indebtedness evidenced by Capitalized Lease Obligations arising from Permitted Sale-Leaseback Transactions) plus (III) the aggregate principal amount of all such purchase money Indebtedness incurred on and after the Initial Borrowing Date and outstanding at any time, shall not exceed $15,000,000;

          (e) Indebtedness (x) constituting Intercompany Loans to the extent permitted by Section 9.05(f) and (y) constituting intercompany loans made by the Borrower to Holdings, to the extent permitted by Section 9.05(q);

          (f) Permitted Subordinated Refinancing Indebtedness, so long as no Default or Event of Default is in existence at the time of any incurrence thereof and immediately after giving effect thereto;

          (g) unsecured Indebtedness of Holdings, the Borrower and the Subsidiary Guarantors incurred under the New Senior Subordinated Notes and the other Senior Subordinated Notes Documents in an aggregate principal amount not to exceed $[125,000,000]/8/ less the amount of any repayments of principal thereof after the Initial Borrowing Date;

          (h) Indebtedness of Holdings or any of its Subsidiaries which may be deemed to exist in connection with agreements providing for indemnification, purchase price

----------

/8/  To be finalized on Initial Borrowing Date.

     adjustments and similar obligations in connection with acquisitions or sales of assets and/or businesses effected in accordance with the requirements of this Agreement (so long as any such obligations are those of the Person making the respective acquisition or sale, and are not guaranteed by any other Person);

          (i) Contingent Obligations of (x) Holdings or any of its Subsidiaries as a guarantor of the lessee under any lease pursuant to which Holdings or any of its Wholly-Owned Subsidiaries is the lessee so long as such lease is otherwise permitted hereunder, (y) Holdings or any of its Subsidiaries as a guarantor of any Capitalized Lease Obligation to which a Joint Venture or Unrestricted Subsidiary is a party or any contract entered into by such Joint Venture or Unrestricted Subsidiary in the ordinary course of business; provided that the maximum liability of Holdings or any of its Subsidiaries in respect of any obligations as described pursuant to preceding clause (y) is permitted as an Investment on such date pursuant to the requirements of Section 9.05(k) and (z) the Borrower which may be deemed to exist pursuant to acquisition agreements entered into in connection with Permitted Acquisitions (including any obligation to pay the purchase price therefor and any indemnification, purchase price adjustment and similar obligations);

          (j) Indebtedness with respect to performance bonds, surety bonds, appeal bonds or customs bonds required in the ordinary course of business or in connection with the enforcement of rights or claims of Holdings or any of its Subsidiaries or in connection with judgments that do not result in a Default or an Event of Default, provided that the aggregate outstanding amount of all such performance bonds, surety bonds, appeal bonds and customs bonds permitted by this subsection (j) shall not at any time exceed $3,000,000;

          (k) Indebtedness of Holdings under the Shareholder Subordinated Notes issued after the Effective Date in connection with a redemption or repurchase of Holdings Common Stock pursuant to Section 9.06(ii);

          (l) Indebtedness consisting of (x) the recourse obligations of Holdings and its Subsidiaries to financial institutions in connection with Permitted Program Affiliate Transactions for lease obligations owing to such financial institutions by Program Affiliates and (y) Capitalized Lease Obligations of Holdings and its Subsidiaries arising under such Permitted Program Affiliate Transactions, so long as the aggregate amount of such recourse obligations and Capitalized Lease Obligations do not exceed $20,000,000 at any time outstanding;

          (m) unsecured Indebtedness of the Borrower and Holdings incurred in connection with a Permitted Insurance Program and owing to an Approved Insurance FinanceCo in an aggregate amount not to exceed $20,000,000 less the amount of any premium payments made by the Borrower and Holdings to such Approved Insurance FinanceCo;

          (n) (x) Permitted Subordinated Indebtedness incurred in accordance with the requirements of the definition thereof and (y) additional unsecured Indebtedness of the

     Borrower and its Subsidiaries not otherwise permitted pursuant to this
     Section 9.04, so long as the aggregate principal amount of all Indebtedness permitted by this clause (n), when added to the aggregate liquidation preference for all Disqualified Preferred Stock issued after the Initial Borrowing Date pursuant to Section 9.13(c), does not exceed $25,000,000 at any time outstanding;

          (o) Indebtedness of Holdings or any of its Subsidiaries (i) arising in connection with the third-party financing of insurance premiums in the ordinary course of business or (ii) consisting of take-or-pay obligations contained in supply arrangements entered into in the ordinary course of business and on a basis consistent with past practices (for such purpose, taking account of the amount of such take-or-pay obligations of Holdings and its Subsidiaries outstanding during the five year period prior to the Initial Borrowing Date), so long as the aggregate amount of all such Indebtedness incurred pursuant to this clause (o) does not exceed $5,000,000 at any time outstanding;

          (p) unsecured Indebtedness of Holdings under the Existing 2006 Floating Rate Senior Subordinated Notes and the other Existing 2006 Floating Rate Senior Subordinated Notes Documents in an aggregate principal amount not to exceed $7,500,000 less the amount of any repayments or principal thereof after the Initial Borrowing Date; and

          (q) prior to the Redemption Date, Indebtedness of Holdings and its Subsidiaries under the Existing Senior Notes To Be Refinanced and the other related Existing 2006 Senior Notes Documents in an aggregate principal amount not to exceed $95,000,000 less the amount of any repayments of principal thereof after the Initial Borrowing Date.

          9.05 Advances; Investments; Loans. No Credit Agreement Party will, nor will any Credit Agreement Party permit any of its Subsidiaries to, lend money or extend credit or make advances to any Person, or purchase or acquire any stock, obligations or securities of, or any other interest in, or make any capital contribution to, any other Person, or purchase or own a futures contract or otherwise become liable for the purchase or sale of currency or other commodities at a future date in the nature of a futures contract, or hold any cash or Cash Equivalents (any of the foregoing, an "Investment"), except:

          (a) Holdings and its Subsidiaries may invest in cash and Cash Equivalents, provided that during any time that Revolving Loans or Swingline Loans are outstanding, the aggregate amount of cash and Cash Equivalents held by Holdings and its Subsidiaries shall not exceed $5,000,000 for any period of five consecutive Business Days;

          (b) the Borrower and its Subsidiaries may acquire and hold receivables owing to it, if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms (including the dating of receivables) of the Borrower or such Subsidiary;

          (c) the Borrower and its Subsidiaries may acquire and own investments (including debt obligations and equity securities) received in connection with the bankruptcy or reorganization of suppliers and customers and in settlement of delinquent obligations of, and other disputes with, customers and suppliers arising in the ordinary course of business;

          (d) Interest Rate Protection Agreements and Other Hedging Agreements entered into in compliance with Section 9.04(c) shall be permitted;

          (e) advances, loans and investments in existence on the Initial Borrowing Date and listed on Schedule VI shall be permitted, without giving effect to any additions thereto or replacements thereof, it being understood that any additional Investments made with respect to such existing Investments shall be permitted only if independently justified under the other provisions of this Section 9.05;

          (f) (I) any Credit Party (other than Holdings) may make intercompany loans and advances to any other Credit Party (other than Holdings), (II) any Credit Party (other than Holdings) may make intercompany loans and advances to any Wholly-Owned Foreign Subsidiary of Holdings and (III) any Foreign Subsidiary of Holdings may make intercompany loans and advances to any Credit Party (other than Holdings) (such intercompany loans and advances referred to in preceding clauses (I) through (III), collectively, the "Intercompany Loans"), provided, that (w) at no time shall the aggregate outstanding principal amount of all Intercompany Loans made pursuant to this clause (f) by the Credit Parties to Foreign Subsidiaries, when added to the amount of contributions, capitalizations and forgivenesses theretofore made pursuant to Section 9.05(o), exceed $7,500,000 (determined without regard to any write-downs or write-offs of such loans and advances), (x) each Intercompany Loan shall be evidenced by an Intercompany Note, (y) each such Intercompany Note shall be pledged to the Collateral Agent pursuant to the U.S. Pledge Agreement and (z) each Intercompany Loan made by any Foreign Subsidiary of Holdings to a Credit Party shall be subject to subordination as, and to the extent required by, the Intercompany Subordination Agreement;

          (g) loans and advances by Holdings and its Subsidiaries to employees of Holdings and its Subsidiaries in connection with relocations, purchases by such employees of Holdings Common Stock or options or similar rights to purchase Holdings Common Stock and other ordinary course of business purposes (including travel and entertainment expenses) shall be permitted, so long as the aggregate principal amount thereof at any time outstanding (determined without regard to any write-downs or write-offs of such loans and advances) shall not exceed $5,000,000;

          (h) Holdings may acquire and hold obligations of one or more officers or other employees of Holdings or its Subsidiaries in connection with such officers' or employees' acquisition of shares of Holdings Common Stock, so long as no cash is actually advanced by Holdings or any of its Subsidiaries to such officers or employees in connection with the acquisition of any such obligations;

          (i) the Borrower and any of its Wholly-Owned Domestic Subsidiaries may make Permitted Acquisitions in accordance with the relevant requirements of Section 8.15 and the component definitions as used therein;

          (j) Holdings and its Subsidiaries may own the capital stock of their respective Subsidiaries created or acquired in accordance with the terms of this Agreement (so long as all amounts invested in such Subsidiaries are independently justified under another provision of this Section 9.05);

          (k) so long as no Default or Event of Default exists or would exist immediately after giving effect to the respective Investment, the Borrower and its Wholly-Owned Domestic Subsidiaries shall be permitted to make Investments in (x) any Joint Venture on any date in an amount not to exceed the Available Basket Amount on such date and (y) any Unrestricted Subsidiary on any date in an amount not to exceed the Available Basket Sub-Limit on such date (after giving effect to all prior and contemporaneous adjustments thereto, except as a result of such Investment), it being understood and agreed that (i) any such Investment may be in the form of a contribution of a Tractor Trailer or Tractor Trailers to such Joint Venture or Unrestricted Subsidiary and (ii) to the extent the Borrower or one or more other Credit Parties (after the respective Investment has been made) receives a cash return from the respective Joint Venture or Unrestricted Subsidiary of amounts previously invested pursuant to this clause (k) (which cash return may be made by way of repayment of principal in the case of loans and cash equity returns (whether as a distribution, dividend or redemption) in the case of equity investments) or a return in the form of an asset distribution from the respective Joint Venture or Unrestricted Subsidiary of any asset previously contributed pursuant to this clause (k), then the amount of such cash return of investment or the fair market value of such distributed asset (as determined in good faith by senior management of the Borrower), as the case may be, shall, upon the Administrative Agent's receipt of a certification of the amount of the return of investment from an Authorized Officer, apply to increase the Available Basket Amount and/or the Available Basket Sub-Limit, as applicable, provided that the aggregate amount of increases to the Available Basket Amount and/or the Available Basket Sub-Limit described above shall not exceed the amount of returned investment and, in no event, shall the amount of the increases made to the Available Basket Amount and/or the Available Basket Sub-Limit in respect of any Investment exceed the amount previously invested pursuant to this clause (k);

          (l) the Borrower and its Subsidiaries may receive and hold promissory notes and other non-cash consideration received in connection with any asset sale permitted by Sections 9.02(d), (k), (l) and (n);

          (m) the Borrower and its Subsidiaries may convey, lease, license, sell or otherwise transfer or acquire assets and properties to the extent permitted by Sections 9.02(e), (f), (g), (j), (m), (p), (q) and (r);

          (n) the Borrower and its Subsidiaries may make (i) advances in the form of a prepayment of expenses, so long as such expenses were incurred in the ordinary course of business and are being paid in accordance with customary trade terms of the Borrower or such Subsidiary and (ii) extend credit to Program Affiliates in connection with purchases on behalf of Program Affiliates to the extent permitted by Section 9.02(q);

          (o) the Borrower and its Domestic Subsidiaries may make cash capital contributions to Wholly-Owned Foreign Subsidiaries, and may capitalize or forgive any Indebtedness owed to them by a Wholly-Owned Foreign Subsidiary and outstanding under clause (f) of this Section 9.05, provided that the aggregate amount of such contributions, capitalizations and forgiveness on and after the Initial Borrowing Date, when added to the aggregate outstanding principal amount of Intercompany Loans made to Wholly-Owned Foreign Subsidiaries under such clause (f) (determined without regard to any write-downs or write-offs thereof) shall not exceed an amount equal to $7,500,000;

          (p)   (i) Holdings may make cash equity contribution to the Borrower,
     (ii) the Borrower and any Subsidiary Guarantor may make cash equity contributions to any Subsidiary Guarantor which is a direct Wholly-Owned Subsidiary of the Person making such contribution and (iii) any Subsidiary Guarantor may make non-cash equity contributions to any Subsidiary Guarantor which is a direct Wholly-Owned Subsidiary of the Subsidiary Guarantor making such contribution, so long as any security interest granted to the Collateral Agent for the benefit of the Secured Creditors pursuant to the Security Documents in any assets so contributed shall remain in full force and effect and perfected (to at least the same extent as in effect immediately prior to such contribution) and all actions required to maintain said perfected status have been taken;

          (q) (i) the Borrower may make intercompany loans to Holdings on the Redemption Date, so long as (x) Holdings shall have utilized the full amount of the proceeds of such intercompany loan on such date to pay accrued interest, principal and related premiums of or on the Existing 2006 10% Senior Subordinated Notes and the Existing Junior PIK Notes pursuant to the Existing Senior Notes Refinancing and (y) any such intercompany loan is evidenced by an Intercompany Note pledged to the Collateral Agent pursuant to the U.S. Pledge Agreement (it being understood that this subclause (i) shall be alternative to, but duplicative of, the Borrower's right to Dividend cash to Holdings on the Redemption Date for such purposes pursuant to Section 9.06(xii)) and (ii) the Borrower may make intercompany loans to Holdings in such amount as may be required to enable Holdings to effect Dividends permitted pursuant to Sections 9.06(xiii), (xiv) and (xv), so long as (x) Holdings shall have utilized the full amount of the proceeds of such intercompany loan to effect such Dividends in accordance with the requirements of Section 9.06(xiii), (xiv) or (xv), as the case may be, and
     (y) any such intercompany loan shall be evidenced by an Intercompany Note pledged to the Collateral Agent pursuant to the U.S. Pledge Agreement (it being understood that this subclause (ii) shall be alternative to, but not duplicative of, the Borrower's right to Dividend cash to Holdings for such purposes as set forth in Section 9.06(xvi)); and

          (r) in addition to investments permitted by clauses (a) through (q) of this Section 9.05, the Borrower and its Subsidiaries may make additional loans, advances and other Investments to or in a Person in an aggregate amount for all loans, advances and other Investments made pursuant to this clause (r) (determined without regard to any write-downs or write-offs thereof), net of cash repayments of principal in the case of loans, sale proceeds in the case of Investments in the form of debt instruments and cash equity returns (whether as a distribution, dividend, redemption or sale) in the case of equity investments, not to exceed $25,000,000 at any time outstanding.

          9.06 Dividends; etc. No Credit Agreement Party will, nor will any Credit Agreement Party permit any of its Subsidiaries to, declare or pay any dividends or return any capital to, its stockholders or other equityholders or authorize or make any other distribution, payment or delivery of property or cash to its stockholders or other equityholders as such, or redeem, retire, purchase or otherwise acquire, directly or indirectly, for a consideration, any shares of any class of its Equity Interests, now or hereafter outstanding (or any warrants for or options or stock appreciation rights in respect of any of such shares), or set aside any funds for any of the foregoing purposes, and no Credit Agreement Party will permit any of its Subsidiaries to purchase or otherwise acquire for consideration any shares of any class of the Equity Interests of such Credit Agreement Party or any other Subsidiary, as the case may be, now or hereafter outstanding (or any options or warrants or stock appreciation rights issued by such Person with respect to its Equity Interests) (all of the foregoing, except to the extent (in any such case) paid by such Person to its shareholders with the common stock of such Person, collectively, "Dividends"), except that:

          (i) any Subsidiary of the Borrower may pay Dividends to the Borrower or any Subsidiary Guarantor;

          (ii) Holdings may redeem or purchase shares of Holdings Common Stock or options to purchase Holdings Common Stock, as the case may be, held by former employees of Holdings or any of its Subsidiaries following the termination of their employment (by death, disability or otherwise), provided that (x) the only consideration paid by Holdings in respect of such redemptions and/or purchases shall be cash, forgiveness of liabilities and/or Shareholder Subordinated Notes, (y) the sum of (A) the aggregate amount paid by Holdings in cash in respect of all such redemptions and/or purchases plus (B) the aggregate amount of liabilities so forgiven plus (C) the aggregate amount of all cash principal and interest payments made on Shareholder Subordinated Notes, in each case after the Initial Borrowing Date, shall not exceed $5,000,000, and (z) at the time of any cash payment or forgiveness of liabilities permitted to be made pursuant to this Section 9.06(ii), including any cash payment under a Shareholder Subordinated Note, no Default or Event of Default shall then exist or result therefrom;

          (iii) so long as no Default or Event of Default then exists or would exist immediately after giving effect thereto, the Borrower may pay cash Dividends to Holdings, so long as the cash proceeds thereof are promptly used by Holdings for the purposes described in clause (ii) of this Section 9.06;

          (iv) Holdings may pay regularly accruing Dividends with respect to Qualified Preferred Stock through (x) an increase in the aggregate liquidation preference of the shares of Qualified Preferred Stock in respect of which Dividends have accrued (but not in cash) or (y) the issuance of additional shares of Qualified Preferred Stock (but not in cash) in accordance with the terms thereof;

          (v) any Subsidiary of the Borrower that is not a Wholly-Owned Subsidiary of the Borrower may pay cash Dividends to its shareholders or partners generally, so long as the Borrower or its respective Subsidiary which owns the Equity Interest or Equity Interests in the Subsidiary paying such Dividends receives at least its proportionate share thereof (based upon its relative holdings of Equity Interests in the Subsidiary paying such Dividends and taking into account the relative preferences, if any, of the various classes of Equity Interests in such Subsidiary or the terms of any agreements applicable thereto);

          (vi) the Borrower may pay cash Dividends to Holdings, so long as the proceeds thereof are promptly used by Holdings to pay operating expenses incurred by it in the ordinary course of business that are not prohibited by the terms of this Agreement or any other Credit Document;

          (vii) the Borrower may pay cash Dividends to Holdings in the amounts and at the times of any payment by Holdings in respect of taxes, provided that (x) the amount of cash Dividends paid pursuant to this clause (vii) to enable Holdings to pay Federal and state income taxes at any time shall not exceed the amount of such Federal and state income taxes actually owing by Holdings at such time for the respective period and (y) any refunds received by Holdings shall promptly be returned by Holdings to the Borrower;

          (viii) the Borrower may pay cash Dividends to Holdings, which in turn shall utilize the full amount of such cash Dividends for the purpose of paying (and so long as Holdings, by the second succeeding Business Day, utilizes the full amount of such cash Dividends to pay) cash interest and principal as and when due on Shareholder Subordinated Notes then outstanding to the extent the respective payment is expressly permitted pursuant to the proviso to clause (ii) of Section 9.06, provided that (x) the amount of cash Dividends payable by the Borrower pursuant to this clause (viii) shall not exceed the amounts expressly permitted to be paid pursuant to the proviso to clause (ii) of Section 9.06 and (y) no such Dividend shall be paid at any time following the occurrence and during the continuance of any Default or Event of Default or if a Default or Event of Default would exist immediately after giving effect to the payment of such Dividend;

          (ix) the Borrower may pay cash Dividends to Holdings, which in turn shall utilize the full amount of such cash Dividends for the purpose of paying (and so long as Holdings, by the second succeeding Business Day, utilizes the full amount of such cash Dividends to pay) cash interest and principal as and when due on Permitted Subordinated Indebtedness then outstanding, provided that (x) the amount of cash Dividends payable by the Borrower pursuant to this clause (ix) shall not exceed the amounts necessary to pay the cash interest and principal owing with respect to Permitted Subordinated Indebtedness, as the case may be, and (y) no such Dividend shall be paid at any time following the occurrence and during the continuance of any Default or Event of Default or if a Default or Event of Default would exist immediately after giving effect to the payment of such Dividend;

          (x) the Borrower may pay cash Dividends to Holdings, which in turn shall utilize the full amount of such cash Dividends for the purpose of paying (and so long as

     Holdings, by the second succeeding Business Day, utilizes the full amount of such cash Dividends to pay) regularly scheduled cash interest as and when due on the Existing 2006 Floating Rate Senior Subordinated Notes then outstanding and/or principal of the Existing 2006 Floating Rate Senior Subordinated Notes upon the final stated maturity thereof, provided that
     (x) the amount of cash Dividends payable by the Borrower pursuant to this clause (x) shall not exceed the amounts necessary to pay the cash interest and/or principal owing with respect to the Existing 2006 Floating Rate Senior Subordinated Notes and (y) no such Dividend shall be paid at any time following the occurrence and during the continuance of any Default or Event of Default or if a Default or Event of Default would exist immediately after giving effect to the payment of such Dividend;

          (xi) the Borrower may pay cash Dividends to Holdings, which in turn shall utilize the full amount of such cash Dividends for the purpose of repurchasing or redeeming (and so long as Holdings, by the second succeeding Business Day, utilizes the full amount of such cash Dividends to repurchase or redeem) Existing 2006 Floating Rate Senior Subordinated Notes to the extent the respective repurchase or redemption is expressly permitted pursuant to clause (u) of the proviso to clause (ii) of Section 9.12, provided that (x) the amount of cash Dividends payable by the Borrower pursuant to this clause (xi) shall not exceed the amounts expressly permitted to be paid pursuant to clause (u) of the proviso to clause (ii) of Section 9.12 and (y) no such Dividend shall be paid at any time following the occurrence and during the continuance of any Default or Event of Default or if a Default or Event of Default would exist immediately after giving effect to the payment of such Dividend;

          (xii) the Borrower may pay cash Dividends to Holdings on the Redemption Date, which in turn shall immediately utilize the full amount of such cash Dividends on such date to pay accrued interest, principal and related call premiums of or on the Existing 2006 10% Senior Subordinated Notes and the Existing Junior PIK Notes pursuant to the Existing Senior Notes Refinancing (it being understood that this Section 9.06(xii) shall be alternative to, but duplicative of, the Borrower's right to make intercompany loans to Holdings for the purposes described above pursuant to
     Section 9.05(q)(i));

          (xiii) Holdings may from time to time repurchase outstanding shares of Holdings Common Stock with cash and/or pay cash Dividends on Holdings Common Stock, so long as (v) no Default or Event of Default then exists or would result therefrom, (w) calculations are made by Holdings of compliance with an Adjusted Total Leverage Ratio not to exceed 3.00:1.0, determined on a Pro Forma Basis after giving effect to the payment of respective Dividend and the incurrence of any Indebtedness to finance the same (as if such Dividend had been consummated and such Indebtedness had been incurred, in each case on the first day of the respective Calculation Period), (x) the aggregate amount of cash expended to make or pay Dividends pursuant to this clause (xiii) after the Initial Borrowing Date shall not exceed $10,000,000 (or, if the Adjusted Total Leverage Ratio determined (and demonstrated) pursuant to preceding clause (w) at the time of payment of the respective Dividend does not exceed 2.50:1.00, $20,000,000), (y) after giving effect to the payment of the respective Dividend and the incurrence of

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     any Revolving Loans and Swingline Loans utilized to finance the same, the
     Total Unutilized Revolving Loan Commitment shall equal or exceed $10.0 million, and (z) Holdings shall have furnished to the Administrative Agent a certificate from an Authorized Officer of Holdings certifying to the best of his or her knowledge as to compliance with the requirements of this
     Section 9.06(xiii) and, if applicable, containing the calculations required by the preceding clauses (w), (x) and (y);

          (xiv) Holdings may from time to time repurchase outstanding shares of Holdings Common Stock with cash and/or pay cash Dividends on Holdings Common Stock, so long as (v) no Default or Event of Default then exists or would result therefrom, (w) calculations are made by Holdings of compliance with an Adjusted Total Leverage Ratio not to exceed 2.50:1.0, determined on a Pro Forma Basis after giving effect to the payment of respective Dividend and the incurrence of any Indebtedness to finance the same (as if such Dividend had been consummated and such Indebtedness had been incurred, in each case on the first day of the respective Calculation Period), (x) the aggregate amount of cash expended to make or pay Dividends pursuant to this clause (xiv) shall not exceed the Excess Proceeds Amount then in effect,
     (y) after giving effect to the payment of the respective Dividend and the incurrence of any Revolving Loans and Swingline Loans utilized to finance the same, the Total Unutilized Revolving Loan Commitment shall equal or exceed $10.0 million, and (z) Holdings shall have furnished to the Administrative Agent a certificate from an Authorized Officer of Holdings certifying to the best of his or her knowledge as to compliance with the requirements of this Section 9.06(xiv) and, if applicable, containing the calculations required by the preceding clauses (w), (x) and (y);

          (xv) Holdings may from time to time pay cash Dividends on its outstanding shares of Holdings Common Stock in lieu of the issuance of fractional shares of Holdings Common Stock upon the exercise of warrants or upon the conversion or exchange of, or the issuance of Holdings Common Stock in lieu of cash Dividends on, Holdings Common Stock, so long as (x) no Default or Event of Default then exists or would result therefrom, and
     (y) the aggregate amount of cash expended to pay Dividends pursuant to this clause (xv) shall not exceed $25,000; and

          (xvi) so long as no Default or Event of Default then exists or would exist immediately after giving effect thereto, the Borrower may pay cash dividends to Holdings for the purpose of permitting Holdings to effect the Dividends described in Sections 9.06(xiii), (xiv) and (xv) above, so long as the cash proceeds thereof are promptly used by Holdings to effect Dividends in accordance with the requirements of said Section 9.06(xiii),
     (xiv) or (xv), as the case may be (it being understood that this Section 9.06(xvi) shall be alternative to, but duplicative of, the Borrower's right to make intercompany loans to Holdings for the purposes described above pursuant to Section 9.05(q)(ii)).

          9.07 Transactions with Affiliates and Unrestricted Subsidiaries. No Credit Agreement Party will, nor will any Credit Agreement Party permit any of its Subsidiaries to, enter into any transaction or series of transactions with any Affiliate of Holdings or any of its Subsidiaries or any of its Unrestricted Subsidiaries other than on terms and conditions substantially as favorable to such Credit Agreement Party or such Subsidiary as would be reasonably expected to be obtainable by such Credit Agreement Party or such Subsidiary at the time in a comparable arm's-length transaction with a Person other than an Affiliate; provided, that the following shall in any event be permitted: (i) the Transaction; (ii) intercompany transactions among Holdings and its Subsidiaries to the extent expressly permitted by Sections 9.02, 9.04,
9.05 and 9.06 shall be permitted; (iii) customary fees to non-officer directors of Holdings and its Subsidiaries; (iv) Holdings and its Subsidiaries may enter into employment arrangements with respect to the procurement of services with their respective officers and employees in the ordinary course of business (including pursuant to Holdings' 2003 Restricted Stock Plan and 2003 Option
Plan); (v) so long as no Default or Event of Default is then in existence or would result therefrom, the payment to Apollo Group of merger advisory fees for each Permitted Acquisition or any other transaction for which Apollo Group is entitled to an advisory fee pursuant to the Apollo Shareholders Agreement in an amount not to exceed 1% of the fair market value of the business or assets acquired pursuant to such Permitted Acquisition (determined in good faith by senior management of Holdings); (vi) the payment of consulting, management or other fees to the Borrower or any Subsidiary Guarantor by any of their respective Subsidiaries in the ordinary course of business; (vii) transactions among Holdings or any of its Subsidiaries and Program Affiliates (including Permitted Program Affiliate Transactions) to the extent expressly permitted by Sections 9.02, 9.04 and 9.05; and (viii) fees payable to Apollo pursuant to the Apollo Shareholders Agreement as in effect on the Effective Date or pursuant to any amendment, restatement or replacement thereof to the extent that such amendment, restatement or replacement does not provide for any fees or other payments in excess of those set forth in the Apollo Shareholders Agreement as in effect on the Effective Date. In no event shall any management, consulting or similar fee be paid or payable by Holdings or any of its Subsidiaries to any Affiliate of Holdings or the Borrower except as specifically provided in this
Section 9.07.

          9.08 Designated Senior Debt. No Credit Agreement Party shall designate any Indebtedness (or related interest obligations) as "Designated Senior Debt" (as defined in each of the New Senior Subordinated Notes Indenture, the Existing 2006 Senior Subordinated Notes Indenture, the Existing Junior PIK Notes Indenture and the Existing Senior Subordinated Secured Notes Indenture and, on and after the execution and delivery thereof, any agreement relating to Permitted Subordinated Indebtedness or Permitted Subordinated Refinancing Indebtedness), except for (i) the Obligations and (ii) the obligations of the other Credit Parties under the Guaranties.

          9.09 Consolidated Interest Coverage Ratio. Holdings will not permit the Consolidated Interest Coverage Ratio for any Test Period ending on the last day of any fiscal quarter of Holdings specified below to be less than the ratio set forth opposite such fiscal quarter below:

Fiscal Quarter Ended                                Ratio
--------------------                              ---------

December 31, 2003                                 2.45:1.00
March 31, 2004                                    2.45:1.00
June 30, 2004                                     2.45:1.00
September 30, 2004                                2.45:1.00

December 31, 2004                                 2.65:1.00
March 31, 2005                                    2.65:1.00
June 30, 2005                                     2.65:1.00
September 30, 2005                                2.65:1.00
December 31, 2005                                 2.85:1.00
March 31, 2006                                    2.85:1.00
June 30, 2006                                     2.85:1.00
September 30, 2006                                2.85:1.00
December 31, 2006                                 3.00:1.00
March 31, 2007                                    3.00:1.00
June 30, 2007                                     3.00:1.00
September 30, 2007                                3.00:1.00
Thereafter                                        3.15:1.00

Notwithstanding anything to the contrary contained in this Agreement, all calculations of compliance with this Section 9.09 shall be made on a Pro Forma Basis.

          9.10 Adjusted Total Leverage Ratio. Holdings will not permit the Adjusted Total Leverage Ratio on the last day of any fiscal quarter specified below to exceed the respective ratio set forth opposite such fiscal quarter below:

Fiscal Quarter Ended                                Ratio
--------------------                              ---------

December 31, 2003                                 4.95:1.00
March 31, 2004                                    4.95:1.00
June 30, 2004                                     4.95:1.00
September 30, 2004                                4.95:1.00
December 31, 2004                                 4.75:1.00
March 31, 2005                                    4.75:1.00
June 30, 2005                                     4.75:1.00
September 30, 2005                                4.75:1.00
December 31, 2005                                 4.50:1.00
March 31, 2006                                    4.50:1.00
June 30, 2006                                     4.50:1.00
September 30, 2006                                4.50:1.00
December 31, 2006                                 4.00:1.00
March 31, 2007                                    4.00:1.00
June 30, 2007                                     4.00:1.00
September 30, 2007                                4.00:1.00
Thereafter                                        3.50:1.00

Notwithstanding anything contrary contained above or elsewhere in this Agreement, (i) all calculations of compliance with this Section 9.10 shall be made on a Pro Forma Basis and (ii) in no event shall the Adjusted Total Leverage Ratio be greater than the Maximum Permitted Acquisition Leverage Ratio upon the consummation of, and after giving effect on a Pro Forma Basis to, any Permitted Acquisition.

          9.11 Capital Expenditures.(a) No Credit Agreement Party will, nor will any Credit Agreement Party permit any of its Subsidiaries to, make any Capital Expenditures, except that during any fiscal year of Holdings set forth below, the Borrower and its Subsidiaries may make Capital Expenditures, so long as the aggregate amount of such Capital Expenditures does not exceed in any fiscal year of Holdings set forth below the sum of (x) the amount set forth opposite such fiscal year below plus (y) for each Acquired Business acquired after the Effective Date and prior to the first day of the respective fiscal year set forth below, 7.5% of the Acquired EBITDA of such Acquired Business for the trailing twelve months of such Acquired Business immediately preceding its acquisition for which financial statements have been made available to the Borrower and the Lenders plus (z) for each Acquired Business acquired during the respective fiscal year, the amount for such Acquired Business specified in preceding clause (y) multiplied by a percentage, the numerator of which is the number of days in the fiscal year after the date of the respective acquisition and the denominator of which is 365 or 366, as the case may be:

Fiscal Quarter Ending                                 Amount
---------------------                             -------------

December 31, 2003                                 $  20,000,000
December 31, 2004                                 $  25,000,000
December 31, 2005                                 $  27,500,000
December 31, 2006                                 $  30,000,000
December 31, 2007                                 $  30,000,000
December 31, 2008                                 $  30,000,000
December 31, 2009                                 $  30,000,000

          (b) Notwithstanding the foregoing, in the event that the amount of Capital Expenditures permitted to be made by the Borrower and its Subsidiaries pursuant to clause (a) above in any fiscal year of Holdings (before giving effect to any increase in such permitted expenditure amount pursuant to this clause (b)) is greater than the amount of such Capital Expenditures made by the Borrower and its Subsidiaries during such fiscal year, such excess (the "Rollover Amount") may be carried forward and utilized to make Capital Expenditures in succeeding fiscal years, provided that in no event shall the Rollover Amount available to be utilized in succeeding fiscal years exceed $15,000,000 at any time.

          (c) Notwithstanding the foregoing, the Borrower and its Subsidiaries may make Capital Expenditures (which Capital Expenditures will not be included in any determination under the foregoing clause (a)) with the insurance proceeds received by Holdings or any of its Subsidiaries from any Recovery Event so long as such Capital Expenditures are used to replace or restore any properties or assets in respect of which such proceeds were paid within the time periods specified by Section 4.02(f), in each case to the extent such insurance proceeds do not require, or result in, a mandatory repayment of Term Loans and/or a mandatory reduction to the Total Term Loan Commitment, the Total Revolving Loan Commitment and/or the Total PF Letter of Credit Commitment pursuant to Section 4.02(f).

          (d) Notwithstanding the foregoing, the Borrower and its Subsidiaries may make Capital Expenditures (which Capital Expenditures will not be included in any determination under the foregoing clause (a)) with the Net Sale Proceeds of Asset Sales, to the extent such Net Sale Proceeds do not require, or result in, a mandatory repayment of Term Loans and/or a mandatory reduction to the Total Term Loan Commitment, the Total Revolving Loan Commitment and/or the Total PF Letter of Credit Commitment pursuant to Section 4.02(c) and such proceeds are reinvested as required by said
Section 4.02(c).

          (e) Notwithstanding the foregoing, the Borrower and its Wholly-Owned Domestic Subsidiaries may make Capital Expenditures (which Capital Expenditures will not be included in any determination under the foregoing clause (a)) constituting Permitted Acquisitions effected in accordance with the requirements of Section 9.02(h).

          9.12 Limitation on Voluntary Payments and Modifications of Indebtedness; Modifications of Certificate of Incorporation, By-Laws and Certain Other Agreements; Issuances of Capital Stock; etc. No Credit Agreement Party will, nor will any Credit Agreement Party permit any of its Subsidiaries to:

          (i) amend or modify, or permit the amendment or modification of, any provision of any Shareholder Subordinated Note, any Scheduled Existing Indebtedness, any CLC Preferred Stock Document or, after the incurrence or issuance thereof, any Qualified Preferred Stock, Disqualified Preferred Stock or Permitted Debt (other than Permitted Subordinated Refinancing Indebtedness) or of any agreement (including, without limitation, any purchase agreement, indenture, loan agreement, security agreement or certificate of designation) relating thereto in a manner that could reasonably be expected to be adverse to the interests of the Lenders in any material respect;

          (ii) make (or give any notice in respect of) any voluntary or optional payment or prepayment on or redemption, repurchase or acquisition for value of (including, without limitation, by way of depositing with the trustee with respect thereto or any other Person money or securities before due for the purpose of paying when due), or any prepayment or redemption as a result of any asset sale, change of control or similar event of, any Scheduled Existing Indebtedness, any Existing Senior Notes To Be Refinanced (except pursuant to the Existing Senior Notes Refinancing), any New Senior Subordinated Notes, any Existing 2006 Floating Rate Senior Subordinated Notes, any Permitted Subordinated Indebtedness or any Permitted Subordinated Refinancing Indebtedness; provided that, so long as no Default or Event of Default then exists or would result therefrom:

                    (t) Existing 2006 Floating Rate Senior Subordinated Notes,
                 may from time to time be redeemed by Holdings in accordance with the terms of the indenture therefor and/or repurchased on the open-market, in either case with the proceeds of an issuance of Holdings Common Stock or Qualified Preferred Stock, so long as all such Existing 2006 Floating Rate Senior Subordinated Notes so repurchased or redeemed are promptly cancelled by Holdings;

                    (u) Existing 2006 Floating Rate Senior Subordinated Notes
                 may from time to time be redeemed in accordance with the terms of the indenture therefor and/or repurchased on the open-market, so long as (I) the aggregate amount of cash expended by Holdings to effect such repurchases or redemptions shall not exceed the sum of (A) the principal amount of the Indebtedness so repurchased or redeemed plus (B) the amount of accrued but unpaid interest on the Indebtedness so repurchased or redeemed through the respective date of repurchase or redemption plus (C) any required premium payable in connection with such repurchase or redemption, (II) after giving effect to the respective repurchase or redemption and the incurrence of any Revolving Loans and Swingline Loans to finance the same, the Total Unutilized Revolving Loan Commitment shall equal or exceed $10.0 million, (III) calculations are made by Holdings of compliance with the covenants contained in Sections 9.09 and 9.10 (in each case, after giving effect to the last sentence appearing therein) for the Calculation Period most recently ended prior to the date of the respective repurchase or redemption (determined on a Pro Forma Basis after giving effect to the respective repurchase or redemption and the incurrence of any Indebtedness to finance same), as set forth in a certificate by an Authorized Officer of Holdings furnished to the Administrative Agent on the date of such repurchase or redemption, and (IV) all such Existing 2006 Floating Rate Senior Subordinated Notes so repurchased or redeemed are promptly cancelled by the purchaser thereof;

                    (v) New Senior Subordinated Notes may from time to time be redeemed in accordance with the terms of the indenture therefor and/or repurchased on the open-market, in either case with the proceeds of an issuance of Holdings Common Stock or Qualified Preferred Stock not required to be applied as a mandatory repayment and/or commitment reduction in accordance with the requirements of Section 4.02(e), so long as (I) the aggregate amount of cash expended by the Borrower to effect such repurchases or redemptions shall not exceed the sum of (A) the principal amount of the Indebtedness so repurchased or redeemed plus (B) the amount of accrued but unpaid interest on the Indebtedness so repurchased or redeemed through the respective date of repurchase or redemption plus (C) any required premium payable in connection with such repurchase or redemption, (II) the Borrower shall have substantially concurrently with such redemption or repurchase applied Applicable Prepayment Percentage of the Net Cash Proceeds from the respective equity issuance as a mandatory repayment and/or commitment reduction to the extent required by Section 4.02(e) and (III) all such New Senior Subordinated Notes so repurchased or redeemed are promptly cancelled by the Borrower;

                    (w) New Senior Subordinated Notes may from time to time be exchanged for Holdings Common Stock or Qualified Preferred Stock, so long as (I) the Administrative Agent has consented to any such exchange in writing, (II) no cash or other consideration (other than the respective equity interest or equity interests so exchanged) is paid to effect such exchanges and (III) such exchanges are otherwise consummated in accordance with the requirements of the indentures governing the respective such Indebtedness;

                    (x) the Borrower and its Subsidiaries may make payments and prepayments in connection with Scheduled Existing Indebtedness;

                    (y) New Exchange Senior Subordinated Notes may be issued as contemplated by the definition of New Senior Subordinated Notes and consistent with the definition of New Exchange Senior Subordinated Notes; and

                    (z) New Senior Subordinated Notes and Permitted Subordinated
                 Refinancing Indebtedness be refinanced with Permitted Subordinated Refinancing Indebtedness in accordance with the requirements of the definition thereof;

          (iii) make (or give any notice in respect of) any principal or interest payment on, or any redemption or acquisition for value of, any Shareholder Subordinated Note, except to the extent permitted by Section 9.06(ii);

          (iv) amend or modify, or permit the amendment or modification of, any provision of any New Senior Subordinated Note Document, any Existing Senior Notes Document or, on and after the execution and delivery thereof, any Permitted Subordinated Refinancing Indebtedness; or

          (v) amend, modify or change in any way which could reasonably be expected to be adverse to the interests of the Lenders in any material respect any Tax Allocation Agreement, any Management Agreement, its certificate of incorporation (including, without limitation, by the filing or modification of any certificate of designation other than any certificates of designation relating to Qualified Preferred Stock or Disqualified Preferred Stock issued as permitted herein), by-laws, certificate of partnership, partnership agreement, certificate of limited liability company, limited liability company agreement or any agreement entered into by it, with respect to its capital stock or other Equity Interest (including any Shareholders' Agreement), or enter into any new Tax Allocation Agreement, Management Agreement or agreement with respect to its capital stock or other Equity Interest which could reasonably be expected to in any way be adverse to the interests of the Lenders or, in the case of any Management Agreement, which involves the payment by Holdings or any of its Subsidiaries of any amount which could give rise to a violation of this Agreement; provided that the foregoing clause shall not restrict the ability of Holdings and its Subsidiaries to amend their respective certificates of incorporation (or equivalent organizational documents) to authorize the issuance of Equity Interests otherwise permitted to be issued pursuant to the terms of this Agreement.

          9.13 Limitation on Issuance of Equity Interests. (a) No Credit Agreement Party will, nor will any Credit Agreement Party permit any of its Subsidiaries to, issue (i) any Preferred Stock (other than Preferred Stock issued pursuant to clauses (c) and (d) below) or any options, warrants or rights to purchase Preferred Stock or (ii) any redeemable common Equity Interests unless, in either case, the issuance thereof is, and all terms thereof are, satisfactory to the Required Lenders in their sole discretion.

          (b) Holdings shall not permit any of its Subsidiaries to issue any Equity Interests (including by way of sales of treasury stock) or any options or warrants to purchase, or securities convertible into, Equity Interests, except
(i) for transfers and replacements of then outstanding shares of Equity Interests, (ii) for stock splits, stock dividends and additional issuances which do not decrease the percentage ownership of Holdings or any of its Subsidiaries in any class of the Equity Interests of such Subsidiaries, (iii) to qualify directors to the extent required by applicable law, (iv) Subsidiaries formed after the Initial Borrowing Date pursuant to Section 9.15 may issue Equity Interests in accordance with the requirements of Section 9.15 and (v) that Subsidiaries of Holdings may issue common stock to Holdings and its Subsidiaries in connection with any transaction permitted by Section 9.05(o) or (p). All Equity Interests issued in accordance with this Section 9.13(b) shall, to the extent owned by any Credit Party and required by the any Pledge Agreement, be delivered to the Collateral Agent for pledge pursuant to the such Pledge Agreement.

          (c) Holdings may issue Disqualified Preferred Stock so long as (i) no Default or Event of Default then exists or would exist immediately after giving effect to the respective issuance, (ii) the aggregate liquidation preference for all Disqualified Preferred Stock issued after the Initial Borrowing Date pursuant to this Section 9.13(c) shall not exceed, when combined with the aggregate principal amount of all then outstanding Indebtedness permitted by Section 9.04(n), $25,000,000, (iii) with respect to each issue of Disqualified Preferred Stock, the gross cash proceeds therefrom (or in the case of Disqualified Preferred Stock directly issued as consideration for a Permitted Acquisition, the fair market value thereof (as determined in good faith by Holdings) of the assets received therefor) shall not exceed the liquidation preference thereof at the time of issuance, (iv) calculations are made by Holdings of compliance with the covenants contained in Sections 9.09 and 9.10 for the Calculation Period most recently ended prior to the date of the respective issuance of Disqualified Preferred Stock, on a Pro Forma Basis after giving effect to the respective issuance of Disqualified Preferred Stock, and such calculations shall show that such financial covenants would have been complied with if such issuance of Disqualified Preferred Stock had been consummated on the first day of the respective Calculation Period, and (v) Holdings shall furnish to the Administrative Agent a certificate by an Authorized Officer of Holdings certifying to the best of his or her knowledge as to compliance with the requirements of this Section 9.13(c) and containing the pro forma calculations required by the preceding clause (iv).

          (d) Holdings may issue Qualified Preferred Stock (x) in payment of regularly accruing dividends on theretofore outstanding shares of Qualified Preferred Stock as contemplated by Section 9.06(iv) and (y) so long as, with respect to each other issue of Qualified Preferred Stock, Holdings receives reasonably equivalent consideration (as determined in good faith by Holdings).

          9.14 Limitation on Certain Restrictions on Subsidiaries. No Credit Agreement Party will, nor will any Credit Agreement Party permit any of its Subsidiaries to, directly or indirectly, create or otherwise cause or suffer to exist or become effective, any encumbrance or restriction on the ability of any such Subsidiary to (x) pay dividends or make any other distributions on its Equity Interests or any other interest or participation in its profits owned by such Credit Agreement Party or any Subsidiary of such Credit Agreement Party, or pay any Indebtedness owed to such Credit Agreement Party or a Subsidiary of such Credit Agreement Party, (y) make loans or advances to such Credit Agreement Party or any Subsidiary of such Credit Agreement Party or (z) transfer any of its properties or assets to such Credit Agreement Party or any of its Subsidiaries, except for such encumbrances or restrictions existing under or by reason of (i) applicable law, (ii) this Agreement and the other Credit Documents, (iii) the provisions contained in the Scheduled Existing Indebtedness, (iv) the New Senior Subordinated Notes Documents, (v) customary provisions restricting subletting or assignment of any lease governing a leasehold interest of Holdings or a Subsidiary of Holdings entered into in the ordinary course of business and consistent with past practices, (vi) customary provisions restricting assignment of any contract entered into by Holdings or any Subsidiary of Holdings in the ordinary course of business, (vii) any agreement or instrument governing Permitted Acquired Debt, which encumbrance or restriction is not applicable to any Person or the properties or assets of any Person, other than the Person or the properties or assets of the Person acquired pursuant to the respective Permitted Acquisition and so long as the respective encumbrances or restrictions were not created (or made more restrictive) in connection with or in anticipation of the respective Permitted Acquisition, (viii) customary provisions restricting the assignment of licensing agreements, management agreements or franchise agreements entered into by Holdings or any of its Subsidiaries in the ordinary course of business; (ix) the Existing 2006 Senior Subordinated Notes Documents; (x) restrictions applicable to any Joint Venture that is a Subsidiary existing at the time of the acquisition thereof as a result of an Investment pursuant to Section 9.05 or a Permitted Acquisition effected in accordance with Section 8.15, provided that the restrictions applicable to the respective such Joint Venture are not made worse, or more burdensome, from the perspective of Holdings and its Subsidiaries, than those as in effect immediately before giving effect to the consummation of the respective Investment or Permitted Acquisition, (xi) any restriction or encumbrance with respect to a Subsidiary imposed pursuant to an agreement which has been entered into for the sale or disposition of all or substantially all of the Equity Interests or assets of such Subsidiary, so long as such sale or disposition of all or substantially all of the Equity Interests or assets of such Subsidiary is permitted under this Agreement, (xii) on and after the execution and delivery thereof, the documentation governing Permitted Debt (other than Permitted Acquired Debt), (xiii) restrictions on the transfer of any asset pending the close of the sale of such asset, so long as such sale is permitted under this Agreement, (xiii) restrictions on the transfer of assets securing purchase money obligations and Capitalized Lease obligations otherwise permitted under this Agreement, (xiv) customary net worth provisions contained in Real Property leases entered into by Subsidiaries of Holdings, so long as Holdings has determined in good faith that such net worth provisions could not reasonably be expected to impair the ability of Holdings and its Subsidiaries to meet their ongoing obligations (including those under this Agreement, the New Senior Subordinated Notes and any Permitted Debt) and (xv) on or prior to the Redemption Date, the Existing Junior PIK Notes Documents and the Existing Senior Subordinated Secured Notes Documents.

          9.15 Limitation on the Creation of Subsidiaries, Joint Ventures and Unrestricted Subsidiaries. (a) Notwithstanding anything to the contrary contained in this Agreement, Holdings will not, and will not permit any of its Subsidiaries to, establish, create or acquire after the Initial Borrowing Date any Subsidiary or Unrestricted Subsidiary (other than Joint Ventures permitted to be established in accordance with the requirements of Section 9.05(k) or (r)); provided that (A) the Borrower, any of its Wholly-Owned Domestic Subsidiaries and any Unrestricted Subsidiary shall be permitted to establish or create an Unrestricted Subsidiary, so long as (i) if a Domestic Unrestricted Subsidiary of the Borrower, all of the capital stock or other Equity Interests of such new Domestic Unrestricted Subsidiary owned by the Borrower or any such Wholly-Owned Domestic Subsidiary shall be pledged pursuant to the U.S. Pledge Agreement and the certificates representing such stock or other Equity Interests, together with appropriate transfer powers duly executed in blank, shall be delivered to the Collateral Agent, (ii) if a Foreign Unrestricted Subsidiary of the Borrower, all of the capital stock or other Equity Interests of such new Foreign Unrestricted Subsidiary owned by the Borrower or any such Wholly-Owned Domestic Subsidiary (except that not more than 65% of the outstanding voting stock of any Foreign Unrestricted Subsidiary need be so pledged, except in the circumstances contemplated by Section 8.12) shall be pledged pursuant to the relevant Pledge Agreement and the certificates representing such stock or other Equity Interests, together with appropriate transfer powers duly executed in blank, shall be delivered to the Collateral Agent and (iii) all Investments by the Borrower and its Subsidiaries in any Unrestricted Subsidiary are permitted pursuant to Section 9.05(k), (B) the Borrower and its Wholly-Owned Subsidiaries shall be permitted to establish or create Wholly-Owned Subsidiaries so long as, in each case, (i) at least 10 days' prior written notice thereof is given to the Administrative Agent (or such shorter period of time as is acceptable to the Administrative Agent), (ii) the capital stock or other Equity Interests of such new Subsidiary are promptly pledged pursuant to, and to the extent required by, this Agreement and the relevant Pledge Agreement and the certificates, if any, representing such stock or other Equity Interests, together with stock or other appropriate powers duly executed in blank, are delivered to the Collateral Agent, (iii) in the case of a Domestic Subsidiary, such new Domestic Subsidiary promptly executes a counterpart of the Intercompany Subordination Agreement, the Subsidiaries Guaranty, the U.S. Pledge Agreement and the relevant Security Documents, (iv) in the case of any Foreign Subsidiary, such new Foreign Subsidiary promptly executes a counterpart of the Intercompany Subordination Agreement and, to the extent required pursuant to Section 8.12, the Subsidiaries Guaranty, the U.S. Pledge Agreement and the Security Agreement (or similar document) and (v) to the extent requested by the Administrative Agent or the Required Lenders, such new Subsidiary takes all actions required pursuant to Section 8.11 and (C) Subsidiaries may be acquired pursuant to Permitted Acquisitions so long as, in each such case (i) with respect to each Wholly-Owned Subsidiary acquired pursuant to a Permitted Acquisition, the actions specified in preceding clause
(B) shall be taken and (ii) with respect to each Subsidiary which is not a Wholly-Owned Subsidiary and is acquired pursuant to a Permitted Acquisition, all capital stock or other Equity Interests thereof owned by any Credit Party shall be pledged pursuant to the relevant Pledge Agreement. In addition, each new Subsidiary that is required to execute any Credit Document shall execute and deliver, or cause to be executed and delivered, all other relevant documentation of the type described in Section 5 as such new Subsidiary would have had to deliver if such new Subsidiary were a Credit Party on the Initial Borrowing Date.

          (b) Holdings will not, nor will Holdings permit any of its Subsidiaries to, enter into any Joint Venture, except to the extent permitted by
Section 9.05(k) or (r).

          SECTION 10. Events of Default. Upon the occurrence of any of the following specified events (each, an "Event of Default"):

          10.01 Payments. The Borrower shall (i) default in the payment when due of any principal of the Loans or (ii) default, and such default shall continue for three or more Business Days, in the payment when due of any Unpaid Drawing, any interest on the Loans or any Fees or any other amounts owing hereunder or under any other Credit Document; or

          10.02 Representations, etc. Any representation, warranty or statement made by any Credit Party herein or in any other Credit Document or in any statement or certificate delivered pursuant hereto or thereto shall prove to be untrue in any material respect on the date as of which made or deemed made; or

          10.03 Covenants. Any Credit Party shall (a) default in the due performance or observance by it of any term, covenant or agreement contained in
Section 8.01(e)(i), 8.10, 8.14, 8.15, 8.17 or 9, or (b) default in the due performance or observance by it of any term, covenant or agreement (other than those referred to in Section 10.01, 10.02 or clause (a) of this Section 10.03) contained in this Agreement and such default shall continue unremedied for a period of at least 30 days after notice to the defaulting party by the Administrative Agent or the Required Lenders; or

          10.04 Default Under Other Agreements. (a) Holdings or any of its Subsidiaries shall (i) default in any payment with respect to any Indebtedness (other than the Obligations) beyond the period of grace, if any, provided in the instrument or agreement under which Indebtedness was created or (ii) default in the observance or performance of any agreement or condition relating to any such Indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause, or to permit the holder or holders of such Indebtedness (or a trustee or agent on behalf of such holder or holders) to cause (determined without regard to whether any notice is required), any such Indebtedness to become due prior to its stated maturity; or
(b) any Indebtedness (other than the Obligations) of Holdings or any of its Subsidiaries shall be declared to be due and payable, or shall be required to be prepaid other than by a regularly scheduled required prepayment or as a mandatory prepayment (unless such required prepayment or mandatory prepayment results from a default thereunder or an event of the type that constitutes an Event of Default), prior to the stated maturity thereof; provided, that it shall not constitute an Event of Default pursuant to clause (a) or (b) of this Section
10.04 unless the principal amount of any one issue of such Indebtedness, or the aggregate amount of all such Indebtedness referred to in clauses (a) and (b) above, exceeds $4,000,000 at any one time; or

          10.05 Bankruptcy, etc. Holdings or any of its Subsidiaries shall commence a voluntary case concerning itself under Title 11 of the United States Code entitled "Bankruptcy," as now or hereafter in effect, or any successor thereto (the "Bankruptcy Code"); or an involuntary case is commenced against Holdings or any of its Subsidiaries and the petition is not controverted within 20 days, or is not dismissed within 60 days, after commencement of the case; or a custodian (as defined in the Bankruptcy Code) is appointed for, or takes charge of, all or substantially all of the property of Holdings or any of its Subsidiaries; or Holdings or any of its Subsidiaries commences any other proceeding under any reorganization, arrangement, adjustment of debt, relief of debtors, dissolution, insolvency or liquidation or similar law of any jurisdiction whether now or hereafter in effect relating to Holdings or any of its Subsidiaries; or there is commenced against Holdings or any of its Subsidiaries any such proceeding which remains undismissed for a period of 60 days; or Holdings or any of its Subsidiaries is adjudicated insolvent or bankrupt; or any order of relief or other order approving any such case or proceeding is entered; or Holdings or any of its Subsidiaries suffers any appointment of any custodian or the like for it or any substantial part of its property to continue undischarged or unstayed for a period of 60 days; or Holdings or any of its Subsidiaries makes a general assignment for the benefit of creditors; or any corporate action is taken by Holdings or any of its Subsidiaries for the purpose of effecting any of the foregoing; or

          10.06 ERISA. (a) (i) Any Plan or Multiemployer Plan shall fail to satisfy the minimum funding standard required for any plan year or part thereof under Section 412 of the Code or Section 302 of ERISA or a waiver of such standard or extension of any amortization period is sought or granted under
Section 412 of the Code or Section 303 or 304 of ERISA, (ii) a Reportable Event shall have occurred, (iii) a contributing sponsor (as defined in Section 4001(a)(13) of ERISA) of a Plan subject to Title IV of ERISA shall be subject to the advance reporting requirement of PBGC Regulation Section 4043.61 (without regard to subparagraph (b)(1) thereof) and an event described in subsection .62, ..63, .64, .65, .66, .67 or .68 of PBGC Regulation Section 4043 shall be reasonably expected to occur within the following 30 days, (iv) any Plan which is subject to Title IV of ERISA shall have had or is likely to have a trustee appointed pursuant to Section 4042(b) of ERISA to administer such Plan, (v) any Plan which is subject to Title IV of ERISA is, shall have been or is likely to be terminated in a distress termination or to be the subject of distress or involuntary termination proceedings under ERISA, (vi) any Plan shall have an Unfunded Current Liability, (vii) a contribution required to be made by Holdings or any Subsidiary of Holdings with respect to a Plan, a Multiemployer Plan or a Foreign Pension Plan has not been timely made (other than a de minimus failure that is promptly cured), (viii) Holdings or any Subsidiary of Holdings has incurred or is likely to incur any liability to or on account of a Plan or Multiemployer Plan under Section 409, 502(i) or 502(1) of ERISA or Section 4975 of the Code, (ix) Holdings or any Subsidiary of Holdings or any ERISA Affiliate has incurred or is likely to incur any liability to or on account of a Plan under Section 4062, 4063, 4064, 4069 of ERISA or Section 401(a)(29) or 4971 of the Code or on account of a group health plan (as defined in Section 607(1) of ERISA or Section 4980B(g)(2) of the Code or 45 Code of Federal Regulations
Section 160.103) under Section 4980B of the Code and/or the Health Insurance Portability and Accountability Act of 1996, (x) Holdings or any Subsidiary of Holdings or any ERISA Affiliate has incurred or is likely to incur any liability to or on account of a Multiemployer Plan under Section 515, 4201, 4204 or 4212 of ERISA; or (ix) Holdings or any Subsidiary of Holdings has incurred or is likely to incur liabilities pursuant to one or more employee welfare benefit plans (as defined in Section 3(1) of ERISA) that provide benefits to retired employees or other former employees (other than as required by Section 601 of ERISA) or pursuant to any Plan or Foreign Pension Plan; (b) there shall result from any such event or events the imposition of a lien, the granting of a security interest, or a liability or a material risk of incurring a liability; and (c) such lien, security interest or liability, individually, and/or in the aggregate, in the reasonable opinion of the Required Lenders, has had (unless same has ceased to exist), or could reasonably be expected to have, a Material Adverse Effect; or

          10.07 Security Documents. (a) Any Security Document shall cease to be in full force and effect, or shall cease to give the Collateral Agent the Liens, rights, powers and privileges purported to be created thereby in favor of the Collateral Agent, superior to and prior to the rights of all third Persons (except as permitted by Section 9.03), and subject to no other Liens (except as permitted by Section 9.03), or (b) any Credit Party shall default in the due performance or observance of any term, covenant or agreement on its part to be performed or observed pursuant to any such Security Document and such default shall continue beyond any cure or grace period specifically applicable thereto pursuant to the terms of any such Security Document; or

          10.08 Guaranties. Any Guaranty or any provision thereof shall cease to be in full force and effect, or any Guarantor or any Person acting by or on behalf of such Guarantor shall deny or disaffirm such Guarantor's obligations under the relevant Guaranty or any Guarantor shall default in the due performance or observance of any term, covenant or agreement on its part to be performed or observed pursuant to any Guaranty; or

          10.09 Judgments. One or more judgments or decrees shall be entered against Holdings or any of its Subsidiaries involving a liability (to the extent not paid or not fully covered by insurance) in excess of $5,000,000 for all such judgments and decrees and all such judgments or decrees shall not have been vacated, discharged or stayed or bonded pending appeal within 60 days from the entry thereof; or

          10.10 Ownership. A Change of Control Event shall have occurred;

then, and in any such event, and at any time thereafter, if any Event of Default shall then be continuing, the Administrative Agent shall, upon the written request of the Required Lenders, by written notice to the Borrower, take any or all of the following actions, without prejudice to the rights of any Agent or any Lender to enforce its claims against any Guarantor or the Borrower, except as otherwise specifically provided for in this Agreement (provided, that if an Event of Default specified in Section 10.05 shall occur with respect to any Credit Agreement Party, the result which would occur upon the giving of written notice by the Administrative Agent as specified in clauses (i), (ii) and (iii) below shall occur automatically without the giving of any such notice): (i) declare the Total Commitment terminated, whereupon the Commitment of each Lender shall forthwith terminate immediately and any Commitment Fees shall forthwith become due and payable without any other notice of any kind; (ii) declare the principal of and any accrued interest in respect of all Loans and all Obligations owing hereunder (including Unpaid Drawings) to be, whereupon the same shall become, forthwith due and payable by the Borrower without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower; (iii) enforce, as Collateral Agent (or direct the Collateral Agent to enforce), any or all of the Liens and security interests created pursuant to the Security Documents; (iv) terminate any Letter of Credit which may be terminated in accordance with its terms; (v) direct the Borrower to pay (and the Borrower hereby agrees upon receipt of such notice, or upon the occurrence of any Event of Default specified in Section 10.05, to pay) to the Collateral Agent at the Payment Office such additional amounts of cash, to be held as security for the Borrower's reimbursement obligations in respect of Letters of Credit then outstanding, equal to the aggregate Stated Amount of all Letters of Credit then outstanding; and (vi) apply any cash collateral as provided in Section 4.02.

          SECTION 11. Definitions. As used herein, the following terms shall have the meanings herein specified unless the context otherwise requires. Defined terms in this Agreement shall include in the singular number the plural and in the plural the singular:

          "Acquired Business" shall mean any Person or business, division or product line acquired pursuant to a Permitted Acquisition.

          "Acquired EBITDA" shall mean, for any Acquired Business for any period, the Consolidated EBITDA as determined for such Acquired Business on a basis substantially the same (with necessary reference changes) as provided in the first sentence of the definition of Consolidated EBITDA contained herein, except that (i) all references therein and in the component definitions used in determining Consolidated EBITDA to "Holdings and its Subsidiaries" shall be deemed to be references to the respective Acquired Business and (ii) the adjustments contained in clauses (ii) and (iii) of the definition of Consolidated EBITDA shall not be made. All calculations of Acquired EBITDA shall be made on a Pro Forma Basis (for such purpose treating (x) each reference to "Consolidated EBITDA" contained in the definition of Pro Forma Basis as if it were a reference to "Acquired EBITDA", (y) clause (v) of said definition as if same applied to a determination of Acquired EBITDA for purposes of Section 9.11, and (z) the text "the two fiscal quarters comprising the respective Test Period" appearing in clause (v) of said definition as if same were a reference to "the trailing twelve month period immediately preceding the respective Permitted Acquisition" and disregarding subclauses (y) and (z) of clause (v) of said definition).

          "Acquired Person" shall have the meaning provided in the definition of Permitted Acquisition.

          "Additional Security Documents" shall have the meaning provided in
Section 8.11(a).

          "Adjusted Consolidated Net Income" for any period shall mean Consolidated Net Income for such period plus, without duplication, (i) the sum of the amount of all net non-cash charges (including, without limitation, depreciation, amortization, deferred tax expense and non-cash interest expense but excluding any net non-cash charges reflected in Adjusted Consolidated Working Capital) and net non-cash losses which were included in arriving at Consolidated Net Income for such period less (ii) all net non-cash gains (exclusive of items reflected in Adjusted Consolidated Working Capital) included in arriving at Consolidated Net Income for such period.

          "Adjusted Consolidated Working Capital" at any time shall mean Consolidated Current Assets (but excluding therefrom all cash and Cash Equivalents) less Consolidated Current Liabilities.

          "Adjusted Excess Cash Flow" shall mean, for any period, the remainder of (i) Excess Cash Flow for such period minus (ii) the product of (I) the aggregate amount of principal repayments of Loans to the extent (and only to the extent) that such repayments were (x) required as a result of a Scheduled Repayment under Section 4.02(b) or (y) made as a voluntary prepayment pursuant to Section 4.01 with internally generated funds (but in a case of a voluntary prepayment of Revolving Loans, only to the extent accompanied by a voluntary reduction to the

Total Revolving Loan Commitment) during such period multiplied by (II) the quotient of (x) 100% divided by (y) the Applicable Excess Cash Flow Percentage in effect on the relevant Excess Cash Flow Payment Date for such period.

          "Adjusted RL Percentage" shall mean (x) at a time when no Lender Default exists, for each Lender, such Lender's RL Percentage and (y) at a time when a Lender Default exists, (i) for each Lender that is a Defaulting Lender, zero and (ii) for each Lender that is a Non-Defaulting Lender, the percentage determined by dividing such Lender's Revolving Loan Commitment at such time by the Adjusted Total Revolving Loan Commitment at such time, it being understood that all references herein to Revolving Loan Commitments and the Adjusted Total Revolving Loan Commitment at a time when the Total Revolving Loan Commitment or Adjusted Total Revolving Loan Commitment, as the case may be, has been terminated shall be references to the Revolving Loan Commitments or Adjusted Total Revolving Loan Commitment, as the case may be, in effect immediately prior to such termination, provided that (A) no Lender's Adjusted RL Percentage shall change upon the occurrence of a Lender Default from that in effect immediately prior to such Lender Default if after giving effect to such Lender Default, and any repayment of Revolving Loans and Swingline Loans at such time pursuant to
Section 4.02(a) or otherwise, the sum of (i) the aggregate outstanding principal amount of Revolving Loans of all Non-Defaulting Lenders, plus (ii) the aggregate outstanding principal amount of Swingline Loans, plus (iii) the Letter of Credit Outstandings, exceed the Adjusted Total Revolving Loan Commitment; (B) the changes to the Adjusted RL Percentage that would have become effective upon the occurrence of a Lender Default but that did not become effective as a result of the preceding clause (A) shall become effective on the first date after the occurrence of the relevant Lender Default on which the sum of (i) the aggregate outstanding principal amount of the Revolving Loans of all Non-Defaulting Lenders, plus (ii) the aggregate outstanding principal amount of Swingline Loans, plus (iii) the Letter of Credit Outstandings, is equal to or less than the Adjusted Total Revolving Loan Commitment; and (C) if (i) a Non-Defaulting Lender's Adjusted RL Percentage is changed pursuant to the preceding clause (B) and (ii) any repayment of such Lender's Revolving Loans or of Unpaid Drawings or of Swingline Loans that were made during the period commencing after the date of the relevant Lender Default and ending on the date of such change to its Adjusted RL Percentage must be returned to the Borrower as a preferential or similar payment in any bankruptcy or similar proceeding of the Borrower, then the change to such Non-Defaulting Lender's Adjusted RL Percentage effected pursuant to said clause (B) shall be reduced to that positive change, if any, as would have been made to its Adjusted RL Percentage if (x) such repayments had not been made and (y) the maximum change to its Adjusted RL Percentage would have resulted in the sum of the outstanding principal of Revolving Loans made by such Lender plus such Lender's new Adjusted RL Percentage of the outstanding principal amount of Swingline Loans and of Letter of Credit Outstandings equaling such Lender's Revolving Loan Commitment at such time.

          "Adjusted Total Leverage Ratio" shall mean, on any date, the ratio of
(i) Consolidated Debt on such date to (ii) Consolidated EBITDA for the Test Period most recently ended on or prior to such date. All calculations of the Adjusted Total Leverage Ratio shall be made on a Pro Forma Basis, with determinations of Adjusted Total Leverage Ratio to give effect to all adjustments (including, without limitation, those specified in clauses (iv) and (v)) contained in the definition of "Pro Forma Basis" contained herein.

          "Adjusted Total Revolving Loan Commitment" shall mean, at any time, the Total Revolving Loan Commitment at such time less the aggregate Revolving Loan Commitments of all Defaulting Lenders at such time.

          "Administrative Agent" shall have the meaning provided in the first paragraph of this Agreement and shall include any successor to the Administrative Agent appointed pursuant to Section 12.10.

          "Affected Loans" shall have the meaning provided in Section 4.02(i).

          "Affiliate" shall mean, with respect to any Person, any other Person directly or indirectly controlling (including but not limited to all directors and officers of such Person), controlled by, or under direct or indirect common control with such Person; provided, however, that for purposes of Section 9.07, an Affiliate of Holdings shall include any Person that directly or indirectly owns more than 5% of any class of the capital stock of Holdings and any officer or director of Holdings or any such Person.

          "Affiliate Billing Program" shall mean the administrative services program of the Borrower made available to Program Affiliates providing for centralized billings services and the collection and processing of accounts receivable owing to Program Affiliates.

          "Agent" shall have the meaning provided in the first paragraph of this Agreement.

          "Agreement" shall mean this Credit Agreement, as the same may be from time to time modified, amended, restated and/or supplemented.

          "Apollo Group" shall mean Apollo Advisors, L.P., Apollo Investment Fund, L.P., Apollo Investment Fund III, L.P., Apollo Overseas Partners III, L.P., Apollo (U.K.) Partners III, L.P., AIF II, L.P., and Apollo Advisors II, L.P., all Delaware limited partnerships (except that Apollo (U.K.) Partners III, L.P. is a limited partnership organized under the laws of England).

          "Apollo Shareholder Agreement" means (a) the Shareholders Agreement, dated the Effective Date among certain affiliates of Apollo Management, L.P. and certain shareholders of Holdings and (b) the Amended and Restated Common and Preferred Stock Purchase and Shareholders' Agreement, dated as of August 28, 1998, among certain affiliates of Apollo Amendment, L.P., BT Investment Partners Inc., MTL Equity Investors, L.L.C. and QD Inc., in each case as amended from time to time in accordance with the terms hereof and thereof.

          "Applicable Excess Cash Flow Percentage" shall mean, with respect to any Excess Cash Flow Payment Date, 75%; provided that so long as no Default or Event of Default is then in existence, if on the last day of the relevant Excess Cash Flow Payment Period, the Adjusted Total Leverage Ratio for the Test Period then most recently ended (as established pursuant to the officer's certificate delivered (or required to be delivered) pursuant to Section 8.01(d)) is (i) less than 3.00:1.00 but greater than or equal to 2.00:1.0, then the Applicable Excess Cash Flow Percentage shall instead be 50% or (ii) less than 2.00:1.0, then the Applicable Excess Cash Flow Percentage shall instead be 25%.

          "Applicable Facing Fee Percentage" shall mean, with respect to any Letter of Credit, the percentage per annum agreed to by the Borrower and the Letter of Credit Issuer of such Letter of Credit.

          "Applicable Prepayment Percentage" shall mean, at any time, 50%, provided that if, on the date of any sale or issuance of Qualified Preferred Stock or common Equity Interests of (or capital contributions to) Holdings subject to a mandatory repayment and/or commitment reduction pursuant to Section 4.02(e), (i) no Default or Event of Default is then in existence, (ii) calculations are made by Holdings of compliance with an Adjusted Total Leverage Ratio not to exceed 3.00:1.0, determined on a Pro Forma Basis after giving effect to the payment of any Dividend, the repayment of any Indebtedness and the incurrence of any Indebtedness on such date (as if such Dividend, repayment or incurrence of Indebtedness had occurred, in each case on the first day of the respective Calculation Period) and (iii) Holdings shall have furnished to the Administrative Agent a certificate from an Authorized Officer of Holdings certifying to the best of his or her knowledge as to compliance with the requirements of preceding clauses (i) and (ii) and containing the calculations required by the preceding clause (ii), then the Applicable Prepayment Percentage shall instead be 0%./9/

          "Applicable Margin" initially shall mean a percentage per annum equal to (i) in the case of Loans (other than Swingline Loans) maintained as (x) Base Rate Loans, 2.50% and (y) Eurodollar Loans, 3.50% and (ii) in the case of Swingline Loans, 2.50%. From and after each day of delivery of any certificate delivered in accordance with the first sentence of the following paragraph indicating a different margin than that described in the immediately preceding sentence (each, a "Start Date") to and including the applicable End Date described below, the Applicable Margin for Loans [(other than Term Loans)] (the "Adjustable Applicable Margins") shall (subject to any adjustment pursuant to the immediately succeeding paragraph) be that set forth below opposite the Total Leverage Ratio indicated to have been achieved in any certificate delivered in accordance with the following sentence:

--------------------------------------------------------------------------------------------------------------------
                                                       Revolving
                                                    Loan / Swingline
                                Revolving Loan       Loan Base Rate     [Term Loan Eurodollar    Term Loan Base Rate
   Total Leverage Ratio        Eurodollar Margin         Margin                  Loan                   Margin
--------------------------------------------------------------------------------------------------------------------
Equal to or greater than
__:1.0 but less than __:1.0                _____%                   %                        %                      %
--------------------------------------------------------------------------------------------------------------------
Equal to or greater than
__:1.0 but less than __:1.0                _____%              _____%                   _____%                 _____%
--------------------------------------------------------------------------------------------------------------------
Equal to or greater than
__:1.0 but less than __:1.0                _____%              _____%                   _____%                 _____%
--------------------------------------------------------------------------------------------------------------------
Less than [___]:1.0                        _____%              _____%                   _____%                 _____%]/10/
--------------------------------------------------------------------------------------------------------------------

----------
/9/  CSFB to confirm formulation.

/10/ CSFB to advise.

          The Total Leverage Ratio shall be determined based on the delivery of a certificate of Holdings by an Authorized Officer of Holdings to the Administrative Agent (with a copy to be sent by the Administrative Agent to each Lender), within 45 days of the last day of any fiscal quarter of Holdings, which certificate shall set forth the calculation of the Total Leverage Ratio as at the last day of the Test Period ended immediately prior to the relevant Start Date (but determined on a Pro Forma Basis to give effect to any Permitted Acquisition or Subsidiary Redesignation effected on or prior to the date of the delivery of such certificate) and the Adjustable Applicable Margins which shall be thereafter applicable (until same are changed or cease to apply in accordance with the following sentences); provided that at the time of the consummation of any Permitted Acquisition or Subsidiary Redesignation or any issuance of Permitted Debt or Disqualified Preferred Stock, an Authorized Officer of Holdings shall deliver to the Administrative Agent a certificate setting forth the calculation of the Total Leverage Ratio on a Pro Forma Basis as of the last day of the last Calculation Period ended prior to the date on which such Permitted Acquisition or Subsidiary Redesignation is consummated or such Permitted Debt or Disqualified Preferred Stock is/are issued for which financial statements have been made available (or were required to be made available) pursuant to Section 8.01(a) or (b), as the case may be, and the date of such consummation shall be deemed to be a Start Date and the Adjustable Applicable Margins which shall be thereafter applicable (until same are changed or cease to apply in accordance with the following sentence) shall be based upon the Total Leverage Ratio as so calculated. The Adjustable Applicable Margins so determined shall apply, except as set forth in the succeeding sentence, from the relevant Start Date to the earliest of (x) the date on which the next certificate is delivered to the Administrative Agent, (y) the date on which the next Permitted Acquisition or Subsidiary Redesignation is consummated or Permitted Debt or Disqualified Preferred Stock is/are issued or (z) the date which is 45 days following the last day of the Test Period in which the previous Start Date occurred (such earliest date, the "End Date"), at which time, if no certificate has been delivered to the Administrative Agent indicating an entitlement to new Adjustable Applicable Margins (and thus commencing a new Start Date), the Adjustable Applicable Margins shall be those set forth in the first sentence of this definition (such Adjustable Applicable Margins as so determined, the "Highest Applicable Margins"). Notwithstanding anything to the contrary contained above in this definition, the Adjustable Applicable Margins shall be the Highest Applicable Margins (x) at all times during which there shall exist any Default or Event of Default and (y) prior to the date of delivery of the financial statements pursuant to Section 8.01(b) for the fiscal quarter of Holdings ended [March 31, 2004]/11/.

          "Applicable PF Margin" shall mean a percentage per annum equal to [3.50]%.

          "Approved Insurance FinanceCo" shall mean an insurance financing company acceptable to the Administrative Agent which shall make a lump sum prepayment of insurance premiums on behalf of Holdings equal to $20.0 million to an insurance carrier of Holdings.

          "Asset Sale" shall mean any sale, transfer or other disposition by Holdings or any of its Subsidiaries to any Person other than Holdings or any Wholly-Owned Subsidiary of

----------

/11/ Open point.

Holdings of any asset (including, without limitation, any Equity Interests or other securities of another Person, but excluding the sale by such Person of its own Equity Interests) of Holdings or such Subsidiary other than (i) sales, transfers or other dispositions of inventory made in the ordinary course of business, (ii) dispositions or transfers arising out of, or in connection with, the events described in clauses (i) and (ii) of the definition of Recovery Event, (iii) any sale or other disposition of Cash Equivalents in the ordinary course of business, (iv) any merger, consolidation or liquidation permitted by Sections 9.02(f) and (g), (v) any transfer of assets permitted pursuant to
Section 9.02(e), (g), (j), (p) or (q) (vi) any transaction permitted pursuant to
Section 9.02(i), (m) or (o) and (vii) any other sales and dispositions that generate Net Sale Proceeds of less than $1,000,000 in the aggregate in any fiscal year of Holdings.

          "Assignment and Assumption Agreement" shall mean the Assignment and Assumption Agreement substantially in the form of Exhibit K (appropriately completed).

          "Authorized Officer" shall mean, with respect to (i) the delivery of Notices of Borrowing, Notices of Conversion, Letter of Credit Requests and similar notices, the chief financial officer, the chief operating officer, the controller, any treasurer or any other financial officer of Holdings or the Borrower, (ii) delivery of financial information and officer's certificates pursuant to this Agreement, the chief financial officer, the chief operating officer, the controller, any treasurer or any other financial officer of Holdings or the Borrower and (iii) any other matter in connection with this Agreement or any other Credit Document, any officer (or a person or persons so designated by any two officers) of any Credit Agreement Party, in each case to the extent reasonably acceptable to the Administrative Agent.

          "Available Basket Amount" shall mean, on any date of determination, an amount equal to the sum of (i) $20,000,000 minus (ii) the aggregate amount of Investments made (including for such purpose the fair market value of any Tractor Trailer contributed to any Joint Venture or Unrestricted Subsidiary (as determined in good faith by senior management of Holdings), net of Indebtedness and, without duplication, Capitalized Lease Obligations assigned to, and assumed by, the respective Joint Venture or Unrestricted Subsidiary in connection therewith) pursuant to Section 9.05(k) after the Effective Date, minus (iii) the aggregate amount of Indebtedness or other obligations (whether absolute, accrued, contingent or otherwise and whether or not due) of any Joint Venture or Unrestricted Subsidiary for which Holdings or any of its Subsidiaries (other than the respective Joint Venture or Unrestricted Subsidiary) is liable, minus
(iv) all payments made by Holdings or any of its Subsidiaries (other than the respective Joint Venture or Unrestricted Subsidiary) in respect of Indebtedness or other obligations of the respective Joint Venture or Unrestricted Subsidiary (including, without limitation, payments in respect of obligations described in preceding clause (iii)) after the Effective Date, plus (v) the amount of any increase to the Available Basket Amount made after the Effective Date in accordance with the provisions of Section 9.05(k) plus (vi) in the case of any Subsidiary Redesignation, an amount equal to the lesser of (A) the aggregate amount of all cash Investments theretofore made in the Unrestricted Subsidiary subject to such Subsidiary Redesignation (less any increases in the Available Basket Amount theretofore made in accordance with the provisions of Section 9.05(k) which were attributable to such Unrestricted Subsidiary) and (B) the fair market value (as determined in good faith by Holdings) of the assets of such Unrestricted Subsidiary (net of all consolidated Indebtedness and other consolidated obligations of such Unrestricted Subsidiary). In connection with the foregoing, it is understood that the acquisition of an Acquired Person which has ownership interests in one or more Joint Ventures, pursuant to a Permitted Acquisition effected in accordance with the relevant requirements of this Agreement shall not be deemed to constitute an Investment pursuant to Section 9.05(k) and the Available Basket Amount shall not be reduced as a result of the payment of consideration owing to effect the Permitted Acquisition (although the Available Basket Amount would be affected to the extent preceding clauses (iii) or (iv) apply with respect to the Joint Venture so acquired or to the extent additional Investments are made in the respective Joint Venture pursuant to Section 9.05(k)).

          "Available Basket Sub-Limit" shall mean, on any date of determination, an amount equal to the sum of (i) $10,000,000 minus (ii) the aggregate amount of Investments made (including for such purpose the fair market value of any Tractor Trailer contributed to any Unrestricted Subsidiary (as determined in good faith by senior management of Holdings)) in Unrestricted Subsidiaries pursuant to Section 9.05(k), minus (iii) the aggregate amount of Indebtedness or other obligations (whether absolute, accrued, contingent or otherwise and whether or not due) of any Unrestricted Subsidiary for which Holdings or any of its Subsidiaries is liable, minus (iv) all payments made by Holdings or any of its Subsidiaries in respect of Indebtedness or other obligations of the respective Unrestricted Subsidiary (including, without limitation, payments in respect of obligations described in preceding clause (iii)) after the Effective Date, plus (v) the amount of any increase to the Available Basket Sub-Limit made after the Effective Date in accordance with the provisions of Section 9.05(k); provided that the Available Basket Sub-Limit shall not exceed at any time the Available Basket Amount as then in effect.

          "Bank Refinancing" shall mean the refinancing transactions described in Sections 5.09(a) and (b).

          "Bankruptcy Code" shall have the meaning provided in Section 10.05.

          "Base Rate" at any time shall mean the higher of (x) the rate which is 1/2 of 1 % in excess of the Federal Funds Rate and (y) the Prime Lending Rate.

          "Base Rate Loan" shall mean each Loan bearing interest at the rates provided in Section 1.08(a).

          "Borrower" shall have the meaning provided in the first paragraph of this Agreement.

          "Borrower Irrevocable Notices of Redemption" shall have the meaning provided in Section 8.17(a).

          "Borrowing" shall mean and include (i) the borrowing of Swingline Loans from CSFB on a given date and (ii) the borrowing of one Type of Loan pursuant to a single Tranche by the Borrower from all of the Lenders having Commitments with respect to such Tranche on a pro rata basis on a given date (or resulting from conversions on a given date), having in the case of Eurodollar Loans the same Interest Period; provided, that Base Rate Loans incurred pursuant to Section 1.10(b) shall be considered part of any related Borrowing of Eurodollar Loans.

          "BSCL" shall mean Bear Stearns Corporate Lending Inc. in its individual capacity and any successor thereto.

          "Business Day" shall mean (i) for all purposes other than as covered by clause (ii) below, any day except Saturday, Sunday and any day which shall be in New York City a legal holiday or a day on which banking institutions are authorized or required by law or other government action to close and (ii) with respect to all notices and determinations in connection with, and payments of principal and interest on, Eurodollar Loans, any day which is a Business Day described in clause (i) above and which is also a day for trading by and between banks in U.S. dollar deposits in the New York or London interbank Eurodollar market.

          "Calculation Period" shall mean, with respect to any Permitted Acquisition, any Subsidiary Redesignation or any other event expressly required to be calculated on a Pro Forma Basis pursuant to the terms of this Agreement, the Test Period most recently ended prior to the date of such Permitted Acquisition, Subsidiary Redesignation or other event.

          "Capital Expenditures" shall mean, with respect to any Person, for any period, all expenditures by such Person which should be capitalized in accordance with GAAP during such period, including all such expenditures with respect to fixed or capital assets (including, without limitation, expenditures for maintenance and repairs which should be capitalized in accordance with GAAP) and, without duplication, the amount of all Capitalized Lease Obligations incurred by such Person during such period.

          "Capital Lease," as applied to any Person, shall mean any lease of any property (whether real, personal or mixed) by that Person as lessee which, in conformity with GAAP, is accounted for as a capital lease on the balance sheet of that Person.

          "Capitalized Lease Obligations" shall mean all obligations under Capital Leases of Holdings or any of its Subsidiaries, in each case taken at the amount thereof accounted for as liabilities in accordance with GAAP.

          "Cash Equivalents" shall mean, as to any Person, (i) securities issued or directly and fully guaranteed or insured by the United States or any agency or instrumentality thereof (provided that the full faith and credit of the United States is pledged in support thereof) having maturities of not more than six months from the date of acquisition, (ii) time deposits, certificates of deposit and bankers' acceptances of any Lender or any commercial bank having, or which is the principal banking subsidiary of a bank holding company organized under the laws of the United States, any State thereof, the District of Columbia or any foreign jurisdiction having capital, surplus and undivided profits aggregating in excess of $200,000,000 and having a long-term unsecured debt rating of at least "A" or the equivalent thereof from S&P or "A2" or the equivalent thereof from Moody's, with maturities of not more than six months from the date of acquisition by such Person, (iii) repurchase agreements with a term of not more than 30 days, involving securities of the types described in preceding clause (i), and entered into with commercial banks meeting the requirements of preceding clause (ii), (iv) commercial paper issued by any Person incorporated in the United States rated at least A-1 or the equivalent thereof by S&P or at least P-1 or the equivalent thereof by Moody's and in each case maturing not more than six months after the date of acquisition by such Person, (v) investments in money market funds substantially all of whose assets are comprised of securities of the types described in clauses (i) through (iv) above and (vi) overnight deposits and demand deposit accounts (in the respective local currencies) maintained in the ordinary course of business.

          "Change of Control Event" shall mean, (a) any Person or "group" (within the meaning of Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934, as in effect on the Effective Date), other than the Permitted Holders, shall have acquired beneficial ownership of 35% or more on a fully diluted basis of the voting and/or economic interest in Holdings' capital stock and Apollo Group and its Affiliates shall own less than such Person or "group" on a fully diluted basis of the economic and voting interest in the Holdings' capital stock or (b) the Board of Directors of Holdings shall cease to consist of a majority of Continuing Directors, (c) a "change of control" or similar event shall occur as provided in any New Senior Subordinated Note Document, any Existing Senior Notes Document or any Scheduled Existing Indebtedness, Permitted Debt, Disqualified Preferred Stock, Qualified Preferred Stock or the documentation governing the same to the extent the outstanding principal amount or liquidation preference, as the case may be, of such Scheduled Existing Indebtedness, Permitted Debt, Disqualified Preferred Stock or Qualified Preferred Stock exceeds $15,000,000, or (d) Holdings shall cease to own directly 100% of the membership interests of the Borrower.

          "CLC" shall mean Chemical Leaman Corporation, a Pennsylvania corporation.

          "CLC Preferred Stock" shall mean, collectively, CLC's Series A Preferred Stock, $.01 par value per share, and Series B Preferred Stock, $.01 par value per share.

          "CLC Preferred Stock Documents" shall mean the CLC Preferred Stock, the certificate of designation in respect of the CLC Preferred Stock and the other documents executed and delivered in connection with the issuance of the CLC Preferred Stock.

          "Code" shall mean the Internal Revenue Code of 1986, as amended from time to time, and the regulations promulgated thereunder. Section references to the Code are to the Code, as in effect at the date of this Agreement and any subsequent provisions of the Code, amendatory thereof, supplemental thereto or substituted therefor.

          "Collateral" shall mean all property (whether real or personal, movable or immovable) with respect to which any security interests have been granted (or purported to be granted) pursuant to any Security Document, including, without limitation, all Pledge Agreement Collateral, all Security Agreement Collateral, all Mortgaged Properties and all cash and Cash Equivalents delivered as collateral pursuant to any Credit Document.

          "Collateral Agent" shall mean the Administrative Agent acting as collateral agent for the Secured Creditors.

          "Collective Bargaining Agreements" shall have the meaning provided in
Section 5.12.

          "Commitment" shall mean any of the commitments of any Lender, i.e., whether the Term Loan Commitment, the Revolving Loan Commitment or the PF Letter of Credit Commitment.

          "Commitment Fee" shall mean the RL Commitment Fee and the TL Commitment Fee.

          "Company" shall mean any corporation, limited liability company, partnership or other business entity (or the adjectival form thereof, where appropriate).

          "Consolidated Current Assets" shall mean, at any time, the current assets (other than deferred income taxes to the extent included in current assets) of Holdings and its Subsidiaries plus the long-term insurance deposits of Holdings and its Subsidiaries at such time, in each case determined on a consolidated basis.

          "Consolidated Current Liabilities" shall mean, at any time, the current liabilities of Holdings and its Subsidiaries determined on a consolidated basis, but excluding deferred income taxes, restructuring costs or reserves, litigation costs or reserves and the current portion of, and accrued but unpaid interest on, any Indebtedness under this Agreement and any other long-term Indebtedness which would otherwise be included therein and adding thereto the long-term pension liabilities of Holdings and its Subsidiaries, in each case determined on a consolidated basis.

          "Consolidated Debt" shall mean, at any time, the sum of (without duplication) (i) all Indebtedness of Holdings and its Subsidiaries as would be required to be reflected on the liability side of a balance sheet of such Person in accordance with GAAP as determined on a consolidated basis, (ii) all Indebtedness of Holdings and its Subsidiaries of the type described in clauses
(iii) and (vii) of the definition of Indebtedness and (iii) all Contingent Obligations of Holdings and its Subsidiaries in respect of Indebtedness of other Persons (i.e., Persons other than Holdings or any of its Subsidiaries) of the type referred to in preceding clauses (i) and (ii) of this definition; provided, that for purposes of this definition, (w) outstanding Indebtedness of Holdings and its Subsidiaries of the type described in clause (iii) of the definition of Indebtedness in an aggregate amount not to exceed $35.0 million shall be excluded in making any determination of Consolidated Debt, (x) the amount of Indebtedness in respect of Interest Rate Protection Agreements and Other Hedging Agreements shall be at any time the aggregate unrealized net loss position, if any, of Holdings and/or its Subsidiaries thereunder on a marked-to-market basis determined no more than one month prior to such time, (y) any Disqualified Preferred Stock of Holdings and any Preferred Stock of any of its Subsidiaries shall be treated as Indebtedness, with an amount equal to the greater of the liquidation preference or the maximum mandatory fixed repurchase price of any such outstanding Preferred Stock deemed to be a component of Consolidated Debt and [(z) any outstanding Indebtedness permitted pursuant to Section 9.04(m) and otherwise included as a component of Consolidated Debt pursuant to clause (i) above shall be excluded in making any determination of Consolidated Debt]/12/.

          "Consolidated EBIT" shall mean, for any period, the Consolidated Net Income of Holdings and its Subsidiaries, determined on a consolidated basis, before Consolidated Interest

----------

/12/ Included in Existing Credit Agreement. CSFB to advise.

Expense (to the extent deducted in arriving at Consolidated Net Income) and provision for taxes based on income, in each case that were included in arriving at Consolidated Net Income.

          "Consolidated EBITDA" shall mean, for any period, Consolidated EBIT, adjusted by adding thereto (in each case to the extent deducted in determining Consolidated Net Income for such period and not already added back in determining Consolidated EBIT) the amount of (i) all amortization and depreciation and other non-cash items, (ii) any fees and expenses incurred in connection with the Transaction during such period and (iii) any advisory fees paid pursuant to, and in accordance with the requirements of, clause (v) of
Section 9.07 during such period.

          "Consolidated Interest Coverage Ratio" for any period shall mean the ratio of Consolidated EBITDA to Consolidated Interest Expense for such period. All calculations of the Consolidated Interest Coverage Ratio shall be made on a Pro Forma Basis.

          "Consolidated Interest Expense" shall mean, for any period, the total consolidated interest expense of Holdings and its Subsidiaries for such period (calculated without regard to any limitations on the payment thereof) plus, without duplication, (i) that portion of Capitalized Lease Obligations of Holdings and its Subsidiaries representing the interest factor for such period, and capitalized interest expense, plus (ii) that portion of Indebtedness of Holdings incurred in connection with a Permitted Insurance Program representing the interest factor for such period plus (iii) the product of (x) the amount of all cash Dividend requirements (whether or not declared or paid) on Disqualified Preferred Stock of Holdings and on any Preferred Stock of any of its Subsidiaries paid, accrued or scheduled to paid or accrued during such period multiplied by (y) a fraction, the numerator of which is one and the denominator of which is one minus the then current effective consolidated Federal, state, local and foreign tax rate (expressed as a decimal number between one and zero) of Holdings as reflected in the audited consolidated financial statements of Holdings for its most recently completed fiscal year, which amounts described in preceding clause (iii) shall be treated as interest expense of Holdings and its Subsidiaries for purposes of this definition regardless of the treatment of such amounts under GAAP, in each case net of the total consolidated cash interest income of Holdings and its Subsidiaries for such period, but excluding the amortization of any deferred financing costs or of any costs in respect of any Interest Rate Protection Agreement. Notwithstanding anything to the contrary contained above, to the extent Consolidated Interest Expense is to be determined for any Test Period which ends prior to the first anniversary of the Initial Borrowing Date, Consolidated Interest Expense for all portions of such period occurring prior to the Initial Borrowing Date shall be calculated in accordance with the definition of Test Period contained herein.

          "Consolidated Net Income" shall mean, for any period, the net after-tax income of Holdings and its Subsidiaries determined on a consolidated basis in accordance with GAAP, without giving effect to any after-tax non-recurring gains or losses or after-tax items classified as extraordinary gains or losses, any other any non-cash expenses incurred or payments made in connection with the Transaction, and without giving effect to gains and losses from the sale or disposition of assets (other than sales or dispositions of inventory, equipment, raw materials and supplies in the ordinary course of business) by Holdings and its Subsidiaries; provided that the following items shall be excluded in computing Consolidated Net Income (without duplication):
(i) the net income or net losses of any Person in which any other Person or Persons (other than Holdings and its Wholly-Owned Domestic Subsidiaries) has an Equity Interest or Equity

Interests, except to the extent of the amount of dividends or other distributions actually paid to Holdings or such Wholly-Owned Subsidiaries by such Person during such period, (ii) except for determinations expressly required to be made on a Pro Forma Basis, the net income (or loss) of any Person accrued prior to the date it becomes a Subsidiary or all or substantially all of the property or assets of such Person are acquired by a Subsidiary and (iii) the net income of any Subsidiary to the extent that the declaration or payment of dividends or similar distributions by such Subsidiary of such net income is not at the time permitted by the operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to such Subsidiary.

          "Contingent Obligations" shall mean as to any Person any obligation of such Person guaranteeing or intended to guarantee any Indebtedness, leases, dividends or other obligations ("primary obligations") of any other Person (the "primary obligor") in any manner, whether directly or indirectly, including, without limitation, any obligation of such Person, whether or not contingent,
(a) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (b) to advance or supply funds (x) for the purchase or payment of any such primary obligation or (y) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (c) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (d) otherwise to assure or hold harmless the owner of such primary obligation against loss in respect thereof; provided, however, that the term Contingent Obligation shall not include endorsements of instruments for deposit or collection or standard contractual indemnities entered into, in each case in the ordinary course of business. The amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determinable amount of the primary obligation in respect of which such Contingent Obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such Person is required to perform thereunder) as determined by such Person in good faith.

          "Continuing Directors" shall mean the directors of Holdings on the Effective Date and each other director if such director's nomination for the election to the Board of Directors of Holdings is recommended by a majority of the then Continuing Directors.

          "Co-Syndication Agent" shall have the meaning provided in the first paragraph of this Agreement and shall include any successor to the respective Co-Syndication Agent designated pursuant to Section 12.10.

          "Credit Agreement Party" shall mean each of Holdings and the Borrower.

          "Credit Documents" shall mean this Agreement, the Notes, each Guaranty and each Security Document.

          "Credit Event" shall mean the making of a Loan (other than a Revolving Loan made pursuant to a Mandatory Borrowing) or the issuance of a Letter of Credit.

          "Credit-Linked Deposit" shall mean, as to each PF Lender, the cash deposit made by such PF Lender pursuant to Section 2.06(a) or Section 1.13 or 13.04(b), as the case may be, as such deposit may be (x) reduced from time to time pursuant to the terms of this Agreement and (y) reduced or increased from time to time pursuant to assignments to or by such PF Lender pursuant to Section
1.13 or 13.04(b). The initial amount of each PF Lender's Credit-Linked Deposit shall be equal to the amount of its PF Letter of Credit Commitment on the Initial Borrowing Date or on the date that such Person becomes a PF Lender pursuant to Section 1.13 or 13.04(b).

          "Credit-Linked Deposit Account" shall mean the account of, and established by, the Administrative Agent under its sole and exclusive control and maintained at the office of the Administrative Agent located at [__________], and designated as the "QDI Credit-Linked Deposit Account" that shall be used solely for the purposes set forth in Sections 2.03(c) and 2.04(b).

          "Credit-Linked Deposit Cost Amount" shall mean, at any time, an amount (expressed in basis points) determined by the Administrative Agent in consultation with the Borrower based on the term on which the Credit-Linked Deposits are invested from time to time, which in no event shall exceed 0.10% per annum.

          "Credit Party" shall mean Holdings, the Borrower and each Subsidiary Guarantor.

          "CSFB" shall mean Credit Suisse First Boston, Acting Through Its Cayman Islands Branch, in its individual capacity and any successor thereto.

          "Default" shall mean any event, act or condition which with notice or lapse of time, or both, would constitute an Event of Default.

          "Defaulting Lender" shall mean any Lender with respect to which a Lender Default is in effect.

          "Disqualified Preferred Stock" shall mean any Preferred Stock of Holdings other than Qualified Preferred Stock.

          "Dividend" shall have the meaning provided in Section 9.06.

          "Documentation Agent" shall have the meaning provided in the first paragraph of this Agreement and shall include any successor to the respective Documentation Agent designated pursuant to Section 12.10.

          "Documents" shall mean and include (i) the Credit Documents, (ii) the Refinancing Documents, (iii) the Holdings Equity Financing Documents, (iv) the New Senior Subordinated Notes Documents, (v) the Preferred Stock Conversion Documents and (vi) all other documents, agreements and instruments executed in connection with the Transaction.

          "Domestic Subsidiary" of any Person shall mean any Subsidiary of such Person incorporated or organized in the United States or any State or territory thereof.

          "Domestic Unrestricted Subsidiary" of any Person shall mean any Unrestricted Subsidiary of such Person which is not a Foreign Unrestricted Subsidiary.

          "Drawing" shall have the meaning provided in Section 2.03(a).

          "Effective Date" shall have the meaning set forth in Section 13.10.

          "Eligible Transferee" shall mean and include a commercial bank, insurance company, mutual fund, financial institution, a "qualified institutional buyer" (as defined in Rule 144A of the Securities Act), any fund that invests in bank loans or any other "accredited investor" (as defined in Regulation D of the Securities Act) (other than an individual and Holdings and its Affiliates).

          "Employee Benefit Plans" shall have the meaning set forth in Section 5.12.

          "Employment Agreements" shall have the meaning set forth in Section 5.12.

          "End Date" shall have the meaning provided in the definition of Applicable Margin.

          "Environmental Claims" shall mean any and all administrative, regulatory or judicial actions, suits, demands, demand letters, claims, liens, notices of non-compliance or violation, investigations or proceedings relating in any way to any violation (or alleged violation) by Holdings or any of its Subsidiaries under any Environmental Law (hereafter "Claims") or any permit issued to Holdings or any of its Subsidiaries under any such law, including, without limitation, (a) any and all Claims by governmental or regulatory authorities for enforcement, cleanup, removal, response, remedial or other actions or damages pursuant to any applicable Environmental Law, and (b) any and all Claims by any third party seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief resulting from Hazardous Materials or arising from alleged injury or threat of injury to health, safety or the environment.

          "Environmental Expenditures" shall mean, with respect to any Person, for any period, all expenditures by such Person to undertake any removal, remedial or other corrective action with respect to any hazardous materials on any Real Property previously, currently or hereafter owned, leased or operated by such Person or any Program Affiliate of such Person.

          "Environmental Law" shall mean any federal, state, provincial, foreign or local policy, statute, law, rule, regulation, ordinance, code or rule of common law now or hereafter in effect and in each case as amended, and any judicial or administrative interpretation thereof, including any judicial or administrative order, consent, decree or judgment (for purposes of this definition (collectively, "Laws")), relating to the environment, or Hazardous Materials or health and safety to the extent such health and safety issues arise under the Occupational Safety and Health Act of 1970, as amended, or any such similar Laws.

          "Equity Interests" of any Person shall mean any and all shares, interests, rights to purchase, warrants, options, participation or other equivalents of or interest in (however designated) equity of such Person, including any preferred stock, any limited or general partnership interest and any limited liability company membership interest.

          "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and rulings issued thereunder. Section references to ERISA are to ERISA, as in effect at the date of this Agreement and any subsequent provisions of ERISA, amendatory thereof, supplemental thereto or substituted therefor.

          "ERISA Affiliate" shall mean each person (as defined in Section 3(9) of ERISA) which together with Holdings or a Subsidiary of Holdings would be deemed to be a "single employer" within the meaning of Section 414(b) or (c) of the Code, and for the purpose of Section 302 of ERISA and/or Section 412, 4971, 4977 and/or each "applicable section" under Section 414(t)(2) of the Code, within the meaning of Section 414(b), (c), (m) or (o) of the Code.

          "Eurodollar Loans" shall mean each Loan bearing interest at the rates provided in Section 1.08(b).

          "Eurodollar Rate" shall mean [with respect to each Interest Period for a Eurodollar Loan, (i) the arithmetic average of the offered quotation to first-class banks in the interbank Eurodollar market by CSFB for U.S. dollar deposits of amounts in same day funds comparable to the outstanding principal amount of the Eurodollar Loan of CSFB for which an interest rate is then being determined with maturities comparable to the Interest Period to be applicable to such Eurodollar Loan, determined as of 10:00 A.M. (New York time) on the date which is two Business Days prior to the commencement of such Interest Period divided by (ii) a percentage equal to 100% minus the then stated maximum rate of all reserve requirements (including, without limitation, any marginal, emergency, supplemental, special or other reserves) applicable to any member bank of the Federal Reserve System in respect of Eurocurrency liabilities as defined in Regulation D (or any successor category of liabilities under Regulation D).]/13/

          "Event of Default" shall have the meaning provided in Section 10.

          "Excess Cash Flow" shall mean, for any period, the remainder of (a) the sum of (i) Adjusted Consolidated Net Income for such period, and (ii) the decrease, if any, in Adjusted Consolidated Working Capital from the first day to the last day of such period, minus (b) the sum of (i) the amount of Capital Expenditures and (to the extent not constituting Capital Expenditures and to the extent not already deducted in the determination of Adjusted Consolidated Net Income (or the determination of Consolidated Net Income used therein)) Environmental Expenditures made by Holdings and its Subsidiaries on a consolidated basis during such period pursuant to and in accordance with Sections 9.11(a) and (b), except to the extent financed with the proceeds of Indebtedness (other than the proceeds of Revolving Loans), asset sales, equity issuances or insurance recoveries, (ii) the aggregate amount of permanent principal payments of Indebtedness for borrowed money of Holdings and its Subsidiaries and the permanent repayment of the

----------

/13/ CSFB to advise.

principal component of Capitalized Lease Obligations of Holdings and its Subsidiaries (excluding (1) payments pursuant to the Refinancing, (2) payments with proceeds of asset sales or insurance recoveries, (3) payments with the proceeds of Indebtedness, Equity Interests or capital contributions and (4) payments of Loans or other Obligations) during such period, (iii) the increase, if any, in Adjusted Consolidated Working Capital from the first day to the last day of such period, (iv) without duplication of amounts deducted in the preceding clauses (b)(i), (ii) and (iii), the amount of cash expended in respect of Permitted Acquisitions during such period, except to the extent financed with Indebtedness and (v) non-recurring and extraordinary after-tax cash charges or losses incurred during such period, to the extent not deducted in arriving at Consolidated Net Income.

          "Excess Cash Flow Payment Date" shall mean, the date occurring 90 days after the last day of a fiscal year of Holdings (commencing with the fiscal year of Holdings ended December 31, 2004).

          "Excess Cash Flow Payment Period" shall mean, with respect to any Excess Cash Flow Payment Date, the immediately preceding fiscal year of Holdings.

          "Excess Proceeds Amount" shall initially be $0, which amount shall be
(A) increased on each Excess Cash Flow Payment Date so long as any repayment required pursuant to Section 4.02(g) has been made, by an amount equal to Adjusted Excess Cash Flow for the immediately preceding Excess Cash Flow Payment Period multiplied by a percentage equal to 100% minus the Applicable Excess Cash Flow Percentage as in effect for the respective Excess Cash Flow Payment Date, and (B) reduced (i) on each Excess Cash Flow Payment Date where Excess Cash Flow for the immediately preceding Excess Cash Flow Payment Period is a negative number, by such amount and (ii) at any time any Dividend is made or paid pursuant to Section 9.06(xiv), by the aggregate amount of cash expended to effect such Dividend (it being understood that the Excess Proceeds Amount may be reduced to an amount below zero after giving effect to the reductions enumerated in clause (B) above).

          "Excluded Collateral" shall have the meaning provided in the Security Agreement.

          "Excluded Recovery Event" shall mean (i) any Recovery Event resulting in the receipt of proceeds by Holdings or any of its Subsidiaries of less than $1,000,000 and (ii) any receipt of insurance proceeds by Holdings or any of its Subsidiaries payable under an insurance policy covering environmental liabilities, to the extent (and only to the extent) (x) Holdings or such Subsidiary has, prior to the date of its receipt of such proceeds, used monies to remediate or restore properties in respect of which such proceeds were paid,
(y) the amount of the insurance proceeds included for purposes of this clause
(ii) does not exceed the amount of the monies so used to remediate or restore properties as provided in the immediately preceding clause (x) and (z) within 10 days following receipt by the Holdings or such Subsidiary of such insurance proceeds, an Authorized Officer of Holdings has delivered to the Administrative Agent an officer's certificate, certifying Holdings' compliance with preceding clauses (x) and (y) and attaching invoices and such other supporting information as the Administrative Agent may request. For avoidance of doubt, the parties hereto acknowledge and agree that the receipt by Holdings or any of its Subsidiaries of any proceeds from a single Recovery Event of the type described in clause (ii) above not entitled to inclusion in said clause (ii) by virtue of the qualification contained in clause (y) thereof shall be subject to the provisions of Section 4.02(f) as if such receipt of proceeds were a separate and distinct Recovery Event.

          "Existing Credit Agreement" shall mean the Credit Agreement, dated as of June 9, 1998 and amended and restated as of August 28, 1998, among Holdings, the Borrower, Levy Transport Ltd./Levy Transport LTEE, the banks from time to time party thereto, Lasalle Bank National Association, The Bank of Nova Scotia, PB Capital Corp. (f/k/a BHF-Bank Aktiengesellschaft), Bank Austria Creditanstalt Corporate Finance, Inc. (f/k/a Creditanstalt Corporate Finance, Inc.) and Royal Bank of Canada, as co-agents, Salomon Brothers Holding Company, Inc., as documentation agent, Deutsche Bank Trust Company Americas (f/k/a Bankers Trust Company), as administrative agent, as in effect on the Initial Borrowing Date (immediately prior to giving effect to the Transaction).

          "Existing Indebtedness" shall have the meaning provided in Section 5.09(c).

          "Existing Indebtedness Agreements" shall have the meaning provided in
Section 5.12.

          "Existing Junior PIK Notes" shall mean Holdings' 12% Junior Subordinated PIK Notes due 2009 issued pursuant to the Existing Junior PIK Notes Indenture, as in effect on the Initial Borrowing Date and as the same may be amended, modified or supplemented from time to time in accordance with the terms hereof and thereof.

          "Existing Junior PIK Notes Documents" shall mean the Existing Junior PIK Notes, the Existing Junior PIK Notes Indenture and all other documents executed and delivered with respect to the Existing Junior PIK Notes or the Existing Junior PIK Notes Indenture, as in effect on the Initial Borrowing Date and as the same may be amended, modified or supplemented from time to time in accordance with the terms hereof and thereof.

          "Existing Junior PIK Notes Indenture" shall mean the Indenture, dated as of May 30, 2002, among Holdings and Wilmington Trust Company as trustee, as in effect on the Initial Borrowing Date and as the same may be amended, modified or supplemented from time to time in accordance with the terms hereof and thereof.

          "Existing Letter of Credit" shall have the meaning provided in Section 2.01(e).

          "Existing Senior Notes Documents" shall mean and include (i) the Existing Senior Subordinated Secured Notes Documents, (ii) the Existing 2006 Senior Subordinated Notes Documents and (iii) the Existing Junior PIK Notes Documents.

          "Existing Senior Notes Refinancing" shall have the meaning provided in
Section 8.17.

          "Existing Senior Notes To Be Refinanced" shall mean and include (i) Existing Senior Subordinated Secured Notes, (ii) the Existing 2006 10% Senior Subordinated Notes and (iii) the Existing Junior PIK Notes.

          "Existing Senior Subordinated Secured Notes" shall mean the Borrower's 12-1/2% Senior Subordinated Secured Notes due 2008 issued pursuant to the Existing Senior Subordinated Secured Notes Indenture, as in effect on the Initial Borrowing Date and as the same may be amended, modified or supplemented from time to time in accordance with the terms hereof and thereof.

          "Existing Senior Subordinated Secured Notes Documents" shall mean the Existing Senior Subordinated Secured Notes, the Existing Senior Subordinated Secured Notes Indenture and all other documents executed and delivered with respect to the Existing Senior Subordinated Secured Notes or the Existing Senior Subordinated Secured Notes Indenture, as in effect on the Initial Borrowing Date and as the same may be amended, modified or supplemented from time to time in accordance with the terms hereof and thereof.

          "Existing Senior Subordinated Secured Notes Indenture" shall mean the Indenture, dated as of May 30, 2002, among the Borrower, the Subsidiary Guarantors (other than QD Capital) and Bank of New York, as trustee, as in effect on the Initial Borrowing Date and as the same may be amended, modified or supplemented from time to time in accordance with the terms hereof and thereof.

          "Existing 2006 Floating Rate Senior Subordinated Notes" shall mean Holdings' Floating Interest Rate Subordinated Term Securities due 2006 issued pursuant to the Existing 2006 Senior Subordinated Note Indenture, as in effect on the Initial Borrowing Date and as the same may be amended, modified or supplemented from time to time in accordance with the terms hereof and thereof.

          "Existing 2006 Senior Subordinated Notes" shall mean the Existing 2006 10% Senior Subordinated Notes and the Existing 2006 Floating Rate Senior Subordinated Notes.

          "Existing 2006 Senior Subordinated Notes Documents" shall mean the Existing 2006 Senior Subordinated Notes, the Existing 2006 Senior Subordinated Notes Indenture and all other documents executed and delivered with respect to the Existing 2006 Senior Subordinated Notes or the Existing 2006 Senior Subordinated Notes Indenture, as in effect on the Initial Borrowing Date and as the same may be amended, modified or supplemented from time to time in accordance with the terms hereof and thereof.

          "Existing 2006 Senior Subordinated Notes Indenture" shall mean the Indenture, dated as of June 9, 1998, among Holdings, the Subsidiary Guarantors (other than QD Capital) and United States Trust Company of New York, as trustee, as in effect on the Initial Borrowing Date and as the same may be amended, modified or supplemented from time to time in accordance with the terms hereof and thereof.

          "Existing 2006 10% Senior Subordinated Notes" shall mean Holdings' 10% Senior Subordinated Notes due 2006 issued pursuant to the Existing 2006 Senior Subordinated Note Indenture, as in effect on the Initial Borrowing Date and as the same may be amended, modified or supplemented from time to time in accordance with the terms hereof and thereof.

          "Facing Fee" shall have the meaning provided in Section 3.01(e).

          "Federal Funds Rate" shall mean, for any period, a fluctuating interest rate equal for each day during such period to the weighted average of the rates on overnight Federal Funds transactions with members of the Federal Reserve System arranged by Federal Funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by the Administrative Agent from three Federal Funds brokers of recognized standing selected by the Administrative Agent.

          "Fees" shall mean all amounts payable pursuant to, or referred to in,
Section 3.01.

          "Foreign Pension Plan" means any plan, fund (including, without limitation, any superannuation fund) or other similar program established or maintained outside the United States of America by Holdings or any one or more of its Subsidiaries primarily for the benefit of employees of Holdings or any of its Subsidiaries residing outside the United States of America, which plan, fund or other similar program provides, or results in, retirement income, a deferral of income in contemplation of retirement or payments to be made upon termination of employment, and which plan is not subject to ERISA or the Code.

          "Foreign Subsidiary" of any Person shall mean any Subsidiary of such Person that is not a Domestic Subsidiary.

          "Foreign Unrestricted Subsidiary" of any Person shall mean each Unrestricted Subsidiary of such Person that is incorporated under the laws of any jurisdiction other than the United States of America or any State or territory thereof.

          "GAAP" shall mean generally accepted accounting principles in the United States of America as in effect from time to time; it being understood and agreed that determinations in accordance with GAAP for purposes of Section 9, including defined terms as used therein, are subject (to the extent provided therein) to Section 13.07(a).

          "Gross-Up Amount" shall have the meaning provided in Section 4.04(a).

          "Guaranteed Creditors" shall mean and include each of the Agents, the Collateral Agent, each Letter of Credit Issuer, each Lender and each Lender and/or affiliate thereof (even if such Lender subsequently ceases to be a Lender under this Agreement for any reason) which participates in any Interest Rate Protection Agreement or Other Hedging Agreement, and their subsequent assigns, if any.

          "Guaranteed Obligations" shall mean (i) the principal and interest on each Note issued to each Lender, and all Loans made, under this Agreement and all reimbursement obligations and Unpaid Drawings with respect to Letters of Credit, together with all the other obligations (including obligations which, but for the automatic stay under Section 362(a) of the Bankruptcy Code, would become due) and liabilities (including, without limitation, indemnities, fees and interest thereon) of the Borrower to each Lender, each Letter of Credit Issuer, the Agents and the Collateral Agent now existing or hereafter incurred under, arising out of or in connection with this Agreement or any other Credit Document and the due performance and compliance by the Borrower with all the terms, conditions and agreements contained in the

Credit Documents to which it is a party and (ii) all obligations (including obligations which, but for the automatic stay under Section 362(a) of the Bankruptcy Code, would become due) and liabilities of the Borrower owing under any Interest Rate Protection Agreement or Other Hedging Agreement entered into by the Borrower with any Guaranteed Creditor, whether now in existence or hereafter arising, and the due performance and compliance with all terms, conditions and agreements contained therein.

          "Guaranties" shall mean and include the Subsidiaries Guaranty, the Holdings Guaranty and each guaranty entered into pursuant to Section 8.12 or 8.15.

          "Guarantors" shall mean Holdings, each Subsidiary Guarantor and any other Person party to a Guaranty.

          "Hazardous Materials" shall mean (a) any petrochemical or petroleum products, radioactive materials, asbestos in any form that is or could become friable, urea formaldehyde foam insulation, transformers or other equipment that contain dielectric fluid containing levels of polychlorinated biphenyls, and radon gas; and (b) any chemicals, materials or substances defined as or included in the definition of "hazardous substances," "hazardous wastes," "hazardous materials," "restricted hazardous materials," "extremely hazardous wastes," "restrictive hazardous wastes," "toxic pollutants," "contaminants" or "pollutants" under any Environmental Law, or words of similar meaning and regulatory effect.

          "Holdings" shall have the meaning provided in the first paragraph of this Agreement.

          "Holdings Common Stock" shall have the meaning provided in Section
7.13.

          "Holdings Equity Contribution" shall have the meaning provided in
Section 5.08(a).

          "Holdings Equity Financing" shall have the meaning provided in Section 5.08(a).

          "Holdings Equity Financing Documents" shall mean all of the documents and agreements entered into in connection with the Holdings Equity Financing.

          "Holdings Guaranty" shall mean the guaranty of Holdings pursuant to
Section 14 of this Agreement.

          "Holdings Irrevocable Notices of Redemption" shall have the meaning provided in Section 8.17(a).

          "Indebtedness" of any Person shall mean, without duplication, (i) all indebtedness of such Person for borrowed money, (ii) the deferred purchase price of assets or services payable to the sellers thereof or any of such seller's assignees which in accordance with GAAP would be shown on the liability side of the balance sheet of such Person but excluding deferred rent as determined in accordance with GAAP, (iii) the face amount of all letters of credit issued for the account of such Person and, without duplication, all drafts drawn thereunder, (iv) all Indebtedness of a second Person secured by any Lien on any property owned by such first

Person, whether or not such Indebtedness has been assumed, (v) all Capitalized Lease Obligations of such Person, (vi) all obligations of such Person to pay a specified purchase price for goods or services whether or not delivered or accepted, i.e., take-or-pay and similar obligations, (vii) all obligations under Interest Rate Protection Agreements and Other Hedging Agreements and (viii) all Contingent Obligations of such Person, provided, that Indebtedness shall not include trade payables and accrued expenses, in each case arising in the ordinary course of business.

          "Initial Borrowing Date" shall mean the date upon which the initial Borrowing of Loans occurs.

          "Intercompany Debt" shall mean any Indebtedness, payables or other obligations, whether now existing or hereafter incurred, owed by Holdings or any Subsidiary of Holdings to Holdings or any other Subsidiary of Holdings.

          "Intercompany Loan" shall have the meaning provided in Section
9.05(f).

          "Intercompany Notes" shall mean promissory notes, in the form of Exhibit L, evidencing Intercompany Loans or intercompany loans made by the Borrower to Holdings pursuant to Section 9.05(q).

          "Intercompany Subordination Agreement" shall have the meaning provided in Section 5.11(b).

          "Interest Determination Date" shall mean, with respect to any Eurodollar Loan, the second Business Day prior to the commencement of any Interest Period relating to such Eurodollar Loan.

          "Interest Period," shall mean (i) with respect to any Eurodollar Loan, the interest period applicable thereto, as determined pursuant to Section 1.09 and (ii) as to any investment of the Credit-Linked Deposits, the period commencing on the Initial Borrowing Date and ending on the date that is three months thereafter and each successive three month period thereafter, provided that (x) if any Interest Period for the Credit-Linked Deposits begins on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period, such Interest Period shall end on the last Business Day of such calendar month, and (y) if any Interest Period for the Credit-Linked Deposits would otherwise expire on a day which is not a Business Day, such Interest Period shall expire on the next succeeding Business Day, although if any Interest Period for the Credit-Linked Deposits Loan would otherwise expire on a day which is not a Business Day but is a day of the month after which no further Business Day occurs in such month, such Interest Period shall expire on the next preceding Business Day.

          "Interest Rate Protection Agreement" shall mean any interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, interest rate hedging agreement or other similar agreement or arrangement.

          "Investment" shall have the meaning provided in the preamble to
Section 9.05.

          "Irrevocable Notices of Redemption" shall have the meaning provided in
Section 8.17(a).

          "Joint Venture" shall mean any Person, other than an individual or a Wholly-Owned Subsidiary of Holdings, (i) in which Holdings or a Subsidiary of Holdings holds or acquires an ownership interest (whether by way of capital stock, partnership or limited liability company interest, or other evidence of ownership) and (ii) which is engaged in a Permitted Business.

          "L/C Supportable Indebtedness" shall mean obligations of Holdings or its Wholly-Owned Subsidiaries incurred in the ordinary course of business and otherwise permitted to exist pursuant to the terms of this Agreement (other than obligations in respect of the New Senior Subordinated Notes and Indebtedness which is subordinated to any of the Obligations or Equity Interests).

          "Leasehold" of any Person shall mean all of the right, title and interest of such Person as lessee or licensee in, to and under leases or licenses of land, improvements and/or fixtures.

          "Lender" shall have the meaning provided in the first paragraph of this Agreement.

          "Lender Default" shall mean (i) the refusal (which has not been retracted) of a Lender to make available its portion of any Borrowing (including a Mandatory Borrowing) or to fund its portion of any unreimbursed payment under
Section 2.03 or (ii) a Lender having notified the Administrative Agent and/or the Borrower that it does not intend to comply with the obligations under
Section 1.01(b), 1.01(d) or 2.

          "Letter of Credit" shall have the meaning provided in Section 2.01(a). Letters of Credit shall be either (x) PF Letters of Credit to the extent of Letter of Credit Outstandings not exceeding the Total PF Letter of Commitment at such time (or, if theretofore terminated, the aggregate amount of the Credit-Linked Deposits at such time) or (y) WC Letters of Credit to the extent of Letter of Credit Outstandings that exceed the Total PF Letter of Commitment at such time (or, if theretofore terminated, the aggregate amount of the Credit-Linked Deposits at such time).

          "Letter of Credit Issuer" shall mean (i) CSFB, any affiliate of CSFB and any other Lender which, at the request of the Borrower and with the consent of the Administrative Agent, agrees in such Lender's sole discretion to become a Letter of Credit Issuer for purposes of issuing Letters of Credit pursuant to
Section 2 and (ii) with respect to the Existing Letters of Credit, the Lender designated as the issuer thereof on Schedule XIII shall be the Letter of Credit Issuer thereof.

          "Letter of Credit Request" shall have the meaning provided in Section 2.02(a).

          "LIBOR Rate" shall mean, for any Interest Period with respect to the investment of the Credit-Linked Deposits, [the rate for deposits in Dollars for a period of three months which appears on the Telerate Page 3750 as of 11:00 A.M. (London time) on the day that is two

Business Days preceding the beginning of such Interest Period. If such rate does not appear on Telerate Page 3750, the rate for that Interest Period will be the rate determined in good faith by the Administrative Agent on the basis of the rates at which deposits in Dollars are offered by four major banks in the London interbank market at approximately 11:00 A.M. (London time) on the day that is two Business Days preceding the beginning of the new Interest Period to prime banks in the London interbank market for a period of three months commencing on the beginning of the new Interest Period and in the then outstanding amount of the Credit-Linked Deposits. The Administrative Agent will request the principal London office of each of such four major banks in the London interbank market to provide a quotation of its rate. If at least two such quotations are provided, the rate for that new Interest Period will be the arithmetic mean of the quotations. If fewer than two quotations are provided as requested, the rate for that Interest Period will be the arithmetic mean of the rates quoted by major banks in New York City, selected by the Administrative Agent, at approximately 11:00 A.M. (New York time) on the beginning of the new Interest Period for loans in Dollars to leading European banks for a period of three months commencing on the beginning of the new Interest Period and in the amount of the Credit-Linked Deposits.]/14/

          "Lien" shall mean any mortgage, pledge, security interest, encumbrance, lien, hypothec or charge of any kind (including any agreement to give any of the foregoing, any conditional sale or other title retention agreement, any financing or similar statement or notice filed under the UCC or any similar recording or notice statute, and any lease having substantially the same effect as the foregoing).

          "Loan" shall mean each Term Loan, each Revolving Loan and each Swingline Loan.

          "Majority Lenders" of any Tranche shall mean those Non-Defaulting Lenders which would constitute the Required Lenders under, and as defined in, this Agreement if all outstanding Obligations of the other Tranches under this Agreement were repaid in full and all Commitments with respect thereto were terminated.

          "Management Agreements" shall have the meaning provided in Section
5.12.

          "Management Participants" shall mean certain members of management of Holdings previously identified and satisfactory to the Administrative Agent.

          "Mandatory Borrowing" shall have the meaning provided in Section 1.01(d).

          "Margin Stock" shall have the meaning provided in Regulation U.

          "Material Adverse Effect" shall mean (i) a material adverse effect on the business, properties, assets, nature of assets, operations, liabilities, condition (financial or otherwise) or prospects of Holdings and its Subsidiaries taken as a whole, [or (ii) a material adverse effect (x) on the rights or remedies of the Lenders or any Agent hereunder or under any other Credit

----------

/14/ CSFB to advise.

Document or (y) on the ability of any Credit Party to perform its payment obligations to the Lenders or any Agent hereunder or under any other Credit Document.]/15/

          "Material Contracts" shall have the meaning provided in Section 5.12.

          "Maturity Date", with respect to any Tranche of Loans, shall mean the Term Loan Maturity Date, the Revolving Loan Maturity Date or the Swingline Expiry Date, as the case may be.

          "Maximum Permitted Acquisition Leverage Ratio" shall mean, at any time, the maximum Adjusted Total Leverage Ratio which may exist pursuant to
Section 9.10 without giving rise to a Default or Event of Default at such time, adjusted by reducing the ratio appearing in such maximum Adjusted Total Leverage Ratio by 0.25.

          "Maximum Permitted Consideration" shall mean, with respect to any Permitted Acquisition, the sum (without duplication) of (i) the aggregate liquidation preference of Preferred Stock issued by Holdings as consideration in connection with such Permitted Acquisition, (ii) the aggregate principal amount of Permitted Acquired Debt acquired or assumed by Holdings or any of its Subsidiaries in connection with such Permitted Acquisition, (iii) the aggregate principal amount of all cash paid (or to be paid) by Holdings or any of its Subsidiaries in connection with such Permitted Acquisition (including payments of fees and costs and expenses in connection therewith), (iv) the aggregate principal amount of all other Indebtedness assumed, incurred and/or issued in connection with such Permitted Acquisition to the extent permitted by Section
9.04 and (v) the fair market value (determined in good faith by senior management of Holdings) of all other consideration payable in connection with such Permitted Acquisition.

          "Maximum Swingline Amount" shall mean $5,000,000.

          "Mexican Pledge Agreement" shall have the meaning provided in Section 5.10(c).

          "Minimum Borrowing Amount" shall mean (i) for Revolving Loans, $1,000,000, (ii) for Term Loans, $5,000,000 and (iii) for Swingline Loans, $500,000.

          "Moody's" shall mean Moody's Investors Service, Inc.

          "Mortgage" shall mean each mortgage, deed of trust or deed to secure debt required to be delivered with respect to any Real Property pursuant to the terms of this Agreement, together with any assignment of leases and rents to be executed in connection therewith, in each case as the same may be amended, modified, restated and/or supplemented from time to time in accordance with the terms hereof and thereof.

----------

/15/ Formulation under discussion with CSFB in-house counsel. This is the formulation included in the Term Sheet.

          "Mortgage Policy" shall mean each mortgage title insurance policy (and all endorsements thereto) for each Mortgaged Property required to be delivered pursuant to this Agreement.

          "Mortgaged Property" shall mean each Real Property owned by Holdings or any of its Domestic Subsidiaries and required to be mortgaged pursuant to this Agreement.

          "MTL Investments" shall mean MTL Investments, Inc., a Canadian non-registered corporation and a Wholly-Owned Subsidiary of the Borrower.

          "Multiemployer Plan" shall mean any multiemployer plan as defined in
Section 4001(a)(3) of ERISA, which is maintained or contributed to by (or to which there is an obligation to contribute of) Holdings, a Subsidiary of Holdings or an ERISA Affiliate, and each such plan for the five year period immediately following the latest date on which Holdings, a Subsidiary of Holdings or an ERISA Affiliate maintained, contributed to or had an obligation to contribute to such plan.

          "Net Cash Proceeds" shall mean for any event requiring a reduction of the Total Revolving Loan Commitment, the Total Term Loan Commitment and/or repayment of Term Loans pursuant to Section 3.03 or 4.02, as the case may be, the gross cash proceeds (including any cash received by way of deferred payment pursuant to a promissory note, receivable or otherwise, but only as and when received) received from such event, net of reasonable transaction costs (including, as applicable, any underwriting, brokerage or other customary commissions and reasonable legal, advisory and other fees and expenses associated therewith) received from any such event.

          "Net Sale Proceeds" shall mean for any sale of assets, the gross cash proceeds (including any cash received by way of deferred payment pursuant to a promissory note, receivable or otherwise, but only as and when received) received from any sale of assets, net of (i) reasonable transaction costs (including, without limitation, any underwriting, brokerage or other customary selling commissions and reasonable legal, advisory and other fees and expenses, including consent, title, filing and recording expenses, associated therewith) and payments of unassumed liabilities relating to the assets sold at the time of, or within 30 days after, the date of such sale, (ii) the amount of such gross cash proceeds required to be used to repay any Indebtedness (other than Indebtedness of the Lenders pursuant to this Agreement) which is secured by the respective assets which were sold, and (iii) the estimated marginal increase in income taxes which will be payable by Holdings' consolidated group with respect to the fiscal year in which the sale occurs as a result of such sale; provided, however, that such gross proceeds shall not include any portion of such gross cash proceeds which Holdings determines in good faith should be reserved for post-closing adjustments (including indemnification payments) (in the event such amount of gross cash proceeds so reserved exceeds $500,000, to the extent Holdings delivers to the Lenders a certificate signed by its chief financial officer or treasurer, controller or chief accounting officer as to such determination), it being understood and agreed that on the day that all such post-closing adjustments have been determined (which shall not be later than six months following the date of the respective asset sale), the amount (if any) by which the reserved amount in respect of such sale or disposition exceeds the actual post-closing adjustments payable by Holdings or any of its Subsidiaries shall constitute Net Sale Proceeds on such date received by Holdings and/or any of its Subsidiaries from such sale, lease, transfer or other disposition. The parties hereto acknowledge and agree that Net Sale Proceeds shall not include any trade-in-credits or purchase price reductions received by Holdings or any of its Subsidiaries in connection with an exchange of equipment for replacement equipment that is the functional equivalent of such exchanged equipment.

          "New Exchange Senior Subordinated Notes" shall mean senior subordinated notes issued in exchange for New Senior Subordinated Notes pursuant to the New Senior Subordinated Notes Indenture, which New Exchange Senior Subordinated Notes are substantially identical securities to the originally issued New Senior Subordinated Notes and shall be issued pursuant to a registered exchange offer or private exchange offer for the New Senior Subordinated Notes on market terms reasonably satisfactory to the Administrative Agent; provided that in no event will the issuance of any New Exchange Senior Subordinated Notes increase the aggregate principal amount of New Senior Subordinated Notes theretofore outstanding or otherwise result in an increase in the interest rate applicable to the New Senior Subordinated Notes theretofore outstanding.

          "New Senior Subordinated Notes" shall mean the Borrower's ___% Senior Subordinated Notes due 2010, issued pursuant to the Senior Subordinated Note Indenture, as in effect on the Effective Date and as the same may be amended, modified or supplemented from time to time in accordance with the terms hereof and thereof. As used herein, the term "New Senior Subordinated Notes" shall include any New Exchange Senior Subordinated Notes issued pursuant to the New Senior Subordinated Notes Indenture in exchange for theretofore outstanding New Senior Subordinated Notes, as contemplated by the Offering Memorandum, dated November [__], 2003, and the definition of New Exchange Senior Subordinated Notes.

          "New Senior Subordinated Notes Documents" shall mean the New Senior Subordinated Notes, the New Senior Subordinated Notes Indenture and all other documents executed and delivered with respect to the New Senior Subordinated Notes or New Senior Subordinated Notes Indenture, as in effect on the Effective Date and as the same may be amended, modified or supplemented from time to time in accordance with the terms hereof and thereof.

          "New Senior Subordinated Notes Indenture" shall mean the Indenture, dated as of November [___], 2003, among Holdings, the Borrower, the Subsidiary Guarantors and [___], as trustee, as in effect on the Effective Date and as thereafter amended, modified or supplemented from time to time in accordance with the terms hereof and thereof.

          "Non-Defaulting Lender" shall mean each Lender other than a Defaulting Lender.

          "Non-Guarantor Subsidiary" shall mean each Subsidiary of Holdings (other than the Borrower) which, on and after the Initial Borrowing Date, is not a Subsidiary Guarantor.

          "Non-Wholly Owned Entity" shall have the meaning provided in the definition of Permitted Acquisition.

          "Note" shall mean each Term Note, each Revolving Note and/or the Swingline Note, as the context may require.

          "Notice of Borrowing" shall have the meaning provided in Section 1.03(a).

          "Notice of Conversion/Continuation" shall have the meaning provided in
Section 1.06.

          "Notice Office" shall mean the office of the Administrative Agent located at 11 Madison Avenue, New York, New York 10010 or such other office as the Administrative Agent may designate to the Credit Agreement Parties and the Lenders from time to time.

          "Obligations" shall mean all amounts (including, without limitation, any interest accruing subsequent to the filing of a petition of bankruptcy at the rate provided for in the documentation with respect thereto, whether or not such interest is an allowed claim under applicable law), direct or indirect, contingent or absolute, of every type or description, and at any time existing, owing to the Administrative Agent, each Co-Syndication Agent, the Documentation Agent, the Collateral Agent, each Letter of Credit Issuer or any Lender pursuant to the terms of this Agreement or any other Credit Document.

          "Other Hedging Agreements" shall mean any foreign exchange contracts, currency swap agreements or other similar agreements or arrangements designed to protect against fluctuations in currency values.

          "Participant" shall have the meaning provided in Section 2.03(a).

          "Payment Office" shall mean the office of the Administrative Agent located at 11 Madison Avenue, New York, New York 10010, or such other office as the Administrative Agent may hereafter designate in writing as such to the other parties hereto.

          "PBGC" shall mean the Pension Benefit Guaranty Corporation established pursuant to Section 4002 of ERISA, or any successor thereto.

          "Percentage" shall mean, for any RL Lender or PF Lender, either its RL Percentage or PF Percentage, as applicable.

          "Permitted Acquired Debt" shall have the meaning set forth in
Section 9.04(d).

          "Permitted Acquisition" shall mean the acquisition by the Borrower or any of its Wholly-Owned Domestic Subsidiaries of assets constituting a business, division or product line of any Person not already a Subsidiary of Holdings or any of its Wholly-Owned Subsidiaries or of 100% of the capital stock or other Equity Interests of any such Person, provided that (A) the consideration paid by the Borrower or such Wholly-Owned Subsidiary consists solely of cash (including proceeds of Revolving Loans), the issuance of the Holdings Common Stock, the issuance of any Qualified Preferred Stock or Disqualified Preferred Stock otherwise permitted in Section 9.13, the issuance of Indebtedness otherwise permitted in Section 9.04 (including Permitted Subordinated Indebtedness) and the assumption/acquisition of any Permitted Acquired Debt (calculated in accordance with GAAP) relating to such business, division, product line or Person which is permitted to remain outstanding in accordance with the requirements of Section 9.04, (B) those acquisitions that are structured as equity acquisitions shall be effected through a purchase of 100% of the capital stock or other Equity Interests of such Person by the Borrower or such Wholly-Owned Domestic Subsidiary or through a merger between such Person and a Wholly-Owned Domestic Subsidiary of the Borrower, so that after giving effect to such merger, 100% of the capital stock or other Equity Interests of the surviving entity of such merger is owned by the Borrower or a Wholly-Owned Domestic Subsidiary, (C) in the case of the acquisition of 100% of the capital stock or other Equity Interests of any Person, such Person (the "Acquired Person") shall own no capital stock or other Equity Interests of any other Person unless either (x) the Acquired Person owns 100% of the capital stock or other equity interests of such other Person or (y) if the Acquired Person owns capital stock or Equity Interests in any other Person which is not a Wholly-Owned Subsidiary of the Acquired Person (a "Non-Wholly Owned Entity"), both (1) the Acquired Person shall not have been created or established in contemplation of, or for purposes of, the respective Permitted Acquisition and
(2) any Non-Wholly Owned Entity of the Acquired Person shall have been non-wholly-owned prior to the date of the respective Permitted Acquisition and not created or established in contemplation thereof, (D) substantially all of the business, division or product line acquired pursuant to the respective Permitted Acquisition, or the business of the Acquired Person and its Subsidiaries taken as a whole, is in the United States, (E) the assets acquired, or the business of the Acquired Person and its Subsidiaries, shall be in a Permitted Business and (F) all applicable requirements of Sections 8.15 and 9.02 applicable to Permitted Acquisitions are satisfied. Notwithstanding anything to the contrary contained in the immediately preceding sentence, an acquisition which does not otherwise meet the requirements set forth above in the definition of "Permitted Acquisition" shall constitute a Permitted Acquisition if, and to the extent, the Required Lenders agree in writing that such acquisition shall constitute a Permitted Acquisition for purposes of this Agreement.

          "Permitted Acquisition Additional Cost-Savings" shall mean, in connection with each Permitted Acquisition, those demonstrable cost-savings and other adjustments (in each case not included pursuant to clause (iii) or (iv) of the definition of Pro Forma Basis contained herein) reasonably anticipated by the Borrower to be achieved in connection with such Permitted Acquisition for the 12 month period following the consummation of such Permitted Acquisition, which cost-savings and other adjustments shall be estimated on a good faith basis by the Borrower and, if requested by the Administrative Agent, be verified by a nationally recognized accounting firm or as otherwise agreed to by the Administrative Agent.

          "Permitted Business" shall mean the truckload transportation of bulk liquids, tank cleaning services, intermodal services, placing and brokering of insurance products, rail transloding services, ancillary leasing services and the business contemplated by the Permitted Program Affiliate Transactions, in each case as such businesses are conducted by Holdings and its Subsidiaries on the Initial Borrowing Date, and reasonable extensions of the foregoing.

          "Permitted Debt" shall mean and include Permitted Acquired Debt, Permitted Subordinated Refinancing Indebtedness and Permitted Subordinated Indebtedness.

          "Permitted Encumbrances" shall mean (i) those liens, encumbrances, hypothecs and other matters affecting title to any Real Property and found reasonably acceptable by the Administrative Agent, (ii) as to any particular Real Property at any time, such easements, encroachments, covenants, rights of way, minor defects, irregularities or encumbrances on title which could not reasonably be expected to materially impair such Real Property for the purpose for which it is held by the mortgagor or grantor thereof, or the lien or hypothec held by the Collateral Agent, (iii) zoning and other municipal ordinances and building, fire code, safety and other similar restrictions which are not violated in any material respect by the existing improvements and the present use made by the mortgagor or grantor thereof of the premises, (iv) any lien arising from general real estate taxes and assessments not yet delinquent, and (v) such other similar items as the Administrative Agent may consent to (such consent not to be unreasonably withheld).

          "Permitted Holders" shall mean Apollo Group and its Affiliates and the Management Participants (to the extent acting as a "group" within the meaning of Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934, as in effect on the Effective Date).

          "Permitted Insurance Program" shall mean an insurance program of the Borrower and its Subsidiaries satisfactory in all respects to the Administrative Agent, pursuant to which (x) an Approved Insurance FinanceCo shall prepay on behalf of the Borrower and its Subsidiaries insurance premiums on insurance policies of the Borrower and/or its Subsidiaries and (y) the Borrower shall from time to time make "premium" payments directly to such Approved Insurance FinanceCo to satisfy the obligations of the Borrower and its Subsidiaries to such Approved Insurance FinanceCo in respect of insurance premium prepayments made by such Approved Insurance FinanceCo.

          "Permitted Liens" shall have the meaning provided in Section 9.03.

          "Permitted Program Affiliate Transactions" shall mean a transaction or series of transactions effected in the ordinary course of business of the Borrower or any of its Subsidiaries and consistent with the past practices of the Borrower and its Subsidiaries as determined on the Initial Borrowing Date, pursuant to which (A) (i) the Borrower and/or one or more of its Subsidiaries leases equipment from a third party financial institution, (ii) transfers the lease (and the equipment subject thereto) to a Program Affiliate and (iii) guarantees a portion of the lease payments owing by such Program Affiliate to such financial institution and/or agrees to assume from the Program Affiliate the lease initially so transferred to it upon the failure of such Program Affiliate to make the lease payments owing by it thereunder to such financial institution, (B) (i) the Borrower and/or one or more of its Subsidiaries leases equipment from a third party financial institution, (ii) subleases such equipment to a Program Affiliate, (iii) transfers the account receivable related to the sublease (together with all collateral rights to the equipment that is the subject of the sublease) to a third party financial institution and (iv) guarantees the sublease payments owing by the Program Affiliate to such financial institution, (C) (i) the Borrower and/or one or more of its Subsidiaries leases equipment to a Program Affiliate, (ii) transfers the account receivable related to such lease (together with the all collateral rights to the equipment that is the subject of the lease) to a third party financial institution and (iii) guarantees the lease payments owing by the Program Affiliate to such financial institution or (D) (i) the Borrower and/or one or more of its Subsidiaries leases equipment to a Program Affiliate, (ii) transfers the lease (and the related account receivable and the equipment that is the subject of the lease) to a third party financial institution and (iii) guarantees the lease payments owing by the Program Affiliate to such financial institution and/or agrees to assume such equipment lease from such Program Affiliate upon the failure of such Program Affiliate to make the lease payments owing by it thereunder to such financial institution.

          "Permitted Sale-Leaseback Transaction" shall mean any sale by the Borrower or any of its Subsidiaries of any Tractor Trailer first acquired by the Borrower or such Subsidiary after the Initial Borrowing Date which Tractor Trailer is then leased back to the Borrower or such Subsidiary, provided that
(i) the proceeds of the respective sale shall be entirely cash and in an amount at least equal to 85 % of the aggregate amount expended by the Borrower or such Subsidiary in so acquiring such Tractor Trailer, (ii) such sale and leaseback are effected within 90 days of the acquisition by the Borrower or such Subsidiary of such Tractor Trailer, and (iii) the respective transaction is otherwise effected in accordance with the applicable requirements of Section 9.02(r).

          "Permitted Subordinated Indebtedness" shall mean subordinated Indebtedness of Holdings incurred in connection with a Permitted Acquisition and in accordance with Section 8.15, which Permitted Subordinated Indebtedness and all terms and conditions thereof (including, without limitation, the maturity thereof, the interest rate applicable thereto, amortization, defaults, remedies, voting rights, subordination provisions, etc.), and the documentation therefor, shall be reasonably satisfactory to the Administrative Agent, provided, that in any event, unless the Required Lenders otherwise expressly consent in writing prior to the incurrence thereof, (i) no such Indebtedness shall be guaranteed by any Subsidiary of Holdings, (ii) no such Indebtedness shall be secured by any asset of Holdings or any of its Subsidiaries and (iii) such Indebtedness has substantially the same (or, from the perspective of the Lenders, more favorable) subordination provisions as are contained in the New Senior Subordinated Notes Documents. The incurrence of Permitted Subordinated Indebtedness shall be deemed to be a representation and warranty by Holdings that all conditions thereto have been satisfied in all material respects and that same is permitted in accordance with the terms of this Agreement, which representation and warranty shall be deemed to be a representation and warranty for all purposes hereunder, including, without limitation, Sections 6A and 10.

          "Permitted Subordinated Refinancing Indebtedness" shall mean Indebtedness of the Borrower issued or given in exchange for, or the proceeds of which are used to refinance, the New Senior Subordinated Notes, so long as (a) such Indebtedness has a weighted average life to maturity greater than or equal to the weighted average life to maturity of the respective Indebtedness to be so exchanged or refinanced, (b) such issuance, exchange or refinancing does not (i) increase the amount of such Indebtedness outstanding immediately prior to such issuance, exchange or refinancing or (ii) add guarantors, obligors or security from that which applied to the New Senior Subordinated Notes, (c) such Indebtedness has substantially the same (or, from the perspective of the Lenders, more favorable) subordination provisions, if any, as applied to the New Senior Subordinated Notes, and (d) all other terms of such exchange or refinancing (including, without limitation, with respect to the amortization schedules, redemption provisions, maturities, covenants, defaults and remedies), are not, taken as a whole, less favorable in any material respect to Holdings and its Subsidiaries than those previously existing with respect to the Indebtedness to be so exchanged or refinanced.

          "Person" shall mean any individual, partnership, joint venture, firm, corporation, limited liability company, association, trust or other enterprise or any government or political subdivision or any agency, department or instrumentality thereof.

          "PF Facility Fee" shall have the meaning provided in Section 3.01(d).

          "PF Lender" shall mean each Lender having a PF Letter of Credit Commitment (or, to the extent terminated, an outstanding Credit-Linked Deposit).

          "PF Letter of Credit Commitment" shall mean, for each Lender, the amount set forth opposite such Lender's name in Schedule I directly below the column entitled "PF Letter of Credit Commitment," as the same may be (x) reduced from time to time or terminated pursuant to Sections 3.02, 3.03, 4.02 and/or 10, as applicable, or (y) adjusted from time to time as a result of assignments to or from such Lender pursuant to Section 1.13 or 13.04(b).

          "PF Letter of Credit Outstandings" shall mean, at any time, Letter of Credit Outstandings up to the amount of the Total PF Letter of Credit Commitment at such time (or, to the extent theretofore terminated, up to the aggregate amount of the Credit-Linked Deposits at such time).

          "PF Letters of Credit" shall mean, at any time, all Letters of Credit as to which the Letter of Credit Outstandings do not exceed the Total PF Letter of Credit Commitment at such time (or, to the extent theretofore terminated, the aggregate amount of the Credit-Linked Deposits at such time).

          "PF Percentage" of any PF Lender, at any time, shall mean a fraction (expressed as a percentage) the numerator of which is the PF Letter of Credit Commitment of such PF Lender at such time and the denominator of which is the Total PF Letter of Credit Commitment at such time, provided that if the PF Percentage of any PF Lender is to be determined after the Total PF Letter of Credit Commitment has been terminated, then the PF Percentage of such PF Lender shall be determined immediately prior (and without giving effect) to such termination.

          "PF Unpaid Drawing" shall mean any Unpaid Drawing under a PF Letter of Credit.

          "Plan" shall mean any pension plan as defined in Section 3(2) of ERISA, which is maintained or contributed to by (or to which there is an obligation to contribute of) Holdings or a Subsidiary of Holdings or an ERISA Affiliate, and each such plan for the five year period immediately following the latest date on which Holdings, or a Subsidiary of Holdings or an ERISA Affiliate maintained, contributed to or had an obligation to contribute to such plan, but excluding all Multiemployer Plans.

          "Pledge Agreement Collateral" shall mean all of the "Collateral" as defined in the U.S. Pledge Agreement, the Quebec Pledge Agreement and the Mexican Pledge Agreement, as applicable.

          "Pledge Agreements" shall have the meaning provided in Section
5.10(c).

          "Post-Closing Period" shall have the meaning provided in Section 8.15(a).

          "PPSA" shall mean the Personal Property Security Act (Ontario) and the personal property security acts of each other Canadian province.

          "Preferred Stock," as applied to the capital stock of any Person, means capital stock of such Person (other than common stock of such Person) of any class or classes (however designed) that ranks prior, as to the payment of dividends or as to the distribution of assets upon any voluntary or involuntary liquidation, dissolution or winding up of such Person, to shares of capital stock of any other class of such Person, and shall include any Qualified Preferred Stock and any Disqualified Preferred Stock.

          "Preferred Stock Conversion" shall have the meaning provided in
Section 5.08(b).

          "Preferred Stock Conversion Documents" shall mean all of the agreements and documents entered into in connection with the Preferred Stock Conversion, as the same may be amended, modified and/or supplemented by time to time in accordance with the terms hereof and thereof.

          "Prime Lending Rate" shall mean the rate which CSFB announces from time to time as its prime lending rate, the Prime Lending Rate to change when and as such prime lending rate changes. The Prime Lending Rate is a reference rate and does not necessarily represent the lowest or best rate actually charged to any customer. CSFB may make commercial loans or other loans at rates of interest at, above or below the Prime Lending Rate.

          "Pro Forma Balance Sheet" shall have the meaning provided in Section 5.14(a).

          "Pro Forma Basis" shall mean, in connection with any calculation of compliance with any financial covenant or financial term, the calculation thereof after giving effect on a pro forma basis to (w) the incurrence of any Indebtedness (other than revolving Indebtedness, except to the extent same is incurred to refinance other outstanding Indebtedness (including to refinance any outstanding Indebtedness of an Unrestricted Subsidiary at the time same is designated as a Subsidiary pursuant to a Subsidiary Redesignation) or to finance Permitted Acquisitions) or Preferred Stock (other than Qualified Preferred Stock) after the first day of the relevant Calculation Period as if such Indebtedness or Preferred Stock had been incurred or issued (and the proceeds thereof applied) on the first day of the relevant Calculation Period, (x) the permanent repayment of any Indebtedness (other than revolving Indebtedness except to the extent paid with Permitted Debt or Disqualified Preferred Stock) or Preferred Stock (other than Qualified Preferred Stock) after the first day of the relevant Calculation Period as if such Indebtedness or Preferred Stock had been retired or redeemed on the first day of the relevant Calculation Period,
(y) the Subsidiary Redesignation, if any, then being designated as well as any other Subsidiary Redesignation after the first day of the relevant Calculation Period and on or prior to the date of the respective Subsidiary Redesignation then being designated and (z) the Permitted Acquisition, if any, then being consummated as well as any other Permitted Acquisition consummated after the first day of the relevant Calculation Period and on or prior to the date of the respective Permitted Acquisition then being effected, with the following rules to apply in connection therewith:

          (i) all Indebtedness and Preferred Stock (other than Qualified Preferred Stock) (x) (other than revolving Indebtedness, except to the extent same is incurred to refinance other outstanding Indebtedness, (including to refinance any outstanding Indebtedness of an Unrestricted Subsidiary at the time same is designated as a Subsidiary pursuant to a Subsidiary Redesignation), or to finance Permitted Acquisitions) incurred or issued after the first day of the relevant Calculation Period (whether incurred to finance a Permitted Acquisition, to refinance Indebtedness or otherwise) shall be deemed to have been incurred or issued (and the proceeds thereof applied) on the first day of the respective Calculation Period and remain outstanding through the date of determination (and thereafter in the case of projections pursuant to Section 8.15(a)(iv)) and (y) (other than revolving Indebtedness except to the extent paid with Permitted Debt or Disqualified Preferred Stock) permanently retired or redeemed after the first day of the relevant Calculation Period shall be deemed to have been retired or redeemed on the first day of the respective Calculation Period and remain retired through the date of determination (and thereafter in the case of projections pursuant to Section 8.15(a)(iv));

          (ii) all Indebtedness or Preferred Stock (other than Qualified Preferred Stock) assumed to be outstanding pursuant to preceding clause (i) shall be deemed to have borne interest or accrued dividends, as the case may be, at (x) the rate applicable thereto, in the case of fixed rate Indebtedness or Preferred Stock or (y) the rates which would have been applicable thereto during the respective period when same was deemed outstanding, in the case of floating rate Indebtedness or Preferred Stock (although interest expense with respect to any Indebtedness or Preferred Stock for periods while same was actually outstanding during the respective period shall be calculated using the actual rates applicable thereto while same was actually outstanding); provided that for purposes of calculations pursuant to Section 8.15(a)(iv), all Indebtedness or Preferred Stock (whether actually outstanding or deemed outstanding) bearing interest at a floating rate of interest shall be tested on the basis of the rates applicable at the time the determination is made pursuant to said provisions;

          (iii) in making any determination of Consolidated EBITDA on a Pro Forma Basis, pro forma effect shall be given to any Permitted Acquisition or Subsidiary Redesignation effected during the respective Calculation Period (or thereafter to the extent provided in the definition of Applicable Margin, for determinations of the Applicable Margins, or as provided in Section 8.15, for determinations pursuant to Section 8.15 only) consummated after the first day of the respective period being tested, in the case of a Permitted Acquisition, taking into account, for any portion of the relevant period being tested occurring prior to the consummation of any Permitted Acquisition, demonstrable cost savings actually achieved simultaneously with, or to be achieved within the one-year period following, the closing of the respective Permitted Acquisition, which cost savings would be permitted to be recognized in pro forma statements prepared in accordance with Regulation S-X under the Securities Act, as if such cost-savings were realized on the first day of the relevant period;

          (iv) without duplication of adjustments provided above, in case of any Permitted Acquisition consummated after the first day of the relevant period being tested, pro forma effect shall be given to the termination or replacement of operating leases with Capitalized Lease Obligations or other Indebtedness, and to any replacement of Capitalized Lease Obligations or other Indebtedness with operating leases, in each case effected at the time of the consummation of such Permitted Acquisition or thereafter, in each case if effected after the first day of the period being tested and prior to the date the respective determination is being made, as if such termination or replacement had occurred on the first day of the relevant period; and

          (v) in making any determination of Consolidated EBITDA for purposes of any calculation of the Adjusted Total Leverage Ratio and the Consolidated Interest Coverage Ratio only, (x) for any Permitted Acquisition which occurred during the last two fiscal quarters comprising the respective Calculation Period (and, in the case of Section 8.15, thereafter and on or prior to the relevant date of determination), there shall be added to Consolidated EBITDA the amount of Permitted Acquisition Additional Cost Savings, determined in accordance with the definition thereof contained herein, expected to be realized with respect to such Permitted Acquisition, (y) for any Permitted Acquisition effected in the second fiscal quarter of the respective Calculation Period, the Consolidated EBITDA shall be increased by 50% of the Permitted Acquisition Additional Cost Savings estimated to arise in connection with the respective Permitted Acquisition and (z) for any Permitted Acquisition effected in the first fiscal quarter of the respective Calculation Period, the Consolidated EBITDA shall be increased by 15% of the Permitted Acquisition Additional Cost Savings estimated to arise in connection with the respective Permitted Acquisition; provided that the aggregate additions to Consolidated EBITDA, for any period being tested, pursuant to this clause (v) shall not exceed 15% of the amount which would have been Consolidated EBITDA in the absence of the adjustment pursuant to this clause (v).

Notwithstanding anything to the contrary contained above, (x) for purposes of Sections 9.09 and 9.10 and, for purposes of all determinations of the Applicable Margins, pro forma effect (as otherwise provided above) shall only be given for events or occurrences which occurred during the respective Test Period but not thereafter, (y) for purposes of Section 8.15, pro forma effect (as otherwise provided above) shall be given for events or occurrences which occurred during the respective Test Period and thereafter but on or prior to the respective date of determination and (z) Indebtedness incurred to finance the Refinancing shall not be given pro forma effect for purposes of this definition.

          "Program Affiliate" shall mean each of the independently-owned (i.e., owned by Persons other than Holdings and its Subsidiaries and Affiliates, except for Persons which may constitute Affiliates solely by reason of their ownership interest in one or more Program Affiliates) entities and independent contractors that operate under the name of Holdings or any of its Subsidiaries pursuant to an exclusive agreement with Holdings or such Subsidiary (including each of the Persons listed on Schedule XI).

          "Projections" shall have the meaning provided in Section 5.14(b).

          "QD Capital" shall mean QD Capital Corporation, a Delaware corporation and a Wholly-Owned Subsidiary of the Borrower.

          "Qualified Preferred Stock" shall mean any Preferred Stock of Holdings, the express terms of which shall provide that dividends thereon shall not be required to be paid at any time (and to the extent) that such payment would be prohibited by the terms of this Agreement or any other agreement of Holdings or any of its Subsidiaries relating to outstanding indebtedness and which, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event (including any Change of Control Event), cannot mature and is not mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, and is not redeemable, or required to be repurchased, at the sole option of the holder thereof (including, without limitation, upon the occurrence of a Change of Control Event), in whole or in part, on or prior to the date occurring two years after the Term Loan Maturity Date.

          "Quarterly Payment Date" shall mean the last Business Day of each March, June, September and December.

          "Quebec Pledge Agreement" shall have the meaning provided in Section 5.10(b).

          "Real Property" of any Person shall mean all of the right, title and interest of such Person in and to land, immovable property, improvements and fixtures, including Leaseholds.

          "Recovery Event" shall mean the receipt by Holdings or any of its Subsidiaries of any insurance or condemnation proceeds (other than proceeds from business interruption insurance) payable (i) by reason of theft, physical destruction or damage or any other similar event with respect to any properties or assets of Holdings or any of its Subsidiaries, (whether under any policy of insurance required to be maintained under Section 8.03 or otherwise) and (ii) by reason of any condemnation, taking, seizing or similar event with respect to any properties or assets of Holdings or any of its Subsidiaries.

          "Redemption Date" shall have the meaning provided in Section 8.17.

          "Refinancing" shall mean, collectively, (i) the Bank Refinancing, (ii) the Preferred Stock Conversion and (iii) the Existing Senior Notes Refinancing.

          "Refinancing Documents" shall mean each of the agreements, documents and instruments entered into in connection with the Refinancing.

          "Register" shall have the meaning provided in Section 13.17.

          "Regulation D" shall mean Regulation D of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor to all or a portion thereof establishing reserve requirements.

          "Regulation T" shall mean Regulation T of the Board of Governors of the Federal Reserve System as from to time in effect and any successor to all or any portion thereof.

          "Regulation U" shall mean Regulation U of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor to all or a portion thereof.

          "Regulation X" shall mean Regulation X of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor to all or any portion thereof.

          "Release" means disposing, discharging, injecting, spilling, pumping, leaking, leaching, dumping, emitting, escaping, emptying, seeping, placing, pouring and the like, into or upon any land or water or air, or otherwise entering into the environment.

          "Replaced Lender" shall have the meaning provided in Section 1.13.

          "Replacement Lender" shall have the meaning provided in Section 1.13.

          "Reportable Event" shall mean an event described in Section 4043(c) of ERISA with respect to a Plan that is subject to Title IV of ERISA other than those events as to which the 30-day notice period is waived under subsection ..22, .23, .25, .27, or .28 of PBGC Regulation Section 4043.

          "Required Appraisal" shall have the meaning provided in Section
8.11(d).

          "Required Lenders" shall mean Non-Defaulting Lenders the sum of whose outstanding Term Loans (and, if prior to the termination of the Total Term Loan Commitment, Term Loan Commitments), Revolving Loan Commitments (or, if after the termination thereof, outstanding Revolving Loans and Adjusted RL Percentage of outstanding Swingline Loans and WC Letter of Credit Outstandings) and PF Letter of Credit Commitments (or after the termination, PF Percentages of PF Letter of Credit Outstandings) represent an amount greater than 50% of the sum of (i) the total outstanding Term Loans (and, if prior to the termination of the Total Term Loan Commitment, Term Loan Commitments) of Non-Defaulting Lenders, (ii) the Adjusted Total Revolving Loan Commitment (or, if after termination thereof, the sum of the then total outstanding Revolving Loans of Non-Defaulting Lenders and the aggregate Adjusted RL Percentages of all Non-Defaulting Lenders of the total outstanding Swingline Loans and WC Letter of Credit Outstandings at such time) and (iii) the Total PF Letter of Credit Commitment less the PF Letter of Credit Commitments of all Defaulting Lenders (or after the termination thereof, the aggregate PF Percentages of all Non-Defaulting Lenders of the total PF Letter of Credit Outstandings at such time).

          "Revolving Loan" shall have the meaning provided in Section 1.01(b).

          "Revolving Loan Commitment" shall mean, with respect to each RL Lender, the amount set forth opposite such Lender's name in Schedule I directly below the column entitled "Revolving Loan Commitment," as the same may be reduced from time to time pursuant to Sections 3.02, 3.03, 4.02 and/or Section 10.

          "Revolving Loan Maturity Date" shall mean November [_], 2008.

          "Revolving Note" shall have the meaning provided in Section 1.05(a).

          "RL Commitment Fee" shall have the meaning provided in Section
3.01(a).

          "RL Lender" shall mean at any time each Lender with a Revolving Loan Commitment or with outstanding Revolving Loans.

          "RL Percentage" of any Lender at any time shall mean a fraction (expressed as a percentage) the numerator of which is the Revolving Loan Commitment of such Lender at such time and the denominator of which is the Total Revolving Loan Commitment at such time, provided that if the RL Percentage of any Lender is to be determined after the Total Revolving Loan Commitment has been terminated, then the RL Percentages of the Lenders shall be determined immediately prior (and without giving effect) to such termination.

          "Rollover Amount" shall have the meaning provided in Section 9.11(b).

          "S&P" shall mean Standard & Poor's Ratings Services, a division of McGraw Hill, Inc.

          "Scheduled Existing Indebtedness" shall have the meaning provided in
Section 5.09(c).

          "Scheduled Repayment" shall have the meaning provided in Section 4.02(b).

          "SEC" shall mean the Securities and Exchange Commission or any successor thereto.

          "Section 4.04(b)(ii) Certificate" shall have the meaning provided in
Section 4.04(b)(ii).

          "Secured Creditors" shall have the meaning provided in the respective Security Documents.

          "Securities Act" shall mean the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

          "Security Agreement" shall have the meaning provided in Section
5.10(d).

          "Security Agreement Collateral" shall mean all of the "Collateral" as defined in the Security Agreement.

          "Security Documents" shall mean and include the Pledge Agreements, the Mortgages, the Security Agreement and each Additional Security Document, if any.

          "Shareholder Subordinated Note" shall mean an unsecured junior subordinated note issued by Holdings (and not guaranteed or supported in any way by the Borrower or any of its Subsidiaries) in the form of Exhibit M.

          "Shareholders' Agreements" shall have the meaning provided in Section 5.12.

          "Specified Default" shall mean a Default under Section 10.01 or 10.05.

          "Standby Letter of Credit" shall have the meaning provided in Section 2.01(a).

          "Start Date" shall have the meaning provided in the definition of Applicable Margin.

          "Stated Amount" of each Letter of Credit shall mean the maximum amount available to be drawn thereunder (regardless of whether any conditions for drawing could then be met).

          "Subsidiaries Guaranty" shall have the meaning provided in Section
5.11.

          "Subsidiary" of any Person shall mean and include (i) any corporation more than 50% of whose stock of any class or classes having by the terms thereof ordinary voting power to elect a majority of the directors of such corporation (irrespective of whether or not at the time stock of any class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time owned by such Person directly or indirectly through Subsidiaries and (ii) any partnership, association, joint venture or other entity (other than a corporation) in which such Person directly or indirectly through Subsidiaries, has more than a 50% Equity Interest at the time. Notwithstanding the foregoing (and except for purposes of Sections 7.01, 7.04, 7.12, 7.16, 7.17, 7.20, 8.01(g), 8.07, 8.08, 10.05, 10.06 and 10.09, and
the definitions of Unrestricted Subsidiary and Wholly-Owned Unrestricted Subsidiary contained herein), an Unrestricted Subsidiary shall be deemed not to be a Subsidiary of Holdings or any of its other Subsidiaries for purposes of this Agreement.

          "Subsidiary Guarantor" shall mean each Wholly-Owned Domestic Subsidiary (and, to the extent required by Section 8.12, each Wholly-Owned Foreign Subsidiary) of the Borrower that is or becomes a party to a Guaranty.

          "Subsidiary Redesignation" shall have the meaning provided in the definition of "Unrestricted Subsidiary" contained in this Section 11.

          "Supermajority Lenders" of any Tranche shall mean those Non-Defaulting Lenders which would constitute the Required Lenders under, and as defined in, this Agreement if (x) all outstanding Obligations of the other Tranches under this Agreement were repaid in full and all Commitments with respect thereto were terminated and (y) the percentage "50%" contained therein were changed to "66-2/3%".

          "Swingline Expiry Date" shall mean the date which is five Business Days prior to the Revolving Loan Maturity Date.

          "Swingline Lender" shall mean CSFB, or any Person serving as a successor Administrative Agent hereunder, in its capacity as a lender of Swingline Loans.

          "Swingline Loan" shall have the meaning provided in Section 1.01(c).

          "Swingline Note" shall have the meaning provided in Section 1.05(a).

          "Syndication Date" shall mean the earlier to occur of (x) the 90/th/ day following the Initial Borrowing Date and (y) that date upon which the Administrative Agent determines (and notifies Holdings and the Lenders) that the primary syndication of the Loans and the Commitments (and resultant addition of Persons as Lenders pursuant to Section 13.04(b)) has been completed.

          "Tax Allocation Agreements" shall have the meaning provided in Section 5.12.

          "Tax Benefit" shall have the meaning provided in Section 4.04(c).

          "Taxes" shall have the meaning provided in Section 4.04(a).

          "Term Loan" shall have the meaning provided in Section 1.01(a).

          "Term Loan Commitment" shall mean, with respect to each Lender, the amount set forth opposite such Lender's name in Schedule I directly below the column entitled "Term Loan Commitment," as the same may be reduced or terminated pursuant to Sections 3.03, 4.02 and/or 10.

          "Term Loan Commitment Termination Date" shall mean the earlier of (i) the Redemption Date and (ii) the [35th] day following the Initial Borrowing Date.

          "Term Loan Maturity Date" shall mean November [___], 2009.

          "Term Note" shall have the meaning provided in Section 1.05(a).

          "Test Period" shall mean each period of four consecutive fiscal quarters then last ended, in each case taken as one accounting period. Notwithstanding anything to the contrary contained above or in Section 13.07 or otherwise required by GAAP, in the case of any Test Period ending prior to the first anniversary of the Initial Borrowing Date, such period shall be a one-year period ending on the last day of the fiscal quarter last ended, with any calculations of Consolidated Interest Expense required in determining compliance with Section 9.09 to be made on a pro forma basis in accordance with, and to the extent provided in, the immediately succeeding sentence. To the extent the respective Test Period (i) includes the first fiscal quarter of the fiscal year of Holdings ended December 31, 2003, Consolidated Interest Expense for such fiscal quarter shall be deemed to be $[________],/16/ (ii) includes the second fiscal quarter of the fiscal year of Holdings ended December 31, 2003, Consolidated Interest Expense for such fiscal quarter shall be deemed to be $[________],/17/ (iii) includes the third fiscal quarter of the fiscal year of Holdings ended December 31, 2003, Consolidated Interest Expense for such fiscal quarter shall be deemed to be $[________],/18/ and (iv) includes the fourth fiscal quarter for the fiscal year of Holdings ended December 31, 2003, Consolidated Interest Expense shall be determined by (x) taking actual Consolidated Interest Expense determined in accordance with the definition thereof for any period beginning on, and ending after, the Initial Borrowing Date and (y) for each day of such fiscal quarter occurring prior to the Initial Borrowing Date, using a per-day Consolidated Interest Expense of $[_________]/19/; provided that any additional adjustments

----------

/16/ CSFB/Apollo to advise.

/17/ CSFB/Apollo to advise.

/18/ CSFB/Apollo to advise.

/19/ CSFB/Apollo to advise.

required by the definition of Pro Forma Basis for occurrences after the Initial Borrowing Date shall also be made.

          "TL Commitment Fee" shall have the meaning provided in Section
3.01(b).

          "TL Percentage" shall mean of any Lender a fraction (expressed as a percentage) the numerator of which is the Term Loan Commitment of such Lender on the Initial Borrowing Date (without giving effect to any reduction thereto pursuant to Sections 3.03, 4.02 and/or 10) and the denominator is the Total Term Loan Commitment on the Initial Borrowing Date (without giving effect to any reduction to the Term Loan Commitments pursuant to Sections 3.03, 4.02 and/or
10).

          "Total Commitment" shall mean, at any time, the sum of the Total Term Loan Commitment and the Total Revolving Loan Commitment.

          "Total Leverage Ratio" shall mean on any date the ratio of (i) Consolidated Debt on such date to (ii) Consolidated EBITDA for the Test Period most recently ended on or prior to such date. All calculations of the Total Leverage Ratio shall be made on a Pro Forma Basis, it being understood and agreed that, as provided in the definition of Pro Forma Basis, the adjustments contained in clause (v) thereof shall not be taken into account in determining the Total Leverage Ratio.

          "Total PF Letter of Credit Commitment" shall mean, at any time, the sum of the PF Letter of Credit Commitments of each of the Lenders at such time.

          "Total Revolving Loan Commitment" shall mean the sum of the Revolving Loan Commitments of each of the Lenders.

          "Total Term Loan Commitment" shall mean the sum of the Term Loan Commitments of each of the Lenders.

          "Total Unutilized PF Letter of Credit Commitment" shall mean, at any time, an amount equal to the remainder of (x) the Total PF Letter of Credit Commitment then in effect less (y) the aggregate amount of the PF Letter of Credit Outstandings at such time.

          "Total Unutilized Revolving Loan Commitment" shall mean, at any time,
(i) the Total Revolving Loan Commitment at such time less (ii) the sum of (I) the aggregate principal amount of all Revolving Loans and Swingline Loans outstanding at such time plus (II) the WC Letter of Credit Outstandings at such time.

          "Tractor Trailer" shall mean any truck, tractor, tank trailer or other trailer and any similar vehicle or trailer used in a Permitted Business.

          "Tractor Trailer Replacement" shall mean the exchange, sale or other disposition of a Tractor Trailer, which, in the reasonable opinion of the Borrower, is obsolete, uneconomic, or no longer useful in the conduct of the Borrower's or any of its Subsidiaries' business or otherwise requires upgrading, the purpose of which exchange, sale or other disposition is to acquire (and has resulted within 180 days prior to such exchange, sale or disposition, or will result within 180 days following such exchange, sale or disposition, in the acquisition of) a replacement Tractor Trailer.

          "Trade Letter of Credit" shall have the meaning set forth in Section 2.01(a).

          "Tranche" shall mean the respective facility and commitments utilized in making Loans hereunder, with there being three separate Tranches, i.e., Term Loans, Revolving Loans, Swingline Loans and PF Letters of Credit.

          "Transaction" shall mean, collectively, (i) the consummation of the Refinancing, (ii) the entering into of the Credit Documents and the incurrence of all Loans and issuance of Letters of Credit hereunder on the Initial Borrowing Date, (iii) the consummation of the Holdings Equity Financing and the Holdings Equity Contribution, (iv) the issuance of the New Senior Subordinated Notes, (v) the Preferred Stock Conversion and (vi) the payment of fees and expenses in connection with the foregoing.

          "Type" shall mean any type of Loan determined with respect to the interest option applicable thereto, i.e., a Base Rate Loan or a Eurodollar Loan.

          "UCC" shall mean the Uniform Commercial Code as in effect from time to time in the relevant jurisdiction.

          "Unfunded Current Liability" of any Plan shall mean the amount, if any, by which the value of the accumulated plan benefits under the Plan determined on a plan termination basis in accordance with actuarial assumptions at such time consistent with those prescribed by the PBGC for purposes of
Section 4044 of ERISA, exceeds the fair market value of all plan assets allocable to such liabilities under Title IV of ERISA (excluding any accrued but unpaid contributions).

          "Unpaid Drawing" shall have the meaning provided in Section 2.04(a).

          "Unrestricted Subsidiary" shall mean any Subsidiary of the Borrower that is acquired or created after the Initial Borrowing Date and designated by the Borrower as an Unrestricted Subsidiary hereunder by written notice to the Administrative Agent, provided that the Borrower shall only be permitted to so designate a new Unrestricted Subsidiary after the Initial Borrowing Date and so long as (i) no Default or Event of Default exists or would result therefrom,
(ii) in the case of any Unrestricted Subsidiary directly owned by the Borrower or any of its Wholly-Owned Domestic Subsidiaries, 100% of the Equity Interests of such newly-designated Unrestricted Subsidiary are owned by the Borrower or such Wholly-Owned Domestic Subsidiary and (iii) all of the provisions of Section
9.15 shall have been complied with in respect of such newly-designated Unrestricted Subsidiary and such Unrestricted Subsidiary shall be capitalized (to the extent capitalized by the Borrower or any of its Subsidiaries) through Investments as permitted by, and in compliance with, Section 9.05(k), with any assets owned by such Unrestricted Subsidiary at the time of the initial designation thereof to be treated as Investments pursuant to Section 9.05(k), provided that at the time of the initial Investment by the Borrower or any Wholly-Owned Domestic Subsidiary in such Subsidiary, the Borrower shall designate such entity as an Unrestricted Subsidiary in a written notice to the Administrative Agent. The Borrower may designate any Unrestricted Subsidiary to be a Subsidiary for purposes of this Agreement (each a "Subsidiary Redesignation) provided that (i) such Unrestricted Subsidiary, both before and after giving effect to such designation, shall be a Wholly-Owned Subsidiary of the Borrower, (ii) no Default or Event of Default then exists or would occur as a consequence of any such Subsidiary Redesignation (including but not limited to, under Sections 9.03 and 9.04), (iii) all actions which would be required to be taken pursuant to Section 9.15(a) in connection with the establishment, creation or acquisition of a new Domestic Subsidiary or a new Foreign Subsidiary are taken at the time of the respective Subsidiary Redesignation, (iv) calculations are made by Holdings of compliance with the covenants contained in Sections 9.09 and 9.10 (in each case, giving effect to the last sentence appearing therein) for the relevant Calculation Period, on a Pro Forma Basis as if the respective Subsidiary Redesignation (as well as all other Subsidiary Redesignations theretofore consummated after the first day of such Calculation Period) had occurred on the first day of such Calculation Period, and such calculations shall show that such financial covenants would have been complied with if the Subsidiary Redesignation had occurred on the first day of such Calculation Period (for this purpose, if the first day of the respective Calculation Period occurs prior to the Initial Borrowing Date, calculated as if the covenants contained in Sections
9.09 and 9.10 (in each case, giving effect to the last sentence appearing therein) had been applicable from the first day of the Calculation Period and
(y) using the covenant levels contained in such Sections 9.09 and 9.10 for the Calculation Period ending December 31, 2003 in connection with any Subsidiary Redesignation made prior to December 31, 2003), (v) based on good faith projections prepared by Holdings for the period from the date of the respective Subsidiary Redesignation to the date which is one year thereafter, the level of financial performance measured by the covenants set forth in Sections 9.09 and
9.10 (in each case, giving effect to the last sentence appearing therein) shall be better than or equal to such level as would be required to provide that no Default or Event of Default would exist under the financial covenants contained in Sections 9.09 and 9.10 ((x) in each case, giving effect to the last sentence appearing therein and (y) using the covenant levels contained in such Sections
9.09 and 9.10 for the Calculation Period ending December 31, 2003 for any portion of such period prior to December 31, 2003) through the date which is one year from the date of the respective Subsidiary Redesignation, (vi) all representations and warranties contained herein and in the other Credit Documents shall be true and correct in all material respects with the same effect as though such representations and warranties had been made on and as of the date of such Subsidiary Redesignation (both before and after giving effect thereto), unless stated to relate to a specific earlier date, in which case such representations and warranties shall be true and correct in all material respects as of such earlier date, (vii) after giving effect to such Subsidiary Redesignation and all payments made in connection therewith, the Total Unutilized Revolving Loan Commitment shall equal or exceed $15,000,000, and
(viii) Holdings shall have delivered to the Administrative Agent an officer's certificate executed by an Authorized Officer of Holdings, certifying to the best of such officer's knowledge, compliance with the requirements of preceding clauses (i) through (vii), inclusive, and containing the calculations required by the preceding clauses (iv), (v) and (vii).

          "Unutilized Revolving Loan Commitment" with respect to any RL Lender at any time shall mean such RL Lender's Revolving Loan Commitment at such time less the sum of (i) the aggregate outstanding principal amount of all Revolving Loans made by such RL Lender at such time and (ii) such RL Lender's RL Percentage of the total WC Letter of Credit Outstandings at such time.

          "U.S. Dollar Equivalent" shall mean, at any time for the determination thereof, the amount of U.S. Dollars which could be purchased with the amount of the relevant foreign currency involved in such computation at the spot exchange rate therefor as quoted by the Administrative Agent as of 11:00 A.M. (London time) on the date two Business Days prior to the date of any determination thereof for purchase on such date.

          "U.S. Dollars" and the sign "$" shall each mean freely transferable lawful money of the United States of America.

          "U.S. Pledge Agreement" shall have the meaning provided in Section 5.10(a).

          "U.S. Security Documents" shall mean the Security Documents governed by laws of the United States.

          "WC Letter of Credit Fees" shall have the meaning provided in Section 3.01(c).

          "WC Letter of Credit Outstandings" shall mean, at any time, that portion of the Letter of Credit Outstandings in excess of the PF Letter of Credit Outstandings at such time.

          "WC Letters of Credit" shall mean, at any time, the Letters of Credit issued hereunder which are not PF Letters of Credit.

          "WC Unpaid Drawing" shall mean any Unpaid Drawing under a WC Letter of Credit.

          "Wholly-Owned Domestic Subsidiary" shall mean, as to any Person, any Wholly-Owned Subsidiary of such Person which is a Domestic Subsidiary.

          "Wholly-Owned Foreign Subsidiary" shall mean, as to any Person, any Wholly-Owned Subsidiary of such Person which is a Foreign Subsidiary.

          "Wholly-Owned Subsidiary" shall mean, as to any Person, (i) any corporation 100% of whose capital stock (other than director's qualifying shares and/or other nominal amounts of shares required to be held other than by such Person under applicable law) is at the time owned by such Person and/or one or more Wholly-Owned Subsidiaries of such Person and (ii) any partnership, association, limited liability company, joint venture or other entity in which such Person and/or one or more Wholly-Owned Subsidiaries of such Person has a 100% equity interest at such time; provided that (x) except as provided in the last sentence of the definition of Subsidiary and other than in the definition of Wholly-Owned Unrestricted Subsidiary, no Unrestricted Subsidiary shall be considered a Wholly-Owned Subsidiary and (y) Leaman Logistics, Inc. shall be deemed to be a Wholly-Owned Subsidiary of the U.S. Borrower for all purposes of this Agreement so long the U.S. Borrower owns, directly or indirectly, all of the capital stock of Leaman Logistics, Inc., except for Preferred Stock of Leaman Logistics, Inc. with an aggregate liquidation preference not to exceed $1.8 million representing not more than 5.0% of the capital stock of such Person.

          "Wholly-Owned Unrestricted Subsidiary" shall mean, as to any Person, any Wholly-Owned Subsidiary of such Person which is an Unrestricted Subsidiary.

          "Written" (whether lower or upper case) or "in writing" shall mean any form of written communication or a communication by means of telex, facsimile device, telegraph or cable.

          SECTION 12. The Agents.

          12.01 Appointment. Each Lender hereby irrevocably designates and appoints CSFB as Administrative Agent of such Lender (for purposes of this Section 12, the term "Administrative Agent" shall mean CSFB in its capacity as Administrative Agent hereunder and Collateral Agent pursuant to the Security Documents), DBSI and BSCL as Co-Syndication Agents and JPMorgan Chase Bank as Documentation Agent to act as specified herein and in the other Credit Documents, and each such Lender hereby irrevocably authorizes the Administrative Agent, each Co-Syndication Agent and the Documentation Agent to take such action on its behalf under the provisions of this Agreement and the other Credit Documents and to exercise such powers and perform such duties as are expressly delegated to the Administrative Agent, such Co-Syndication Agent and the Documentation Agent by the terms of this Agreement and the other Credit Documents, together with such other powers as are reasonably incidental thereto. Each of the Agents agrees to act as such upon the express conditions contained in this Section 12. Notwithstanding any provision to the contrary elsewhere in this Agreement or in any other Credit Document, the Administrative Agent, each Co-Syndication Agent and the Documentation Agent shall not have any duties or responsibilities, except those expressly set forth herein or in the other Credit Documents, or any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or otherwise exist against the Administrative Agent, such Co-Syndication Agent or the Documentation Agent. The provisions of this
Section 12 are solely for the benefit of the Administrative Agent, each Co-Syndication Agent, the Documentation Agent and the Lenders, and neither Holdings nor any of its Subsidiaries shall have any rights as a third party beneficiary of any of the provisions hereof. In performing its functions and duties under this Agreement, each of the Administrative Agent, each Co-Syndication Agent and the Documentation Agent shall act solely as agent of the Lenders and does not assume and shall not be deemed to have assumed any obligation or relationship of agency or trust with or for Holdings or any of its Subsidiaries.

          12.02 Delegation of Duties. Each Agent may execute any of its duties under this Agreement or any other Credit Document by or through agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. No Agent shall be responsible for the negligence or misconduct of any agents or attorneys-in-fact selected by it with reasonable care.

          12.03 Exculpatory Provisions. Neither any Agent nor any of their respective officers, directors, employees, agents, attorneys-in-fact or affiliates shall be (i) liable for any action lawfully taken or omitted to be taken by it or such person in its capacity as an Agent under or in connection with this Agreement or the other Credit Documents (except for its own gross negligence or willful misconduct as determined by a court of competent jurisdiction in a final and non-appealable decision) or (ii) responsible in any manner to any of the Lenders for any recitals, statements, representations or warranties made by Holdings, any of its Subsidiaries or any of their respective officers contained in this Agreement or the other Credit Documents, any other Document or in any certificate, report, statement or other document referred to or provided for in, or received by any Agent under or in connection with, this Agreement or any other Document or for any failure of Holdings or any of its Subsidiaries or any of their respective officers to perform its obligations hereunder or thereunder. No Agent shall be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or the other Documents, or to inspect the properties, books or records of Holdings or any of its Subsidiaries (except to the extent expressly requested to do so by the Required Lenders). No Agent shall be responsible to any Lender for the effectiveness, genuineness, validity, enforceability, collectability or sufficiency of this Agreement or any other Document or for any representations, warranties, recitals or statements made herein or therein or made in any written or oral statement or in any financial or other statements, instruments, reports, certificates or any other documents in connection herewith or therewith furnished or made by such Agent to the Lenders or by or on behalf of Holdings or any of its Subsidiaries to any Agent or any Lender or be required to ascertain or inquire as to the performance or observance of any of the terms, conditions, provisions, covenants or agreements contained herein or therein or as to the use of the proceeds of the Loans or of the existence or possible existence of any Default or Event of Default.

          12.04 Reliance by Agents. Each Agent shall be entitled to rely, and shall be fully protected in relying, upon any note, writing, resolution, notice, consent, certificate, affidavit, letter, cablegram, telegram, facsimile, telex or teletype message, statement, order or other document or conversation reasonably believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including, without limitation, counsel to Holdings or any of their respective Subsidiaries), independent accountants and other experts selected by it. Each Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Credit Document unless it shall first receive such advice or concurrence of the Required Lenders as it deems appropriate or it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. Each Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement and the other Credit Documents in accordance with a request of the Required Lenders, and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders.

          12.05 Notice of Default. No Agent shall be deemed to have knowledge or notice of the occurrence of any Default or Event of Default unless such Agent has actually received notice from a Lender or a Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a "notice of default." In the event that any Agent receives such a notice, such Agent shall give prompt notice thereof to the Lenders. The Agents shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Required Lenders; provided, that, unless and until any Agent, shall have received such directions, such Agent, may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of the Lenders.

          12.06 Nonreliance on Agents and Other Lenders. Each Lender expressly acknowledges that no Agent nor any of their respective officers, directors, employees, agents,

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attorneys-in-fact or affiliates has made any representations or warranties to it and that no act by any Agent hereinafter taken, including any review of the affairs of Holdings or any of its Subsidiaries, shall be deemed to constitute any representation or warranty by such Agent to any Lender. Each Lender represents to each Agent that it has, independently and without reliance upon any Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, assets, operations, property, financial and other condition, prospects and creditworthiness of Holdings and its Subsidiaries and made its own decision to make its Loans hereunder and enter into this Agreement. Each Lender also represents that it will, independently and without reliance upon any Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement, and to make such investigation as it deems necessary to inform itself as to the business, assets, operations, property, financial and other condition, prospects and creditworthiness of Holdings and its Subsidiaries. No Agent shall have any duty or responsibility to provide any Lender with any credit or other information concerning the business, operations, assets, property, financial and other condition, prospects or creditworthiness of Holdings or any of its Subsidiaries which may come into the possession of such Agent or any of its respective officers, directors, employees, agents, attorneys-in-fact or affiliates.

          12.07 Indemnification. The Lenders agree to indemnify each Agent in its capacity as such ratably according with its "percentage" as used in determining the Required Lenders at such time or, if the Commitments have terminated and all Loans have been repaid in full, as determined immediately prior to such termination and repayment (with such "percentages" to be determined as if there are no Defaulting Lenders), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, reasonable expenses (including, without limitation, reasonable fees and expenses of counsel) or disbursements of any kind whatsoever which may at any time (including, without limitation, at any time following the payment of the Obligations) be imposed on, incurred by or asserted against such Agent in its capacity as such in any way relating to or arising out of this Agreement or any other Credit Document, or any documents contemplated by or referred to herein or the transactions contemplated hereby or any action taken or omitted to be taken by such Agent under or in connection with any of the foregoing, but only to the extent that any of the foregoing is not paid by Holdings or any of its Subsidiaries; provided, that no Lender shall be liable to any Agent for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting primarily from the gross negligence or willful misconduct of such Agent (as determined by a court of competent jurisdiction in a final and non-appealable decision). If any indemnity furnished to any Agent for any purpose shall, in the opinion of such Agent be insufficient or become impaired, such Agent may call for additional indemnity and cease, or not commence, to do the acts indemnified against until such additional indemnity is furnished. The agreements in this
Section 12.07 shall survive the payment of all Obligations.

          12.08 Agents in their Individual Capacities. Each Agent and its affiliates may make loans to, accept deposits from and generally engage in any kind of business with Holdings and its Subsidiaries as though such Agent were not an Agent hereunder. With respect to the Loans made by it and all Obligations owing to it, each Agent shall have the same rights and

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powers under this Agreement as any Lender and may exercise the same as though it were not an Agent and the terms "Lender" and "Lenders" shall include each Agent in its individual capacity.

          12.09 Holders. The Administrative Agent may deem and treat the payee of any Note as the owner thereof for all purposes hereof unless and until a written notice of the assignment, transfer or endorsement thereof, as the case may be, shall have been filed with the Administrative Agent. Any request, authority or consent of any Person or entity who, at the time of making such request or giving such authority or consent, is the holder of any Note shall be conclusive and binding on any subsequent holder, transferee, assignee or indorsee, as the case may be, of such Note or of any Note or Notes issued in exchange therefor.

          12.10 Resignation of the Agents. (a) The Administrative Agent may resign from the performance of all its functions and duties hereunder and/or under the other Credit Documents at any time by giving 30 Business Days' prior written notice to the Lenders and, unless a Default or an Event of Default under
Section 10.05 then exists, the Borrower. Any such resignation by an Agent hereunder shall also constitute its resignation (if applicable) as a Letter of Credit Issuer and Swingline Lender, in which case the resigning Agent (x) shall not be required to issue any further Letters of Credit or make any additional Swingline Loans hereunder and (y) shall maintain all of its rights as Letter of Credit Issuer or Swingline Lender, as the case may be, with respect to any Letter of Credit issued by it, or Swingline Loans made by it, prior to the date of such resignation. Such resignation shall take effect upon the appointment of a successor Administrative Agent pursuant to clauses (b) and (c) below or as otherwise provided below.

          (b) Upon any such notice of resignation, the Required Lenders shall appoint a successor Administrative Agent hereunder or thereunder who shall be a commercial bank or trust company reasonably acceptable to the Borrower.

          (c) If a successor Administrative Agent shall not have been so appointed within such 30 Business Day period, the Administrative Agent, with the consent of the Borrower (which consent shall not be unreasonably withheld or delayed), shall then appoint a successor Administrative Agent who shall serve as Administrative Agent hereunder or thereunder until such time, if any, as the Required Lenders appoint a successor Administrative Agent as provided above.

          (d) If no successor Administrative Agent has been appointed pursuant to clause (b) or (c) above by the 30th Business Day after the date such notice of resignation was given by the Administrative Agent, the Administrative Agent's resignation shall become effective and the Required Lenders shall thereafter perform all the duties of the Administrative Agent hereunder and/or under any other Credit Document until such time, if any, as the Lenders appoint a successor Administrative Agent as provided above.

          (e) Each Co-Syndication Agent may resign from the performance of all its functions and duties hereunder and/or under the other Credit Documents at any time by giving five Business Days' prior written notice to the Lenders. Such resignation shall take effect at the end of such five Business Day period. Upon the effectiveness of the resignation of such Co-

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Syndication Agent, the Administrative Agent shall assume all of the functions and duties of such Co-Syndication Agent hereunder and/or under the other Credit Documents.

          (f) The Documentation Agent may resign from the performance of all its functions and duties hereunder and/or under the other Credit Documents at any time by giving five Business Days' prior written notice to the Lenders. Such resignation shall take effect at the end of such five Business Day period. Upon the effectiveness of the resignation of the Documentation Agent, the Administrative Agent shall assume all of the functions and duties of the Documentation Agent hereunder and/or under the other Credit Documents.

          (g) Upon a resignation of any Agent pursuant to this Section 12.10, such Agent shall remain indemnified to the extent provided in this Agreement and the other Credit Documents and the provisions of this Section 12 shall continue in effect for the benefit of such Agent for all of its actions and inactions while serving as such Agent.

          12.11 Appointment of Collateral Agent as Administrator (Mexico). (a) Each of the Lenders hereby authorizes the Collateral Agent to take such action as agent on its behalf and for its benefit and to exercise such powers under this Agreement and the other Credit Documents as are delegated to such Collateral Agent by the terms hereof and thereof, together with powers as are reasonably incidentally thereto. Without prejudice to the foregoing, each of the Lenders hereby grants in favor of the Collateral Agent a mandate (comision mercantil), as referred to in Article 273 of the Mexican Code of Commerce (Codigo de Comercio), pursuant to which the Collateral Agent is granted full authority to carry out, on behalf and for the benefit of the Lenders, any and all actions necessary to: (i) comply with and perform its obligations and duties under the Mexican Pledge Agreement, including those arising under this Agreement; and (ii) execute and deliver the Mexican Pledge Agreement and to perform each and every obligation and duty set forth therein.

          (b) If required by applicable law or reasonably requested by the Collateral Agent, each Lender hereby agrees to execute and deliver to the Collateral Agent, and register every pubic registry in Mexico in which such registration is necessary, a notarized Mexican public deed appointing the Collateral Agent, as the case may be, and any officer or agent thereof, as its attorney-in-fact for purposes of exercising the rights and remedies of such party under this Agreement, the Mexican Pledge Agreement and/or any other Credit Document which is required to be filed, presented or enforced before a Mexican court or in connection with any filing, presentment or enforcement before a Mexican court.

          SECTION 13. Miscellaneous.

          13.01 Payment of Expenses, etc. The Credit Agreement Parties jointly and severally agree to: (i) pay all reasonable out-of-pocket costs and expenses of the Agents (including, without limitation, the reasonable fees and disbursements of White & Case LLP and local counsel) in connection with the negotiation, preparation, execution and delivery of the Credit Documents and the documents and instruments referred to therein and any amendment, waiver or consent relating thereto and in connection with the Agents' syndication efforts with respect to this Agreement; (ii) pay all reasonable out-of-pocket costs and expenses of each Agent, each Letter of Credit Issuer and each of the Lenders in connection with the enforcement

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of the Credit Documents and the documents and instruments referred to therein and, after an Event of Default shall have occurred and be continuing, the protection of the rights of each Agent, each Letter of Credit Issuer and each of the Lenders thereunder (including, without limitation, the reasonable fees and disbursements of counsel (including in-house counsel) for each Agent, for each Letter of Credit Issuer and for each of the Lenders); (iii) pay and hold each of the Lenders harmless from and against any and all present and future stamp and other similar taxes with respect to the foregoing matters and save each of the Lenders harmless from and against any and all liabilities with respect to or resulting from any delay or omission (other than to the extent attributable to such Lender) to pay such taxes; and (iv) indemnify each Agent, the Collateral Agent, each Letter of Credit Issuer and each Lender, their respective officers, directors, employees, representatives, trustees and agents from and hold each of them harmless against any and all losses, liabilities, claims, damages or expenses (including, without limitation, reasonable fees and disbursements of counsel) incurred by any of them as a result of, or arising out of, or in any way related to, or by reason of, (a) any investigation, litigation or other proceeding (whether or not any Agent, the Collateral Agent, any Letter of Credit Issuer or any Lender is a party thereto and whether or not any such investigation, litigation or other proceeding is between or among any Agent, the Collateral Agent, any Letter of Credit Issuer, any Lender, any Credit Party or any third Person or otherwise) related to the entering into and/or performance of this Agreement or any other Document or the use of the proceeds of any Loans hereunder or any drawing on any Letter of Credit or the Transaction or the consummation of any other transactions contemplated in any Document (but excluding any such losses, liabilities, claims, damages or expenses to the extent incurred by reason of the gross negligence or willful misconduct of the Person to be indemnified, as determined by a court of competent jurisdiction in a final and non-appealable decision), or (b) the actual or alleged presence of Hazardous Materials in the air, surface water or groundwater or on the surface or subsurface of any Real Property or any Environmental Claim, in each case, including, without limitation, the reasonable fees and disbursements of counsel and independent consultants incurred in connection with any such investigation, litigation or other proceeding. To the extent that the undertaking to indemnify, pay or hold harmless any Agent or any Lender set forth in the preceding sentence may be unenforceable because it is violative of any law or public policy, the Credit Agreement Parties jointly and severally agree to make the maximum contribution to the payment and satisfaction of each of the indemnified liabilities which is permissible under applicable law. No person to be indemnified shall be liable for any damages arising from the use by others of any information or other materials obtained through Intralinks or other similar transmission systems in connection with this Agreement. All amounts due under this Section 13.01 shall be payable within ten (10) Business Days after demand therefore. The agreements in this Section 13.01 shall survive the payment of all Obligations.

          13.02 Right of Setoff. In addition to any rights now or hereafter granted under applicable law or otherwise, and not by way of limitation of any such rights, upon the occurrence of an Event of Default, each Agent, each Letter of Credit Issuer and each Lender is hereby authorized at any time or from time to time, without presentment, demand, protest or other notice of any kind to Holdings or any of its Subsidiaries or to any other Person, any such notice being hereby expressly waived, to set off and to appropriate and apply any and all deposits (general or special) and any other Indebtedness at any time held or owing by such Agent, such Letter of Credit Issuer or such Lender (including, without limitation, by branches and agencies of such Agent, such Letter of Credit Issuer and such Lender wherever located) to or for the credit or the

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account of Holdings or any of its Subsidiaries against and on account of the
Obligations of Holdings or any of its Subsidiaries to such Agent, such Letter of Credit Issuer or such Lender under this Agreement or under any of the other Credit Documents, including, without limitation, all interests in Obligations of Holdings or any of its Subsidiaries purchased by such Lender pursuant to Section 13.06(b), and all other claims of any nature or description arising out of or connected with this Agreement or any other Credit Document, irrespective of whether or not such Agent, such Letter of Credit Issuer or such Lender shall have made any demand hereunder and although said Obligations shall be contingent or unmatured.

          13.03 Notices. (a) Except as otherwise expressly provided herein, all notices and other communications provided for hereunder shall be in writing (including telegraphic, telex, facsimile or cable communication) and mailed, telegraphed, telexed, telecopied, cabled or delivered, if to any Credit Party, at the address specified opposite its signature below or in the other relevant Credit Documents, as the case may be; if to any Lender, at its address specified for such Lender on Schedule II; or, at such other address as shall be designated by any party in a written notice to the other parties hereto. All such notices and communications shall be mailed, telegraphed, telexed, telecopied or cabled or sent by overnight courier, and shall be effective when received.

          (b) Without in any way limiting the obligation of the Borrower to confirm in writing any telephonic notice permitted to be given hereunder, the Administrative Agent or CSFB (in the case of a Borrowing of Swingline Loans) or any Letter of Credit Issuer (in the case of the issuance of a Letter of Credit), as the case may be, may prior to receipt of written confirmation act without liability upon the basis of such telephonic notice, believed by the Administrative Agent or CSFB or any Letter of Credit Issuer in good faith to be from an Authorized Officer of the Borrower. In each such case, the Borrower hereby waives the right to dispute the Administrative Agent's, CSFB's or such Letter of Credit Issuer's record of the terms of such telephonic notice.

          13.04 Benefit of Agreement. (a) This Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective successors and assigns of the parties hereto; provided, however, no Credit Agreement Party may assign or transfer any of its rights, obligations or interest hereunder or under any other Credit Document without the prior written consent of each of the Lenders and, provided further, that, although any Lender may grant participations in its rights hereunder, such Lender shall remain a "Lender" for all purposes hereunder (and may not transfer or assign all or any portion of its Commitments or Loans hereunder except as provided in Section 13.04(b)) and the participant shall not constitute a "Lender" hereunder and, provided further, that no Lender shall transfer or grant any participation under which the participant shall have direct or indirect rights to approve any amendment to or waiver of this Agreement or any other Credit Document except to the extent such amendment or waiver would (i) extend the final scheduled maturity of any Loan, Note or Letter of Credit (unless such Letter of Credit is not extended beyond the Revolving Loan Maturity Date) in which such participant is participating, or reduce the rate or extend the time of payment of interest or Fees thereon (except in connection with a waiver of applicability of any post-default increase in interest rates) or reduce the principal amount thereof, or increase the amount of the participant's participation over the amount thereof then in effect (it being understood that a waiver of any Default or Event of Default or of a mandatory reduction in the Total Commitment

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or of a mandatory repayment of Loans shall not constitute a change in the terms of such participation, that an increase in any Commitment or Loan shall be permitted without the consent of any participant if the participant's participation is not increased as a result thereof and that any amendment or modification to the financial definitions in this Agreement shall not constitute a reduction in any rate of interest or fees for purposes of this clause (i)),
(ii) consent to the assignment or transfer by any Credit Agreement Party of any of its rights and obligations under this Agreement or (iii) release all or substantially all of the Collateral under all of the Security Documents (except as expressly provided in the Security Documents) supporting the Loans hereunder in which such participant is participating. In the case of any such participation, the participant shall not have any rights under this Agreement or any of the other Credit Documents (the participant's rights against such Lender in respect of such participation to be those set forth in the agreement executed by such Lender in favor of the participant relating thereto) and all amounts payable by any Credit Agreement Party hereunder shall be determined as if such Lender had not sold such participation.

          (b) Notwithstanding the foregoing, any Lender (or any Lender together with one or more other Lenders) may (x) assign all or a portion of its Revolving Loan Commitment (and related outstanding Obligations hereunder) and/or its outstanding Term Loans (and if prior to the termination of the Total Term Loan Commitment, Term Loan Commitments) to (i) its parent company and/or any affiliate of such Lender which is at least 50% owned by such Lender or its parent company, (ii) one or more Lenders or (iii) in the case of any Lender that is a fund that invests in bank loans or that manages (directly or through an Affiliate) any fund that invests in bank loans, any fund that invests in bank loans and is managed by the same investment advisor as a Lender, by an Affiliate of such investment advisor or by a Lender, as the case may be, or (y) assign all, or if less than all, a portion equal to at least $1,000,000 in the aggregate for the assigning Lender or assigning Lenders, of such Revolving Loan Commitments (and related outstanding Obligations hereunder) and outstanding principal amount of Term Loans (and if prior to the termination of the Total Term Loan Commitment, Term Loan Commitments) to one or more Eligible Transferees (treating (x) any fund that invests in bank loans and (y) any other fund that invests in bank loans and is managed by the same investment advisor as such fund or by an Affiliate of such investment advisor, as a single Eligible Transferee), each of which assignees shall become a party to this Agreement as a Lender by execution of an Assignment and Assumption Agreement, provided that, (i) at such time Schedule I shall be deemed modified to reflect the Commitments and/or outstanding Term Loans, as the case may be, of such new Lender and of the existing Lenders, (ii) upon surrender of the old Notes (or the furnishing of a standard indemnity letter from the respective assigning Lender in respect of any lost Notes reasonably acceptable to the Borrower), new Notes will be issued, at the Borrower's expense, to such new Lender and to the assigning Lender, such new Notes to be in conformity with the requirements of Section 1.05 (with appropriate modifications) to the extent needed to reflect the revised Commitments and/or outstanding Term Loans, as the case may be, (iii) the consent of the Administrative Agent shall be required in connection with any assignment pursuant to this Section 13.04(b) (such consent, in any such case, not to be reasonably withheld or delayed), (iv) so long as no Specified Default and no Event of Default is then in existence, the Borrower shall be required in connection with any assignment to an Eligible Transferee pursuant to clause (y) of this Section 13.04(b) (which consent, in each case, shall not be unreasonably withheld or delayed), provided that the consent of the Borrower shall not be required in connection with assignments by CSFB pursuant to clause (y) of this
Section 13.04(b) consummated within 45

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days of the Initial Borrowing Date to financial institutions previously identified by CSFB to the Borrower, (v) the consent of each Letter of Credit Issuer shall be required in connection with any assignment of a Revolving Loan Commitment (and related outstanding Obligations) pursuant to this Section 13.04(b) (which consent, in any such case, shall not be unreasonably withheld or delayed) and (vi) the Administrative Agent shall receive at the time of each assignment, from the assigning or assignee Lender, the payment of a non-refundable assignment fee of $3,500 and, provided further, that such transfer or assignment will not be effective until recorded by the Administrative Agent on the Register pursuant to Section 13.17. To the extent of any assignment pursuant to this Section 13.04(b), the assigning Lender shall be relieved of its obligations hereunder with respect to its assigned Commitments and/or outstanding Term Loans. At the time of each assignment pursuant to this
Section 13.04(b) to a Person which is not already a Lender hereunder and which is not a United States person (as such term is defined in Section 7701(a)(30) of the Code) for U.S. Federal income tax purposes, the respective assignee Lender shall provide to the Borrower and the Administrative Agent the appropriate Internal Revenue Service Forms (and, if applicable a Section 4.04(b)(ii) Certificate) described in Section 4.04(b). To the extent that an assignment of all or any portion of a Lender's Revolving Loan Commitment and outstanding Obligations pursuant to Section 1.13 or this Section 13.04(b) would, due to circumstances existing at the time of such assignment, result in increased costs under Section 1.10, 1.11, 2.05 or 4.04 from those being charged by the respective assigning Lender prior to such assignment, then the Borrower shall not be obligated to pay such increased costs (although the Borrower shall be obligated to pay any other increased costs of the type described above resulting from changes after the date of the respective assignment). Notwithstanding anything to the contrary contained above, at any time after the termination of the Total Revolving Loan Commitment, if any Revolving Loans or Letters of Credit remain outstanding, assignments may be made as provided above, except that the respective assignment shall be of a portion of the outstanding Revolving Loans of the respective RL Lender and its participation in Letters of Credit and its obligation to make Mandatory Borrowings, although any such assignment effected after the termination of the Total Revolving Loan Commitment shall not release the assigning RL Lender from its obligations as a Participant with respect to outstanding Letters of Credit or to fund its share of any Mandatory Borrowing (although the respective assignee may agree, as between itself and the respective assigning RL Lender, that it shall be responsible for such amounts). Without the consent of the Administrative Agent, the Credit-Linked Deposit funded by any PF Lender shall not be released in connection with any assignment of its PF Letter of Credit Commitment, but shall instead be purchased by the relevant assignee and continue to be held for application (if not already applied) pursuant to Section 2.03(c) in respect of such assignee's obligations under the PF Letter of Credit Commitment assigned to it.

          (c) Nothing in this Agreement shall prevent or prohibit any Lender or CSFB from pledging its Loans and Notes hereunder to a Federal Reserve Bank in support of borrowings made by such Lender from such Federal Reserve Bank and, with notice to the Administrative Agent, any Lender which is a fund may pledge all or any portion of its Notes or Loans to its trustee in support of its obligations to its trustee. No pledge pursuant to this clause (c) shall release the transferor Lender from any of its obligations hereunder and in no event shall any assignee or pledgee by considered to be a "Lender" or be entitled to require the assigning Lender to take or omit any action hereunder.

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          13.05 No Waiver; Remedies Cumulative. No failure or delay on the part of any Agent, the Collateral Agent or any Lender in exercising any right, power or privilege hereunder or under any other Credit Document and no course of dealing between any Credit Party and any Agent, the Collateral Agent or any Lender shall operate as a waiver thereof; nor shall any single or partial exercise of any right, power or privilege hereunder or under any other Credit Document preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder or thereunder. The rights and remedies herein expressly provided are cumulative and not exclusive of any rights or remedies which any Agent, the Collateral Agent or any Lender would otherwise have. No notice to or demand on any Credit Party in any case shall entitle any Credit Party to any other or further notice or demand in similar or other circumstances or constitute a waiver of the rights of the Agents, the Collateral Agent or the Lenders to any other or further action in any circumstances without notice or demand.

          13.06 Payments Pro Rata. (a) The Administrative Agent agrees that promptly after its receipt of each payment from or on behalf of any Credit Party in respect of any Obligations of such Credit Party, it shall, except as otherwise provided in this Agreement, distribute such payment to the Lenders (other than any Lender that has consented in writing to waive its pro rata share of such payment) pro rata based upon their respective shares, if any, of the Obligations with respect to which such payment was received.

          (b) Each of the Lenders agrees that, if it should receive any amount hereunder (whether by voluntary payment, by realization upon security, by the exercise of the right of setoff or banker's lien, by counterclaim or cross action, by the enforcement of any right under the Credit Documents, or otherwise) which is applicable to the payment of the principal of, or interest on, the Loans, Unpaid Drawings or Fees, of a sum which with respect to the related sum or sums received by other Lenders is in a greater proportion than the total of such Obligation then owed and due to such Lender bears to the total of such Obligation then owed and due to all of the Lenders immediately prior to such receipt, then such Lender receiving such excess payment shall purchase for cash without recourse or warranty from the other Lenders an interest in the Obligations of the respective Credit Party to such Lenders in such amount as shall result in a proportional participation by all of the Lenders in such amount; provided, that if all or any portion of such excess amount is thereafter recovered from such Lender, such purchase shall be rescinded and the purchase price restored to the extent of such recovery, but without interest.

          13.07 Calculations; Computations. (a) The financial statements to be furnished to the Lenders pursuant hereto shall be made and prepared in accordance with GAAP consistently applied throughout the periods involved (except as set forth in the notes thereto or as otherwise disclosed in writing by Holdings to the Lenders); provided, that except as otherwise specifically provided herein, all computations determining the Adjusted Total Leverage Ratio and the Total Leverage Ratio and compliance with Sections 4.02, 8.15 and 9, including definitions used therein shall, in each case, utilize accounting principles and policies in effect at the time of the preparation of, and in conformity with those used to prepare, the December 31, 2002 financial statements of Holdings delivered to the Lenders pursuant to Section 7.10(b); provided further, that (i) to the extent expressly required pursuant to the provisions of this Agreement, certain calculations shall be made on a Pro Forma Basis, (ii) any determination of Consolidated Interest Expense for any portion of any Test Period which ends prior to the Initial Borrowing Date shall be calculated in accordance with the definition of Test Period contained

                                     -159-

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herein and (iii) for purposes of calculating the Applicable Margins, financial ratios, financial terms, all covenants and related definitions, all such calculations based on the operations of Holdings and its Subsidiaries on a consolidated basis shall be made without giving effect to the operations of any Unrestricted Subsidiaries.

          (b) All computations of interest and Fees hereunder shall be made on the actual number of days elapsed over a year of 360 days.

          13.08 Governing Law; Submission to Jurisdiction; Venue. (a) THIS AGREEMENT AND THE OTHER CREDIT DOCUMENTS AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER AND THEREUNDER SHALL BE CONSTRUED IN ACCORDANCE WITH AND BE GOVERNED BY THE LAW OF THE STATE OF NEW YORK. Any legal action or proceeding with respect to this Agreement or any other Credit Document may be brought in the courts of the State of New York or of the United States for the Southern District of New York, and, by execution and delivery of this Agreement, each Credit Agreement Party hereby irrevocably accepts for itself and in respect of its property, generally and unconditionally, the jurisdiction of the aforesaid courts. Each Credit Agreement Party hereby further irrevocably waives any claim that any such courts lack jurisdiction over such Credit Agreement Party, and agrees not to plead or claim, in any legal action or proceeding with respect to this Agreement or any other Credit Document brought in any of the aforesaid courts, that any such court lacks jurisdiction over such Credit Agreement Party. Each Credit Agreement Party further irrevocably consents to the service of process in any such action or proceeding by the mailing of copies thereof by registered or certified mail, postage prepaid, to such Credit Agreement Party, at its address for notices pursuant to Section 13.03, such service to become effective 30 days after such mailing. Each Credit Agreement Party hereby irrevocably waives any objection to such service of process and further irrevocably waives and agrees not to plead or claim in any action or proceeding commenced hereunder or under any other Credit Document that service of process was in any way invalid or ineffective. Nothing herein shall affect the right of any Agent, the Collateral Agent, any Lender or the holder of any Note to serve process in any other manner permitted by law or to commence legal proceedings or otherwise proceed against any Credit Party in any other jurisdiction.

          (b) Each Credit Agreement Party hereby irrevocably waives any objection which it may now or hereafter have to the laying of venue of any of the aforesaid actions or proceedings arising out of or in connection with this Agreement or any other Credit Document brought in the courts referred to in clause (a) above and hereby further irrevocably waives and agrees not to plead or claim in any such court that any such action or proceeding brought in any such court has been brought in an inconvenient forum.

          13.09 Counterparts. This Agreement may be executed in any number of counterparts and by the different parties hereto on separate counterparts, each of which when so executed and delivered shall be an original, but all of which shall together constitute one and the same instrument. A complete set of counterparts executed by all the parties hereto shall be lodged with each Credit Agreement Party and the Administrative Agent.

          13.10 Effectiveness. This Agreement shall become effective on the date (the "Effective Date") on which Holdings, the Borrower, the Administrative Agent, each Co-

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Syndication Agent and the Documentation Agent and each Lender shall have signed a counterpart hereof (whether the same or different counterparts) and shall have delivered the same (including by way of facsimile transmission) to the Administrative Agent at the Notice Office or at the office of Agents' counsel. The Administrative Agent will give Holdings, the Borrower and each Lender prompt written notice of the occurrence of the Effective Date.

          13.11 Headings Descriptive. The headings of the several sections and subsections of this Agreement are inserted for convenience only and shall not in any way affect the meaning or construction of any provision of this Agreement.

          13.12 Amendment or Waiver; etc. (a) Neither this Agreement nor any other Credit Document nor any terms hereof or thereof may be changed, waived, discharged or terminated unless such change, waiver, discharge or termination is in writing signed by the respective Credit Parties party thereto and the Required Lenders, provided that no such change, waiver, discharge or termination shall, without the consent of each Lender (other than a Defaulting Lender) (with Obligations being directly affected thereby in the case of the following clause
(i)), (i) extend the final scheduled maturity of any Loan or Note or extend the stated maturity of any Letter of Credit beyond the Revolving Loan Maturity Date, or reduce the rate or extend the time of payment of interest (other than as a result of any waiver of the applicability of any post-default increase in interest rates) or Fees thereon, or reduce the principal amount thereof (it being understood that any amendment or modification to the financial definitions in this Agreement shall not constitute a reduction in any rate of interest or fees for purposes of this clause (i), notwithstanding the fact that such amendment or modification actually results in such a reduction), (ii) release
(x) all or substantially all of the Collateral (except as expressly provided in the Security Documents) under all the Security Documents or (y) all or substantially all of the Guarantors from the Subsidiaries Guaranty, (iii) amend, modify or waive any provision of this Section 13.12 (except for technical amendments with respect to additional extensions of credit pursuant to this Agreement which afford the protections to such additional extensions of credit of the type provided to the Term Loans, the Revolving Loan Commitments and the PF Letter of Credit Commitments on the Effective Date), (iv) reduce the percentage specified in the definition of Required Lenders (it being understood that, with the consent of the Required Lenders, additional extensions of credit pursuant to this Agreement may be included in the determination of the Required Lenders on substantially the same basis as the extensions of Term Loans, Revolving Loan Commitments and PF Letter of Credit Commitments are included on the Effective Date), (v) amend or modify Section 13.06 in a manner that would alter the pro rata sharing of payments required thereby, or (vi) consent to the assignment or transfer by the Borrower of any of its rights and obligations under this Agreement or any other Credit Document; provided further, that no such change, waiver, discharge or termination shall (s) amend, modify or waive any condition precedent set forth in Section 6A or 6B with respect to the making of Revolving Loans or Swingline Loans or the issuance of Letters of Credit, without the written consent of the Majority Lenders holding Revolving Loan Commitments, (t) increase the Commitments of any Lender over the amount thereof then in effect without the consent of such Lender (it being understood that waivers or modifications of conditions precedent, covenants, Defaults or Events of Default or of a mandatory reduction in the Total Commitment shall not constitute an increase of the Commitment of any Lender, and that an increase in the available portion of any Commitment of any Lender shall not constitute an increase in the Commitment of such Lender), (u) without the consent of each Letter of Credit Issuer, amend,

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modify or waive any provision of Section 2 or alter its rights or obligations with respect to Letters of Credit, (v) without the consent of CSFB, alter its rights or obligations with respect to Swingline Loans, (w) without the consent of the respective Agent, amend, modify or waive any provision of Section 12 as same applies to such Agent or any other provision as same relates to the rights or obligations of such Agent, (x) without the consent of the Collateral Agent, amend, modify or waive any provision relating to the rights or obligations of the Collateral Agent, (y) without the consent of the Supermajority Lenders of a relevant Tranche, reduce the amount of or extend the date of, any Scheduled Repayment (except that, if additional Loans are made pursuant to a given Tranche, the Scheduled Repayments of such Tranche may be increased on a proportionate basis without the consent otherwise required by this clause (y)), or (z) amend the definition of Supermajority Lenders (it being understood that, with the consent of the Required Lenders, additional extensions of credit pursuant to this Agreement may be included in the determination of the Supermajority Lenders on substantially the same basis as the extensions of Loans and Commitments are included on the Effective Date).

          (b) If, in connection with any proposed change, waiver, discharge or termination of or to any of the provisions of this Agreement as contemplated by clauses (i) through (vi), inclusive, of the first proviso to Section 13.12(a), the consent of the Required Lenders is obtained but the consent of one or more of such other Lenders whose consent is required is not obtained, then the Borrower shall have the right, on and after the Term Loan Commitment Termination Date, so long as all non-consenting Lenders whose individual consent is required are treated as described in either clause (A) or (B) below, to either (A) replace each such non-consenting Lender or Lenders (or, at the option of the Borrower if the respective Lender's consent is required with respect to less than all Tranches (or related Commitments), to replace only the respective Tranche of Commitments and/or related Obligations of the respective non-consenting Lender which gave rise to the need to obtain such Lender's individual consent) with one or more Replacement Lenders pursuant to Section
1.13 so long as at the time of such replacement, each such Replacement Lender consents to the proposed change, waiver, discharge or termination or (B) terminate such non-consenting Lender's Revolving Loan Commitment (if such Lender's consent is required as a result of its Revolving Loan Commitment), PF Letter of Credit Commitment (if such Lender's consent is required as a result of its PF Letter of Credit Commitment) and/or repay each Tranche of outstanding Loans of such Lender which gave rise to the need to obtain such Lender's consent and/or cash collateralize its applicable Percentage of the Letter of Credit Outstandings, in accordance with Sections 3.02(b) and/or 4.01(vi), provided that, unless the Commitments which are terminated and Loans which are repaid pursuant to preceding clause (B) are immediately replaced in full at such time through the addition of new Lenders or the increase of the Commitments and/or outstanding Loans of existing Lenders (who in each case must specifically consent thereto), then in the case of any action pursuant to preceding clause
(B), the Required Lenders (determined after giving effect to the proposed action) shall specifically consent thereto, provided further, that the Borrower shall not have the right to replace a Lender, terminate its Commitment or repay its Loans solely as a result of the exercise of such Lender's rights (and the withholding of any required consent by such Lender) pursuant to the second proviso to Section 13.12(a).

          13.13 Survival. All indemnities set forth herein including, without limitation, in Sections 1.10, 1.11, 2.05, 4.04, 12.07 and 13.01, shall, subject to the provisions of Section 13.18

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(to the extent applicable), survive the execution and delivery of this Agreement and the making and repayment of the Loans.

          13.14 Domicile of Loans and Commitments. Each Lender may transfer and carry its Loans and/or Commitments at, to or for the account of any branch office, subsidiary or affiliate of such Lender; provided, that the Borrower shall not be responsible for costs arising under Section 1.10, 1.11, 2.05 or
4.04 resulting from any such transfer (other than a transfer pursuant to Section 1.12) to the extent such costs would not otherwise be applicable to such Lender in the absence of such transfer.

          13.15 Confidentiality. (a) Each of the Lenders agrees that it will use its reasonable efforts not to disclose without the prior consent of Holdings (other than to its directors, trustees, employees, officers, auditors, counsel or other professional advisors, to affiliates or to another Lender if the Lender or such Lender's holding or parent company in its sole discretion determines that any such party should have access to such information, provided that such persons shall be subject to the provisions of this Section 13.15 to the same extent as such Lender) any information with respect to Holdings or any of its Subsidiaries which is furnished by Holdings or any of its Subsidiaries pursuant to this Agreement; provided, that any Lender may disclose any such information
(a) which is publicly known at the time of the disclosure or which has become generally available to the public, (b) as may be required or appropriate (x) in any report, statement or testimony submitted to any municipal, state or Federal regulatory body having or claiming to have jurisdiction over such Lender or to the Federal Reserve Board or the Federal Deposit Insurance Corporation or similar organizations (whether in the United States or elsewhere) or their successors or (y) in connection with any request or requirement of any such regulatory body (including any securities exchange or self-regulatory organization), (c) as may be required or appropriate in response to any summons or subpoena or in connection with any litigation or other legal process, (d) to comply with any law, order, regulation or ruling applicable to such Lender, and
(e) to any prospective transferee in connection with any contemplated transfer of any of the Notes or any interest therein by such Lender; provided, that such prospective transferee agrees to be bound by this Section 13.15 to the same extent as such Lender.

          (b) Each Credit Agreement Party hereby acknowledges and agrees that each Lender may share with any of its affiliates any information related to such Credit Agreement Party or any of its Subsidiaries (including, without limitation, any nonpublic customer information regarding the creditworthiness of such Credit Agreement Party and its Subsidiaries), provided that such Persons shall be subject to the provisions of this Section 13.15 to the same extent as such Lender.

          (c) Each Credit Party hereby represents and acknowledges that, to the best of its knowledge, neither any Agent nor any Lender, nor any employees or agents of, or other persons affiliated with, any Agent or any Lender, have directly or indirectly made or provided any statement (oral or written) to such Credit Party or to any of its employees or agents, or other persons affiliated with or related to such Credit Party (or, so far as such Credit Party is aware, to any other person), as to the potential tax consequences of the Transaction.

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          (d)   Neither the Agents nor the Lenders provide accounting, tax or legal advice. Notwithstanding any express or implied claims of exclusivity or proprietary rights, each Credit Party, each Agent and each Lender hereby agree and acknowledge that each Credit Party, each Agent and each Lender (and each of their employees, representatives or other agents) are authorized to disclose to any and all persons, beginning immediately upon commencement of their discussions and without limitation of any kind, the tax treatment and tax structure of the Transaction, and all materials of any kind (including opinions or other tax analyses) that are provided to any Credit Party, any Agent or any Lender relating to such tax treatment and tax structure. In this regard, each Credit Party, each Agent and each Lender acknowledge and agree that the disclosure of the tax treatment and tax structure of the Transaction is not limited in any way by an express or implied understanding or agreement, oral or written (whether or not such understanding or agreement is legally binding). For purposes of this authorization, "tax" means United States Federal income tax, "tax treatment" means the purported or claimed Federal income tax treatment of the transaction, and "tax structure" means any fact that may be relevant to understanding the purported or claimed Federal income tax treatment of the transaction. This paragraph is intended to reflect the understanding of each Credit Party, each Agent and each Lender that the Transaction is not a "confidential transaction" as that phrase is used in Treasury Regulation Section 1.6011-4(b)(3)(i), and shall be interpreted in a manner consistent therewith. Nothing herein is intended to imply that any of each Credit Party, each Agent and each Lender made or provided a statement, oral or written, to, or for the benefit of, any of each other as to any potential tax consequences that are related to, or may result from, the Transaction.

          13.16 Waiver of Jury Trial. EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE OTHER CREDIT DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

          13.17 Register. The Borrower hereby designates the Administrative Agent to serve as the Borrower's agent, solely for purposes of this Section 13.17, to maintain a register (the "Register") on which it will record the Commitments from time to time of each of the Lenders, the Loans made by each of the Lenders and each repayment in respect of the principal amount of the Loans of each Lender. Failure to make any such recordation, or any error in such recordation shall not affect the Borrower's obligations in respect of such Loans. With respect to any Lender, the transfer of any Commitment of such Lender and the rights to the principal of, and interest on, any Loan shall not be effective until such transfer is recorded on the Register maintained by the Administrative Agent with respect to ownership of such Commitment and Loans and prior to such recordation all amounts owing to the transferor with respect to such Commitment and Loans shall remain owing to the transferor. Subject to the provisions of Section 1.13, the registration of assignment or transfer of all or part of any Commitment and Loans shall be recorded by the Administrative Agent on the Register only upon the acceptance by the Administrative Agent of a properly executed and delivered Assignment and Assumption Agreement pursuant to
Section 13.04(b). Coincident with the delivery of such an Assignment and Assumption Agreement to the Administrative Agent for acceptance and registration of assignment or transfer of all or part of a Commitment and/or Loan, or as soon thereafter as practicable, the assigning or transferor Lender shall surrender the Note evidencing such Commitment and/or Loan, and thereupon one or more new Notes in the same aggregate principal

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

amount shall be issued to the assigning or transferor Lender and/or the new Lender. The Borrower agrees to indemnify the Administrative Agent from and against any and all losses, claims, damages and liabilities of whatsoever nature which may be imposed on, asserted against or incurred by the Administrative Agent in performing its duties under this Section 13.17.

          13.18 Limitation on Additional Amounts, etc. Notwithstanding anything to the contrary contained in Section 1.10, 1.11, 2.05 or 4.04 of this Agreement, unless a Lender gives notice to the Borrower that it is obligated to pay an amount under such Section within six months after the later of (x) the date the Lender incurs the respective increased costs, Taxes, loss, expense or liability, reduction in amounts received or receivable or reduction in return on capital or
(y) the date such Lender has actual knowledge of its incurrence of the respective increased costs, Taxes, loss, expense or liability, reductions in amounts received or receivable or reduction in return on capital, then such Lender shall only be entitled to be compensated for such amount by the Borrower pursuant to said Section 1.10, 1.11, 2.05 or 4.04, as the case may be, to the extent of the costs, Taxes, loss, expense or liability, reduction in amounts received or receivable or reduction in return on capital that are incurred or suffered on or after the date which occurs six months prior to such Lender giving notice to the Borrower that it is obligated to pay the respective amounts pursuant to said Section 1.10, 1.11, 2.05 or 4.04, as the case may be. This
Section 13.18 shall have no applicability to any Section of this Agreement other than said Sections 1.10, 1.11, 2.05 and 4.04.

          13.19 Post-Closing Actions. Notwithstanding anything to the contrary contained in this Agreement or the other Credit Documents, the parties hereto acknowledge and agree that:

          (a) Security Document Filings. Form UCC-1 and PPSA Form 1-C financing statements (or other appropriate local equivalent) delivered by the Borrower to the Collateral Agent on the Initial Borrowing Date shall be filed in the appropriate governmental office within 5 days following the Initial Borrowing Date.

          (b) UCC-3 Termination Statements. Within 7 days following the Initial Borrowing Date (or such later date as shall have been determined by the Administrative Agent in its sole discretion), the Administrative Agent shall have received Form UCC-3 termination statements and Form PPSA 2-C financing change statements and applications for registration in respect of the Liens listed on Part B of Schedule IX hereto and same shall be filed in the appropriate governmental office.

          (c) Real Estate. On or prior to the Redemption Date, all conditions set forth in Section 5.10(e), together with the appropriate local counsel opinions in respect of such items set forth in Section 5.10(e), shall be completed.

          (d) Foreign Security Documents. Holdings and its Subsidiaries shall be required to take the actions specified in Part B of Schedule XV as promptly as practicable, and in any event within the time periods set forth in Part B of said Schedule XV. The provisions of Part B of said Schedule XIV shall be deemed incorporated by reference herein as fully as if set forth herein in its entirety.

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

          (e) Lien Searches with respect to Tractor Trailers. Within 30 days following the Initial Borrowing Date, Holdings and its Subsidiaries shall have delivered to the Administrative Agent certified copies of lien searches with respect to the Tractor Trailers owned by Holdings and its Subsidiaries from the Illinois Department of Motor Vehicles confirming the absence of any Liens over such Tractor Trailers.

          All provisions of this Credit Agreement and the other Credit Documents (including, without limitation, all conditions precedent, representations, warranties, covenants, events of default and other agreements herein and therein) shall be deemed modified to the extent necessary to effect the foregoing (and to permit the taking of the actions described above within the time periods, required above, rather than as otherwise provided in the Credit Documents); provided, that (x) to the extent any representation and warranty would not be true because the foregoing actions were not taken on the Initial Borrowing Date, the respective representation and warranty shall be required to be true and correct in all material respects at the time the respective action is taken (or was required to be taken) in accordance with the foregoing provisions of this Section 13.19, (y) all representations and warranties relating to the Collateral Documents shall be required to be true immediately after the actions required to be taken by Section 13.19 have been taken (or were required to be taken) and (z) the Administrative Agent, in its sole and absolute discretion may extend any of the time periods set forth in this Section 13.19, but in no event shall any time period be extended beyond the 90th day following the Initial Borrowing Date. The acceptance of the benefits of the Loans shall constitute a representation, warranty and covenant by each Credit Agreement Party to each of the Lenders that the actions required pursuant to this Section
13.19 will be, or have been, taken within the relevant time periods referred to in this Section 13.19 and that, at such time, all representations and warranties contained in this Credit Agreement and the other Credit Documents shall then be true and correct without any modification pursuant to this Section 13.19. The parties hereto acknowledge and agree that the failure to take any of the actions required above, within the relevant time periods required above, shall give rise to an immediate Event of Default pursuant to this Agreement.

          SECTION 14. Holdings Guaranty.

          14.01 Holdings Guaranty. In order to induce the Lenders to enter into this Agreement and to extend credit hereunder and in recognition of the direct benefits to be received by Holdings from the proceeds of the Loans and the issuance of the Letters of Credit, Holdings hereby agrees with the Lenders as follows: Holdings hereby unconditionally and irrevocably guarantees, as primary obligor and not merely as surety the full and prompt payment when due, whether upon maturity, acceleration or otherwise, of any and all of the Guaranteed Obligations to the Guaranteed Creditors. If any or all of the Guaranteed Obligations to the Guaranteed Creditors becomes due and payable hereunder, Holdings unconditionally promises to pay such indebtedness to the Guaranteed Creditors, or order, on demand, together with any and all expenses which may be incurred by the Guaranteed Creditors in collecting any of the Guaranteed Obligations. This Holdings Guaranty is a continuing one and all liabilities to which it applies or may apply under the terms hereof shall be conclusively presumed to have been created in reliance hereon. If claim is ever made upon any Guaranteed Creditor for repayment or recovery of any amount or amounts received in payment or on account of any of the Guaranteed Obligations and any of the aforesaid payees repays all or part of said amount by reason of (i) any

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judgment, decree or order of any court or administrative body having jurisdiction over such payee or any of its property or (ii) any settlement or compromise of any such claim effected by such payee with any such claimant (including the Borrower), then and in such event Holdings agrees that any such judgment, decree, order, settlement or compromise shall be binding upon Holdings, notwithstanding any revocation of this Holdings Guaranty or any other instrument evidencing any liability of the Borrower, and Holdings shall be and remain liable to the aforesaid payees hereunder for the amount so repaid or recovered to the same extent as if such amount had never originally been received by any such payee.

          14.02 Bankruptcy. Additionally, Holdings unconditionally and irrevocably guarantees the payment of any and all of the Guaranteed Obligations to the Guaranteed Creditors whether or not due or payable by the Borrower upon the occurrence of any of the events specified in Section 10.05, and unconditionally promises to pay such indebtedness to the Guaranteed Creditors, or order, on demand.

          14.03 Nature of Liability. The liability of Holdings hereunder is exclusive and independent of any security for or other guaranty of the Guaranteed Obligations whether executed by Holdings, any other guarantor or by any other party, and the liability of Holdings hereunder is not affected or impaired by (a) any direction as to application of payment by the Borrower or by any other party, or (b) any other continuing or other guaranty, undertaking or maximum liability of a guarantor or of any other party as to the Guaranteed Obligations, or (c) any payment on or in reduction of any such other guaranty or undertaking, or (d) any dissolution, termination or increase, decrease or change in personnel by the Borrower, or (e) any payment made to the Guaranteed Creditors on the Guaranteed Obligations which any such Guaranteed Creditor repays to the Borrower pursuant to court order in any bankruptcy, reorganization, arrangement, moratorium or other debtor relief proceeding, and Holdings waives any right to the deferral or modification of its obligations hereunder by reason of any such proceeding.

          14.04 Independent Obligation. No invalidity, irregularity or unenforceability of all or any part of the Guaranteed Obligations or of any security therefor shall affect, impair or be a defense to this Holdings Guaranty, and this Holdings Guaranty shall be primary, absolute and unconditional notwithstanding the occurrence of any event or the existence of any other circumstances which might constitute a legal or equitable discharge of a surety or guarantor except payment in full of the Guaranteed Obligations. The obligations of Holdings hereunder are independent of the obligations of the Borrower, any other guarantor or any other Person, and a separate action or actions may be brought and prosecuted against Holdings whether or not action is brought against the Borrower, any other guarantor or any other Person and whether or not the Borrower, any other guarantor or any other Person be joined in any such action or actions. Holdings waives, to the full extent permitted by law, the benefit of any statute of limitations affecting its liability hereunder or the enforcement thereof. Any payment by the Borrower or other circumstance which operates to toll any statute of limitations as to the Borrower shall operate to toll the statute of limitations as to Holdings.

          14.05 Authorization. Holdings authorizes the Guaranteed Creditors without notice or demand (except as shall be required by applicable statute and cannot be waived), and without affecting or impairing its liability hereunder, from time to time to:

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

          (a) change the manner, place or terms of payment of, and/or change or extend the time of payment of, renew, increase, accelerate or alter, any of the Guaranteed Obligations (including any increase or decrease in the rate of interest thereon), any security therefor, or any liability incurred directly or indirectly in respect thereof, and this Holdings Guaranty made shall apply to the Guaranteed Obligations as so changed, extended, renewed or altered;

          (b) take and hold security for the payment of the Guaranteed Obligations and sell, exchange, release, surrender, realize upon or otherwise deal with in any manner and in any order any property by whomsoever at any time pledged or mortgaged to secure, or howsoever securing, the Guaranteed Obligations or any liabilities (including any of those hereunder) incurred directly or indirectly in respect thereof or hereof, and/or any offset thereagainst;

          (c) exercise or refrain from exercising any rights against the Borrower or others, or otherwise act or refrain from acting;

          (d) release or substitute any one or more endorsers, guarantors, the Borrower or other obligors;

          (e) settle or compromise any of the Guaranteed Obligations, any security therefor or any liability (including any of those hereunder) incurred directly or indirectly in respect thereof or hereof, and may subordinate the payment of all or any part thereof to the payment of any liability (whether due or not) of the Borrower to its creditors other than the Guaranteed Creditors;

          (f) apply any sums by whomsoever paid or howsoever realized to any liability or liabilities of the Borrower to the Guaranteed Creditors regardless of what liability or liabilities of the Borrower remain unpaid;

          (g) consent to or waive any breach of, or any act, omission or default under, this Agreement, any other Credit Document or any of the instruments or agreements referred to herein or therein, or otherwise amend, modify or supplement this Agreement, any other Credit Document or any of such other instruments or agreements; and/or

          (h) take any other action which would, under otherwise applicable principles of common law, give rise to a legal or equitable discharge of Holdings from its liabilities under this Holdings Guaranty.

          14.06 Reliance. It is not necessary for the Guaranteed Creditors to inquire into the capacity or powers of the Borrower or the officers, directors, partners or agents acting or purporting to act on its or their behalf, and any Guaranteed Obligations made or created in reliance upon the professed exercise of such powers shall be guaranteed hereunder.

          14.07 Subordination. Any of the indebtedness of the Borrower now or hereafter owing to Holdings is hereby subordinated to the Guaranteed Obligations of the Borrower owing to the Guaranteed Creditors; and if the Administrative Agent so requests at a time when an Event of Default exists, all such indebtedness of the Borrower to Holdings shall be collected, enforced and received by Holdings for the benefit of the Guaranteed Creditors and be paid over to the Administrative Agent on behalf of the Guaranteed Creditors on account of the Guaranteed Obligations of the Borrower to the Guaranteed Creditors, but without affecting or impairing in any manner the liability of Holdings under the other provisions of this Holdings Guaranty. Prior to the transfer by Holdings of any note or negotiable instrument evidencing any of the indebtedness of the Borrower to Holdings, Holdings shall mark such note or negotiable instrument with a legend that the same is subject to this subordination. Without limiting the generality of the foregoing, Holdings hereby agrees with the Guaranteed Creditors that it will not exercise any right of subrogation which it may at any time otherwise have as a result of this Holdings Guaranty (whether contractual, under Section 509 of the Bankruptcy Code or otherwise) until all Guaranteed Obligations have been irrevocably paid in full in cash.

          14.08 Waiver. (a) Holdings waives any right (except as shall be required by applicable statute and cannot be waived) to require any Guaranteed Creditor to (i) proceed against the Borrower, any other guarantor or any other party, (ii) proceed against or exhaust any security held from the Borrower, any other guarantor or any other party or (iii) pursue any other remedy in any Guaranteed Creditor's power whatsoever. Holdings waives any defense based on or arising out of any defense of the Borrower any other guarantor or any other party, other than payment in full of the Guaranteed Obligations, based on or arising out of the disability of the Borrower, any other guarantor or any other party, or the unenforceability of the Guaranteed Obligations or any part thereof from any cause, or the cessation from any cause of the liability of the Borrower other than payment in full of the Guaranteed Obligations. The Guaranteed Creditors may, at their election, foreclose on any security held by the Administrative Agent, the Collateral Agent or any other Guaranteed Creditor by one or more judicial or nonjudicial sales, whether or not every aspect of any such sale is commercially reasonable (to the extent such sale is permitted by applicable law), or exercise any other right or remedy the Guaranteed Creditors may have against the Borrower or any other party, or any security, without affecting or impairing in any way the liability of Holdings hereunder except to the extent the Guaranteed Obligations have been paid. Holdings waives any defense arising out of any such election by the Guaranteed Creditors, even though such election operates to impair or extinguish any right of reimbursement or subrogation or other right or remedy of Holdings against the Borrower or any other party or any security.

          (b) Holdings waives all presentments, demands for performance, protests and notices, including, without limitation, notices of nonperformance, notices of protest, notices of dishonor, notices of acceptance of this Holdings Guaranty, and notices of the existence, creation or incurring of new or additional Guaranteed Obligations. Holdings assumes all responsibility for being and keeping itself informed of the Borrower's financial condition and assets, and of all other circumstances bearing upon the risk of nonpayment of the Guaranteed Obligations and the nature, scope and extent of the risks which Holdings assumes and incurs hereunder, and agrees that the Guaranteed Creditors shall have no duty to advise Holdings of information known to them regarding such circumstances or risks.

          (c) Until such time as the Guaranteed Obligations have been paid in full in cash or Cash Equivalents, Holdings hereby waives all rights of subrogation which it may at any time otherwise have as a result of this Holdings Guaranty (whether contractual, under Section 509 of the Bankruptcy Code, or otherwise) to the claims of the Guaranteed Creditors against the

Borrower or any other guarantor of the Guaranteed Obligations and all contractual, statutory or common law rights of reimbursement, contribution or indemnity from the Borrower or any other guarantor which it may at any time otherwise have as a result of this Holdings Guaranty.

          (d) Holdings warrants and agrees that each of the waivers set forth above is made with full knowledge of its significance and consequences and that if any of such waivers are determined to be contrary to any applicable law of public policy, such waivers shall be effective only to the maximum extent permitted by law.

          14.09 Payment. All payments made by Holdings pursuant to this Section 14 shall be made in Dollars. All payments made by Holdings pursuant to this
Section 14 will be made without setoff, counterclaim or other defense.

          IN WITNESS WHEREOF, the parties hereto have caused their duly authorized officers to execute and deliver this Agreement as of the date first above written.

                                        QUALITY DISTRIBUTION, INC.,


                                        By:
                                           -------------------------------------
                                           Name:
                                           Title:


                                        QUALITY DISTRIBUTION LLC,


                                        By:
                                           -------------------------------------
                                           Name:
                                           Title:


                                        CREDIT SUISSE FIRST BOSTON, ACTING
                                          THROUGH ITS CAYMAN ISLANDS BRANCH,
                                          Individually and as Administrative
                                          Agent


                                        By:
                                           -------------------------------------
                                           Name:
                                           Title:


                                        By:
                                           -------------------------------------
                                           Name:
                                           Title:


                                        DEUTSCHE BANK SECURITIES INC.,
                                          as Co-Syndication Agent


                                        By:
                                           -------------------------------------
                                           Name:
                                           Title:


                                        By:
                                           -------------------------------------
                                           Name:
                                           Title:

                                        BEAR STEARNS CORPORATE LENDING INC.,
                                          Individually and as Co-Syndication
                                          Agent


                                        By:
                                           -------------------------------------
                                           Name:
                                           Title:


                                        JPMORGAN CHASE BANK,
                                          Individually and as Documentation
                                          Agent


                                        By:
                                           -------------------------------------
                                           Name:
                                           Title:


                                        DEUTSCHE BANK TRUST COMPANY AMERICAS,


                                        By:
                                           -------------------------------------
                                           Name:
                                           Title: